As filed with the Securities and Exchange Commission on July 15, 2013

Registration No. 333-189338

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE WHITEWAVE FOODS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	2026	46-0631061
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12002 Airport Way

Broomfield, CO 80021

(303) 635-4000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Gregg L. Engles Chief Executive Officer The WhiteWave Foods Company 12002 Airport Way

Broomfield, CO 80021

(303) 635-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Erika L. Robinson Justin L. Ochs Wilmer Cutler Pickering Hale and Dorr LLP 1875 Pennsylvania Avenue NW Washington, DC 20006 (202) 663-6000	William V. Fogg Johnny G. Skumpija Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1131

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 15, 2013

PRELIMINARY PROSPECTUS

29,913,044 Shares

THE WHITEWAVE FOODS COMPANY

Class A Common Stock

This is a public offering of shares of Class A common stock of The WhiteWave Foods Company. Our Class A common stock is listed on the New York Stock Exchange under the symbol “WWAV.” On July 12, 2013, the last reported sales price of our Class A common stock was $17.51.

In connection with this offering, it is expected that Dean Foods Company, which currently holds 34,400,000 shares of Class A common stock, will exchange 29,913,044 of those shares of Class A common stock for indebtedness of Dean Foods held by certain of the underwriters or affiliates of certain of the underwriters, which we refer to, collectively, in such role, as the “debt-for-equity exchange parties.” We expect that the debt-for-equity exchange parties will be J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are two of the underwriters in this offering. The debt-for-equity exchange parties will then sell those shares of Class A common stock pursuant to this offering. As a result, the debt-for-equity exchange parties, and not WhiteWave or Dean Foods, will receive the net proceeds from the sale of the shares in this offering.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 22 of this prospectus.

	Price to Public	Underwriting Discount	Proceeds to Debt-For-Equity Exchange Parties
Per Share	$	$	$
Total(1)	$	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting (Conflicts of Interest).”

The debt-for-equity exchange parties have granted the underwriters an option to purchase from the debt-for-equity exchange parties up to 4,486,956 additional shares of Class A common stock, at the public offering price less the underwriting discount, for 30 days after the date of this prospectus. The debt-for-equity exchange parties, and not WhiteWave or Dean Foods, will receive the net proceeds from any shares of Class A common stock sold pursuant to this option to purchase additional shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about             , 2013 through the book-entry facilities of The Depository Trust Company.

J.P. Morgan	BofA Merrill Lynch

Credit Suisse	SunTrust Robinson Humphrey	Wells Fargo Securities

Credit Agricole CIB	Rabo Securities

The date of this prospectus is             , 2013.

We, Dean Foods, the underwriters, and the debt-for-equity exchange parties have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We, Dean Foods, the underwriters, and the debt-for-equity exchange parties take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A common stock.

The debt-for-equity exchange parties are offering to sell shares of Class A common stock, and seeking offers to buy shares of Class A common stock, only in jurisdictions where offers and sales are permitted. Neither we, Dean Foods, the debt-for-equity exchange parties, nor any of the underwriters have taken any action to permit a public offering of the Class A common stock or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions relating to this offering and the distribution of this prospectus applicable to that jurisdiction.

Industry and Market Data

Unless otherwise indicated, statements in this prospectus concerning our industry and the categories in which we operate, including our general expectations and competitive position, business opportunity, and category size, growth, and share, are based on information from independent industry organizations and other third-party sources (including industry publications, surveys, and forecasts), data from our internal research, and management estimates. Management estimates are derived from the information and data referred to above, and are based on assumptions and calculations made by us based upon our interpretation of such information and data, and our knowledge of our industry and the categories in which we operate, which we believe to be reasonable. We have not independently verified any third-party information, and our internal data have not been verified by any independent source. Furthermore, the information and data referred to above are imprecise. Projections, assumptions, expectations, and estimates regarding our industry and the categories in which we operate and our future performance are also necessarily subject to risk.

Statements in this prospectus regarding our competitive position and category size, growth, and share in the United States are based on data that do not account for certain retailers with whom we do business, as information from such retailers was not historically available. However, we believe these data are reasonable approximations, and we have no reason to believe that the inclusion of additional retailers in the data collection process would materially change the conclusions we have drawn from these data. In addition, statements in this prospectus regarding the characteristics and preferences of our consumers are based on independent surveys of consumers of our products that we have not commissioned or independently verified. A broader sampling of our consumers, different survey methodologies, and collection of data at a different time of year, among other variables, could lead to different results; however, we know of no better methodology for estimation, nor do we have any reason to believe that our consideration of additional or different survey data would materially change the conclusions we have drawn from these surveys. Statements in this prospectus regarding the rank of the product launches of Silk PureAlmond almondmilk and International Delight CoffeeHouse Inspirations are based on data that does not account for certain major retailers with whom we do business, as information from such retailers for such data regarding the rank of product launches was not historically available. However, we believe these data are reasonable approximations, and we have no reason to believe that the inclusion of additional retailers in the data collection process would materially change the conclusions we have drawn from these data. Finally, statements in this prospectus regarding the household penetration of our products and categories are based on information from a survey that we commissioned SymphonyIRI Group, Inc. (“IRI”) to perform regarding the presence of our products and competitor products in our categories in U.S. households within the prior 52-week period. Although not a direct measure of household penetration, these data are generally regarded within our industry as the best available approximation of household penetration. We have no reason to believe that any other measure of household penetration would materially change our conclusions regarding the U.S. household penetration of our products and categories.

Statements in this prospectus regarding our competitive position and category size, growth, and share in Europe refer to our competitive position and category size, growth, and share only in the nine countries in Europe in which we are primarily focused: Belgium, France, Germany, Italy, the Netherlands, Portugal, Spain, Sweden, and the United Kingdom. For purposes of this prospectus, our “core geographies” refers to Belgium, Germany, the Netherlands, and the United Kingdom.

Silk, International Delight, Horizon Organic, Alpro, and our other registered or common law trademarks, service marks, or trade names appearing in this prospectus, are the property of The WhiteWave Foods Company. Other trademarks, service marks, or trade names appearing in this prospectus, including the LAND O LAKES, Almond Joy, Cold Stone, Cinnabon, Hershey’s, TruMoo and YORK trade names which we license, are the property of their respective owners.

Prospectus Summary

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, especially the “Risk Factors” section and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

As used in this prospectus, the terms “WhiteWave,” the “Company,” “we,” “us,” and “our” may, depending on the context, refer to The WhiteWave Foods Company, to one or more of its consolidated subsidiaries, including WWF Operating Company, or to The WhiteWave Foods Company and all of its subsidiaries taken as a whole. References to “WWF Operating Company” refer to WWF Operating Company, which, prior to our initial public offering, was a wholly-owned subsidiary of Dean Foods and is now a wholly-owned subsidiary of The WhiteWave Foods Company. At the time of the contribution (as described below), WWF Operating Company held substantially all of the historical assets and liabilities related to the business that The WhiteWave Foods Company acquired pursuant to the contribution. References to “Dean Foods” refer to Dean Foods Company, the selling stockholder for purposes of U.S. federal securities laws.

For purposes of this prospectus, our “core brands” refers to Silk, International Delight, LAND O LAKES, Horizon Organic, and Alpro. “Plant-based foods and beverages” refers to plant-based items that have a dairy equivalent in the consumer packaged food and beverage industry, and consists of milks, creams, desserts, and yogurts. “Coffee creamers and beverages” refers to non-dairy creamers, dairy creamers and half & half, and ready-to-drink iced coffee beverages. “Premium dairy” refers to organic and other value-added dairy products. “Organic products” refers to milk, cheese, yogurt, sour cream, and butter. “Other value-added dairy products” refers to lactose-free milk, acidophilus milk, milk with added Omega-3, grass-fed milk, fine-filtered milk and flavored milk.

Our Company

We are a leading consumer packaged food and beverage company focused on high-growth product categories that are aligned with emerging consumer trends. We manufacture, market, distribute, and sell branded plant-based foods and beverages, coffee creamers and beverages, and premium dairy products throughout North America and Europe. We are pioneers in these product categories, with Silk, International Delight, and Horizon Organic having #1 or #2 brand positions based on retail sales in the United States, and Alpro having a #1 brand position based on retail sales in Europe. Our widely-recognized, leading brands distributed in North America include Silk plant-based foods and beverages, International Delight and LAND O LAKES coffee creamers and beverages, and Horizon Organic premium dairy products, while our popular European brands of plant-based foods and beverages include Alpro and Provamel.

Our mission is to create a food and beverage company that combines the entrepreneurship, spirit, principles, and practices of small food companies with the professionalism, resources, and scale of large food companies. We aspire to change the way the world eats for the better by providing consumers with innovative, great-tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly produced products.

We have two reportable business segments: our North America segment, which offers products in the plant-based foods and beverages, coffee creamers and beverages, and premium dairy categories throughout North America, and our Europe segment, which offers plant-based foods and beverages throughout Europe.

Our Portfolio

We have experienced strong sales growth over the past several years. We generated total net sales of $2.3 billion in the year ended December 31, 2012, up from $1.2 billion in the year ended December 31, 2007, representing a compound annual growth rate (“CAGR”) of 13.9% from 2007 to 2012.

We sell our products across North America and Europe to a variety of customers, including grocery stores, mass merchandisers, club stores, convenience stores, and health food stores, as well as through various away-from-home channels, including restaurants and foodservice outlets. We believe our products meet a variety of consumer preferences and desires, and, as a result, our brands have historically performed well for retailers. We believe that our products receive premium shelf placement and have high adoption rates due to our product innovations, strong brand recognition, consumer loyalty, and ongoing collaboration with retailers. Our core commercial capabilities, including speed-to-market and an extensive supply chain network, enable us to achieve and sustain our leading positions and drive growth in our brand platforms. Going forward, we expect to drive further sales and category growth by strengthening our existing product categories, expanding our brands into logical, adjacent product categories, focusing on new product development, and capitalizing on emerging consumer trends.

Brand building and new product innovation are core to our growth strategy, and we believe they represent significant competitive advantages for us. We continually invest in marketing and promotional activities to build the strength of our brand equities. For example, we cultivated Silk and Alpro from niche soymilk brands into a broad range of plant-based food and beverage products. Our in-house research and development (“R&D”) group develops new, great-tasting products that are responsive to evolving consumer preferences. We have a highly successful track record of leveraging our capabilities to create and rapidly commercialize new products, and to build and develop categories and subcategories on a large scale. Examples of our highly successful product launches include Silk PureAlmond almondmilk, which we launched in 2010, and International Delight CoffeeHouse Inspirations, which we launched in 2009, and which ranked among the top 2% and 3%, respectively, of all consumer packaged food and beverage launches in the United States between 2007 and 2011 in terms of retail sales in each of their first twelve months. In 2012, we were the first company to commercialize almond drinks on a large scale in Europe, capitalizing on the emerging European consumer preference for variety in plant-based dairy alternatives.

We are committed to expanding our business while continuing to support our environment, communities, and employees. In our efforts to produce food responsibly, we set goals and design our sustainability initiatives to benefit the environment and the communities we serve. We believe our unique corporate culture and commitment to our employees fosters a highly engaged workforce focused on innovation and the development of new products that offer better choices for people and are better for our communities and the planet.

Throughout our history, we have successfully identified and acquired high-growth businesses in attractive categories, including International Delight in 1997, Silk in 2002, Horizon Organic in 2004, and Alpro in 2009. Since their respective acquisitions, each of these brands has experienced robust net sales growth, which has resulted in our leading positions across our entire portfolio. Given our scalable infrastructure, deep knowledge of key drivers in our business and product categories, track record of innovation, and core competency of successfully acquiring and integrating high-growth brands in attractive categories, we believe that our Company is well positioned for future global growth.

Industry Overview

We compete in categories that are part of larger food and beverage sectors and that provide us meaningful opportunities for continued growth. Our plant-based foods and beverages and premium dairy products are well positioned within the dairy and dairy alternatives sector, of which sales in the United States alone were estimated to be $48 billion in 2012, and the natural and organic sector, of which sales in the United States alone were estimated to be $46 billion in 2011. The growth of the natural and organic sector is outpacing the growth of the overall food and beverage industry and, within the dairy and dairy alternatives sector, our share continues to grow. In addition, our coffee creamers and beverages continue to benefit from the growth and overall size of the coffee and creamers sector, which was estimated to be a $12 billion sector in the United States alone in 2011.

The growth of our product categories is supported by evolving consumer preferences for products that:

•	are innovative and great-tasting;

•	have nutritional benefits and profiles not typically found in traditional offerings; and

•	are sourced and produced responsibly.

We believe that these trends will continue into the future.

We believe that our products are uniquely positioned in rapidly growing, on-trend categories that stand to benefit from anticipated sustainable and strong consumer demand:

•

Plant-based foods and beverages represented a $2.1 billion category in the United States and Europe in 2012, and experienced a CAGR of 10% from 2009 to 2012. Plant-based foods and beverages represented a $1.1 billion category in the United States in 2012, an increase of 18% from 2011, while in Europe plant-based foods and beverages represented a $1.0 billion category during 2012, an increase of 5% from 2011. We believe almond-based beverages was among the fastest growing subcategories in the U.S. consumer packaged food and beverage industry, with a CAGR of 126% from 2009 to 2012 and representing a $458 million subcategory in 2012. We believe that the plant-based foods and beverages category will continue to experience favorable growth supported by a rising consumer focus on nutritional benefits, such as digestive and heart health, as well as by the positioning of these products as low-fat, low-calorie, and cholesterol-free dairy alternatives. Plant-based foods and beverages also enjoy advantaged environmental impact profiles over dairy milk, particularly in greenhouse gas production and water use.

•	Coffee creamers and beverages represented a $3.9 billion category in the United States in 2012, and experienced a CAGR of 9% from 2009 to 2012. The subcategories in which we compete, flavored coffee creamers and ready-to-drink coffee beverages, each experienced a CAGR of 14% from 2009 to 2012. Demand for coffee creamers is driven by rising coffee consumption, increasing preference for flavored creamers with coffee, and the growth of at-home brewing as consumers seek to enjoy the “coffeehouse” taste at a lower cost.

•

Premium dairy, which includes organic and other value-added dairy products, represented a $2.4 billion category in the United States in 2012, and experienced a CAGR of 7% from 2009 to 2012. Organic milk represented $1.3 billion in sales in the United States in 2012 and experienced a CAGR of 10% from 2009 to 2012. This robust growth is largely driven by a rising consumer preference for nutritious and organic products.

Our Competitive Strengths

Participation in Highly Attractive Categories

We are a leader in three major product categories: plant-based foods and beverages, coffee creamers and beverages, and premium dairy. These high-growth, on-trend product categories are aligned with emerging consumer preferences for products that are nutritious, flavorful, convenient, and responsibly produced. As a result, we believe these product categories will continue to offer attractive growth opportunities relative to traditional food and beverage categories. We believe that increasing household penetration will be a significant growth driver across all of our product categories. For example, according to IRI, the U.S. penetration rates of refrigerated organic milk and refrigerated coffee creamers including half & half were approximately 10% and 54%, respectively, as of December 2012. Additionally, according to IRI, the U.S. penetration rate of refrigerated plant-based beverages was approximately 25% as of December 2012, and we believe that in many international geographies these products are not widely available to consumers today. We believe that our coffee creamer and beverage products are well positioned to continue benefitting from the growing consumption of coffee, which is currently the most popular beverage among U.S. consumers, according to a 2012 National Coffee Drinking Trends study. We also believe there is increasing consumer demand for natural and organic products, including organic milk. Furthermore, the premium dairy category remains underpenetrated, as organic milk represented only 8.2% of total U.S. retail milk sales in 2012.

Product Portfolio Aligned with Consumer Trends

Our product portfolio is designed to appeal to consumer preferences for nutritious, great-tasting, convenient, and responsibly produced products. Our plant-based food and beverage platform, which includes soy-, almond-, coconut-, hazelnut-, rice- and oat-based choices, features a variety of flavorful offerings with nutritional qualities that consumers desire. Our coffee creamers and beverages platform, which includes coffee creamers and iced coffee products under the International Delight and LAND O LAKES brand names, enables our consumers to enjoy a flavorful, convenient, and affordable “coffeehouse” taste. Finally, our premium dairy portfolio consists of organic milk, yogurt, cheese, and other premium dairy products that appeal to consumers seeking wholesome and nutritious choices for their families.

Large, Leading Brands with Significant Scale

We have built a portfolio of large, leading brands with significant retail scale that are well recognized by consumers, and that we believe are important to retailers. We have helped build and develop the categories in which we compete into large and growing categories whose aggregate retail sales were approximately $8 billion in 2012 in the United States and Europe. Within their respective categories or subcategories, each of our Silk, Horizon Organic, and Alpro brands hold #1 brand positions, with meaningfully higher shares than those of their nearest respective competitors. For example, Silk held a 57% share of the category for plant-based foods and beverages and Horizon Organic held a 43% share of the subcategory for organic fluid dairy milk in the United States in 2012, and

Alpro held a 38% share of the category for plant-based foods and beverages in Europe in 2012, each share being at least four times greater than that of its closest branded competitor during these time periods.

Through our new product innovation, brand extensions and expanded distribution, we have developed sizeable brands, with Silk, International Delight, and Horizon Organic each generating in excess of $500 million in total net sales in 2012. We expect to further capitalize on the strong consumer demand for our products and continue to grow our sales and brand share within our categories.

Culture of Innovation

We have established a track record of launching successful new products and effectively commercializing innovation across our brands in North America and Europe by building and leveraging highly experienced R&D teams. We have consistently made investments in new product development. Throughout our history, we have leveraged our strong brand equities and our innovation capabilities to pioneer new products and subcategories. For example, the organic milk, soymilk, and flavored non-dairy creamer subcategories were either created or largely developed by our Company. All have since grown into sizable, profitable subcategories in which we maintain strong leadership positions. Recent successful introductions have targeted consumer preferences for nutrition (Silk PureAlmond Light almondmilk, Alpro Almond Drink, Horizon Organic Milk with DHA Omega-3, and Silk Fruit & Protein), great taste (International Delight CoffeeHouse Inspirations, International Delight Iced Coffee, Silk Iced Latte, Silk PureAlmond Dark Chocolate almondmilk, Silk Fruity & Creamy non-dairy yogurt and Alpro Fruity & Creamy soy yogurt), and convenience (single-serve Horizon Organic Milk with DHA Omega-3, single-serve Silk PureAlmond almondmilk, and single-serve International Delight Iced Coffee).

Extensive Commercial and Supply Chain Network

Our strong innovation and commercial capabilities enable us to develop, rapidly commercialize, and efficiently distribute our products. Through our sales organization, we strive to cultivate strong, collaborative relationships with our retail customers that facilitate favorable product placement, which, combined with our marketing capabilities and brand strength, drives high product-turnover rates. Our strategic distribution network allows us to achieve broad channel reach, and our extensive production capabilities, including our extended shelf life (“ESL”) manufacturing network in the United States and Europe, position us for cost reduction opportunities. We believe the strategic investments we are making in our manufacturing footprint and our diverse network of suppliers will allow us to continue scaling our business into the future. Going forward, we also believe that we can leverage these core capabilities to continue to pioneer and lead in our categories.

Significant Global Growth Potential

Our leading brands, on-trend, innovative products, and sales, marketing, and supply chain capabilities position us to benefit from the growing global adoption of products in our major categories. In addition, throughout our history, we have demonstrated a consistent ability to successfully acquire and integrate businesses and their brands. Through these acquisitions we have capitalized on product and category growth trends and expanded our geographic scope. We believe that we can leverage these experiences to take advantage of future global growth opportunities.

Experienced Management Team with Acquisition Expertise

We are led by a proven and experienced management team. Our Chairman of the Board and Chief Executive Officer, Gregg Engles, has 25 years of management experience in the consumer packaged food and beverage industry. Mr. Engles conceived the idea of a branded dairy alternative business within the Dean Foods portfolio, and, under his direction, our Company was built through a series of successful acquisitions, including International Delight in 1997, Silk in 2002, Horizon Organic in 2004, and Alpro in 2009. Mr. Engles, Blaine McPeak, Kelly Haecker, and Thomas Zanetich, among others, were all either founding members of the management team that built

WhiteWave by acquiring and integrating its principal brands, or early employees who have led its subsequent growth. Bernard Deryckere has led Alpro for over a decade and driven its leadership in plant-based foods and beverages in Europe. Mr. Engles and the other members of our senior management team average almost two decades of industry experience at leading consumer packaged food and beverage companies. Our management team has played an integral role in our Company’s success by instilling a culture committed to innovation, responsibility, and growth. We believe that our strong leadership and experience acquiring and scaling high-growth businesses will enable our Company to continue to drive sustained growth and increased profitability.

Our Business Strategy

Our Company competes in product categories that we believe have attractive long-term growth prospects due to strong consumer interest, favorable category dynamics, and, in many cases, low household penetration. To achieve sustainable growth and profitability, our strategy encompasses the following:

Leverage the Equity in Our Core Brands

Our core brands are leaders in categories that are experiencing strong consumer momentum. We intend to continue to leverage the equity of our core brands by introducing innovative products and expanding our offerings under those established brands to raise consumer awareness of our products’ attributes which, in turn, will allow us to expand sales to a broader set of consumers and consumption occasions. We expect to expand the role of our brands even further with our retail customers, who recognize the accelerated growth that our brands bring to their businesses. We will leverage our strong track record of building categories and brands by continuing to develop and introduce innovative, on-trend products that further solidify our position as a category leader.

Drive Growth Through Innovation

Our Company has a history of driving growth through pioneering new subcategories, capitalizing on emerging trends, and introducing product extensions under our brands. Our recent new product launches have allowed us to continue to grow in our existing categories and subcategories and deliver innovative products under trusted brands. For instance, Silk Fruit & Protein beverages combine the established Silk soymilk tradition with the added taste of fruit. With International Delight Iced Coffee, we created a new subcategory of refrigerated iced coffee for at-home consumption. Our launches of Alpro Almond Drink and Alpro Hazelnut Drink are providing European consumers with access to an increased variety of great-tasting, nutritious plant-based beverages. We believe there are attractive opportunities to extend our trusted brands into select adjacent product categories and subcategories. We are committed to leveraging our advanced R&D and commercial capabilities to further develop and expand our categories and subcategories and deliver innovation that will drive increased consumption of our brands.

Continue to Identify Cost Reduction Opportunities to Reinvest in Brands and Operational Capabilities

We are committed to pursuing operational cost reduction programs in order to maintain our competitive position and support our growth strategy. Company-wide cost reduction programs improve operational efficiency through the elimination of excess costs. By realizing savings through these cost reduction programs, we can reinvest in our business to build our brands and improve our capabilities as we strive to drive growth and deliver superior service to our retail and foodservice customers. We view the pursuit of opportunities to improve the efficiency of our operations as an essential contributor to our success.

Selectively Pursue Expansion Opportunities in Attractive New Geographies

Our leading brands, on-trend, innovative products, and sales, marketing, and supply chain capabilities provide opportunities to expand our business globally by:

•	broadening the distribution of successful products across our existing geographies;

•	driving distribution of our brands and products into geographies adjacent to our existing geographies; and

•	introducing our brands and products in new, high-growth regions across the globe.

Throughout our history, we have demonstrated an ability to successfully enter and grow new categories, subcategories, and geographies through acquisitions. We believe that we can leverage these experiences to capitalize on future value-enhancing acquisitions and partnerships that complement our portfolio.

Separation from Dean Foods

Prior to the completion of our initial public offering on October 31, 2012, we were a wholly-owned subsidiary of Dean Foods, and we had one class of common stock outstanding. On October 15, 2012, we amended and restated our certificate of incorporation and by-laws, increased the total number of authorized shares of our capital stock, and created two classes of common stock, the Class A common stock and the Class B common stock, that have the same economic rights, including with respect to dividends and distributions. We refer to these transactions collectively as the “reclassification.” We refer to our Class A common stock and Class B common stock collectively as our “common stock.” Pursuant to our amended and restated certificate of incorporation, our Class A common stock was and is entitled to one vote per share, while our Class B common stock was then entitled to ten votes per share with respect to all matters submitted to a vote of our stockholders, subject, in the case of the Class B common stock, to reduction in accordance with the terms of our amended and restated certificate of incorporation. Effective upon the Distribution (as defined below), we reduced the number of votes per share of our Class B common stock with respect to all matters submitted to a vote of our stockholders, other than the election and removal of directors, to one vote per share. See “—The Distribution.”

In connection with our initial public offering, we and Dean Foods entered into a separation and distribution agreement that provides for, and contains the key terms of, the separation of our business from Dean Foods’ other businesses and the contribution by Dean Foods to us of the capital stock of WWF Operating Company, which, at the time of the contribution, held substantially all of the historical assets and liabilities related to our business. The contribution was effected following the determination of the initial public offering price, and the separation of our business from Dean Foods’ other businesses took effect prior to the completion of our initial public offering. The separation and distribution agreement also contains key provisions related to our initial public offering, the Distribution, the debt-for-equity exchange described in this prospectus, and any other potential dispositions of our common stock by Dean Foods, as described below. In addition, we and Dean Foods entered into a transition services agreement governing Dean Foods’ provision of various services to us, and our provision of various services to Dean Foods, on a transitional basis, and several ancillary agreements in connection with the contribution. In this prospectus, references to the “contribution” refer to Dean Foods’ contribution to us of the capital stock of WWF Operating Company in exchange for 150,000,000 shares of our Class B common stock, and the term “separation” refers to the separation of our business from Dean Foods’ other businesses, along with the effectiveness of various agreements between us and Dean Foods. See “Certain Relationships and Related Party Transactions.”

Upon completion of our initial public offering, we incurred approximately $885 million in new indebtedness under our senior secured credit facilities, contributed substantially all of the initial net proceeds of that borrowing to WWF Operating Company, and caused WWF Operating Company to use such proceeds to repay its obligations under intercompany notes owed to Dean Foods that were outstanding as of the completion of our initial public offering. We refer to these transactions as the “related financing transactions.” See “Description of Material Indebtedness.” We also contributed $282 million of the net proceeds from our initial public offering to WWF Operating Company and caused WWF Operating Company to use such proceeds to repay obligations under the intercompany notes owed to Dean Foods that were outstanding as of the completion of our initial public offering. The remaining net proceeds of approximately $86 million from our initial public offering were used to repay indebtedness under the revolving portion of our senior secured credit facilities.

As of June 30, 2013, we had outstanding borrowings of approximately $722 million under our $1.35 billion senior secured credit facilities, of which approximately $493 million consisted of term loan borrowings and approximately $229 million consisted of borrowings under the $850 million revolving portion of our senior secured credit facilities. In addition, we had additional borrowing capacity of approximately $620 million under our senior secured credit facilities, which amount will vary over time depending on our financial covenants and operating performance. For a description of this indebtedness, see “Description of Material Indebtedness.”

The Distribution

On May 23, 2013, Dean Foods distributed (the “Distribution”) to its stockholders an aggregate of 47,686,000 shares of our Class A common stock and 67,914,000 shares of our Class B common stock as a pro rata dividend on shares of Dean Foods common stock outstanding at the close of business on May 17, 2013, the record date for the Distribution. Effective upon the Distribution, and in accordance with the terms of our amended and restated certificate of incorporation, we reduced the number of votes per share of our Class B common stock with respect to all matters submitted to a vote of our stockholders, other than the election and removal of directors, to one vote per share.

Prior to the Distribution, Dean Foods converted 82,086,000 shares of our Class B common stock into 82,086,000 shares of our Class A common stock in accordance with the terms of our amended and restated certificate of incorporation, 47,686,000 of which were distributed to Dean Foods stockholders in the Distribution. As a result of the Distribution, Dean Foods owns 34,400,000 shares of our Class A Common stock and no shares of our Class B common stock. Dean Foods is required by the terms of the separation and distribution agreement to dispose of any remaining ownership interest in us within three years of the Distribution, or May 23, 2016. See “Certain Relationships and Related Party Transactions—Separation and Distribution Agreement.” However, Dean Foods has informed us that it intends to complete the disposition of its remaining ownership interest in us within 18 months of the completion of the Distribution, or November 23, 2014.

Dean Foods has received a private letter ruling from the Internal Revenue Service (the “IRS”) substantially to the effect that, among other things, the contribution, the Distribution, the debt-for-equity exchange described in this prospectus and any additional debt-for-equity exchange completed within 18 months of the completion of the Distribution will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355, 361 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Underwriting and Debt-for-Equity Exchange

In connection with this offering, it is expected that Dean Foods will exchange 29,913,044 shares of Class A common stock for indebtedness of Dean Foods held by the debt-for-equity exchange parties. We expect that the debt-for-equity exchange parties will be J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are two of the underwriters in this offering. The debt-for-equity exchange parties will then sell those shares of Class A common stock to the underwriters for cash. This debt-for-equity exchange will occur on the settlement date of this offering, immediately prior to the settlement of the debt-for-equity exchange parties’ sale of the shares to the underwriters. If the underwriters exercise their over-allotment option to purchase additional shares of Class A common stock from the debt-for-equity exchange parties, Dean Foods will exchange such additional shares of Class A common stock with the debt-for-equity exchange parties for additional Dean Foods indebtedness. The debt-for-equity exchange parties will then sell such shares of Class A common stock to the underwriters for cash. This debt-for-equity exchange will occur on the settlement date of such option exercise, immediately prior to the settlement of the debt-for-equity exchange parties’ sale of such shares to the underwriters. We refer to these exchanges together as the “debt-for-equity exchange.”

The indebtedness of Dean Foods that will be held by the debt-for-equity exchange parties and available for use in the debt-for-equity exchange will have an aggregate principal amount of $626.75 million. The amount of indebtedness of Dean Foods held by the debt-for-equity exchange parties is expected to be sufficient to acquire all of the shares of Class A common stock to be sold in this offering, inclusive of the shares of Class A common stock that may be sold pursuant to the underwriters’ over-allotment option. Upon completion of the debt-for-equity exchange, the Dean Foods indebtedness exchanged in such debt-for-equity exchange will be retired. Dean Foods has advised us that any indebtedness of Dean Foods incurred pursuant to the debt-for-equity exchange that remains outstanding after this offering will be repaid by Dean Foods in accordance with its terms. We do not guarantee, or have any other obligations in respect of, the Dean Foods indebtedness. See “Underwriting (Conflicts of Interest)—The Debt-for-Equity Exchange.”

Dean Foods has advised us that, following the completion of the debt-for-equity exchange, it intends to dispose of its remaining ownership interest in us, if any, through one or more Tax-Free Dispositions (as defined below). If pursued, any Tax-Free Disposition or any other disposition would, as is the case with respect to the debt-for-equity exchange, be subject to various conditions, including receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions, and, in the case of any Tax-Free Disposition, the continuing application of Dean Foods’ private letter ruling from the IRS, which provides that such Tax-Free Disposition would be tax-free to Dean Foods and, in the case of a distribution, its stockholders, and the continuing application of an opinion of counsel, together with the ruling, providing that the Distribution was tax-free to Dean Foods and its stockholders. The conditions to any Tax-Free Disposition or other disposition may not be satisfied, Dean Foods may decide not to consummate any Tax-Free Disposition or other disposition even if the conditions are satisfied, or Dean Foods may decide to waive one or more of these conditions and consummate any Tax-Free Disposition or other disposition even if all of the conditions are not satisfied. In this prospectus, references to a “Tax-Free Disposition” refer to any additional debt-for-equity exchange or a tax-free distribution of all or a portion of Dean Foods’ ownership interest in us to Dean Foods’ stockholders.

Upon completion of this offering, assuming that the underwriters do not exercise their over-allotment option, Dean Foods will own 4,486,956 shares of our Class A common stock and no shares of our Class B common stock, representing approximately 2.6% of the economic interest in our outstanding common stock, less than 1% of the voting power with respect to the election and removal of directors and approximately 2.6% of the voting power with respect to all other matters submitted to a vote of our stockholders. If the underwriters exercise their over-allotment option in full, upon completion of this offering, Dean Foods will not own any of our common stock.

Proposal to Convert Outstanding Class B Common Stock Into Class A Common Stock

Shares of our Class B common stock are listed on the New York Stock Exchange (“NYSE”) under the symbol “WWAV.B” and convert into shares of our Class A common stock on a one-for-one basis, subject to the approval of our Board of Directors and satisfaction of certain other conditions set forth in our amended and restated certificate of incorporation, upon the affirmative vote of the holders of our common stock. On June 10, 2013, we announced that our Board of Directors has established a record date of August 16, 2013 and a meeting date of September 24, 2013 for a special meeting of our stockholders to consider and vote upon a proposal to approve the conversion of all outstanding shares of our Class B common stock into shares of our Class A common stock. In accordance with our amended and restated certificate of incorporation, our Board of Directors has determined that the holders of our Class A common stock and the holders of our Class B common stock entitled to vote at the special meeting will vote on such proposal together, as a single class. The private letter ruling from the IRS discussed above indicates that such single-class vote will not affect the tax-free treatment of the Distribution or any debt-for-equity exchange. This proposal will be considered approved upon the affirmative vote of a majority of the votes cast by the holders of all of the shares of common stock present or represented at the meeting. Such conversion will be effective on the close of business on the date on which such proposal is approved by our stockholders. However, there can be no assurance that our stockholders will approve such proposal, particularly in light of the superior voting rights with respect to the election and removal of directors associated with our Class B common stock as described under “—Separation From Dean Foods.” In the absence of stockholder approval of such proposal, our Class B common stock will continue to have voting rights with respect to the election and removal of directors that are superior to those of our Class A common stock and, therefore, the holders of our Class B common stock will be able to exercise significant influence over the election and removal of directors. See “Risk Factors—The value of our Class A common stock may be adversely affected by the superior voting rights associated with our Class B common stock, and holders of our Class B common stock have the ability to significantly influence the election and removal of directors.” Under the voting proxy that Dean Foods has granted to us, any shares of Class A common stock retained by Dean Foods as of the record date for the special meeting will be voted in proportion to the votes cast by the other holders of our Class A common stock and Class B common stock, taken as a whole. See “Certain Relationships and Related Party Transactions—Separation and Distribution Agreement.”

Recent Developments

Results of Operations

For the three months ended June 30, 2013, we anticipate reporting total net sales of approximately $616.0 million, representing an 11% increase compared to the same period in 2012 driven primarily by volume growth across both our North America and Europe segments.

Net sales in our North America segment are anticipated to have increased 11% in the three months ended June 30, 2013, as compared to the same period in 2012, driven by growth across all of our platforms. Growth in our North America segment continues to be propelled by our strong categories, increasing marketing investments, and new product innovations.

Net sales in our Europe segment are anticipated to have increased 13% in the three months ended June 30, 2013, as compared to the same period in 2012, driven by strong volume growth of products launched in the prior year, including almond and hazelnut beverages, along with continued growth in our non-dairy yogurt offerings. Volume growth in our Europe segment continues to be strongest in our core geographies located in Northern Europe. Excluding the impact of currency changes, net sales are also anticipated to have increased 13% in the three months ended June 30, 2013, as compared to the same period in 2012.

For the three months ended June 30, 2013, we anticipate reporting operating income of approximately $42.0 million, compared to $42.2 million for the same period in 2012. Operating income for the three months ended June 30, 2013 includes total charges of approximately $4.2 million for the following items: stock compensation expense of approximately $2.3 million related to the IPO Grants (as defined below), non-recurring transition costs of approximately $1.3 million related to our separation from Dean Foods; and non-recurring transaction costs of approximately $0.6 million related to this offering.

We anticipate reporting income before taxes of approximately $45.4 million and net income of approximately $31.2 million for the three months ended June 30, 2013, a 12% and 18% increase compared to the same period in 2012, respectively. Net income for the three months ended June 30, 2013 includes after-tax income attributable to a mark-to-market gain on our interest rate swaps of approximately $5.3 million and an after-tax expense of approximately $2.6 million related to the approximate $4.2 million of operating charges referenced above.

The anticipated results of operations presented above are presented in accordance with GAAP and are based solely upon information available to us as of the date of this prospectus. These results are not a comprehensive statement of our financial results or positions as of or for the three months ended June 30, 2013, and have not been audited, reviewed, or compiled by our independent registered public accounting firm, Deloitte & Touche LLP. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. Our actual results of operations for the three months ended June 30, 2013 will not be available until after this offering is completed.

Risks Affecting Our Business

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our Class A common stock. If any of these risks actually occurs, our business, financial condition, results of operations, and future prospects would be materially and adversely affected. In such case, the trading price of our Class A common stock could decline, and you may lose part or all of your investment. Below is a summary of some of the principal risks we believe we face:

•	if we fail to anticipate and respond to changes in consumer preferences, demand for our products could decline;

•	we may not be able to implement successfully our growth strategy for our core brands on a timely basis or at all;

•	our product categories face a high level of competition, which could negatively impact our sales and results of operations;

•	the loss of any of our largest customers could negatively impact our sales and results of operations;

•	erosion of the reputation of one or more of our leading brands could negatively impact our sales and results of operations;

•	our continued success depends on our ability to innovate successfully and to innovate on a cost-effective basis;

•	reduced availability of raw materials and other inputs, and increased costs for our raw materials and other inputs, could adversely affect us;

•

failure to maintain sufficient internal production capacity or to enter into co-packing agreements on terms that are beneficial for us may result in our inability to meet customer demand and/or increase our operating costs and capital expenditures;

•	an economic downturn could negatively affect our sales and results of operations;

•	we may incur liabilities, experience harm to our reputation, or be forced to recall products as a result of real or perceived product quality or other product-related issues;

•	disruption of our supply or distribution chains could adversely affect our business; and

•	our indebtedness could adversely affect our financial condition and ability to operate our business, and we may incur additional debt.

Conflicts of Interest

This offering is being conducted in accordance with the applicable provisions of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Conduct Rules because certain of the underwriters will have a “conflict of interest” pursuant to Rule 5121(f)(5)(C)(ii) by virtue of their, or their affiliates’, role as debt-for-equity exchange parties, since all of the net proceeds of this offering will be received by the debt-for-equity exchange parties. As such, neither J.P. Morgan Securities LLC nor Merrill Lynch, Pierce, Fenner & Smith Incorporated will confirm any sales to any account over which such underwriter exercises discretionary authority without the specific written approval of the transaction from the account holder. Pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of equity securities for which a “bona fide public market,” as defined by FINRA Rule 5121(f)(3), exists.

Our Corporate Information

We were incorporated under the laws of the State of Delaware on July 17, 2012. Our principal executive offices are located at 12002 Airport Way, Broomfield, Colorado 80021. Our telephone number is (303) 635-4000. We maintain a website at www.whitewave.com. The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

The Offering

Common stock offered by the debt-for-equity exchange parties:

Class A common stock	29,913,044 shares
34,400,000 shares if the underwriters exercise their over-allotment option in full

Common stock to be outstanding immediately after this offering:

Class A common stock	105,132,672 shares
Class B common stock	67,914,000 shares

Common stock to be held by Dean Foods immediately after this offering:

Class A common stock	4,486,956 shares

None if the underwriters exercise their over-allotment option in full
Class B common stock	None

Voting rights:

Class A common stock	One vote per share
Class B common stock	Ten votes per share with respect to the election and removal of directors and one vote per share with respect to all other matters submitted to a vote of our stockholders

Holders of our Class A common stock and Class B common stock generally vote together as a single class, except as set forth in our amended and restated certificate of incorporation or as otherwise required by law. See “Description of Capital Stock.”

Over-allotment option	The underwriters have an option for a period of 30 days after the date of this prospectus to purchase up to 4,486,956 additional shares of Class A common stock from the debt-for-equity exchange parties, as described in “Underwriting (Conflicts of Interest).”

Use of proceeds

We will not issue any new shares of our Class A common stock or Class B common stock and will not receive any proceeds from the sale of Class A common stock in this offering. All of the net proceeds from this offering, including any proceeds from the exercise of the underwriters’ over-allotment option, will be received by the debt-for-equity exchange parties. On the settlement date of this offering, immediately prior to the settlement of the debt-for-equity exchange parties’ sale of the shares to the underwriters, the debt-for-equity exchange parties will acquire the Class A common stock being sold in this offering from Dean Foods in exchange for outstanding indebtedness of Dean Foods held by the debt-for-equity exchange parties. See “Underwriting (Conflicts of Interest)—The Debt-for-Equity Exchange” and “Use of Proceeds.”

Selling stockholder	In connection with this offering, it is expected that Dean Foods, as a selling stockholder for purposes of the U.S. federal securities laws, will exchange all of the shares of Class A common stock being sold in this offering for indebtedness of Dean Foods held by the debt-for-equity exchange parties. The debt-for-equity exchange parties will then sell these shares to the underwriters for cash. No new shares of our Class A common stock or Class B common stock will be issued in this offering.

Conflicts of interest	Certain of the underwriters will have a “conflict of interest” under Rule 5121(f)(5)(C)(ii) of the FINRA Conduct Rules. See “Underwriting (Conflicts of Interest)—Conflicts of Interest and Relationships.”

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Class A common stock.

New York Stock Exchange symbol:

Class A common stock	“WWAV”
Class B common stock	“WWAV.B”

Unless indicated otherwise, references to the number and percentage of shares of Class A common stock to be owned by Dean Foods immediately after this offering assume that the underwriters will not exercise their over-allotment option and references to the number and percentage of shares of common stock to be outstanding immediately after this offering are based on 105,132,672 shares of Class A common stock and 67,914,000 shares of Class B common stock outstanding as of June 30, 2013 and exclude:

•

19,953,328 shares of our Class A common stock that remain reserved for issuance under the 2012 Stock Incentive Plan (the “2012 SIP”) upon the exercise of outstanding and future stock options or upon the vesting of outstanding or future restricted stock units or future restricted stock awards that have been or will be issued under our employee benefit plans, which includes:

•

3,028,188 shares of our Class A common stock that remain reserved for issuance pursuant to equity awards granted in connection with the IPO Grants (as defined below) to our executives and employees that were granted in connection with our initial public offering, as described in “Executive Compensation;”

•

9,884,326 shares of our Class A common stock that remain reserved for issuance in connection with outstanding WhiteWave equity awards related to the compensation of our executives and employees, excluding the IPO Grants; and

•

490,052 shares of our Class A common stock that remain reserved for issuance pursuant to equity awards granted in connection with the compensation of our directors, as described in “Management—Director Compensation;” and

•	67,914,000 shares of our Class A common stock issuable upon conversion of the outstanding shares of our Class B common stock.

Summary Consolidated Financial Data

The following financial data should be read in conjunction with our audited and unaudited consolidated financial statements and the related notes, and our unaudited pro forma condensed consolidated financial information and the related notes, included elsewhere in this prospectus.

The WhiteWave Foods Company was incorporated on July 17, 2012 as a wholly-owned subsidiary of Dean Foods to acquire the capital stock of WWF Operating Company (“WWF Opco”), a wholly-owned subsidiary of Dean Foods. Prior to completion of our initial public offering, Dean Foods contributed all of the capital stock of WWF Opco to WhiteWave in exchange for 150,000,000 shares of Class B common stock. At the time of the contribution, WWF Opco held substantially all of the historical assets and liabilities related to our business that we acquired pursuant to such contribution. We had nominal assets and no liabilities, and conducted no operations prior to the completion of our initial public offering.

On October 31, 2012, we completed our initial public offering and sold 23,000,000 shares of Class A common stock to the public at a price of $17.00 per share.

Under U.S. generally accepted accounting principles (“U.S. GAAP”), the contribution of WWF Opco to WhiteWave was treated as a reorganization of entities under common control under Dean Foods. As a result, we are retrospectively presenting the consolidated financial position and results of operations of WhiteWave and WWF Opco for all periods presented.

The following table summarizes our consolidated financial data. We have derived the summary consolidated statement of operations data for the years ended December 31, 2012, 2011, and 2010 and the consolidated balance sheet data as of December 31, 2012 and 2011 from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated balance sheet data as of December 31, 2010 has been derived from our audited balance sheet as of December 31, 2010, which is not included in this prospectus. The consolidated statement of operations data for the three months ended March 31, 2013 and 2012, and the consolidated balance sheet data as of March 31, 2013, have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements were prepared on the same basis as our audited financial statements. In our opinion, such financial statements include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements.

Our historical consolidated financial statements for periods prior to the completion of our initial public offering were prepared on a stand-alone basis in accordance with U.S. GAAP and are derived from Dean Foods’ consolidated financial statements and accounting records using the historical results of operations and assets and liabilities attributed to our operations, and include allocations of expenses from Dean Foods. Therefore, our historical results are not necessarily indicative of our results in any future period.

Our unaudited pro forma condensed consolidated financial information has been prepared to reflect adjustments to our historical financial information that are (1) directly attributable to the transactions described below; (2) factually supportable; and (3) expected to have a continuing impact on our results. The unaudited pro forma condensed consolidated financial information does not include non-recurring items, including, but not limited to offering-related legal and advisory fees.

The unaudited pro forma condensed consolidated financial data gives effect to our initial public offering and the following transactions which occurred in connection with the initial public offering as if such transactions had occurred as of January 1, 2012:

•	the reclassification, the separation and the contribution, as described in “—Separation from Dean Foods;”

•	the indebtedness incurred at the time of our initial public offering in the related financing transactions, as described in “—Separation from Dean Foods” and “Description of Material Indebtedness;”

•

the agreements that formalized and, in certain cases, modified ongoing commercial arrangements we have with certain current and former wholly-owned Dean Foods subsidiaries, as described in “Certain Relationships and Related Party Transactions;”

•	the termination of the intellectual property license agreement with Morningstar Foods, LLC (“Morningstar”), as described in “Certain Relationships and Related Party Transactions;” and

•	other adjustments described in the notes to the unaudited pro forma condensed consolidated financial data.

You should read the following summary consolidated financial data together with our audited and unaudited consolidated financial statements and the related notes included elsewhere in this prospectus and “Capitalization,” “Selected Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Certain Relationships and Related Party Transactions.”

	Historical					Pro forma(7)
	Year ended December 31,			Three months ended March 31,		Year ended December 31,
	2012	2011	2010	2013	2012	2012
	(In thousands)
Statement of Operations Data:
Net sales(1)	$2,175,374	$1,916,830	$1,713,390	$584,508	$522,730	$2,175,374
Net sales to related parties(2)	109,513	108,921	107,923	21,899	29,298	129,251
Related party fees(2)	4,551	—	—	—	—	4,551
Transitional sales fees(2)	—	—	—	1,837	—	—

Total net sales	2,289,438	2,025,751	1,821,313	608,244	552,028	2,309,176
Cost of sales(2)	1,485,494	1,341,310	1,210,816	389,701	359,588	1,494,411

Gross profit(3)	803,944	684,441	610,497	218,543	192,440	814,765
Related party license income(4)	36,034	42,680	39,378	—	10,473	—
Operating costs and expenses:
Selling and distribution(2),(3)	492,130	414,724	384,512	125,938	118,987	492,130
General and administrative(5)	167,595	136,703	139,888	50,612	35,062	158,282

Total operating costs and expenses	659,725	551,427	524,400	176,550	154,049	650,412

Operating income	180,253	175,694	125,475	41,993	48,864	164,353
Other expense:
Interest expense(4),(6)	9,924	9,149	10,583	4,724	1,649	23,587
Other expense, net	957	122	377	(220)	121	957

Total other expense	10,881	9,271	10,960	4,504	1,770	24,544

Income from continuing operations before income taxes	169,372	166,423	114,515	37,489	47,094	139,809
Income tax expense	56,858	52,089	33,159	13,491	15,786	46,511

Income from continuing operations	112,514	114,334	81,356	23,998	31,308	$93,298

Gain on sale of discontinued operations, net of tax	403	3,616	5,693	—	—
Income (loss) from discontinued operations, net of tax	2,056	(27,105)	(16,686)	—	—

Net income	114,973	90,845	70,363	23,998	31,308
Net (income) loss attributable to non-controlling interest	(1,279)	16,550	8,735	—	—

Net income attributable to The WhiteWave Foods Company	$113,694	$107,395	$79,098	$23,998	$31,308

Basic earnings per common share(8):
Income from continuing operations attributable to The WhiteWave Foods Company	$0.73	$0.76	$0.54	$0.14	$0.21
Net discontinued operations	0.01	(0.04)	(0.01)	—	—
Net income attributable to The WhiteWave Foods Company	$0.74	$0.72	$0.53	$0.14	$0.21
Diluted earnings per common share(8):
Income from continuing operations attributable to The WhiteWave Foods Company	$0.73	$0.76	$0.54	$0.14	$0.21
Net discontinued operations	0.01	(0.04)	(0.01)	—	—
Net income attributable to The WhiteWave Foods Company	$0.74	$0.72	$0.53	$0.14	$0.21
Average common shares:
Basic	153,770,492	150,000,000	150,000,000	173,000,000	150,000,000
Diluted	153,770,497	150,000,000	150,000,000	173,132,917	150,000,000
Pro forma earnings per common share:
Basic						$0.54
Diluted						$0.54
Pro forma average common shares:
Basic(8)						173,012,388
Diluted(8)						173,768,564

	Historical					Pro forma(7)
	Year ended December 31,			Three months ended March 31,		Year ended December 31,
	2012	2011	2010	2013	2012	2012
	(In thousands)

Balance Sheet Data (at period end):
Cash and cash equivalents	$69,373	$96,987	$73,812	$57,341	$110,701
Property, plant and equipment, net	624,642	587,259	526,525	618,032	592,305
Total assets	2,168,011	2,108,685	2,066,879	2,170,763	2,148,159
Total debt(6)	780,550	456,171	440,351	744,050	458,119
Total equity	784,956	1,140,686	1,124,463	834,682	1,167,691

Other Financial Data:
EBITDA(9)	$254,830	$236,623	$188,605	$62,207	$66,976	$238,930
Capital expenditures	104,155	126,755	50,707	20,734	20,301

(1)	Our net sales are derived primarily from sales of our branded plant-based foods and beverages, coffee creamers and beverages, and premium dairy products to third-party customers across North America and Europe. Sales are reported net of estimated returns, trade promotions, and other discounts. Net sales do not include the sales of our finished goods to third-party customers made directly by other Dean Foods wholly-owned subsidiaries.

(2)	Net sales to related parties represent the sale of our finished products to other wholly-owned subsidiaries of Dean Foods. Prior to our initial public offering, those transactions took place at an agreed-upon price, which may not be equivalent to the terms that would prevail in an arm’s-length transaction. In addition, effective January 1, 2010, Dean Foods implemented a standardized intercompany pricing structure on all products sold by us to other wholly-owned subsidiaries of Dean Foods which negatively impacted our related party sales as compared to years prior to 2010. In connection with the initial public offering, we entered into agreements that formalized ongoing commercial arrangements we had with certain current and former wholly-owned Dean Foods subsidiaries. These agreements included certain transitional sales agreements, a sales and distribution agreement, and certain manufacturing and supply agreements. On January 3, 2013, Dean Foods sold Morningstar to an unaffiliated third party, and therefore Morningstar is no longer a related party of WhiteWave. In connection with this sale, we modified certain of the commercial agreements between us and Morningstar. Pursuant to one of the transitional sales agreements in which Morningstar remits to us the cash representing the net profit collected from WhiteWave product sales, the net effect of the agreement is reflected as related party fees prior to Dean Foods’ sale of Morningstar and as transitional sales fees after Dean Foods’ sale of Morningstar. We and Dean Foods also entered into a transition services agreement to cover certain continued corporate services provided by us and Dean Foods to each other following completion of our initial public offering. Due to these and other changes in connection with our initial public offering, the historical financial information included in this prospectus may not necessarily reflect our financial position, results of operations, and cash flows in the future or what our financial position, results of operations, and cash flows would have been had we been a stand-alone public company during the periods presented. See “Certain Relationships and Related Party Transactions” and the notes to “Unaudited Pro Forma Condensed Consolidated Financial Information.”

(3)	As disclosed in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus, we include certain shipping and handling costs associated with shipping products to customers through third-party carriers and third-party inventory warehouse costs within selling and distribution expense. As a result, our gross profit may not be comparable to that of other entities that present all shipping and handling costs as a component of cost of sales.

(4)	Historically, our intellectual property license agreement with Morningstar provided Morningstar the right to use certain intellectual property in the manufacture of certain products for a fee. In conjunction with the license agreement, a loan agreement was entered into, pursuant to which we extended a line of credit to Morningstar related to the license income under the license agreement. In connection with our initial public offering, we and Morningstar agreed to terminate this license agreement and the related loan. Since our initial public offering, we no longer receive license income or related interest income associated with these historical agreements. In addition, in connection with our initial public offering, we transferred the intellectual property subject to the license agreement to Morningstar so that Morningstar had the requisite intellectual property and manufacturing know-how to produce and sell its products and brands. All intellectual property related to and necessary for the production of our products and brands was retained. See “Certain Relationships and Related Party Transactions.”

(5)

Prior to completion of our initial public offering, Dean Foods provided certain corporate services to us, and costs associated with these functions were allocated to us. Our historical financial statements reflect these costs primarily within general and administrative expenses. These allocations included costs related to corporate services such as executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services, as well as stock-based compensation expense attributable to our employees and an allocation of stock-based compensation attributable to employees of Dean Foods. The total amount of these allocations from Dean Foods was approximately $9.3 million in the three months ended March 31, 2012 and approximately $50.7 million from January 1, 2012 to the date of our initial public offering (which includes

$17.5 million of transaction costs related to our initial public offering), and $32.7 million and $36.2 million in the years ended December 31, 2011 and 2010, respectively. Following our initial public offering, as a stand-alone public company, we assumed responsibility for the costs of these functions. Dean Foods continues to provide many of these services on a transitional basis for a fee. See “Certain Relationships and Related Party Transactions.” The historical allocations may not reflect the expense we would have incurred as a stand-alone public company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone public company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in certain areas.

(6)	We were allocated $440.3 million from the Dean Foods senior secured credit facility on July 2, 2009 to fund our acquisition of Alpro. Interest expense has been allocated based on the historical interest rates of the Dean Foods senior secured credit facility and totaled approximately $3.0 million for the three months ended March 31, 2012 and approximately $9.9 million, $13.2 million, and $13.0 million in the years ended December 31, 2012, 2011, and 2010, respectively. Debt issuance costs related to this debt have been allocated in the same proportion as debt and are recorded as a non-current asset included in our consolidated balance sheets. No principal, interest, or debt issuance costs have been paid by us historically. Upon completion of our initial public offering, the principal balances associated with this allocated portion of the Dean Foods senior secured credit facility were settled as a contribution to our capital from Dean Foods. In connection with our initial public offering, we incurred approximately $885 million in new indebtedness and subsequently repaid approximately $86 million under our revolving credit facility with the proceeds from our initial public offering. We also capitalized $12.4 million of new deferred financing costs, resulting in interest expense of approximately $17.7 million annually, including annual amortization of deferred financing costs of approximately $1.8 million. An increase of 12.5 basis points in the weighted-average annual interest rate on the revolving credit facility and the term loan facilities would increase pro forma interest expense by approximately $1.0 million annually.

(7)	There are certain items that will have a non-recurring effect on the Company that have not been considered in the pro forma results of operations. See the notes to “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(8)	Basic earnings per share is based on the weighted average number of outstanding shares of common stock during each period. Diluted earnings per share is based on the weighted average number of outstanding shares of common stock and the effect of all dilutive common stock equivalents outstanding during each period. For all periods prior to completion of our initial public offering, the same number of shares of common stock is being used for basic and diluted earnings per share as no WhiteWave Class A common stock or equity awards were outstanding. The contribution of WWF Opco to WhiteWave was treated as a reorganization of entities under common control under Dean Foods. As a result, we are retrospectively presenting the 150,000,000 outstanding shares of Class B common stock for WhiteWave and WWF Opco for all periods presented. The outstanding shares of Class B common stock give effect to Dean Foods’ contribution of WWF Opco’s capital stock to WhiteWave. 2,445,327 anti-dilutive options and 52 anti-dilutive restricted stock units (“RSUs”) were excluded from the calculation for the three months ended March 31, 2013. 2,445,327 anti-dilutive options and 666,999 anti-dilutive RSUs were excluded from the calculation for the year ended December 31, 2012.

The pro forma common shares are comprised of 105,098,388 shares of Class A common stock and 67,914,000 shares of Class B common stock, which reflects the impact of the Distribution and the related events described in the succeeding sentence. This reflects the impact of (i) Dean Foods’ Distribution to its stockholders of an aggregate of 47,686,000 shares of our Class A common stock and 67,914,000 shares of our Class B common stock, (ii) the conversion of the remaining Class B common stock held by Dean Foods into our Class A common stock, and (iii) the conversion of outstanding Dean Foods restricted stock awards into WhiteWave restricted stock awards for our Class A common stock. The diluted pro forma average common shares includes the dilutive impact of the conversion of outstanding Dean Foods equity awards that were converted into WhiteWave equity awards to acquire our Class A common stock as if the conversion occurred on January 1, 2012.

(9)	EBITDA consists of net income before interest expense, income tax expense, and depreciation and amortization. EBITDA is a non-GAAP measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. However, EBITDA is not a measurement of financial performance under GAAP, and our EBITDA may not be comparable to similarly-titled measures of other companies. You should not consider our EBITDA as an alternative to operating or net income determined in accordance with GAAP, an indicator of our operating performance, an alternative to cash flows from operating activities, determined in accordance with GAAP, an indicator of cash flows, or a measure of liquidity. Historical EBITDA includes related party license income related to our intellectual property license agreement with Morningstar as mentioned above in Note 4. The related party license income was $10.5 million for the three months ended March 31, 2012 and $36.0 million, $42.7 million, and $39.4 million for the years ended December 31, 2012, 2011, and 2010, respectively.

The following table reconciles EBITDA to net income for the periods presented:

	Historical					Pro forma
	Year ended December 31,			Three months ended March 31,		Year ended December 31,
	2012	2011	2010	2013	2012	2012
	(In thousands)
Net income attributable to The WhiteWave Foods Company	$113,694	$107,395	$79,098	$23,998	$31,308	$94,478
Interest expense, net	9,924	9,149	10,583	4,724	1,649	23,587
Income tax expense	56,858	52,089	33,159	13,491	15,786	46,511
Depreciation and amortization	74,354	67,990	65,765	19,994	18,233	74,354

EBITDA	$254,830	$236,623	$188,605	$62,207	$66,976	$238,930

Risk Factors

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in our common stock. We describe below what we believe are currently the material risks and uncertainties we face, but they are not the only risks and uncertainties we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks actually occurs, our business, financial condition, results of operations, and future prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business and Industry

If we fail to anticipate and respond to changes in consumer preferences, demand for our products could decline.

Consumer tastes and preferences are difficult to predict and evolve over time. Demand for our products depends on our ability to identify and offer products that appeal to these shifting preferences. Factors that may affect consumer tastes and preferences include:

•	dietary trends and increased attention to nutritional values, such as the sugar, fat, protein, or calorie content of different foods and beverages;

•	concerns regarding the health effects of specific ingredients and nutrients, such as sugar, other sweeteners, dairy, soybeans, nuts, oils, vitamins, and minerals;

•	concerns regarding the public health consequences associated with obesity, particularly among young people; and

•	increasing awareness of the environmental and social effects of product production.

If consumer demand for our products declines, our sales volumes and our business could be negatively affected.

We may not be able to implement successfully our growth strategy for our brands on a timely basis or at all.

We believe that our future success depends, in part, on our ability to implement our growth strategy of leveraging our existing brands and products to drive increased sales. Our ability to implement this strategy depends, among other things, on our ability to:

•	enter into distribution and other strategic arrangements with third-party retailers and other potential distributors of our products;

•	compete successfully in the product categories in which we choose to operate;

•	introduce new and appealing products and innovate successfully on our existing products;

•	develop and maintain consumer interest in our brands; and

•	increase our brand recognition and loyalty.

We may not be able to implement this growth strategy successfully, and our high rates of sales and income growth may not be sustainable over time. Our sales and results of operations will be negatively affected if we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful.

Our product categories face a high level of competition, which could negatively impact our sales and results of operations.

We face significant competition in each of our product categories. Competition in our product categories is based on product innovation, product quality, price, brand recognition and loyalty, effectiveness of marketing, promotional activity, and our ability to identify and satisfy consumer tastes and preferences. We believe that our brands have benefited in many cases from being the first to introduce products in their categories, and their success has attracted competition from other food and beverage companies that produce branded products, as well as from private label competitors. Some of our competitors, such as Groupe Danone, General Mills, Inc., Kraft Foods Inc., and Nestle S.A., have substantial financial and marketing resources. These and other competitors may be able to introduce innovative products more quickly or market their products more successfully than we can, which could cause our growth rate in certain categories to be slower than we have forecasted and could cause us to lose sales. Furthermore, private label competitors are generally able to sell their products at lower prices because private label products typically have lower marketing costs than their branded counterparts. If our products fail to compete successfully with other branded or private label offerings in the industry, demand for our products and our sales volumes could be negatively impacted.

Additionally, due to high levels of competition in our product categories, certain of our key retailers may demand price concessions on our products or may become more resistant to price increases for our products. Increased price competition and resistance to price increases have had, and may continue to have, a negative effect on our results of operations.

The loss of any of our largest customers could negatively impact our sales and results of operations.

Our largest customer, Wal-Mart Stores, Inc., and its subsidiaries, including Sam’s Club, accounted for 18.0% of our total net sales in 2012, and our top five customers, collectively, accounted for 40.3% of our total net sales in 2012. We do not generally enter into written agreements with our customers, and where such agreements exist, they are generally terminable at will by the customer. The loss of any large customer for an extended period of time could negatively affect our sales and results of operations.

Erosion of the reputation of one or more of our leading brands could negatively impact our sales and results of operations.

Nearly all of our net sales derive from sales of our branded products and, in recent years, growth in our business has resulted primarily from the strength of these products. Our financial success is directly dependent on consumer and customer perception of our brands, including Silk, International Delight, LAND O LAKES, Horizon Organic, Alpro, and Provamel. The success of our brands may suffer if our marketing plans or product initiatives do not have the desired impact on a brand’s image or its ability to attract consumers or if consumer or customer perceptions of our brands or our products change unfavorably. In addition, the reputation of our brands may suffer if any trademarks associated with our products are perceived negatively by consumers or customers. For example, certain of our products are marketed under trademarks we have licensed from third parties, such as LAND O LAKES, Almond Joy, Cold Stone, Cinnabon, Hershey’s, TruMoo, and YORK, and we are unable to control the quality of other products that third parties produce and market under those trademarks and trade names. Our results of operations could be negatively affected if the reputation of one or more of our brands suffers damage due to real or perceived quality issues with our products, or if we are found to have violated any applicable laws or regulations.

Our continued success depends on our ability to innovate successfully and to innovate on a cost-effective basis.

A key element of our growth strategy is to introduce new and appealing products and to successfully innovate on our existing products. Success in product development is affected by our ability to anticipate consumer preferences, to leverage our R&D technical capabilities, and to utilize our management’s ability to launch new or improved products successfully and on a cost-effective basis. Furthermore, the development and introduction of new products requires substantial R&D and marketing expenditures, which we may not be able to finance or which we may be unable to recover if the new products do not achieve commercial success and gain widespread market acceptance. If we are unsuccessful in our product innovation efforts and demand for our existing products declines, our business could be negatively affected.

Reduced availability of raw materials and other inputs, as well as increased costs for our raw materials and other inputs, could adversely affect us.

Our business depends heavily on raw materials and other inputs, such as conventional and organic raw milk, packaging, sweeteners, petroleum-based products, almonds, organic and non-genetically modified (“non-GMO”) soybeans, butterfat, and other commodities. Our raw materials are generally sourced from third-party suppliers, and we are not assured of continued supply, pricing, or exclusive access to raw materials from any of these suppliers. In addition, a substantial portion of our raw materials are agricultural products, which are vulnerable to adverse weather conditions and natural disasters, such as floods, droughts, frost, earthquakes, and pestilence. Adverse weather conditions and natural disasters also can lower dairy and crop yields and reduce supplies of these ingredients or increase their prices. Other events that adversely affect our third-party suppliers and that are out of our control could also impair our ability to obtain the raw materials and other inputs that we need in the quantities and at the prices that we desire. Such events include problems with our suppliers’ businesses, finances, labor relations, costs, production, insurance, and reputation. Over the past several years, we have experienced increased costs as a result of weather conditions and other events outside our and our suppliers’ control and this may continue given recent weather conditions, which may negatively affect our business.

The organic ingredients (including milk, other dairy-related products, and soybeans) and non-GMO ingredients (including soybeans that our North American business sources exclusively from the United States and Canada) for our products are less plentiful and available from fewer suppliers than their conventional counterparts. Competition with other manufacturers in the procurement of organic and non-GMO product ingredients may increase in the future if consumer demand for organic and non-GMO products increases. In addition, the dairy industry continues to experience periodic imbalances between supply and demand for organic raw milk. Industry regulation and the costs of organic farming compared to costs of conventional farming can impact the supply of organic raw milk in the market. Oversupply levels of organic raw milk can increase competitive pressure on our products and pricing, while supply shortages can cause product shortages and higher costs to us. Cost increases in raw materials and other inputs could cause our profits to decrease significantly compared to prior periods, as we may be unable to increase our prices to offset the increased cost of these raw materials and other inputs. If we are unable to obtain raw materials and other inputs for our products or offset any increased costs for such raw materials and inputs, our business could be negatively affected.

Failure to maintain sufficient internal production capacity or to enter into co-packing agreements on terms that are beneficial for us may result in our inability to meet customer demand and/or increase our operating costs and capital expenditures.

The success of our business depends, in part, on maintaining a strong production platform and we rely on internal production resources and third-party co-packers to fulfill our manufacturing needs. Certain of our manufacturing plants are operating at high rates of utilization. We have expanded our production capabilities in several facilities and are planning several additional expansions in 2013 and 2014, but we may need to increase our reliance on third parties, including current and former wholly-owned subsidiaries of Dean Foods, to provide manufacturing and supply services, commonly referred to as “co-packing” agreements, for a number of our products. A failure by our co-packers to comply with food safety, environmental, or other laws and regulations may disrupt our supply of products. In addition, we have experienced, and expect to continue to experience, increased distribution and warehousing costs due to capacity constraints resulting from our growth. We are currently investing to enhance our distribution and warehousing capabilities, but the expected benefits of such investments may not be realized. If we need to enter into additional co-packing, warehousing or distribution agreements in the future, we can provide no assurance that we would be able to find acceptable third-party providers or enter into agreements on satisfactory terms or at all. Our inability to maintain sufficient internal capacity or establish satisfactory co-packing, warehousing and distribution arrangements could limit our ability to operate our business or implement our strategic growth plan, and could negatively affect our sales volumes and results of operations. In addition, we may need to expand our internal capacity, which could require significant capital expenditures. If we cannot maintain sufficient production, warehousing and distribution capacity, either internally or through third-party agreements, we may be unable to meet customer demand and/or our manufacturing, distribution and warehousing costs may increase, which could negatively affect our business.

An economic downturn could negatively affect our sales and results of operations.

The branded food and beverage industry is sensitive to changes in international, national, and local economic conditions. The most recent economic downturn has had an adverse effect on consumer spending patterns. Consumers may shift purchases to lower-priced or private label products or forego certain purchases altogether. They may also reduce the number of organic and premium products that they purchase because organic and premium products generally have higher retail prices than their conventional counterparts. Lower consumer demand resulting from an economic downturn could decrease our sales volumes and negatively affect our results of operations.

We may incur liabilities, experience harm to our reputation, or be forced to recall products as a result of real or perceived product quality or other product-related issues.

We sell products for human consumption, which involves a number of risks. Product contamination, spoilage, other adulteration, misbranding, or product tampering could require us to recall products. We also may be subject to liability if our products or operations violate applicable laws or regulations, including environmental, health, and safety requirements, or in the event our products cause injury, illness, or death. In addition, our product advertising could make us the target of claims relating to false or deceptive advertising under U.S. federal and state laws, including the consumer protection statutes of some states, or laws of other jurisdictions in which we operate. For example, we were named in a total of eight putative class action mislabeling complaints filed in U.S. District Courts beginning in 2011. Six of these suits allege generally that we lack scientific substantiation for certain product claims primarily related to our Horizon Organic products supplemented with DHA Omega-3, and two of these suits allege that our use of certain nomenclature on our labels is misleading. A significant product liability, consumer fraud, or other legal judgment against us or a widespread product recall would negatively impact our profitability. Moreover, claims or liabilities of this sort might not be covered by insurance or by any rights of indemnity or contribution that we may have against others. Even if a product liability, consumer fraud, or other claim is found to be without merit or is otherwise unsuccessful, the negative publicity surrounding such assertions regarding our products or processes could materially and adversely affect our reputation and brand image, particularly in categories that are promoted as having strong health and wellness credentials. Any loss of consumer confidence in our product ingredients or in the safety and quality of our products would be difficult and costly to overcome.

Disruption of our supply or distribution chains could adversely affect our business.

Damage or disruption to our manufacturing or distribution capabilities due to weather, natural disaster, fire, environmental incident, terrorism, pandemic, strikes, the financial or operational instability of key suppliers, distributors, warehousing, and transportation providers, or other reasons could impair our ability to manufacture or distribute our products. For example, the loss of any of Alpro’s distribution partners for local representation in Europe could negatively affect our business. If we are unable or it is not financially feasible to mitigate the likelihood or potential impact of such events, our business and results of operations could be negatively affected and additional resources could be required to restore our supply chain.

Our indebtedness could adversely affect our financial condition and ability to operate our business, and we may incur additional debt.

As a result of indebtedness we incurred in connection with our initial public offering, we have substantial debt and financial obligations. As of June 30, 2013, we had outstanding borrowings of approximately $722 million under our $1.35 billion senior secured credit facilities, of which approximately $493 million consisted of term loan borrowings and approximately $229 million consisted of borrowings under the $850 million revolving portion of our senior secured credit facilities. In addition, we had additional borrowing capacity of approximately $620 million under our senior secured credit facilities, which amount will vary over time depending on our financial covenants and operating performance. For a description of this indebtedness, see “Description of Material Indebtedness.”

Our debt levels and the terms of our financing arrangements:

•	require us to dedicate significant cash flow from operations to the payment of principal of, and interest on, our debt, which will reduce the funds we have available for other purposes;

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions, to fund growth or for general corporate purposes;

•	limit our future ability to refinance our indebtedness on terms acceptable to us or at all;

•	may cause us to be competitively disadvantaged, including by reducing our flexibility in responding to increased competition;

•	limit our flexibility in planning for or reacting to changes in our business and market conditions or in funding our strategic growth plan; and

•	impose on us financial and operational restrictions.

Our debt level and the terms of our financing arrangements could adversely affect our financial condition and limit our ability to successfully implement our growth strategy.

Our ability to meet our debt service obligations will depend on our future performance, which will be affected by the other risk factors described in this prospectus. If we do not generate enough cash flow to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell our assets, borrow more money or raise equity. There is no guarantee that we will be able to take any of these actions on a timely basis, on terms satisfactory to us, or at all.

Our senior secured credit facilities bear interest at variable rates. If market interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect our cash flow.

The credit agreement governing our senior secured credit facilities contains various covenants that impose restrictions on us that may affect our ability to operate our business.

The credit agreement governing our senior secured credit facilities contains covenants that, among other things, restrict our ability to:

•	borrow money or guarantee debt;

•	create liens;

•	make specified types of investments and acquisitions;

•	pay dividends on or redeem or repurchase stock;

•	enter into a new line of business;

•	enter into transactions with affiliates; and

•	sell assets or merge with other companies.

These restrictions on the operation of our business could harm us by, among other things, limiting our ability to take advantage of financing, merger and acquisition, and other corporate opportunities.

Various risks, uncertainties, and events beyond our control could affect our ability to comply with these covenants. A default would permit lenders to accelerate the maturity of the debt under the credit agreement and to foreclose upon the collateral securing the debt.

We may not be able to successfully complete strategic acquisitions, establish joint ventures, or integrate brands that we acquire.

We intend to continue to grow our business in part through the acquisition of new brands or products and the establishment of joint ventures in the United States, in Europe, and globally. We cannot be certain that we will successfully be able to:

•

identify suitable acquisition candidates or joint venture partners and accurately assess their value, growth potential, strengths, weaknesses, contingent and other liabilities, and potential profitability;

•	secure regulatory clearance for our acquisitions and joint ventures;

•	negotiate acquisitions and joint ventures on terms acceptable to us; or

•	integrate any acquisitions that we complete.

Acquired companies or brands may not achieve the level of sales or profitability that justify our investment in them, or an acquired company may have unidentified liabilities for which we, as a successor owner, may be responsible. These transactions typically involve a number of risks and present financial and other challenges, including the existence of unknown disputes, liabilities, or contingencies and changes in the industry, location, or regulatory or political environment in which these investments are located, that may arise after entering into such arrangements.

The success of any acquisitions we complete will depend on our ability to effectively integrate the acquired brands or products into our existing operations. We may experience difficulty entering new categories or geographies, integrating new products into our product mix, integrating an acquired brand’s distribution channels and sales force, achieving anticipated cost savings, or retaining key personnel and customers of the acquired business. Integrating an acquired brand into our existing operations requires management resources and may divert management’s attention from our day-to-day operations. If we are not successful in integrating the operations of acquired brands, or in executing strategies and business plans related to our joint ventures, our business could be negatively affected.

We may have to pay cash, incur debt, or issue equity, equity-linked, or debt securities to pay for any such acquisition, any of which could adversely affect our financial results. Furthermore, we are restricted in our ability to issue equity or equity-linked securities and incur debt under the agreements that we entered into with Dean Foods in connection with our initial public offering. Under the tax matters agreement, we are restricted in our ability to issue shares of our capital stock to complete strategic acquisitions. In order to maintain the tax-free status of the contribution, the Distribution, the debt-for-equity exchange or any Tax-Free Disposition, we are restricted, and for a period of two years following the Distribution we will continue to be restricted, in our ability to issue, sell, redeem, or repurchase stock or other securities (including securities convertible into our stock) and to effect a merger of the Company or one of our subsidiaries into another entity. In addition, the sale of equity or equity-linked securities to finance any such acquisitions could result in dilution to our stockholders, or, in the case of the issuance of equity, equity-linked, or debt securities, those securities may have rights, preferences, or privileges senior to those of our Class A common stock or Class B common stock. Additional indebtedness would result in increased fixed obligations and could also result in additional operational restrictions that would impede our ability to manage our operations.

We may need additional financing in the future, and we may not be able to obtain that financing.

From time to time, we may need additional financing to support our business and pursue our growth strategy, including for strategic acquisitions. Our ability to obtain additional financing, if and when required, will depend on investor demand, our operating performance, the condition of the capital markets, and other factors. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked, or debt securities, those securities may have rights, preferences, or privileges senior to those of our Class A common stock or Class B common stock, and, in the case of equity and equity-linked securities, our existing stockholders may experience dilution.

Our results of operations will fluctuate from quarter to quarter, which makes them difficult to predict.

Our quarterly financial results have fluctuated in the past and will fluctuate in the future. Additionally, the separation of our business from Dean Foods’ businesses was completed in October 2012, so we have limited operating history as a stand-alone business, which makes it difficult to forecast our future results. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•	product quality issues or negative publicity about our products or ingredients;

•	investments that we make to acquire new brands, launch products and market our brands;

•	changes in consumer preferences and discretionary spending;

•	internal production capabilities and the costs of warehousing and distribution arrangements;

•	availability of raw materials and fluctuations in their prices; and

•	variations in general economic conditions.

As a result of these factors, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year.

Our international operations subject us to business risks that could cause our revenue and profitability to decline.

Based upon current distribution, we estimate that our products are sold in over 50 countries worldwide. Sales to customers outside of the United States accounted for 18.8%, 20.7%, and 21.0% of our total net sales in the years ended December 31, 2012, 2011, and 2010, respectively. Risks associated with our operations outside of the United States include:

•

legal and regulatory requirements in multiple jurisdictions that differ from those in the United States and change from time to time, such as tax, labor, and trade laws, as well as laws that affect our ability to manufacture, market, or sell our products;

•	foreign currency exposures;

•	political and economic instability, such as the recent debt crisis in Europe;

•	trade protection measures and price controls; and

•	diminished protection of intellectual property in some countries.

If one or more of these business risks occur, our business and results of operations could be negatively affected.

Loss of our key management or other personnel, or an inability to attract such management and other personnel, could negatively impact our business.

We depend on the skills, working relationships, and continued services of key personnel, including our experienced senior management team. We also depend on our ability to attract and retain qualified personnel to operate and expand our business. If we lose one or more members of our senior management team, or if we fail to attract talented new employees, our business and results of operations could be negatively affected.

Labor disputes could adversely affect our business.

As of June 30, 2013, approximately 41% of our employees participated in collective bargaining agreements or had works council representation. Our collective bargaining agreements are scheduled to expire at various times over the next five years. A strike, work slowdown, or other labor unrest could in some cases impair our ability to supply our products to customers, which could result in reduced revenue and customer claims, and may distract our management from focusing on our business and strategic priorities.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brands.

We consider our intellectual property rights, particularly our trademarks, but also our patents, trade secrets, copyrights, and licenses, to be a significant and valuable aspect of our business. We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright, and trade secret laws, as well as licensing agreements, third-party confidentiality, nondisclosure, and assignment agreements, and by policing third-party misuses of our intellectual property. Our failure to obtain or maintain adequate protection of our intellectual property rights, or any change in law or other changes that serve to lessen or remove the current legal protections of our intellectual property, may diminish our competitiveness and could materially harm our business.

We also face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend, cause us to cease making, licensing, or using products that incorporate the challenged intellectual property, require us to redesign or rebrand our products or packaging, divert management’s attention and resources, or require us to enter into royalty or licensing agreements to obtain the right to use a third party’s intellectual property. Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. Additionally, a successful claim of infringement against us could result in our being required to pay significant damages, enter into costly license or royalty agreements, or stop the sale of certain products, any of which could have a negative effect on our results of operations.

A failure to renew or a termination of our licenses for the use of other parties’ intellectual property could result in the loss of significant sales.

We have entered into license agreements to use certain trademarks, service marks, and trade names, such as TruMoo, LAND O LAKES, Almond Joy, Cold Stone, Cinnabon, Hershey’s, and YORK, to brand and market some of our products. In addition, we have entered into a license agreement with DSM Nutritional Products, the owner of Martek Biosciences Corporation, to use products covered by a patent for supplementing certain of our premium dairy and soy products with DHA Omega-3. These agreements are scheduled to expire at various dates in the future. We cannot guarantee that we will be able to renew these licenses on acceptable terms upon expiration or at all or that we will be able to acquire new licenses to use other popular trademarks or proprietary products or processes. The termination or expiration of a license agreement would cause us to lose the sales and any associated profits generated pursuant to such license and in certain cases could result in an impairment charge for related intangible assets.

Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputation.

We are party to various litigation claims and legal proceedings. We evaluate these litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves or disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our current assessments and estimates.

Our business is subject to various environmental and health and safety laws and regulations, which may increase our compliance costs or subject us to liabilities.

Our business operations are subject to numerous requirements in the United States and the European Union relating to the protection of the environment and health and safety matters, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the National Organic Standards of the U.S. Department of Agriculture, as well as similar state and local statutes and regulations in the United States and in each of the countries in which we do business in Europe. These laws and regulations govern, among other things, air emissions and the discharge of wastewater and other pollutants, the use of refrigerants, the handling and disposal of hazardous materials, and the cleanup of contamination in the environment. We could incur significant costs, including fines, penalties and other sanctions, cleanup costs, and third-party claims for property damage or personal injury as a result of the failure to comply with, or liabilities under, environmental, health, and safety requirements. New legislation, as well as current federal and other state regulatory initiatives relating to these environmental matters, could require us to replace equipment, install additional pollution controls, purchase various emission allowances, or curtail operations. These costs could negatively affect our results of operations and financial condition.

Violations of laws or regulations related to the food industry, as well as new laws or regulations or changes to existing laws or regulations related to the food industry, could adversely affect our business.

The food production and marketing industry is subject to a variety of federal, state, local, and foreign laws and regulations, including food safety requirements related to the ingredients, manufacture, processing, storage, marketing, advertising, labeling, and distribution of our products, as well as those related to worker health and workplace safety. Our activities, both in and outside of the United States, are subject to extensive regulation. We are regulated by, among other federal and state authorities, the U.S. Food and Drug Administration (“FDA”), the U.S. Federal Trade Commission (“FTC”), and the U.S. Departments of Agriculture, Commerce, and Labor, as well as by similar authorities abroad within the regulatory framework of the European Union and its members. Governmental regulations also affect taxes and levies, healthcare costs, energy usage, immigration, and other labor issues, all of which may have a direct or indirect effect on our business or those of our customers or suppliers. In particular, throughout 2010 and 2011, the dairy industry was the subject of increased government scrutiny. In 2010, the Obama administration initiated a review of existing federal dairy policies in order to consider potential changes to those policies. The U.S. farm bill, the primary tool regulating federal dairy policy, has been reauthorized through September 30, 2013; however, future reauthorization is uncertain. The farm bill includes the Dairy Product Price Support Program, which currently is set to expire on December 31, 2013. The federal agency and congressional review process, and legislative activity in connection with the farm bill, may result in changes to the dairy industry that we cannot anticipate or control and that may have a negative effect on our business. In addition, the marketing and advertising of our products could make us the target of claims relating to alleged false or deceptive advertising under federal, state, and foreign laws and regulations, and we may be subject to initiatives that limit or prohibit the marketing and advertising of our products to children. We are also subject to federal laws and regulations relating to our organic products and production. For example, as required by the National Organic Program (“NOP”), we rely on third parties to certify certain of our products and production locations as organic. Because the Organic Foods Production Act of 1990, which created the NOP, was so recently adopted, many regulations and informal positions taken by the NOP are subject to continued review and scrutiny. Changes in these laws or regulations or the introduction of new laws or regulations could increase our compliance costs, increase other costs of doing business for us, our customers, or our suppliers, or restrict our actions, which could adversely affect our results of operations. In some cases, increased regulatory scrutiny could interrupt distribution of our products, as could be the case in the United States as the FDA enacts the recently-passed Food Safety Modernization Act of 2011, or force changes in our production processes and our products. Further, if we are found to be in violation of applicable laws and regulations in these areas, we could be subject to civil remedies, including fines, injunctions, or recalls, as well as potential criminal sanctions, any of which could have a material adverse effect on our business.

As a public company, we are subject to changing rules and regulations of federal and state securities regulators, as well as the stock exchange on which our common stock is listed. These entities, including the Public Company Accounting Oversight Board, the U.S. Securities and Exchange Commission (“SEC”), and the NYSE, have issued a significant number of new and increasingly complex requirements and regulations over the course of the last several years and continue to develop additional regulations and requirements in response to laws enacted by Congress. Our efforts to comply with these requirements have resulted, and are expected to continue to result, in an increase in expenses and a diversion of management’s time from other business activities.

Increases in costs of medical and other employee health and welfare benefits may reduce our profitability.

With approximately 2,700 employees, our profitability is substantially affected by costs of current and post-retirement medical and other employee health and welfare benefits. These costs can vary substantially as a result of changes in health care laws and costs. These factors may increase the cost of providing medical and other employee health and welfare benefits. We can provide no assurance that we will succeed in limiting future cost increases. If we do not succeed, our profitability could be negatively affected.

Risks Related to Our Affiliation With Dean Foods

We may not realize the benefits from being a stand-alone public company that we anticipated.

Prior to our initial public offering in October 2012, we operated as a wholly-owned subsidiary of Dean Foods rather than as a stand-alone public company. We may not realize the potential benefits from being a stand-alone public company that we anticipated prior to our initial public offering. These potential benefits include:

•	enhancing our market recognition with investors;

•	allowing our management to focus its efforts on our business and strategic priorities;

•	eliminating conflicts in the allocation of capital between us and other Dean Foods businesses by providing us with direct access to the debt and equity capital markets;

•	increasing our ability to attract and retain employees by providing equity compensation tied to our business; and

•	improving our ability to pursue acquisitions through the use of shares of our common stock as consideration.

For example, although we have direct access to the debt and equity capital markets, we may not be able to issue debt or equity on terms acceptable to us or at all. The availability of shares of our common stock for use as consideration for acquisitions does not ensure that we will be able to successfully pursue acquisitions or that the acquisitions will be successful, and even with equity compensation tied to our business, we may not be able to attract and retain employees as desired. Moreover, the tax matters agreement contains restrictions that may limit our ability to realize some of these benefits. See “Certain Relationships and Related Party Transactions—Relationship with Dean Foods—Tax Matters Agreement.” We also may not fully realize the anticipated benefits of being a stand-alone public company if any of the risks identified in this “Risk Factors” section, or other events, were to occur. If we do not realize the potential benefits from being a stand-alone public company for any reason, our business may be negatively affected.

Our historical and pro forma financial information is not necessarily representative of the results we would have achieved as a stand-alone public company prior to October 2012 and may not be a reliable indicator of our future results.

We derived the historical and pro forma financial information included in this prospectus, for all periods ending prior to January 1, 2013, from Dean Foods’ consolidated financial statements. This information does not necessarily reflect the financial position, results of operations, and cash flows we would have achieved as a stand-alone public company during the periods presented, or those that we will achieve in the future.

This is primarily because of the following factors:

•

Prior to our initial public offering in October 2012, we operated as a wholly-owned subsidiary of Dean Foods, rather than as a stand-alone company. Dean Foods historically performed various corporate services for us, including executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services. Our historical and pro forma financial information reflects allocations of corporate expenses from Dean Foods for these and similar functions. These allocations may not reflect the costs we have incurred or will incur for similar services as a stand-alone public company.

•

We entered into agreements that formalized and, in certain cases, modified our ongoing commercial arrangements with certain current and former wholly-owned subsidiaries of Dean Foods. Under these agreements, the current and former wholly-owned subsidiaries of Dean Foods agreed to continue to manufacture and/or sell and distribute our products on our behalf, supply us with certain raw materials and other inputs, and provide certain other services. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Party Relationships with Dean Foods” of this prospectus. These agreements were negotiated among representatives of Dean Foods’ business platforms and, we believe, reflect substantially the terms that we would have been able to obtain from third parties, taking into account the nature of certain ongoing customer relationships. These agreements only became effective at the time of or following our initial public offering and the estimates and assumptions included in our financial forecasts with respect to the costs we will incur and the revenues and profits that we will receive under these agreements may not be accurate or complete.

•

Our historical and pro forma financial information has not been adjusted and does not reflect changes that we have experienced as a result of becoming a stand-alone public company. These changes include (1) changes in our cost structure, personnel needs, tax structure, and business operations, (2) changes in our management, (3) potential increased costs associated with reduced economies of scale, and (4) increased costs associated with corporate governance, investor and public relations, and public company reporting and compliance.

Therefore, our historical and pro forma financial information may not necessarily be indicative of our future financial position, results of operations, or cash flows, and the occurrence of any of the risks discussed in this “Risk Factors” section, or any other event, could cause our future financial position, results of operations, or cash flows to materially differ from our historical and pro forma financial information. While we have been profitable as part of Dean Foods, we cannot assure you that our profits will continue at a similar level as a stand-alone public company.

Our ability to operate our business effectively may suffer if we do not, quickly and cost effectively, establish our own financial, administrative, and other support functions, and we cannot assure you that the transitional services Dean Foods has agreed to provide us will be sufficient for our needs.

Prior to our initial public offering in October 2012, we relied on financial, administrative, and other resources of Dean Foods to operate our business. In conjunction with our separation from Dean Foods and the Distribution, we created our own financial, administrative, and other support systems and contracted with third parties to replace Dean Foods’ systems. We have entered into a transition services agreement with Dean Foods under which we are providing marketing, R&D, and other transitional services to Dean Foods, and Dean Foods is providing certain transitional services to us, including supply chain, information technology, human resources, payroll, and risk management. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Party Relationships with Dean Foods” of this prospectus. These services may not be sufficient to meet our needs. After our agreement with Dean Foods expires, we may not be able to obtain these services at as favorable prices or on as favorable terms.

Any failure or significant downtime in our own support systems or in the support systems that Dean Foods uses to provide transition services to us during the transitional period could negatively impact our results of operations or prevent us from paying our suppliers and employees, executing business combinations, or performing administrative or other services on a timely basis, which could negatively affect our results of operations. For example, our production and distribution facilities and inventory management utilize information technology to increase efficiencies and limit costs. Furthermore, a significant portion of the communications among our personnel, customers, and suppliers depends on information technology.

Our agreements with Dean Foods and the desire to preserve the tax-free status of the contribution, the Distribution, the debt-for-equity exchange and any Tax-Free Disposition by Dean Foods limit our ability to take certain corporate actions following the Distribution, and we could owe significant tax indemnification payments to Dean Foods if the Distribution, the debt-for-equity exchange or any Tax-Free Disposition is taxable as a result of actions by us or acquisitions of our stock or assets.

Our business strategy anticipates future acquisitions and development of new products. However, in order to preserve the tax-free status of the contribution, the Distribution, the debt-for-equity exchange and any Tax-Free Disposition, we are subject to certain restrictions on actions related to our common stock, including the issuance, sale, redemption or repurchase of our common stock. These restrictions could substantially limit our strategic and operational flexibility.

In addition, we generally have agreed to indemnify Dean Foods and its affiliates against any and all taxes incurred by them relating to the contribution, the Distribution, the debt-for-equity exchange and any Tax-Free Disposition failing to be tax-free to the extent such taxes are caused by our actions or acquisitions of our stock or assets by any person other than Dean Foods or its affiliates. If we were to become liable under such indemnity, it would result in a significant liability to us as such taxes would likely be substantial.

Third parties may seek to hold us responsible for liabilities of Dean Foods that we have not assumed in our agreements with Dean Foods.

Third parties may seek to hold us responsible for Dean Foods’ retained liabilities. Pursuant to our agreements with Dean Foods, Dean Foods has agreed to indemnify us for claims and losses relating to certain of these retained liabilities. However, if those liabilities are significant and we are ultimately held liable for them, we cannot assure you that we will be able to recover the full amount of our losses. For example, certain of Dean Foods’ defined benefit retirement plans are not fully funded. While Dean Foods has retained responsibility for such plans and is obligated to indemnify us for any liabilities under such retained plans, there can be no assurance that we will not be ultimately responsible for any liabilities under such plans.

Risks Related to Ownership of Common Stock and This Offering

Our stock price has been, and may continue to be, volatile or may decline regardless of our operating performance, and, as a result, you could lose all or a significant part of your investment.

The market price of our common stock is likely to be volatile, in part because our Class A common stock and Class B common stock have been traded publicly only since October 2012 and May 2013, respectively. In addition, the market price of our common stock may be influenced by many factors, some of which are beyond our control, including those described above in “—Risks Related to Our Business and Industry” and the following:

•	the failure of securities analysts to cover our Company or changes in financial estimates by analysts;

•	our inability to meet the financial estimates of analysts who follow our Company;

•	strategic actions by us or our competitors, such as acquisitions, restructurings, significant contracts, acquisitions, joint marketing relationships, joint ventures, or capital commitments;

•	variations in our quarterly results of operations and those of our competitors;

•	general economic and stock market conditions;

•	changes in conditions or trends in our industry, geographies, or customers;

•	terrorist acts;

•	future sales of our common stock or other securities;

•	any Tax-Free Disposition;

•	perceptions of the investment opportunity associated with our common stock relative to other investment alternatives;

•	the public’s reaction to our press releases, other public announcements, and filings with the SEC;

•	changes in accounting standards, policies, guidance, interpretations, or principles;

•	actual or anticipated growth rates relative to our competitors; and

•	speculation by the investment community regarding our business.

In addition, the stock markets, including the NYSE, have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities issued by many companies, including companies in our industry. In the past, some companies that have had volatile market prices for their securities have been subject to class action or derivative lawsuits. The filing of a lawsuit against us, regardless of the outcome, could have a negative effect on our business, financial condition, and results of operations, as it could result in substantial legal costs and a diversion of management’s attention and resources.

As a result of these factors, and as a result of the potential continued volatility in the prices of our common stock, investors in our Class A common stock may not be able to resell their shares at or above the public offering price or may not be able to resell them at all. These market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volumes of our Class A common stock and Class B common stock are low. This volatility may increase the risk that our stockholders will suffer a loss of all or a significant portion of their investments or be unable to sell their shares or otherwise liquidate their holdings of our Class A common stock.

Future sales, or the perception of future sales of our common stock, or a Tax-Free Disposition or other disposition, could depress the price of our common stock.

The trading prices of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market after completion of this offering, including such sales by Dean Foods. See “Description of Capital Stock—Common Stock—Conversion of Our Common Stock.” Subject to the lock-up arrangements discussed below and our agreements with Dean Foods described in “Certain Relationships and Related Party Transactions,” we are not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any substantially similar securities. The perceptions that these sales, a Tax-Free Disposition or other disposition might occur could depress the trading prices of our common stock. In addition, these sales, a Tax-Free Disposition or other disposition by Dean Foods, or the possibility that such transactions may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Finally, we may issue shares of common stock from time to time as consideration for future acquisitions, investments, or other corporate purposes. In the event any such acquisition, investment, or other transaction is significant, the number of shares of common stock that we issue may in turn be significant.

Dean Foods currently owns no Class B common stock. Upon completion of this offering, Dean Foods will own 4,486,956 of our Class A common stock unless the underwriters exercise their over-allotment option. The shares of our Class A common stock sold in this offering will be freely tradable without restriction under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares of our Class A common stock that may be held or acquired by our directors, executive officers, and other affiliates, as that term is defined in the Securities Act. Shares held by our directors, executive officers and other affiliates may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available. We have granted Dean Foods registration rights with respect to the shares of our Class A common stock, and Dean Foods may transfer these rights to any Dean Foods Entity or, in connection with a debt-for-equity exchange, a third-party lender. Any shares subsequently registered pursuant to the registration rights agreement described in “Certain Relationships and Related Party Transactions” will be freely tradable in the public market. See “Shares Eligible for Future Sale.”

In connection with this offering, we, our directors, our executive officers, and Dean Foods have each agreed not to sell any shares of our common stock for 90 days after the date of this prospectus, subject to certain extensions in certain cases and subject to certain exceptions, without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Although we have been advised that there is no present intention to do so, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated may, in their sole discretion and without notice, release all or any portion of the shares of our common stock from the restrictions in any of the lock-up agreements described above at any time. See “Underwriting (Conflicts of Interest).”

Failure to maintain effective internal controls in accordance with The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) could have a material adverse effect on our business and stock price.

As a public company with SEC reporting obligations, we are required to document and test our internal control procedures to satisfy the requirements of Section 404 of Sarbanes-Oxley (“Section 404”), which will require annual assessments by management and our independent registered public accounting firm of the effectiveness of our internal control over financial reporting beginning with our financial statements as of and for the year ending December 31, 2013. During the course of our testing, we may identify deficiencies that we are unable to remediate in a timely manner. Testing and maintaining our internal control over financial reporting may also divert management’s attention from other matters that are important to the operation of our business. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 or our independent registered public accounting firm may not be able or willing to issue an unqualified report on the effectiveness of our internal control over financial reporting. If we conclude that our internal control over financial reporting is not effective, we cannot be certain as to the timing of completion of our evaluation, testing, and remediation actions or its effect on our operations because there is presently no precedent available by which to measure compliance adequacy. Moreover, any material weakness or other deficiencies in our internal control over financial reporting may impede our ability to file timely and accurate reports with the SEC. Any of the above could cause investors to lose confidence in our reported financial information or our common stock listing on the NYSE to be suspended or terminated, which could have a negative effect on the trading price of our common stock.

Our costs have increased significantly as a result of operating as a public company, and our management is required to devote substantial time to complying with public company regulations.

Prior to our initial public offering, we operated our business as a wholly-owned subsidiary of a public company. Following our initial public offering, as a public company with separate SEC reporting, regulatory, and stock exchange listing requirements, we have incurred, and expect to continue to incur, additional legal, accounting, compliance, and other expenses that we had not incurred prior to our initial public offering. We are obligated to file with the SEC annual and quarterly information and other reports that are specified in Section 13 and other sections of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore need to have the ability to prepare financial statements that are compliant with all SEC reporting requirements on a timely basis. In addition, we are subject to other reporting and corporate governance requirements, including certain requirements of the NYSE and certain provisions of Sarbanes-Oxley and the regulations promulgated thereunder, which impose significant compliance obligations upon us.

Sarbanes-Oxley and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as new rules subsequently implemented by the SEC and the NYSE, have increased regulation of, and imposed enhanced disclosure and corporate governance requirements on, public companies. We are committed to maintaining high standards of corporate governance and public disclosure, and our efforts to comply with evolving laws, regulations, and standards in this regard are likely to result in increased marketing, selling, and administrative expenses, as well as a diversion of management’s time and attention from revenue-generating activities to compliance activities. These changes require a significant commitment of additional resources. We may not be successful in implementing these requirements, and implementing them could materially adversely affect our business, results of operations, and financial condition. We also expect these recent regulations to increase our legal and financial compliance costs, make it more difficult to attract and retain qualified officers and members of our Board of Directors, particularly to serve on our Audit Committee, and make some activities more difficult, time-consuming, and costly. In addition, if we fail to implement the required controls with respect to our internal accounting and audit functions, our ability to report our results of operations on a timely and accurate basis could be impaired. If we do not implement such required controls in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or the NYSE. Any such action could harm our reputation and the confidence of investors and clients in our Company and could negatively affect our business and cause the price of our common stock to decline.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A common stock.

We do not expect to pay cash dividends on our common stock, including the Class A common stock sold in this offering, for the foreseeable future. Any future dividends will be within the absolute discretion of our Board of Directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, contractual restrictions, business opportunities, anticipated cash needs, provisions of applicable law, and other factors that our Board of Directors may deem relevant. As a result, capital appreciation, if any, of our Class A common stock will be your sole source of potential gain for the foreseeable future. The market price for our Class A common stock after completion of this offering might not exceed the price that you pay for our Class A common stock. Furthermore, we may not generate sufficient cash from operations in the future to pay dividends on our Class A common stock. See “Dividend Policy.”

Provisions of our amended and restated certificate of incorporation, amended and restated bylaws, and the General Corporation Law of the State of Delaware (“DGCL”) could prevent or delay an acquisition or other change in control of our Company that may be beneficial to our stockholders.

Our amended and restated certificate of incorporation, amended and restated by-laws, and provisions of the DGCL to which we are subject contain provisions that could discourage, delay, or prevent a change in control of our Company or changes in our Board of Directors and management that the stockholders of our Company may deem advantageous.

Our amended and restated certificate of incorporation, amended and restated by-laws, and the DGCL contain provisions that could make it more difficult for a third party to acquire us without the consent of our Board of Directors. These provisions include restrictions on the ability of our stockholders to remove directors, the inability of our stockholders to fill vacancies on our Board of Directors, in certain instances supermajority voting requirements for stockholders to amend our amended and restated certificate of incorporation and amended and restated by-laws, prohibition on action by our stockholders by written consent, advance notice requirements for stockholder proposals and director nominations, and the inability of our stockholders to call special meetings of stockholders. In addition, our Board of Directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Moreover, we are subject to the restrictions on business combinations set forth in Section 203 of the DGCL, which generally prohibit us from engaging in a business combination with a person who owns in excess of 15% of our outstanding voting stock for a period of three years after the time of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless, among other exceptions, the transaction is approved in a prescribed manner. Although we believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics and thereby provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our Board of Directors, these provisions apply even if the offer may be considered beneficial by some stockholders. See “Description of Capital Stock.”

Further, our Board of Directors is divided into three classes with staggered three-year terms. Our amended and restated certificate of incorporation provides that our Board of Directors will be declassified over a period of approximately two years, beginning with the 2015 annual meeting of our stockholders and ending upon the 2017 annual meeting of our stockholders, after which our directors will serve for one-year terms. While our Board of Directors is classified into three classes, the staggered board could prevent a party who acquires control of a majority of the outstanding voting power of our capital stock from obtaining control of the board until the second annual meeting of stockholders following the date the acquiror obtains the controlling share interest. The staggered board provision may discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company.

The value of our Class A common stock may be adversely affected by the superior voting rights associated with our Class B common stock, and holders of our Class B common stock have the ability to significantly influence the election and removal of directors.

The holders of our Class A common stock and Class B common stock generally have identical rights, except that holders of our Class A common stock, which is the class of common stock being offered in this offering, are entitled to one vote per share on all matters submitted to a vote of stockholders, and holders of our Class B common stock are entitled to ten votes per share with respect to election and removal of directors and one vote per share on all other matters submitted to a vote of stockholders. The ten-to-one voting ratio between our Class B common stock and our Class A common stock with respect to the election and removal of directors will permit the holders of our Class B common stock collectively to exert significant influence over the election and removal of directors. Although our Class B common stock has traded at a discount to our Class A common stock to date since the Distribution, the difference between the voting rights of our Class A common stock and our Class B common stock could adversely affect the value of our Class A common stock to the extent that investors ascribe value to the superior voting rights of our Class B common stock with respect to the election and removal of directors.

On June 10, 2013, we announced that our Board of Directors has established a record date of August 16, 2013 and a meeting date of September 24, 2013 for a special meeting of our stockholders to consider and vote upon a proposal to approve the conversion of all outstanding shares of our Class B common stock into shares of our Class A common stock. In accordance with our amended and restated certificate of incorporation, our Board of Directors has determined that the holders of our Class A common stock and the holders of our Class B common stock entitled to vote at the special meeting will vote on such proposal together, as a single class. The private letter ruling from the IRS discussed above indicates that such single-class vote will not affect the tax-free treatment of the Distribution or any debt-for-equity exchange. This proposal will be considered approved upon the affirmative vote of a majority of the votes cast by the holders of all of the shares of common stock present or represented at the meeting. Such conversion will be effective on the close of business on the date on which such proposal is approved by our stockholders. However, there can be no assurance that our stockholders will approve such proposal, particularly in light of the superior voting rights with respect to the election and removal of directors associated with our Class B common stock as described under “Prospectus Summary—Separation From Dean Foods.” In the absence of stockholder approval of such proposal, our Class B common stock will continue to have voting rights with respect to the election and removal of directors that are superior to those of our Class A common stock and, therefore, the holders of our Class B common stock will be able to exercise significant influence over the election and removal of directors.

In addition, we believe the existence of two classes of publicly-traded common stock has resulted in less liquidity for both classes of our common stock than if we had only one class of common stock. See “Description of Capital Stock” for a description of our common stock and the rights associated with it.

Special Note Regarding Forward-Looking Statements

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, contained in this prospectus, including statements regarding our industry, position, goals, strategy, future operations, future financial position, future revenues, estimated costs, prospects, margins, profitability, capital expenditures, liquidity, capital resources, plans, and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We have based these forward-looking statements largely on our current expectations and estimates regarding future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the “Risk Factors” section, that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly-changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements as predictions or guarantees of future events.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus are made as of the date of this prospectus, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

Use of Proceeds

We will not issue any new shares of our Class A common stock or Class B common stock and will not receive any proceeds from the sale of Class A common stock in this offering. All of the net proceeds from this offering, including any proceeds from the exercise of the underwriters’ over-allotment option, will be received by the debt-for-equity exchange parties. On the settlement date of this offering, immediately prior to the settlement of the debt-for-equity exchange parties’ sale of the shares to the underwriters, the debt-for-equity exchange parties will acquire the Class A common stock being sold in this offering from Dean Foods in exchange for outstanding indebtedness of Dean Foods held by the debt-for-equity exchange parties. See “Prospectus Summary—The Underwriting and Debt-for-Equity Exchange,” “Underwriting (Conflicts of Interest)—The Debt-for-Equity Exchange” and “Underwriting (Conflicts of Interest)—Conflicts of Interest and Relationships.”

This offering is being conducted in accordance with the applicable provisions of Rule 5121 of the FINRA Conduct Rules because certain of the underwriters will have a “conflict of interest” pursuant to Rule 5121(f)(5)(C)(ii) by virtue of their, or their affiliates’, role as debt-for-equity exchange parties, since all of the net proceeds of this offering will be received by the debt-for-equity exchange parties. As such, neither J.P. Morgan Securities LLC nor Merrill Lynch, Pierce, Fenner & Smith Incorporated will confirm any sales to any account over which such underwriter exercises discretionary authority without the specific written approval of the transaction from the account holder. Pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of equity securities for which a “bona fide public market,” as defined by FINRA Rule 5121(f)(3), exists.

Price Range of Common Stock

Our Class A common stock began trading on the NYSE under the symbol “WWAV” on October 26, 2012. Prior to that date there was no public market for our Class A common stock. The following table sets forth the high and low sales prices per share of our Class A common stock, as reported on the NYSE, for the periods indicated. Such quotations represent inter-dealer prices without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Fiscal Year Ended December 31, 2012	High	Low
Fourth Quarter (from October 26, 2012)	$19.17	$14.22

Fiscal Year Ending December 31, 2013
First Quarter	$17.75	$14.67
Second Quarter	$19.59	$15.61
Third Quarter (through July 12, 2013)	$17.58	$16.41

Our Class B common stock began trading on the NYSE under the symbol “WWAV.B” on May 15, 2013. Prior to that date there was no public market for our Class B common stock. The following table sets forth the high and low sales prices per share of our Class B common stock, as reported on the NYSE, for the period indicated. Such quotations represent inter-dealer prices without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Fiscal Year Ending December 31, 2013	High	Low
Second Quarter (from May 15, 2013)	$18.80	$15.06
Third Quarter (through July 12, 2013)	$17.35	$15.92

On July 12, 2013, the reported last sale price of our Class A common stock and our Class B common stock on the NYSE was $17.51 and $17.25 per share, respectively. As of June 30, 2013, we had 3,246 and 3,540 holders of record of our Class A common stock and Class B common stock, respectively. A substantially greater number of stockholders are beneficial holders of our common stock in “street name” through banks, brokers, and other financial institutions that are the record holders.

Dividend Policy

We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends on our Class A common stock or Class B common stock in the foreseeable future. Any future determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, contractual restrictions, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

Capitalization

The following table sets forth our capitalization as of March 31, 2013:

•	on an actual basis; and

•

on a pro forma basis to reflect the Distribution and the related events described in the succeeding sentence, which resulted in 173,012,388 pro forma shares, comprised of 105,098,388 shares of Class A common stock and 67,914,000 shares of Class B common stock, outstanding as of March 31, 2013. This reflects the impact of (i) Dean Foods’ Distribution to its stockholders of an aggregate of 47,686,000 shares of our Class A common stock and 67,914,000 shares of our Class B common stock, (ii) the conversion of the remaining Class B common stock held by Dean Foods into our Class A common stock, and (iii) the conversion of outstanding Dean Foods restricted stock awards into WhiteWave restricted stock awards for our Class A common stock.

You should read the information in the following table together with “Selected Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited and unaudited consolidated financial statements and the related notes included elsewhere in this prospectus.

As all of the net proceeds of this offering will be received by the debt-for-equity exchange parties, this offering will have no effect on our capitalization.

	As of March 31, 2013
	Actual	Pro forma
	(Unaudited) (in thousands, except share and per share data)
Cash and cash equivalents	$57,341	$57,341

Long-term debt	$729,050	$729,050
Shareholders’ equity:
Preferred stock, $0.01 par value; 170,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock, $0.01 par value; 1,700,000,000 shares authorized, 23,000,000 issued and outstanding, actual; 1,700,000,000 shares authorized, 105,098,388 issued and outstanding, pro forma	230	1,051
Class B common stock, $0.01 par value; 175,000,000 shares authorized, 150,000,000 issued and outstanding, actual; 175,000,000 authorized, 67,914,000 issued and outstanding, pro forma	1,500	679
Additional paid-in capital	833,940	833,940
Retained earnings	42,084	42,084
Accumulated other comprehensive loss	(43,072)	(43,072)

Total shareholders’ equity	834,682	834,682

Total capitalization	$1,563,732	$1,563,732

The number of shares outstanding as of March 31, 2013 on a pro forma basis in the table above excludes:

•

19,987,612 shares of our Class A common stock that remain reserved for issuance under the 2012 SIP upon the exercise of outstanding and future stock options or upon the vesting of outstanding or future restricted stock units or future restricted stock awards that have been or will be issued under our employee benefit plans, which includes:

•

3,028,188 shares of our Class A common stock that remain reserved for issuance pursuant to equity awards granted in connection with the IPO Grants (as defined below) to our executives and employees that were granted in connection with our initial public offering, as described in “Executive Compensation;”

•

9,924,024 shares of our Class A common stock that remain reserved for issuance in connection with outstanding WhiteWave equity awards related to the compensation of our executives and employees, excluding the IPO Grants; and

•	518,429 shares of our Class A common stock that remain reserved for issuance in connection with the compensation of our directors, as described in “Management—Director Compensation;” and

•	67,914,000 shares of Class A common stock issuable upon conversion of the outstanding shares of our Class B common stock.

Selected Consolidated Financial Data

The WhiteWave Foods Company was incorporated on July 17, 2012 as a wholly-owned subsidiary of Dean Foods to acquire the capital stock of WWF Opco, a wholly-owned subsidiary of Dean Foods. Prior to completion of our initial public offering, Dean Foods contributed all of the capital stock of WWF Opco to WhiteWave in exchange for 150,000,000 shares of Class B common stock. At the time of the contribution, WWF Opco held substantially all of the historical assets and liabilities related to our business that we acquired pursuant to such contribution. We had nominal assets and no liabilities, and conducted no operations prior to the completion of our initial public offering.

On October 31, 2012, we completed our initial public offering and sold 23,000,000 shares of Class A common stock to the public at a price of $17.00 per share.

Under U.S. GAAP, the contribution of WWF Opco to WhiteWave was treated as a reorganization of entities under common control under Dean Foods. As a result, we are retrospectively presenting the consolidated financial position and results of operations of WhiteWave and WWF Opco for all periods presented.

The consolidated statement of operations data for each of the years ended December 31, 2012, 2011, and 2010, and the consolidated balance sheet data as of December 31, 2012 and 2011, are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 2009 and 2008, and the consolidated balance sheet data as of December 31, 2010, 2009, and 2008, are derived from audited and unaudited consolidated financial statements not included in this prospectus. The consolidated statement of operations data for the three months ended March 31, 2013 and 2012, and the consolidated balance sheet data as of March 31, 2013, have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements were prepared on the same basis as our audited financial statements. In our opinion, such financial statements include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements.

Our historical consolidated financial statements for periods prior to the completion of our initial public offering were prepared on a stand-alone basis in accordance with U.S. GAAP and are derived from Dean Foods’ consolidated financial statements and accounting records using the historical results of operations and assets and liabilities attributed to our operations, and include allocations of expenses from Dean Foods. Therefore, our historical financial results are not necessarily indicative of our results in any future period. The selected financial data should be read together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus.

	Year ended December 31,					Three months ended March 31,
	2012	2011	2010	2009	2008	2013	2012
	(In thousands, except share and per share data)
Statement of Operations Data:
Net sales(1)	$2,175,374	$1,916,830	$1,713,390	$1,446,931	$1,267,669	$584,508	$522,730
Net sales to related parties(2)	109,513	108,921	107,923	88,036	69,466	21,899	29,298
Related party fees(2)	4,551	—	—	—	—	—	—
Transitional sales fees(2)	—	—	—	—	—	1,837	—

Total net sales	2,289,438	2,025,751	1,821,313	1,534,967	1,337,135	608,244	552,028
Cost of sales(2)	1,485,494	1,341,310	1,210,816	1,020,585	917,028	389,701	359,588

Gross profit(3)	803,944	684,441	610,497	514,382	420,107	218,543	192,440
Related party license income(4)	36,034	42,680	39,378	46,729	46,868	—	10,473
Operating costs and expenses:
Selling and distribution(2),(3)	492,130	414,724	384,512	331,844	290,054	125,938	118,987
General and administrative(5), (6)	167,595	136,703	139,888	127,130	78,968	50,612	35,062

Total operating costs and expenses	659,725	551,427	524,400	458,974	369,022	176,550	154,049

Operating income	180,253	175,694	125,475	102,137	97,953	41,993	48,864
Other expense (income):
Interest expense (income)(4),(7)	9,924	9,149	10,583	(680)	(6,565)	4,724	1,649
Other expense (income), net	957	122	377	(149)	3,252	(220)	121

Total other expense (income)	10,881	9,271	10,960	(829)	(3,313)	4,504	1,770

Income from continuing operations before income taxes	169,372	166,423	114,515	102,966	101,266	37,489	47,094
Income tax expense	56,858	52,089	33,159	42,419	35,012	13,491	15,786

Income from continuing operations	112,514	114,334	81,356	60,547	66,254	23,998	31,308
Gain (loss) on sale of discontinued operations, net of tax	403	3,616	5,693	276	(47)	—	—
Income (loss) from discontinued operations, net of tax	2,056	(27,105)	(16,686)	(21,089)	2,968	—	—

Net income	114,973	90,845	70,363	39,734	69,175	23,998	31,308
Net (income) loss attributable to non-controlling interest	(1,279)	16,550	8,735	12,441	—	—	—

Net income attributable to The WhiteWave Foods Company	$113,694	$107,395	$79,098	$52,175	$69,175	$23,998	$31,308

Basic earnings per common share(8):
Income from continuing operations attributable to The WhiteWave Foods Company	$0.73	$0.76	$0.54	$0.40	$0.44	$0.14	$0.21
Net discontinued operations	0.01	(0.04)	(0.01)	(0.05)	0.02	—	—
Net income attributable to The WhiteWave Foods Company	$0.74	$0.72	0.53	$0.35	$0.46	$0.14	$0.21
Diluted earnings per common share(8):
Income from continuing operations attributable to The WhiteWave Foods Company	$0.73	$0.76	$0.54	$0.40	$0.44	$0.14	$0.21
Net discontinued operations	0.01	(0.04)	(0.01)	(0.05)	0.02	—	—
Net income attributable to The WhiteWave Foods Company	$0.74	$0.72	$0.53	$0.35	$0.46	$0.14	$0.21
Average common shares:
Basic	153,770,492	150,000,000	150,000,000	150,000,000	150,000,000	173,000,000	150,000,000
Diluted	153,770,497	150,000,000	150,000,000	150,000,000	150,000,000	173,132,917	150,000,000
Balance Sheet Data:
Cash and cash equivalents	$69,373	$96,987	$73,812	$26,466	$3,907	$57,341	$110,701
Total assets	2,168,011	2,108,685	2,066,879	2,101,136	1,489,274	2,170,763	2,148,159
Total debt(7)	780,550	456,171	440,351	440,255	40,313	744,050	458,119
Other non-current liabilities	294,963	274,578	281,509	289,440	171,564	315,388	281,432
Total equity	784,956	1,140,686	1,124,463	1,153,901	1,118,715	834,682	1,167,691

(1)	Our net sales are derived primarily from sales of our branded plant-based foods and beverages, coffee creamers and beverages, and premium dairy products to third-party customers across North America and Europe. Sales are reported net of estimated returns, trade promotions, and other discounts. Net sales do not include the sales of our finished goods to third-party customers made directly by other Dean Foods wholly-owned subsidiaries.

(2)	Net sales to related parties represent the sale of our finished products to other wholly-owned subsidiaries of Dean Foods. Prior to our initial public offering, those transactions took place at an agreed-upon price, which may not be equivalent to the terms that would prevail in an arm’s-length transaction. In addition, effective January 1, 2010, Dean Foods implemented a standardized intercompany pricing structure on all products sold by us to other wholly-owned subsidiaries of Dean Foods which negatively impacted our related party sales as compared to years prior to 2010. In connection with the initial public offering, we entered into agreements that formalized ongoing commercial arrangements we had with certain current and former wholly-owned Dean Foods subsidiaries. These agreements included certain transitional sales agreements, a sales and distribution agreement, and certain manufacturing and supply agreements. On January 3, 2013, Dean Foods sold Morningstar to an unaffiliated third party, and therefore Morningstar is no longer a related party of WhiteWave. In connection with this sale, we modified certain of the commercial agreements between us and Morningstar. Pursuant to one of the transitional sales agreements in which Morningstar remits to us the cash representing the net profit collected from WhiteWave product sales, the net effect of the agreement is reflected as related party fees prior to Dean Foods’ sale of Morningstar and as transitional sales fees after Dean Foods’ sale of Morningstar. We and Dean Foods also entered into a transition services agreement to cover certain continued corporate services provided by us and Dean Foods to each other following completion of our initial public offering. Due to these and other changes in connection with our initial public offering, the historical financial information included in this prospectus may not necessarily reflect our financial position, results of operations, and cash flows in the future or what our financial position, results of operations, and cash flows would have been had we been a stand-alone public company during the periods presented. See “Certain Relationships and Related Party Transactions” and the notes to “Unaudited Pro Forma Condensed Consolidated Financial Information.”

(3)	As disclosed in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus, we include certain shipping and handling costs associated with shipping products to customers through third-party carriers and third-party inventory warehouse costs within selling and distribution expense. As a result, our gross profit may not be comparable to that of other entities that present all shipping and handling costs as a component of cost of sales.

(4)	Historically, our intellectual property license agreement with Morningstar provided Morningstar the right to use certain intellectual property in the manufacture of certain products for a fee. In conjunction with the license agreement, a loan agreement was entered into, pursuant to which we extended a line of credit to Morningstar related to the license income under the license agreement. In connection with our initial public offering, we and Morningstar agreed to terminate this license agreement and the related loan. Since our initial public offering, we no longer receive license income or related interest income associated with these historical agreements. In addition, in connection with our initial public offering, we transferred the intellectual property subject to the license agreement to Morningstar so that Morningstar had the requisite intellectual property and manufacturing know-how to produce and sell its products and brands. All intellectual property related to and necessary for the production of our products and brands was retained. See “Certain Relationships and Related Party Transactions.”

(5)	Prior to completion of our initial public offering, Dean Foods provided certain corporate services to us, and costs associated with these functions were allocated to us. Our historical financial statements reflect these costs primarily within general and administrative expenses. These allocations included costs related to corporate services such as executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services, as well as stock-based compensation expense attributable to our employees and an allocation of stock-based compensation attributable to employees of Dean Foods. The total amount of these allocations from Dean Foods was approximately $9.3 million in the three months ended March 31, 2012 and approximately $50.7 million from January 1, 2012 to the date of our initial public offering (which includes $17.5 million of transaction costs related to our initial public offering), and $32.7 million, $36.2 million, $45.7 million, and $24.0 million in the years ended December 31, 2011, 2010, 2009, and 2008, respectively. Following our initial public offering, as a stand-alone public company, we assumed responsibility for the costs of these functions. Dean Foods continues to provide many of these services on a transitional basis for a fee. See “Certain Relationships and Related Party Transactions.” The historical allocations may not reflect the expense we would have incurred as a stand-alone public company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone public company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in certain areas.

(6)	Our results include Alpro’s results of operations subsequent to the July 2, 2009 date of acquisition. For the period from July 2, 2009 through December 31, 2009, Alpro had $174.5 million of net sales and $9.7 million of operating income. In addition, results for 2009 include acquisition-related expenses in general and administrative expenses, related to due diligence, investment advisors, and regulatory matters of approximately $12.2 million. In 2012, we also incurred $17.5 million of transaction costs related to our initial public offering.

(7)	We were allocated $440.3 million from the Dean Foods senior secured credit facility on July 2, 2009 to fund our acquisition of Alpro. Interest expense has been allocated based on the historical interest rates of the Dean Foods senior secured credit facility and totaled approximately $3.0 million for the three months ended March 31, 2012 and approximately $9.9 million, $13.2 million, and $13.0 million in the years ended December 31, 2012, 2011, and 2010, respectively. Debt issuance costs related to this debt have been allocated in the same proportion as debt and are recorded as a non-current asset included in our consolidated balance sheets. No principal, interest, or debt issuance costs have been paid by us historically. Upon completion of our initial public offering, the principal balances associated with this allocated portion of the Dean Foods senior secured credit facility were settled as a contribution to our capital from Dean Foods. In connection with our initial public offering, we incurred approximately $885 million in new indebtedness and subsequently repaid approximately $86 million under our revolving credit facility with the proceeds of our initial public offering.

(8)

Basic earnings per share is based on the weighted average number of outstanding shares of common stock during each period. Diluted earnings per share is based on the weighted average number of outstanding shares of common stock and the effect of all dilutive common stock equivalents outstanding during each period. For all periods prior to completion of our initial public offering, the same number of shares of common stock is being used for basic and diluted earnings per share as no WhiteWave Class A common stock or equity awards were outstanding. The contribution of WWF Opco to WhiteWave was treated as a reorganization of entities under common control under Dean Foods. As a result, we are retrospectively presenting the 150,000,000 outstanding shares of Class B common stock for WhiteWave and WWF Opco for all periods presented. The outstanding shares of Class B common stock give effect to Dean Foods’ contribution of WWF Opco’s capital stock to WhiteWave. 2,445,327 anti-dilutive options and 52 anti-dilutive RSUs were excluded from the calculation for the three months ended March 31, 2013. 2,445,327 anti-dilutive options and 666,999 anti-dilutive RSUs were excluded from the calculation for the year ended December 31, 2012.

Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated financial information consists of an unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2012. The unaudited pro forma condensed consolidated financial information has been derived by application of pro forma adjustments to our historical financial statements for the year ended December 31, 2012 included elsewhere in this prospectus.

The WhiteWave Foods Company was incorporated on July 17, 2012 as a wholly-owned subsidiary of Dean Foods to acquire the capital stock of WWF Opco, a wholly-owned subsidiary of Dean Foods. Prior to completion of our initial public offering, Dean Foods contributed all of the capital stock of WWF Opco to WhiteWave in exchange for 150,000,000 shares of Class B common stock. At the time of the contribution, WWF Opco held substantially all of the historical assets and liabilities related to our business that we acquired pursuant to such contribution. We had nominal assets and no liabilities, and conducted no operations prior to the completion of our initial public offering.

On October 31, 2012, we completed our initial public offering and sold 23,000,000 shares of Class A common stock to the public at a price of $17.00 per share. We entered into a number of transactions in connection with our initial public offering and the separation of our business from Dean Foods’ other businesses. For a discussion of these transactions, refer to “Prospectus Summary—Separation from Dean Foods,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus.

Under U.S. GAAP, the contribution of WWF Opco to WhiteWave was treated as a reorganization of entities under common control under Dean Foods. As a result, we have retrospectively presented the consolidated financial position and results of operations of WhiteWave and WWF Opco for the year ended December 31, 2012 in our audited financial statements included elsewhere in this prospectus.

The unaudited pro forma condensed consolidated financial information has been prepared to reflect adjustments to our historical financial information that are (1) directly attributable to the transactions described below; (2) factually supportable and (3) expected to have a continuing impact on our results. The unaudited pro forma condensed consolidated financial information does not include non-recurring items, including, but not limited to offering-related legal and advisory fees.

The unaudited pro forma condensed consolidated financial information gives effect to our initial public offering and the following transactions which occurred in connection with our initial public offering as if such transactions had occurred on January 1, 2012:

•	the reclassification, the separation and the contribution, as described in “Prospectus Summary—Separation from Dean Foods;”

•

the indebtedness incurred at the time of our initial public offering in the related financing transactions, as described in “Prospectus Summary—Separation from Dean Foods” and “Description of Material Indebtedness;”

•

the agreements that formalized and, in certain cases, modified ongoing commercial arrangements we have with certain current and former wholly-owned Dean Foods subsidiaries, as described in “Certain Relationships and Related Party Transactions;”

•	the termination of the intellectual property license agreement with Morningstar, as described in “Certain Relationships and Related Party Transactions;” and

•	other adjustments described in the notes to this section.

The pro forma adjustments reflected in our unaudited pro forma condensed consolidated financial information are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and does not purport to represent what our results of operations would have been if we had operated as a stand-alone public company during the periods presented or if the transactions described above had actually occurred as of the date indicated, nor does it project our results of operations or cash flows for any future period.

The incremental impact of the Morningstar Asset Purchase Agreement, transitional sales agreements, stand-alone public company costs, and non-recurring transition costs, all of which are described below, are not reflected in the unaudited pro forma condensed consolidated financial information.

On January 3, 2013, Dean Foods sold Morningstar to an unaffiliated third party. In connection with this sale, we modified certain of the commercial agreements entered into in connection with our initial public offering between us and Morningstar as described below. These modifications, with the exception of the Morningstar Asset Purchase Agreement described below, are primarily timing modifications and will not have a material impact on our results of operations. As a result, these modifications are not reflected in this unaudited pro forma condensed consolidated financial information.

Morningstar Asset Purchase Agreement

In connection with the Morningstar sale, we entered into an asset purchase agreement (the “Morningstar Asset Purchase Agreement”) pursuant to which we agreed to terminate an option to purchase plant capacity and property at a Morningstar facility, sell to Morningstar certain manufacturing equipment used to produce certain WhiteWave products, and execute certain other transactions. The agreement was executed on December 2, 2012 but became effective on January 3, 2013, and we received $60 million as consideration. This transaction was accounted for as a contribution to equity and the proceeds were used to repay a portion of the outstanding balance of the senior secured credit facilities. The repayment of the debt and related impact on interest expense has not been reflected in the unaudited pro forma condensed consolidated financial information for the year ended December 31, 2012.

Morningstar Transitional Sales Agreements

In connection with the initial public offering, and as amended in connection with the Morningstar sale described above, we entered into an agreement pursuant to which Morningstar will transfer back to us responsibility for sales and associated costs of WhiteWave products over a term of up to nine months after the Morningstar sale. During this nine month period, Morningstar will provide certain transitional services to us, which include, but are not limited to, taking and filling orders, collecting receivables, and shipping products to our customers. Morningstar will remit to us the cash representing the net profit collected from these product sales until such time as the sales are transitioned to us. This agreement modifies our historical intercompany arrangements and reflects new pricing. The net effect of the agreement would be an estimated increase in related party fees of $21.6 million, representing gross billings to customers by Morningstar of $59.7 million for the year ended December 31, 2012. The net effect of the agreement since its effective date is reflected as a related party fee of $4.5 million in our historical consolidated statements of operations, representing gross billings to customers by Morningstar of $12.2 million for the period ended December 31, 2012.

We and Morningstar also entered into an agreement (which was amended in connection with the Morningstar sale) pursuant to which we will transfer to Morningstar responsibility for the sales and associated costs of our aerosol whipped topping and other non-core products during the 90 day period after completion of the Morningstar sale. During this period, we will provide certain transitional services to Morningstar which include, but are not limited to, taking and filling orders, collecting receivables and shipping products to customers. We will remit to Morningstar the net profit associated with these products until such time as the sales are transitioned to Morningstar. This agreement modifies our historical intercompany arrangements and reflects new pricing. The net effect of the agreement would be an estimated decrease in net sales by $25.2 million, a decrease in cost of sales by $16.5 million, and a decrease in selling and distribution expense by $1.6 million for the year ended December 31, 2012. Not reflected in our historical consolidated statement of operations since the agreement’s effective date are net sales, cost of sales, and selling and distribution expense of $7.6 million, $5.2 million, and $0.4 million, respectively, for the period ended December 31, 2012.

The net impact of these transitional sales agreements to our operating income would be an estimated increase of $14.5 million for the year ended December 31, 2012.

Stand-alone Public Company Costs

Prior to completion of our initial public offering, Dean Foods provided certain corporate services to us, and costs associated with these functions were allocated to us. These allocations included costs related to corporate services, such as executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services, as well as stock-based compensation expense attributable to our employees and an allocation of stock-based compensation attributable to employees of Dean Foods. The costs of such services were allocated to us based on the most relevant allocation method to the service provided, primarily based on relative percentage of total net sales, relative percentage of headcount, or specific identification.

The total amount of these allocations from Dean Foods was approximately $50.7 million (which includes $17.5 million of transaction costs related to our initial public offering) in the year ended December 31, 2012. These cost allocations are primarily reflected within general and administrative expenses in our consolidated statements of operations as well as classified as Corporate and other in Note 15 to our audited consolidated financial statements. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the period presented.

Upon completion of our initial public offering, we assumed responsibility for all our stand-alone public company costs, including the costs of corporate services provided by Dean Foods. We estimate that our annual recurring general and administrative expense for these costs will be an aggregate of approximately $55 million (representing approximately $4 million of annual costs incremental to the 2012 allocated costs referred to above).

Non-recurring Transition Costs

In connection with our initial public offering, we and Dean Foods entered into a transition services agreement to cover certain continued corporate services provided by us and Dean Foods to each other following completion of the our initial public offering. Dean Foods has charged us $5.4 million and we have charged Dean Foods $2.6 million for services rendered under the transition services agreement since its effective date in the period ended December 31, 2012. These services will be provided under the transition services agreement described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Relationships and Related Party Transactions—Transition Services Agreement.”

As we transition away from the corporate services currently provided by Dean Foods, we believe that we may incur $5 million to $10 million of non-recurring transitional costs in both 2013 and 2014 to establish our own stand-alone corporate functions.

“Unaudited Pro Forma Condensed Consolidated Financial Information” and the related notes should be read in conjunction with “Capitalization,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Party Transactions,” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2012

(Dollars in Thousands, Except Per Share Data)

	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$2,175,374	$—		$2,175,374
Net sales to related parties	109,513	19,738	(a)	129,251
Related party fees	4,551	—		4,551

Total net sales	2,289,438	19,738		2,309,176
Cost of sales	1,485,494	8,917	(a)	1,494,411

Gross profit	803,944	10,821		814,765
Related party license income	36,034	(36,034	)(b)	—
Operating costs and expenses:
Selling and distribution	492,130	—		492,130
General and administrative	167,595	(9,313	)(c),(d)	158,282

Total operating costs and expenses	659,725	(9,313)		650,412

Operating income	180,253	(15,900)		164,353
Other expense:		—
Interest expense	9,924	13,663	(e),(f)	23,587
Other expense, net	957	—		957

Total other expense	10,881	13,663		24,544

Income from continuing operations before income taxes	169,372	(29,563)		139,809
Income tax expense	56,858	(10,347	)(g)	46,511

Income from continuing operations	$112,514	$(19,216)		$93,298

Earnings per Share:
Basic	$0.73			$0.54	(h)
Diluted	0.73			0.54	(h)
Average common shares:
Basic	153,770,492			173,012,388	(h)
Diluted	153,770,497			173,768,564	(h)

See notes to unaudited pro forma condensed consolidated financial information.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(a) Separation Adjustments and Operating Model Changes

In connection with and effective as of our initial public offering, we entered into agreements that formalized and, in certain cases, modified ongoing commercial arrangements we have with certain current and former wholly-owned Dean Foods subsidiaries. These agreements were negotiated by representatives of the applicable Dean Foods business platforms party to each of the agreements. We believe these agreements contain pricing provisions that reflect substantially the terms that we would have been able to obtain from unaffiliated third parties, taking into account the nature of certain ongoing customer relationships.

Fresh Dairy Direct (“FDD”) Sales and Distribution Agreement

We entered into an agreement with two wholly-owned subsidiaries of Dean Foods, Suiza Dairy Group, LLC (“Suiza Dairy”) and Dean Dairy Holdings, LLC (“Dean Dairy”), pursuant to which such those subsidiaries continue to sell and distribute certain WhiteWave products for a fixed initial term of up to 18 months, depending on the product and customer. This agreement modifies our historical intercompany arrangements and reflects new pricing. The net effect of the agreement as reflected in the unaudited pro forma condensed consolidated statement of operations was an increase in net sales to related parties of $19.7 million and an increase to cost of sales of $7.0 million for the year ended December 31, 2012.

Morningstar Co-Packing Agreement

We entered into a manufacturing agreement with Morningstar pursuant to which Morningstar continues manufacturing various WhiteWave products on our behalf. With the exception of the manufacture of aerosol whipped topping and other non-core products, which are subject to this manufacturing agreement for the term of the related transitional sales agreement, this manufacturing agreement generally has a term of three to five years beginning upon completion of the Morningstar sale with respect to the various product lines. If we fail to purchase specified minimum volumes of the products covered by the manufacturing agreement, we will be required to make deficiency payments to Morningstar equal to the volume gap between actual purchases and the specified minimum volumes multiplied by a specified portion of the products’ price. We do not expect such deficiency payments, if any, to be material to us. The agreement modifies our historical intercompany arrangements and reflects new pricing terms. The net effect of the agreement as reflected in the unaudited pro forma condensed consolidated statement of operations was an increase in cost of sales of $1.5 million for the year ended December 31, 2012.

FDD Co-Packing Agreement

Additionally, we entered into a separate manufacturing agreement with Suiza Dairy and Dean Dairy pursuant to which those subsidiaries will continue manufacturing WhiteWave fresh organic milk products on our behalf for a term of 18 months depending on the product and customer. The costs of manufacturing such WhiteWave products reflect new pricing terms. The net effect of the agreement as reflected in the unaudited pro forma condensed consolidated statement of operations was an increase in cost of sales of $0.4 million for the year ended December 31, 2012.

FDD Cream Supply Agreement

We also entered into a supply agreement with Suiza Dairy and Dean Dairy pursuant to which we will continue to purchase cream from those subsidiaries for an initial term ending December 31, 2013, with an option for us to renew for up to four one-year terms. If we fail to purchase specified minimum volumes of cream, we will be required to make deficiency payments to Suiza Dairy and Dean Dairy equal to any incremental loss incurred by Suiza Dairy and Dean Dairy from the sale to third parties of such cream not purchased by us. We do not expect such deficiency payments, if any, to be material to us. The purchases of cream from Suiza Dairy and Dean Dairy reflect new pricing terms. This agreement had no net effect on the unaudited pro forma condensed consolidated statement of operations.

(b) Termination of Intellectual Property License Agreement

Historically, our intellectual property license agreement with Morningstar provided Morningstar the right to use certain intellectual property in the manufacture of certain products for a fee. In conjunction with the license agreement, a loan agreement was entered into, pursuant to which we extended a line of credit to Morningstar related to the license income under the license agreement. In connection with our initial public offering, we and Morningstar agreed to terminate the license agreement and the related loan. Since our initial public offering, we no longer receive license income or related interest income associated with these historical agreements. In addition, in connection with our initial public offering, we transferred the intellectual property subject to the license agreement to Morningstar so that Morningstar had the requisite intellectual property and manufacturing know-how to produce and sell its products and brands. All intellectual property related to and necessary for the production of the Company’s products and brands was retained. See “Certain Relationships and Related Party Transactions.”

(c) Transaction Costs

Reflects an adjustment to eliminate non-recurring transaction costs we incurred in connection with our initial public offering. These costs primarily include costs related to legal, accounting, and consulting services, of which we incurred $17.5 million during the year ended December 31, 2012.

(d) IPO Grants

Reflects an adjustment of $8.2 million for the year ended December 31, 2012 to record the recurring impact on stock compensation expense for award grants directly attributable to our initial public offering.

The Dean Foods Compensation Committee and the independent directors of the WhiteWave board of directors approved the following awards for the Company’s executive officers and nonemployee directors and certain other executives which were granted upon completion of the initial public offering: an aggregate of (i) 666,999 RSUs; (ii) 225,771 phantom shares, which are identical to cash-settled RSUs in that they are based on share price; (iii) 2,416,666 stock options with an exercise price equal to the initial public offering price; (iv) 2,542,500 cash awards; and (v) 211,111 stock appreciation rights (“SARs”), which are similar to stock options, except that no exercise price is required to be paid. All the awards (other than cash awards) will vest pro rata on each of the first, second, and third anniversaries of the initial date of grant, and will vest in their entirety upon a change in control of the Company or, if prior to the Distribution, of Dean Foods. All the cash awards will vest on the 36 month anniversary of the initial date of grant, and will vest in their entirety upon a change in control of the Company or, if prior to the intended distribution of our common stock, of Dean Foods.

The exercise price per share is $17.00.

(e) Historical Indebtedness

In connection with the initial public offering, we settled, as a contribution to our capital from Dean Foods, the principal balance of $440.3 million associated with the Dean Foods senior secured credit facility that was allocated to us prior to the completion of the initial public offering. Additionally, in connection with our initial public offering, the principal balances associated with our participation in the Dean Foods receivables-backed facility were settled as a contribution to our capital from Dean Foods. For a description of the Dean Foods receivables-backed facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Pre-Initial Public Offering Indebtedness.”

An adjustment to the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2012, has been made to eliminate the interest expense related to the above indebtedness, as if it had been settled on January 1, 2012.

(f) New Debt Financing

In connection with the initial public offering, we incurred approximately $885.0 million in new indebtedness under our senior secured credit facilities and repaid approximately $86.0 million under our revolving credit facility with proceeds from our initial public offering. We have additional borrowing capacity available under these facilities, which amount will vary over time depending on our financial covenants and operating performance.

The Credit Agreement governing our senior secured credit facilities provides for an aggregate amount of $1.35 billion in financing, which consists of a revolving credit facility in a principal amount of $850 million and two term loan facilities in an aggregate principal amount of $500 million. Borrowings under our senior secured credit facilities initially bear interest at a rate of LIBOR plus 1.75% per annum or, in the case of one of the $250 million term loan facilities, LIBOR plus 2.00% per annum.

The audited consolidated balance sheet as of December 31, 2012 also reflects the capitalization of $12.4 million of new deferred financing costs that we incurred under the revolving credit facility and term loan facilities. These costs are being deferred and recognized over the terms of the respective revolving credit or term loan facility using the effective interest method.

The unaudited pro forma condensed consolidated statement of operations reflects an adjustment for the expected interest expense and the amortization of deferred financing costs on our new borrowings under the revolving credit facility and term loan facilities. Pro forma interest expense (i) reflects an estimated weighted average annual interest rate of 2.29% on the indebtedness incurred under our senior secured facilities, based on our weighted average effective interest rate as of December 31, 2012, and (ii) reflects amortization expense on the $12.4 million of deferred financing costs associated with our new borrowings, utilizing a weighted average maturity of 5.6 years. A 0.125% increase or decrease in the weighted average annual interest rate on the revolving credit facility and term loan facilities would increase or decrease pro forma interest expense by $1.0 million annually.

The following table reflects the adjustments in our unaudited pro forma condensed consolidated statement of operations to reflect the impact of the adjustments to interest expense.

Year Ended December 31, 2012
(In thousands)
Revolving Credit Facility	$6,751
Term Loan A-1	4,304
Term Loan A-2	4,899
Amortization of deferred financing fees	1,782

New indebtedness	$17,736
Existing indebtedness (e)	(10,496)
Interest revenue on license note (b)	6,423

Pro forma net finance expense	$13,663

(g) Resulting Tax Effects

Reflects an income tax expense adjustment for the items noted in (a) through (f), calculated at the U.S. federal statutory rate of 35%.

(h) Pro Forma Earnings Per Share

The number of shares used to compute pro forma basic earnings per share for the year ended December 31, 2012 is 173,012,388, comprised of 105,098,388 shares of Class A common stock and 67,914,000 shares of

Class B common stock. This reflects the impact of (i) Dean Foods’ Distribution to its stockholders of an aggregate of 47,686,000 shares of our Class A common stock and 67,914,000 shares of our Class B common stock, (ii) the conversion of the remaining Class B common stock held by Dean Foods into our Class A common stock, and (iii) the conversion of outstanding Dean Foods restricted stock awards into WhiteWave restricted stock awards for our Class A common stock. The number of shares used to compute pro forma diluted earnings per share for the year ended December 31, 2012 includes the dilutive impact of the conversion of outstanding Dean Foods equity awards which were converted into stock options, RSUs, or phantom stock units, as applicable, to acquire WhiteWave Class A common stock as if the conversion occurred on January 1, 2012. Diluted weighted average number of stock options, RSUs, or phantom stock units was calculated to reflect the potential dilution pursuant to the treasury stock method.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our audited and unaudited condensed consolidated financial statements and the related notes, and our unaudited pro forma condensed financial information and the related notes, included elsewhere in this prospectus.

The WhiteWave Foods Company was incorporated on July 17, 2012 as a wholly-owned subsidiary of Dean Foods to acquire the capital stock of WWF Operating Company, a wholly-owned subsidiary of Dean Foods. Prior to the completion of our initial public offering, Dean Foods contributed all of the capital stock of WWF Opco to WhiteWave in exchange for 150,000,000 shares of Class B common stock. At the time of the contribution, WWF Operating Company held substantially all of the historical assets and liabilities related to our business. We had nominal assets and no liabilities, and conducted no operations prior to the completion of our initial public offering.

Unless otherwise specified, any references that speak as of the period prior to the completion of our initial public offering to “our”, “we”, and “us” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations refer to WWF Operating Company, and references to “our”, “we”, and “us” that speak as of or after completion of our initial public offering refer to The WhiteWave Foods Company.

This discussion and analysis contains forward-looking statements that are subject to risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with those statements. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.”

Formation of the Company and Initial Public Offering

The WhiteWave Foods Company was incorporated on July 17, 2012 as a wholly-owned subsidiary of Dean Foods to acquire the capital stock of WWF Operating Company, a wholly-owned subsidiary of Dean Foods. Prior to the completion of our initial public offering, Dean Foods contributed all of the capital stock of WWF Opco to WhiteWave in exchange for 150,000,000 shares of Class B common stock. At the time of the contribution, WWF Operating Company held substantially all of the historical assets and liabilities related to our business. We had nominal assets and no liabilities, and conducted no operations prior to our initial public offering.

See “Prospectus Summary—Separation from Dean Foods” for a description of our initial public offering and the separation of our business from Dean Foods’ other businesses.

The following transactions occurred in connection with our initial public offering and the separation of our business from Dean Foods’ other businesses:

•

On October 5, 2012, WWF Operating Company issued a series of intercompany notes to Dean Foods in the aggregate principal amount of $1.155 billion to evidence the payment of a dividend by WWF Operating Company to Dean Foods. The notes had various maturity dates beginning in October 2013 and continuing until May 2014, and bore interest at a fixed rate of 2.733% per annum. The notes were unsecured and not guaranteed.

•

On October 12, 2012, we entered into a credit agreement, among us, the subsidiary guarantors listed therein, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and the other lenders party thereto (the “Credit Agreement”). The Credit Agreement governing our senior secured credit facilities provides for an aggregate amount of $1.35 billion in financing, which consists of a five-year revolving credit facility in a principal amount of $850 million, a five-year $250 million term loan A-1, and a seven-year $250 million term loan A-2.

•	On October 15, 2012, we amended and restated our certificate of incorporation and by-laws, increased the total number of authorized shares of our capital stock to 2,045,000,000 shares, and created two classes of common stock that have the same economic rights, including with respect to dividends and distributions. Our Class A common stock was and is entitled to one vote per share, while our Class B common stock was then entitled to ten votes per share with respect to all matters submitted to a vote of our stockholders, subject, in the case of the Class B common stock, to reduction in accordance with terms of the amended and restated certificate of incorporation. Each share of Class B common stock was convertible into one share of Class A common stock at any time at Dean Foods’ election and automatically in certain circumstances. The common stock held by Dean Foods prior to our initial public offering was reclassified into Class B common stock.

•

On October 31, 2012, we completed our initial public offering and sold 23,000,000 shares of Class A common stock to the public at a price of $17.00 per share. Prior to completion of our initial public offering, Dean Foods contributed all of the capital stock of WWF Operating Company to us in exchange for 150,000,000 shares of our Class B common stock.

•

On October 31, 2012, we incurred approximately $885 million in new indebtedness under our senior secured credit facilities and contributed substantially all of the net proceeds to WWF Operating Company. We also contributed $282 million of the net proceeds from our initial public offering to WWF Operating Company, which used those proceeds, together with substantially all of the net proceeds of the indebtedness incurred under the Credit Agreement, to repay then-outstanding obligations under intercompany notes owed to Dean Foods, as described above.

•

On November 1, 2012, the remaining net proceeds of approximately $86 million from our initial public offering were used to repay a portion of the indebtedness then outstanding under our revolving credit facility.

•

In connection with our initial public offering, Dean Foods novated to us certain of its interest rate swaps with a notional value of $650 million and a maturity date of March 31, 2017. These swap agreements have fixed interest rates between 2.75% and 3.19%.

•

On May 23, 2013, Dean Foods distributed to its stockholders an aggregate of 47,686,000 shares of our Class A common stock and 67,914,000 shares of our Class B common stock as a pro rata dividend on shares of Dean Foods common stock outstanding at the close of business on May 17, 2013, the record date for the Distribution. Prior to the Distribution, Dean Foods converted 82,086,000 shares of our Class B common stock into 82,086,000 shares of our Class A common stock in accordance with the terms of our amended and restated certificate of incorporation, 47,686,000 of which were distributed to Dean Foods stockholders in the Distribution. As a result of the Distribution, Dean Foods owns 34,400,000 shares of our Class A common stock and no shares of our Class B common stock. Effective upon the Distribution, and in accordance with the terms of our amended and restated certificate of incorporation, we reduced the number of votes per share of our Class B common stock with respect to all matters submitted to a vote of our stockholders, other than the election and removal of directors, to one vote per share.

Dean Foods is required by the terms of the separation and distribution agreement to dispose of any remaining ownership interest in us within three years of the Distribution, or May 23, 2016. See “Certain Relationship and Related Party Transactions—Separation and Distribution Agreement.” However, Dean Foods has informed us that it intends to complete the disposition of its remaining ownership interest in us within 18 months of the completion of the Distribution, or November 23, 2014.

The contribution of WWF Operating Company to WhiteWave was treated as a reorganization of entities under common control under Dean Foods. As a result, we are retrospectively presenting the consolidated financial position and results of operations of WhiteWave and WWF Operating Company for all periods presented.

Overview of the Business

We are a leading consumer packaged food and beverage company focused on high-growth product categories that are aligned with emerging consumer trends. We manufacture, market, distribute, and sell branded plant-based foods and beverages, coffee creamers and beverages, and premium dairy products throughout North America and Europe. Our widely-recognized, leading brands distributed in North America include Silk plant-based foods and beverages,

International Delight and LAND O LAKES coffee creamers and beverages, and Horizon Organic premium dairy products, while our popular European brands of plant-based foods and beverages include Alpro and Provamel.

We sell our products across North America and Europe to a variety of customers, including grocery stores, mass merchandisers, club stores, and convenience stores, as well as through various away-from-home channels, including restaurants and foodservice outlets. We sell our products in North America and Europe primarily through our direct sales force and independent brokers.

We have an extensive production and supply chain footprint in the United States. We utilize five manufacturing plants, two distribution centers, and three strategic co-packers across the country. In addition, we have a supply chain footprint across Europe. We have strategically positioned four plants across Europe in the United Kingdom, Belgium, France, and the Netherlands, each supported by an integrated supply chain that enables us to meet the needs of our customers. We utilize four manufacturing plants and a limited number of third-party co-packers for more specialized, low-volume products. Furthermore, we also have a broad commercial partner network across Europe, which complements our own sales organizations in the United Kingdom, Belgium, Germany, and the Netherlands, facilitating access to the countries in which we sell our products.

Factors Affecting Our Business and Results of Operations

The following trends have impacted our sales and operating income over the past three years and we believe that they will continue to be factors affecting our business and results of operations in the future:

Consumer preferences for Nutritious, Flavorful, Convenient, and Responsibly Produced Products

The plant-based foods and beverages, coffee creamers and beverages, and premium dairy categories are aligned with emerging consumer preferences for products that are nutritious, flavorful, convenient, and responsibly produced. As a result, we believe these product categories will continue to offer attractive growth opportunities relative to traditional food and beverage categories. Our plant-based foods and beverages and premium dairy products are well positioned within the dairy and dairy alternatives sector, as well as the natural and organic sector. The growth of the natural and organic sector is outpacing the growth of the overall food and beverage industry and, within dairy and dairy alternatives, our share continues to grow. In addition, our coffee creamers and beverages continue to benefit from the growth and overall size of the coffee and creamers sector.

New product introductions

We will continue to benefit from evolving consumer preferences by delivering innovative products in profitable categories under our trusted brands. We have a proven track record of innovation through either creating or largely developing the organic milk, soymilk, and flavored non-dairy creamer subcategories. Recent successful new product introductions under our Silk, Alpro, Horizon Organic, and International Delight brands further demonstrate our capabilities to develop and expand our categories. We will continue to focus on innovation that we believe will drive increased consumption of our brands.

Increases in commodity costs

Our business is heavily dependent on raw materials and other inputs, such as conventional and organic raw milk, packaging, sweeteners, petroleum-based products, almonds, organic and non-GMO soybeans, butterfat and other commodities. Increases in the costs of inputs or commodities in the recent past have exerted pressure on margins and have led to price increases across our portfolio to mitigate the impacts of these increased costs.

Manufacturing and warehousing capacity constraints

Our recent growth has significantly increased our plant and warehouse utilization rates, particularly in the United States. In response, we have increasingly relied on our third-party network, which has resulted in higher costs for the production, distribution, and warehousing of our products. In addition, in order to serve increasing customer demand, capacity constraints create the need for us to shift production between internal facilities, which increases overall shipping and warehousing costs. We will continue to both shift production between internal facilities and utilize our co-packing network, as needed, to meet our production and warehousing requirements. At the same time, we will continue to invest to expand our internal production and warehousing capabilities, such as our Dallas, Texas manufacturing facility which commenced operations in the fourth quarter of 2011.

Basis of Presentation

For the periods prior to the completion of our initial public offering on October 31, 2012, our historical consolidated financial statements, which are discussed below, have been prepared on a stand-alone basis in accordance with U.S. GAAP and derived from Dean Foods’ consolidated financial statements and accounting records using the historical results of operations and assets and liabilities attributed to our operations, and include allocations of expenses from Dean Foods. Our consolidated and segment results are not necessarily indicative of our future performance and do not reflect what our financial performance would have been had we been a stand-alone public company during the periods presented.

Prior to completion of our initial public offering, Dean Foods provided certain corporate services to us, and costs associated with these functions were allocated to us. These allocations included costs related to corporate services, such as executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services, as well as stock-based compensation expense attributable to our employees and an allocation of stock-based compensation attributable to employees of Dean Foods. The costs of such services were allocated to us based on the most relevant allocation method to the service provided, primarily based on relative percentage of total net sales, relative percentage of headcount, or specific identification. The total amount of these allocations from Dean Foods was $9.3 million in the three months ended March 31, 2012 and approximately $50.7 million from January 1, 2012 to the date of our initial public offering (which includes $17.5 million of transaction costs related to our initial public offering), and $32.7 million and $36.2 million in the years ended December 31, 2011 and 2010, respectively. These cost allocations are primarily reflected within general and administrative expenses in our consolidated statements of operations. Following the IPO, we are incurring direct costs associated with our stand-alone corporate structure. Such direct costs also include certain non-recurring transitional costs incurred to establish our own stand-alone corporate functions.

Also, in connection with our initial public offering, we granted equity awards to certain of our executive officers and employees with an aggregate grant date fair value of $28.2 million (the “IPO Grants”) in order to, among other things, provide executives and employees with an immediate equity interest in the Company and align their interests with those of our stockholders. The grant date fair value of the IPO Grants is expensed ratably over a three-year vesting term.

Due to these and other changes in connection with our initial public offering, the historical financial information included in this prospectus may not necessarily reflect our financial position, results of operations, and cash flows in the future or what our financial position, results of operations, and cash flows would have been had we been a stand-alone public company during the periods presented.

Reportable Segments

Our business is organized into two segments, North America and Europe, based on our go-to-market strategies, customer bases, and the objectives of our businesses. Our reportable segments align with how management monitors operating performance, allocates resources, and deploys capital in our Company.

Related Party Relationships with Dean Foods

Allocated Portion of Dean Foods’ Debt (Senior Secured Credit Facility)

On July 2, 2009, we were allocated $440.3 million from the Dean Foods senior secured credit facility to fund our acquisition of Alpro. Prior to completion of our initial public offering, interest expense had been allocated based on the historical interest rates of the Dean Foods senior secured credit facility. In connection with our initial public offering, the allocated portion of the Dean Foods senior secured credit facility was settled as a contribution to our capital from Dean Foods. The historical amounts may not be indicative of the actual amounts that we would have incurred had we been a stand-alone public company for the periods presented. See “—Liquidity and Capital Resources” for more information.

Cash Management

We use a centralized approach to cash management and financing of operations. Prior to completion of our initial public offering, Dean Foods provided financing, cash management, and other treasury services to us. Our North America cash balances were regularly swept by Dean Foods, and we received funding from Dean Foods for our operating and investing cash needs. Cash transferred to and from Dean Foods was historically recorded as intercompany payables and receivables that were reflected as Dean Foods’ net investment in our consolidated financial statements. Since completion of our initial public offering, we maintain separate cash management and financing functions for our operations.

Related Party Arrangements

Historically, related party transactions and activities involving Dean Foods and its wholly-owned subsidiaries were not always consummated on terms equivalent to those that would prevail in an arm’s-length transaction where conditions of competitive, free-market dealing may exist. Sales of our raw materials and finished products that we manufacture for other current and former wholly-owned subsidiaries of Dean Foods have been reflected as related party sales in our consolidated financial statements.

Prior to completion of our initial public offering, certain related party transactions were settled by either non-cash capital contributions from Dean Foods to us or non-cash capital distributions from us to Dean Foods and included as part of Dean Foods’ net investment. Other related party transactions that are settled in cash are reflected as related party receivables in our unaudited condensed consolidated balance sheets.

We utilize manufacturing facilities and resources managed by affiliates of Dean Foods to conduct our business. The expenses associated with these transactions, which primarily relate to co-packing certain of our products, are included in cost of sales in our consolidated statements of operations.

In connection with and effective as of our initial public offering, we entered into agreements that formalized, and in certain cases, modified, ongoing commercial arrangements we have with Dean Foods and Morningstar, which are described below. On January 3, 2013, Dean Foods sold Morningstar to an unaffiliated third party, and therefore Morningstar is no longer considered a related party of WhiteWave. In connection with this sale, we modified certain of the commercial agreements between us and Morningstar. These modifications, with the exception of the Morningstar Asset Purchase Agreement, are primarily timing modifications and will not have a material impact on our results of operations.

Agreements with Fresh Dairy Direct

FDD Sales and Distribution Agreement—We entered into an agreement with two wholly-owned subsidiaries of Dean Foods, Suiza Dairy and Dean Dairy, pursuant to which those subsidiaries continue to sell and distribute certain WhiteWave products for a fixed initial term of up to 18 months, depending on the product and customer. This agreement modifies our historical intercompany arrangements and reflects new pricing.

FDD Co-Packing Agreement—Additionally, we entered into a separate manufacturing agreement with Suiza Dairy and Dean Dairy pursuant to which those subsidiaries continue manufacturing WhiteWave fresh organic milk products on our behalf for a term of 18 months, depending on the product and customer. The agreement formalizes our historical intercompany arrangements.

FDD Cream Supply Agreement—We also entered into a supply agreement with Suiza Dairy and Dean Dairy pursuant to which we continue to purchase cream from such subsidiaries for an initial term ending December 31, 2013, with an option for us to renew for up to four one-year terms. This agreement formalizes our historical intercompany arrangements.

Termination of Intellectual Property License Agreement

Historically, the Company was party to an intellectual property license agreement with Morningstar, pursuant to which Morningstar had the right to use certain of our subsidiaries’ intellectual property in the manufacture of certain products for a fee. Related party license income recorded within operating income was approximately $10.5 million for the three months ended March 31, 2012, and approximately $36.0 million, $42.7 million, and $39.4 million for the years ended December 31, 2012, 2011, and 2010, respectively.

In conjunction with the license agreement, a loan agreement was entered into, pursuant to which the Company extended a line of credit to Morningstar related to the license income under the license agreement. Prior to completion of our initial public offering, there were no repayments of this loan and no future plans to settle the outstanding balance; therefore, the principal and associated accrued interest was shown in Dean Foods’ net investment as of December 31, 2011. The interest term on the loan to Morningstar was LIBOR plus 2% and recorded in interest income in our consolidated statements of operations. Interest income was approximately $1.9 million for the three months ended March 31, 2012, and approximately $6.4 million, $6.1 million, and $5.1 million for the years ended December 31, 2012, 2011, and 2010, respectively.

In connection with our initial public offering, we and Morningstar agreed to terminate this license agreement and related loan. We no longer receive license income or related interest income associated with these historical agreements. In addition, we entered into an agreement to transfer the intellectual property subject to the license agreement to Morningstar so that Morningstar has the requisite intellectual property and manufacturing know-how to produce and sell its products and brands. All intellectual property related to and necessary for the production of our products and brands was retained.

License Agreement with Dean Foods

We entered into an agreement with Dean Foods pursuant to which we have an exclusive license to manufacture and sell shelf stable aseptic flavored and white milk under Dean Foods’ TruMoo brand in certain sizes and geographic territories and to designated foodservice accounts throughout North America in exchange for payment of a royalty. The initial term of the agreement is December 2012 through December 31, 2017, with automatic one-year renewals thereafter so long as we achieve specified volume thresholds and minimum royalties. We incurred immaterial royalty obligations under this agreement during the three months ended March 31, 2013.

Transition Services Agreement

We and Dean Foods also entered into a transition services agreement to cover certain continued corporate services provided by us and Dean Foods to each other following completion of our initial public offering. Our services consist primarily of marketing and research and development, while Dean Foods’ provides supply chain, information technology, human resources, risk management, and other transitional services. Both Dean Foods’ and our services continue for a specified initial term, which vary with the types of services provided, unless terminated earlier or extended according to the terms of the transition services agreement. We pay Dean Foods mutually agreed-upon fees for its services and Dean Foods pays us mutually agreed-upon fees for our services.

Dean Foods charged us $9.5 million and we charged Dean Foods $1.7 million for services rendered under the transition services agreement for the three months ended March 31, 2013. Dean Foods charged us $5.4 million and we charged Dean Foods $2.6 million for services rendered under the transition services agreement for the period since its effective date in the year ended December 31, 2012.

Guarantees

We have historically guaranteed debt issued by Dean Foods, including the Dean Foods senior secured credit facility and the Dean Foods senior notes, on a joint and several basis. Prior to completion of our initial public offering, as this was an intercompany guarantee, the Company had not recognized an indemnification liability or any income associated with this guarantee in its unaudited condensed consolidated financial statements. Our guarantees of Dean Foods’ debt, including the Dean Foods senior secured credit facility and the Dean Foods senior notes, terminated upon completion of our initial public offering.

Components of Net Sales and Costs and Expenses

Net Sales

Our net sales are derived primarily from the sale of our plant-based foods and beverages, coffee creamers and beverages, and premium dairy products across North America and Europe. Sales are reported net of estimated returns, trade promotions, and other discounts. We routinely offer sales incentives and discounts to our customers and consumers including rebates, shelf-price reductions, in-store display incentives, and other trade promotional activities. These programs, as well as amounts paid to customers for shelf-space in retail stores, are considered reductions in the price of our products and are reflected within net sales.

Net sales do not historically include the sales of our finished goods to third-party customers made directly by other current and former wholly-owned subsidiaries of Dean Foods.

Net Sales to Related Parties

Our net sales to related parties represent the sale of our raw materials and finished products to wholly-owned subsidiaries of Dean Foods. Those transactions have historically taken place at an agreed upon price, which may not be equivalent to the terms that would prevail in an arm’s-length transaction with an unaffiliated third party. In addition, effective January 1, 2010, Dean Foods implemented a standardized intercompany pricing structure on all products sold by us to wholly-owned subsidiaries of Dean Foods, which negatively impacted our related party sales and operating income as compared to 2009.

Related Party Fees

On January 3, 2013, Dean Foods sold Morningstar to an unaffiliated third party, and therefore Morningstar is no longer considered a related party of WhiteWave. Pursuant to the transitional sales agreement in which Morningstar remits to us the cash representing the net profit collected from WhiteWave product sales, the net effect of the agreement is reflected as a related party fee in our consolidated statements of operations prior to Dean Foods’ sale of Morningstar and as transitional sales fees after Dean Foods’ sale of Morningstar.

Cost of Sales

Cost of sales consists of many costs, including the costs of raw materials and ingredients in the manufacture of products, packaging costs, labor costs, tolling fees, co-pack fees, and plant and equipment overhead. Ingredients account for the largest portion of the cost of sales followed by direct labor, plant overhead, and packaging costs.

Related Party License Income

Related party license income consists of fees from the license agreement with Morningstar described above, pursuant to which Morningstar had the right to use intellectual property in the manufacture of certain products for a fee. In connection with our initial public offering, this agreement and the related loan agreement were terminated and we no longer receive license income or related interest income.

Operating Costs and Expenses

Operating costs and expenses consist primarily of selling and distribution expenses and general and administrative expenses. Our selling and distribution expenses consist of shipping and handling fees, including fuel charges for delivery of products through our warehouse distribution system, and outside storage, as well as marketing expense and sales commissions. The primary components of our marketing expense are media, agency, trade shows, and other promotional expenses. Our general and administrative costs consist primarily of wages, related payroll, and employee benefit expenses, including stock-based compensation, R&D costs, legal and professional fees, travel expenses, consulting expenses and other facility related costs, such as rent and depreciation.

Prior to completion of our initial public offering, operating costs and expenses include historical allocations from Dean Foods. These allocations are included in our consolidated results but are not included in the North America and Europe segment results.

Matters Affecting Comparability

Our results of operations for the three months ended March 31, 2013 and March 31, 2012 and the years ended December 31, 2012, 2011 and 2010 were affected by the following:

Morningstar and Dean Foods Commercial Agreements

In conjunction with our initial public offering on October 31, 2012, WhiteWave entered into several commercial agreements with Morningstar and Dean Foods’ FDD division which modified the terms of the historical arrangements. Those agreements alter the price that FDD pays WhiteWave for WhiteWave branded products, the cost WhiteWave pays for products produced and supplied by Morningstar and FDD to WhiteWave, and it eliminates the historical intellectual property agreement for which Morningstar paid a license fee to WhiteWave. In addition, it transfers certain LAND O LAKES branded products from WhiteWave to FDD and other products from Morningstar to WhiteWave. Finally, a transitional services agreement was implemented between the various parties. See “Certain Relationships and Related Party Transactions—Commercial Arrangements with Current and Former Subsidiaries of Dean Foods.”

Discontinued Operations

In the second quarter of 2011, we began evaluating strategic alternatives related to our 50%-owned joint venture with Hero Group. During the third quarter of 2011, due to continued poor performance by the venture and a desire on our part to invest in core operations, a recommendation was made to, and approved by, the joint venture partners to wind down the joint venture operations during the fourth quarter of 2011. During the first quarter of 2012, we completed the shutdown of operations. As of the end of 2012, the Hero joint venture wind down was completed.

Our audited consolidated financial statements and our unaudited condensed consolidated financial statements account for the joint venture with Hero Group and Rachel’s operations as discontinued operations. Unless otherwise indicated, this Management Discussion and Analysis of Financial Condition and Results of Operations relate solely to the discussion of our continuing operations.

Foreign Exchange Movements

Due to the international aspect of our business, our net sales and expenses are influenced by foreign exchange movements. Our primary exposures to foreign exchange rates are the Euro and British Pound against the U.S. dollar. The financial statements of our Europe segment are translated to U.S. dollars. The functional currency of our foreign subsidiaries is generally the local currency of the country. Accordingly, income and expense items are translated at the average rates prevailing during the period. Changes in exchange rates that affect cash flows and the related receivables or payables are recognized as transaction gains and losses.

Results of Operations

The following table presents, for the periods indicated, selected information from our consolidated financial results, including information presented as a percentage of net sales.

	Three Months Ended March 31,				Year Ended December 31,
	2013		2012		2012		2011		2010
	Dollars	Percent	Dollars	Percent	Dollars	Percent	Dollars	Percent	Dollars	Percent
	(Dollars in millions)
Net sales	$584.5		$522.7		$2,175.4		$1,916.8		$1,713.4
Net sales to related parties	21.9		29.3		109.5		108.9		107.9
Related party fees	—		—		4.5		—		—
Transitional sales fees	1.8		—		—		—		—

Total net sales	608.2	100.0%	552.0	100.0%	2,289.4	100.0%	2,025.7	100.0%	1,821.3	100.0%
Cost of sales	389.7	64.1%	359.6	65.1%	1,485.4	64.9%	1,341.3	66.2%	1,210.8	66.5%

Gross profit (1)	218.5	35.9%	192.4	34.9%	804.0	35.1%	684.4	33.8%	610.5	33.5%
Related party license income	—	0.0%	10.5	1.9%	36.0	1.6%	42.7	2.1%	39.4	2.2%
Operating costs and expenses
Selling and distribution	125.9	20.7%	119.0	21.6%	492.1	21.5%	414.7	20.5%	384.5	21.1%
General and administrative	50.6	8.3%	35.0	6.3%	167.6	7.3%	136.7	6.7%	139.9	7.7%

Total operating costs and expenses	176.5	29.0%	154.0	27.9%	659.7	28.8%	551.4	27.2%	524.4	28.8%

Operating income	$42.0	6.9%	$48.9	8.9%	$180.3	7.9%	$175.7	8.7%	$125.5	6.9%

(1)	We include certain shipping and handling costs within selling and distribution expense. As a result, our gross profit may not be comparable to other companies that present all shipping and handling costs as a component of cost of sales.

The key performance indicators for both of our reportable segments are net sales dollars, gross profit, and operating costs and expenses, which are presented in the segment results tables and discussion below.

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

Consolidated Results

Total net sales—Total net sales by segment are shown in the table below.

	Three Months Ended March 31,
	2013	2012	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(Dollars in millions)
North America	$507.0	$457.3	$49.7	10.9%
Europe	101.2	94.7	6.5	6.9%

Total	$608.2	$552.0	$56.2	10.2%

The changes in total net sales were due to the following:

	Change in Net Sales Three Months Ended March 31, 2013 vs. March 31, 2012
	Volume	Pricing and product mix changes	Total increase /(decrease)
	(in millions)
North America	$38.7	$11.0	$49.7
Europe	6.7	(0.2)	6.5

Total	$45.4	$10.8	$56.2

Total net sales—Consolidated total net sales increased $56.2 million, or 10.2%, for the three months ended March 31, 2013 compared to the same period in 2012. The increase was primarily driven by volume growth in both the North America and the Europe segments. Net sales in North America were also enhanced by a favorable mix of products sold, along with the impact of pricing actions that were implemented on premium dairy products late in the first quarter of 2012.

Cost of sales—Cost of sales increased $30.1 million, or 8.4%, for the three months ended March 31, 2013 compared to the same period in 2012. This increase was primarily driven by sales volume growth, coupled with higher commodity and other input costs. These increases were partially offset by cost reduction initiatives.

Gross profit—Gross profit margin increased to 35.9% for the three months ended March 31, 2013 compared to 34.9% for the same period in 2012. The increase was principally driven by a favorable mix of products sold in the North America segment. Gross profit also benefited in 2013 from the impact of the new commercial agreements with current and former Dean Foods subsidiaries. The net profit from the sales of WhiteWave products generated by Morningstar is reflected as transitional sales fees until those sales are transitioned to us.

Related party license income—Related party license income decreased $10.5 million for the three months ended March 31, 2013 compared to the same period in 2012. This decrease was driven by the termination of the associated license agreement which historically contained a fee paid to WhiteWave in exchange for intellectual property Morningstar needed to produce and sell its products. In connection with our initial public offering, that intellectual property was transferred to Morningstar and the fee arrangement concluded.

Operating costs and expenses—Operating costs and expenses increased by $22.5 million, or 14.6%, for the three months ended March 31, 2013 compared to the same period in 2012. Selling and distribution expenses increased $6.9 million, or 5.8%, driven by higher sales volumes, along with higher warehousing and distribution costs in our North America segment driven by capacity constraints. These increases were partially offset by lower marketing spending in the Europe segment. General and administrative expenses increased $15.6 million, or 44.6%. In 2012, prior to the completion of our initial public offering, general and administrative expenses included allocations from Dean Foods, while in 2013, we are incurring direct costs associated with our stand-alone corporate structure. The current year general and administrative costs also include $2.4 million of expenses associated with the IPO Grants issued in connection with our initial public offering, along with $3.1 million of non-recurring transitional costs incurred to establish our own stand-alone corporate functions.

Income taxes—Income tax expense was recorded at an effective tax rate of 36.0% for the three months of 2013 compared to 33.5% for the same period in 2012. The effective tax rate for the period ending March 31, 2013 increased as a result of state tax audit proceedings and other tax adjustments. Changes in the relative profitability of our operating segments, as well as changes to federal, state, and foreign tax laws, may cause the rate to change from historical rates.

North America Segment Results

The following table presents certain financial information concerning our North America segment’s financial results:

	Three Months Ended March 31,
	2013		2012
	Dollars	Percent	Dollars	Percent	$ Change	% Change
	(Dollars in millions)
Net sales	$483.3		$428.0		$55.3	12.9%
Net sales to related parties	21.9		29.3		(7.4)	(25.3%)
Transitional sales fees	1.8		—		1.8	n/m

Total net sales	507.0	100.0%	457.3	100.0%	49.7	10.9%
Cost of sales	329.7	65.0%	305.2	66.7%	24.5	8.0%

Gross profit	177.3	35.0%	152.1	33.3%	25.2	16.6%
Operating costs and expenses	121.1	23.9%	108.1	23.7%	13.0	12.0%

Operating income	$56.2	11.1%	$44.0	9.6%	$12.2	27.7%

Total net sales—Total net sales increased $49.7 million, or 10.9%, for the three months ended March 31, 2013 compared to the same period in 2012. This increase was primarily driven by volume growth across all product categories, but particularly coffee creamers and beverages and plant-based foods and beverages due to strong category growth and innovation. Net sales were also enhanced by a favorable mix of products sold, along with the impact of pricing actions that were implemented on premium dairy products late in the first quarter of 2012.

Cost of sales—Cost of sales increased $24.5 million, or 8.0%, for the three months ended March 31, 2013 compared to the same period in 2012. The increase was primarily driven by sales volume growth, along with higher input costs, particularly organic milk.

Gross profit—Gross profit margin increased to 35.0% for the three months ended March 31, 2013 compared to 33.3% for the same period in 2012. This increase in gross margin percentage was driven by a favorable mix of products sold in the North America segment. Gross profit also benefited in 2013 from the impact of the new commercial agreements with current and former Dean Foods subsidiaries. The net profit from sales of WhiteWave products generated by Morningstar is reflected as transitional sales fees until those sales are transitioned to us, which is expected to occur over the balance of 2013.

Operating costs and expenses—Operating expenses increased $13.0 million, or 12.0%, for the three months ended March 31, 2013 compared to the same period in 2012. This increase was driven by higher selling and distribution costs as a result of higher sales volumes, coupled with an increase in warehousing and related distribution costs driven by capacity constraints. We expect these costs to remain elevated throughout 2013.

Marketing expenses were relatively flat year-over-year, while general and administrative costs increased $3.5 million primarily due to additional headcount and higher legal expenses.

Europe Segment Results

The following table presents certain financial information concerning our Europe segment’s financial results:

	Three Months Ended March 31,
	2013		2012
	Dollars	Percent	Dollars	Percent	$ Change	% Change
	(Dollars in millions)
Net sales	$101.2	100.0%	$94.7	100.0%	$6.5	6.9%
Cost of sales	60.0	59.3%	54.4	57.4%	5.6	10.3%

Gross profit	41.2	40.7%	40.3	42.6%	0.9	2.2%
Operating costs and expenses	34.5	34.1%	36.6	38.7%	(2.1)	(5.7%)

Operating income	$6.7	6.6%	$3.7	3.9%	$3.0	81.1%

Net sales—Net sales increased $6.5 million, or 6.9%, for the three months ended March 31, 2013 compared to the same period in 2012, driven principally by volume growth in yogurt and non-soy drinks, led by almond, which was introduced in the prior year. Volume growth in the Europe segment continues to be driven by strong performance in our core geographies in Northern Europe, while our performance in Southern Europe remains mixed.

Cost of sales—Cost of sales increased $5.6 million, or 10.3%, for the three months ended March 31, 2013 compared to the same period in 2012. This increase was a result of higher sales volumes, coupled with the impact of higher commodity costs, primarily for soybeans and ingredients such as sugar and flavorings.

Gross profit—Gross profit margin decreased to 40.7% for the three months ended March 31, 2013 compared to 42.6% for the same period in 2012. This decrease was driven by higher commodity and other input costs, coupled with slightly lower net pricing driven by an increase in trade promotional activity.

Operating costs and expenses—Operating expenses decreased $2.1 million or 5.7% for the three months ended March 31, 2013 compared to the same period in 2012. This was principally driven by a $3.8 million decrease in marketing spending. Marketing spending was abnormally high in the same period in the prior year driven by the significant level of new products launched in the first quarter of 2012. This was partially offset by higher distribution expenses due to an increase in sales volumes, coupled with a modest increase in general and administrative expenses driven by higher employee-related costs.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Consolidated Results

Total net sales—Total net sales by segment are shown in the table below.

	Year Ended December 31,
	2012	2011	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(Dollars in millions)
North America	$1,921.4	$1,657.2	$264.2	15.9%
Europe	368.0	368.5	(0.5)	(0.1)%

Total	$2,289.4	$2,025.7	$263.7	13.0%

The change in total net sales was due to the following:

	Change in Net Sales 2012 vs. 2011
	Volume	Pricing and Product Mix Changes	Total Increase / (Decrease)
	(In millions)
North America	$219.2	$45.0	$264.2
Europe	13.5	(14.0)	(0.5)

Total	$232.7	$31.0	$263.7

Total net sales—Consolidated total net sales increased $263.7 million, or 13.0%, in 2012 compared to the prior year. The increase was primarily driven by robust volume growth across the North America segment and was also favorably impacted by price increases implemented in response to higher commodity costs. Total net sales growth was negatively impacted by foreign currency translation.

Cost of sales—Cost of sales increased $144.1 million, or 10.7%, in 2012 compared to the prior year. The increase was primarily driven by sales volume growth, higher commodity and other input costs, particularly raw organic milk, and start-up costs incurred at our new Dallas, Texas manufacturing facility, partially offset by our cost reduction initiatives.

Gross profit—Gross profit margin increased to 35.1% in 2012 from 33.8% for the prior year. The increase was driven principally by a favorable mix of products sold, but was also augmented by higher pricing which more than offset the impact of higher commodity costs. Gross margins also benefited modestly from the impact of the new commercial arrangements with current and former Dean Foods subsidiaries. The net profit from sales of WhiteWave products generated by Morningstar is reflected as related party fees until those sales are transitioned to us.

Operating costs and expenses—Operating costs and expenses increased $108.3 million, or 19.6%, in 2012 compared to the prior year. This was driven by an increase in selling and distribution costs as a result of higher sales volume and increasing fuel costs. In addition, we experienced increased outside storage facility and related distribution costs at our North America segment driven by capacity constraints. We also continued to increase investments in marketing in support of our brands in both North America and Europe. General and administrative expenses increased $30.9 million, driven principally by $17.5 million of transaction costs related to our initial public offering and higher incentive-based compensation expense.

Income taxes—Income tax expense was recorded at an effective rate of 33.6% in 2012 compared to a 31.3% effective tax rate in 2011. Generally, our effective tax rate varies primarily based on our profitability level and the relative earnings of our segments. The 2012 effective tax rate increased due to non-deductible transaction costs related to our initial public offering.

North America Segment Results

The following table presents certain financial information concerning our North America segment’s financial results:

	Year Ended December 31,
	2012		2011
	Dollars	Percent	Dollars	Percent	$ Change	% Change
	(Dollars in millions)
Net sales	$1,807.4		$1,548.3		$259.1	16.7%
Net sales to related parties	109.5		108.9		0.6	0.6%
Related party fees	4.5		—		4.5	n/m

Total net sales	1,921.4	100.0%	1,657.2	100.0%	264.2	15.9%
Cost of sales	1,268.8	66.0%	1,126.6	68.0%	142.2	12.6%

Gross profit	652.6	34.0%	530.6	32.0%	122.0	23.0%
Operating costs and expenses	473.6	24.7%	392.8	23.7%	80.8	20.6%

Operating income	$179.0	9.3%	$137.8	8.3%	$41.2	29.9%

Total net sales—Total net sales increased $264.2 million, or 15.9%, in 2012 compared to the prior year, driven principally by volume growth in coffee creamers and beverages and plant-based foods and beverages. This growth was due to category growth, product innovation, and increased marketing investment, primarily in support of Silk PureAlmond almondmilk and International Delight Iced Coffee. Sales of our premium dairy products also increased compared to the prior year, despite lower volumes, as a result of higher pricing implemented in response to higher commodity costs.

Cost of Sales—Cost of sales increased $142.2 million, or 12.6%, in 2012 compared to the prior year. The increase was primarily driven by sales volume growth and higher commodity and other input costs, as well as start-up costs incurred at our new Dallas, Texas manufacturing facility, partially offset by our cost reduction initiatives.

Gross Profit—Gross profit margin increased to 34.0% in 2012 compared to 32.0% for the prior year. The increase was primarily driven by a favorable mix of products sold but was also augmented by higher pricing in premium dairy and coffee creamers and beverages which more than offset the impact of higher commodity costs. Gross margins also benefited modestly from the impact of the new commercial arrangements with current and former wholly-owned subsidiaries of Dean Foods. The net profit from sales of WhiteWave products generated by Morningstar is reflected as related party fees until those sales are transitioned to us.

Operating Costs and Expenses—Operating costs and expenses increased $80.8 million, or 20.6%, in 2012 compared to the prior year primarily due to an increase in distribution expenses due to higher sales volumes and an increase in fuel costs. In addition, we experienced increased outside storage facility costs and related distribution costs driven by capacity constraints. We expect these costs to remain higher at least through the first half of 2013. Marketing expenses also increased in 2012 compared to the same period in the prior year in support of our new product innovation and brand building investments.

Europe Segment Results

The following table presents certain financial information concerning our Europe segment’s financial results:

	Year Ended December 31,
	2012		2011
	Dollars	Percent	Dollars	Percent	$ Change	% Change
	(Dollars in millions)
Net sales	$368.0	100.0%	$368.5	100.0%	$(0.5)	(0.1)%
Cost of sales	216.7	58.9%	214.7	58.3%	2.0	0.9%

Gross profit	151.3	41.1%	153.8	41.7%	(2.5)	(1.6)%
Operating costs and expenses	127.6	34.7%	125.9	34.2%	1.7	1.4%

Operating income	$23.7	6.4%	$27.9	7.5%	$(4.2)	(15.1)%

Net sales—Net sales decreased $0.5 million, or 0.1%, in 2012 compared to the prior year. The decrease was driven by foreign currency translation. Excluding the impact of foreign currency translation, net sales grew mid-single digits, driven by volume growth, a favorable mix of products sold, and higher pricing implemented to offset higher commodity costs. The volume increase was led by strong growth in our yogurt products and was further augmented by sales of almond and hazelnut drinks that were introduced earlier this year. Net sales continued to be negatively impacted by the challenging economic environment in southern Europe.

Cost of sales—Cost of sales increased $2.0 million, or 0.9%, in 2012 compared to the prior year driven by volume growth and higher commodity costs, primarily for soybeans, sugar and packaging, which more than offset the impact of foreign currency translation.

Gross profit—Gross profit margin decreased to 41.1% in 2012 compared to 41.7% for the prior year due to higher commodity costs, partially offset by higher pricing and cost reduction initiatives.

Operating costs and expenses—Operating expenses increased $1.7 million, or 1.4%, in 2012 compared to the prior year. Distribution expenses increased due to higher sales volumes and fuel cost increases. Marketing expenses were higher due to increased investments in consumer marketing in support of our new product launches. These increases were partially offset by the impact of foreign currency translation.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Consolidated Results

Total net sales—Total net sales by segment are shown in the table below.

	Year Ended December 31,
	2011	2010	$ Increase / (Decrease)	% Increase / (Decrease)
	(Dollars in millions)
North America	$1,657.2	$1,479.5	$177.7	12.0%
Europe	368.5	341.8	26.7	7.8%

Total	$2,025.7	$1,821.3	$204.4	11.2%

The change in total net sales was due to the following:

	Change in Net Sales 2011 vs. 2010
	Volume	Pricing and Product Mix Changes	Total Increase / (Decrease)
	(In millions)
North America	$97.5	$80.2	$177.7
Europe	6.7	20.0	26.7

Total	$104.2	$100.2	$204.4

Total net sales—Consolidated total net sales increased $204.4 million, or 11.2%, in 2011 compared to the prior year. The increase was driven by volume growth, coupled with significant price increases in response to higher commodity costs.

Cost of sales—Cost of sales increased $130.5 million, or 10.8%, in 2011 compared to the prior year. The increase was primarily driven by sales volume growth, higher commodity costs, and a higher cost mix of products sold, partially offset by our cost reduction initiatives.

Gross profit—Gross profit margin remained relatively flat at 33.8% in 2011 compared to 33.5% in 2010, as higher commodity costs, coupled with an unfavorable mix of products sold, substantially offset the favorable impact of our cost reduction initiatives.

Operating costs and expenses—Operating costs and expenses increased $27.0 million, or 5.1%, in 2011 compared to the prior year. This was driven by an increase in selling and distribution costs as a result of higher sales volume and increasing fuel costs. In addition, we also experienced increased outside storage facility and related distribution costs at our North America segment driven by capacity constraints.

Income taxes—Income tax expense was recorded at an effective rate of 31.3% in 2011 compared to a 29.0% effective tax rate in 2010. Generally, our effective tax rate varies primarily based on our profitability level and the relative earnings of our segments.

North America Segment Results

The following table presents certain financial information concerning our North America segment’s financial results:

	Year Ended December 31,
	2011		2010		$ Change	% Change
	Dollars	Percent	Dollars	Percent
	(Dollars in millions)
Net sales	$1,548.3		$1,371.6		$176.7	12.9%
Net sales to related parties	108.9		107.9		1.0	0.9%

Total net sales	1,657.2	100.0%	1,479.5	100.0%	177.7	12.0%
Cost of sales	1,126.6	68.0%	1,017.2	68.8%	109.4	10.8%

Gross profit	530.6	32.0%	462.3	31.2%	68.3	14.8%
Operating costs and expenses	392.8	23.7%	363.0	24.5%	29.8	8.2%

Operating income	$137.8	8.3%	$99.3	6.7%	$38.5	38.8%

Total net sales—Total net sales increased $177.7 million, or 12.0%, in 2011 compared to the prior year, driven by volume growth and higher pricing across all of our product portfolios. Sales of coffee creamers and beverages increased due to strong category growth in flavored creamers and new product introductions, particularly in the International Delight brand. In addition, sales of coffee creamers and beverages increased $32.0 million due to the transfer to us of the responsibility for sales of certain products that were previously sold by other current and former wholly-owned subsidiaries of Dean Foods. Sales of our premium dairy products also increased due to higher pricing resulting from higher commodity costs and, to a lesser extent, growth in volume. Full year sales growth in premium dairy was negatively impacted by the constraints in organic milk supply that we experienced in the fourth quarter of 2011. Sales of plant-based food and beverage products increased driven by new product introductions, primarily our Silk almondmilk and Silk coconutmilk products.

Cost of Sales—Cost of sales increased $109.4 million, or 10.8%, in 2011 compared to the prior year. The increase was primarily driven by sales volume growth and higher commodity costs, including for soybeans, sweeteners, and packaging, partially offset by our cost reduction initiatives.

Gross Profit—Gross profit increased to 32.0% in 2011 compared to 31.2% for the prior year. The increase was primarily due to higher pricing that more than offset the impact of higher commodity costs.

Operating Costs and Expenses—Operating costs and expenses increased $29.8 million, or 8.2%, in 2011 compared to the prior year primarily due to an increase in distribution expenses due to higher sales volumes and an increase in fuel costs. In addition, we experienced increased outside storage facility costs and related distribution costs driven by capacity constraints. Marketing expenses increased modestly, but was substantially offset by lower general and administrative expenses.

Europe Segment Results

The following table presents certain financial information concerning our Europe segment’s financial results:

	Year Ended December 31,
	2011		2010
	Dollars	Percent	Dollars	Percent	$ Change	% Change
	(Dollars in millions)
Net sales	$368.5	100.0%	$341.8	100.0%	$26.7	7.8%
Cost of sales	214.7	58.3%	193.6	56.6%	21.1	10.9%

Gross profit	153.8	41.7%	148.2	43.4%	5.6	3.8%
Operating costs and expenses	125.9	34.2%	125.2	36.6%	0.7	0.6%

Operating income	$27.9	7.5%	$23.0	6.8%	$4.9	21.3%

Net sales—Net sales increased $26.7 million, or 7.8%, in 2011 compared to the prior year. The increase was driven in part by the benefit of foreign currency translation. Excluding the impact of foreign currency translation, net sales grew low-single digits, driven by volume growth and higher pricing to offset higher commodity costs. The volume increase was led by strong growth in our yogurt products, which more than offset softness in dessert products. Sales of soy drinks were flat compared to the prior period.

Cost of sales—Cost of sales increased $21.1 million, or 10.9%, in 2011 compared to the prior year driven by volume growth, higher commodity costs, primarily for soybeans, sugar, and packaging, as well as the impact of foreign currency translation.

Gross profit—Gross profit margin decreased to 41.7% in 2011 compared to 43.4% in the prior year. The decrease was driven by increased commodity costs, partially offset by higher pricing and cost reduction initiatives.

Operating costs and expenses—Operating expenses increased $0.7 million, or 0.6%, in 2011 compared to the prior year due to the impact of foreign currency translation. Excluding the impact of currency changes, operating expenses declined due to a decrease in marketing expense and general and administration expenses, partially offset by increases in distribution costs driven by higher sales volumes and higher fuel costs. Marketing expense decreased due to a short-term shift of spending to trade promotions, while the decrease in general and administrative costs was primarily due to non-recurring costs expensed in 2010 in support of the post-acquisition integration activities.

Liquidity and Capital Resources

General

Historically, Dean Foods provided financing, cash management, and other treasury services to us. Our North American cash balances were regularly swept by Dean Foods, and we received funding from Dean Foods for our operating and investing cash needs. Cash transferred to and from Dean Foods was historically recorded as intercompany payables and receivables that are reflected as a component of Dean Foods’ net investment in the accompanying audited consolidated financial statements and unaudited condensed consolidated financial statements. Since the completion of our initial public offering, we have maintained separate cash management and financing functions for our operations.

In connection with our initial public offering, we incurred approximately $885 million in new indebtedness and subsequently repaid approximately $86 million under our revolving credit facility with proceeds from our initial public offering. The Credit Agreement governing our senior secured credit facilities provides for an aggregate amount of $1.35 billion in financing, which consists of a revolving credit facility in a principal amount of $850 million and term loan facilities in an aggregate principal amount of $500 million.

As of June 30, 2013, we had outstanding borrowings of approximately $722 million under our $1.35 billion senior secured credit facilities, of which approximately $493 million consisted of term loan borrowings and approximately $229 million consisted of borrowings under the $850 million revolving portion of our senior secured credit facilities. We had additional borrowing capacity of approximately $620 million under our senior secured credit facilities, which amount will vary over time depending on our financial covenants and operating performance.

The terms of the senior secured credit facilities include the following:

•	maturity on October 31, 2017 for the term loan A-1 and revolving credit facility and October 31, 2019 for the term loan A-2 facility;

•

required amortization repayment in quarterly installments of the following on the original $250 million term loan A-1 facility: $12.5 million in 2013 and 2014, $18.75 million in 2015 and 2016, and $25.0 million in 2017 with the balance at maturity, and, in the case of the original $250 million term loan A-2 facility, $2.5 million in 2013 through 2019 with the balance at maturity;

•	an accordion feature allowing, under certain circumstances, the maximum principal amount of the senior secured credit facilities to be increased by up to $500 million, subject to lender commitments;

•	mandatory prepayments in the event of certain asset sales and receipt of insurance proceeds;

•	customary representations and warranties that are made upon each borrowing under the senior secured credit facilities;

•

customary affirmative and negative covenants for agreements of this type, including delivery of financial and other information, compliance with laws, further assurances, and limitations with respect to indebtedness, liens, fundamental changes, restrictive agreements, dispositions of assets, acquisitions and other investments, sale leaseback transactions, conduct of business, transactions with affiliates, and restricted payments; and

•

financial covenants pertaining to (a) a maximum consolidated net leverage ratio initially set at 4.25 to 1.00 and stepping down to 4.00 to 1.00 beginning March 31, 2014 and then to 3.75 to 1.00 beginning

March 31, 2015 and thereafter (subject to our right to increase such ratio by 0.50 to 1.00, but not to exceed 4.50 to 1.00, for the next four fiscal quarters following any permitted acquisition for which the purchase consideration equals or exceeds $50 million) and (b) a minimum consolidated interest coverage ratio set at 3.00 to 1.00.

The senior secured credit facilities are secured by security interests and liens on substantially all of our assets and the assets of our domestic subsidiaries. The senior secured credit facilities are guaranteed by our material domestic subsidiaries. Borrowings under our senior secured credit facilities currently bear interest at a rate of LIBOR plus 1.75% per annum or, in the case of the original $250 million term loan A-2 facility, LIBOR plus 2.00% per annum. As of March 31, 2013, we were in compliance with all debt covenants.

On July 2, 2009, our then newly-acquired Alpro operations entered into a two-year multi-currency revolving credit facility for borrowings in an amount not to exceed €20 million (or its currency equivalent). In December 2009, we reduced the facility to an amount not to exceed €10 million (or its currency equivalent). On July 8, 2011, we renewed this facility for one year and further reduced the facility to an amount not to exceed €1 million (or its currency equivalent). The facility is unsecured and is guaranteed by various Alpro subsidiaries. Use of proceeds under the facility is for working capital and other general corporate purposes of Alpro. The subsidiary revolving credit facility makes available up to €1 million (or its currency equivalent) letters of credit. At March 31, 2013 and December 31, 2012, there were no outstanding borrowings under this facility. On May 22, 2013, we renewed this facility under substantially similar terms. No principal payments are due under the subsidiary revolving credit facility until maturity on May 22, 2014.

In connection with Dean Foods’ sale of Morningstar, we agreed to terminate an option to purchase plant capacity and property at a Morningstar facility, sell to Morningstar certain manufacturing equipment used to produce certain WhiteWave products, and execute certain other transactions. The agreement was executed on December 2, 2012, but became effective on January 3, 2013, and we received proceeds of $60 million as consideration. This transaction was accounted for as a contribution to equity and the proceeds were used to repay a portion of the outstanding balance under the senior secured credit facilities.

Liquidity

Based on current and anticipated level of operations, we believe that our cash on hand, together with operating cash flows, and amounts expected to be available under our senior secured credit facilities, will be sufficient to meet our anticipated liquidity needs over the next twelve months. Our anticipated uses of cash include capital expenditures, working capital needs, and financial obligations such as payments under the senior secured credit facility. We may evaluate and consider strategic acquisitions, divestitures, and joint ventures, as well as other transactions to create stockholder value and enhance financial performance. Such transactions may require cash expenditures by us or generate proceeds for us.

As of December 31, 2012, $61.6 million of our total cash on hand of $69.4 million was attributable to our foreign operations. We repatriated approximately €55.0 million ($71 million) from our foreign operations to Dean Foods during the second quarter of 2012. We currently anticipate leaving the remaining cash attributable to our foreign operations in these foreign jurisdictions.

Pre-Initial Public Offering Indebtedness

On July 9, 2009, we were allocated $440.3 million from Dean Foods’ senior secured credit facility to fund our acquisition of Alpro. Interest expense had been allocated to us in the same proportion as our allocated debt. In connection with our initial public offering, the principal balances associated with this allocated portion of the senior secured credit facility were settled as a contribution to our capital from Dean Foods.

Prior to completion of our initial public offering, we participated in the Dean Foods receivables-backed facility whereby we sold certain of our accounts receivable to a wholly-owned entity that is intended to be bankruptcy-remote. The entity transferred the receivables to third-party asset-backed commercial paper conduits sponsored by major financial institutions. The securitization was treated as borrowing for accounting purposes. We are the beneficiary and obligor for all borrowings and repayments under our portion of the Dean Foods facility. In connection with our initial public offering, the principal balances associated with our portion of the receivables-backed facility were settled as a contribution to our capital from Dean Foods. We no longer participate in the Dean Foods receivables-backed facility.

On October 5, 2012, WWF Operating Company issued a series of intercompany notes to Dean Foods in an aggregate principal amount of $1.155 billion to evidence the payment of a dividend by WWF Operating Company to Dean Foods. The notes had various maturity dates beginning in October 2013 and continuing until May 2014, and bore interest at a fixed rate of 2.733% per annum. The notes were unsecured and not guaranteed.

On October 31, 2012, The WhiteWave Foods Company contributed $282 million of the net proceeds from our initial public offering to WWF Operating Company, which used those proceeds, together with substantially all of the net proceeds of the new indebtedness incurred under our senior secured credit facilities, to repay then-outstanding obligations under the intercompany notes.

In connection with our initial public offering, we and our subsidiaries have been released from our obligations as guarantors of Dean Foods’ debt, including the Dean Foods senior secured credit facility and the Dean Foods senior notes.

Historical Cash Flow

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

The following table summarizes our cash flows from operating, investing, and financing activities:

	Three Months Ended March 31,
	2013	2012	Change
	(In millions)
Net cash flows from:
Operating activities	$(11.2)	$44.6	$(55.8)
Investing activities	41.0	(20.1)	61.1
Financing activities	(39.2)	(10.9)	(28.3)
Discontinued operations (operating, investing, and financing)	—	(1.7)	1.7
Effect of exchange rate changes on cash and cash equivalents	(2.6)	1.8	(4.4)

Net (decrease) increase in cash and cash equivalents	$(12.0)	$13.7	$(25.7)

Operating Activities

Net cash used in operating activities from continuing operations was $11.2 million for the three months ended March 31, 2013 compared to net cash provided by operating activities of $44.6 million for the three months ended March 31, 2012. The change was primarily due to working capital changes, including an increase in trade accounts receivable driven by an increase in sales and in the timing of receivables collections and a decrease in accounts payable and accrued expenses driven by the payment of our 2012 incentive plans.

Investing Activities

Net cash provided by investing activities from continuing operations was $41.0 million for the three months ended March 31, 2013 compared to net cash used in investing activities $20.1 million for the three months ended March 31, 2012. The change was primarily driven by an increase in proceeds from the sale of fixed assets to Morningstar. Capital expenditures were $20.7 million in the first three months of 2013, compared to $20.3 million in the first three months of 2012.

Financing Activities

Net cash used in financing activities from continuing operations was $39.2 million for the three months ended March 31, 2013 compared to $10.9 million for the three months ended March 31, 2012. The change was primarily due to repayments made, net of proceeds received, related to our revolving credit facility and a decrease in distributions made to Dean Foods.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

The following table summarizes our cash flows from operating, investing, and financing activities:

	Year ended December 31,
	2012	2011	Change
	(In millions)
Net cash flows from:
Operating activities	$239.1	$221.5	$17.6
Investing activities	(98.1)	(126.0)	27.9
Financing activities	(172.1)	(87.1)	(85.0)
Discontinued operations (operating, investing, and financing)	3.1	18.3	(15.2)
Effect of exchange rate changes on cash and cash equivalents	0.4	(3.5)	3.9

Net (decrease) increase in cash and cash equivalents	$(27.6)	$23.2	$(50.8)

Operating Activities

Net cash provided by operating activities from continuing operations was $239.1 million for the year ended December 31, 2012 compared to $221.5 million for the year ended December 31, 2011. The change was primarily due to the combined effect of an increase in net income and the net year-over-year changes in receivables and current liabilities.

Investing Activities

Net cash used in investing activities from continuing operations was $98.1 million for the year ended December 31, 2012 compared to $126.0 million for the year ended December 31, 2011. The change was primarily driven by capital expenditures in the prior year associated with the investment in our new manufacturing facility in Dallas, Texas.

Financing Activities

Net cash used in financing activities from continuing operations was $172.1 million for the year ended December 31, 2012 compared to $87.1 million for the year ended December 31, 2011. The change was primarily due to a decrease in proceeds received, net of payments made, related to the Dean Foods’ receivables-backed facility and an increase in net distributions to Dean Foods. We also paid $12.4 million of deferred financing fees in 2012 related to our new senior secured credit facilities.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

The following table summarizes our cash flows from operating, investing, and financing activities:

	Year Ended December 31,
	2011	2010	Change
	(In millions)
Net cash flows from:
Operating activities	$221.5	$177.6	$43.9
Investing activities	(126.0)	(49.7)	(76.3)
Financing activities	(87.1)	(106.4)	19.3
Discontinued operations (operating, investing, and financing)	18.3	27.0	(8.7)
Effect of exchange rate changes on cash and cash equivalents	(3.5)	(1.2)	(2.3)

Net increase in cash and cash equivalents	$23.2	$47.3	$(24.1)

Operating Activities

Net cash provided by operating activities from continuing operations was $221.5 million for the year ended December 31, 2011 compared to $177.6 million for the year ended December 31, 2010. The change was primarily due to the combined effect of an increase in net income and the net year-over-year changes in inventory, receivables, and current liabilities.

Investing Activities

Net cash used in investing activities from continuing operations was $126.0 million for the year ended December 31, 2011 compared to $49.7 million for the year ended December 31, 2010. The change was primarily driven by higher capital expenditures associated with the investment in our new manufacturing facility in Dallas, Texas.

Financing Activities

Net cash used in financing activities from continuing operations was $87.1 million for the year ended December 31, 2011 compared to $106.4 million for the year ended December 31, 2010. The change was primarily due to an increase in proceeds received, net of payments made in 2011 related to the Dean Foods receivables-backed facility of $15.9 million and a decrease of $4.6 million in net distributions to Dean Foods.

Contractual Obligations and Other Long-Term Liabilities

In the normal course of business, we enter into contracts and commitments that obligate us to make payments in the future. The table below summarizes our obligations for indebtedness, purchase, lease, and other contractual obligations at December 31, 2012. There were no material additions or changes to our contractual obligations outside the ordinary course of business during the three months ended March 31, 2013.

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years
	(Dollars in thousands)
Senior secured credit facilities	$780,550	$15,000	$36,250	$491,800	$237,500
Purchase obligations(1)	1,169,904	511,080	374,188	257,360	27,276
Operating leases(2)	60,427	15,990	21,543	13,847	9,047
Benefit payments(3)	15,882	855	214	105	14,708
Interest payments(4)	160,862	35,568	66,947	47,794	10,553

Total(5)	$2,187,625	$578,493	$499,142	$810,906	$299,084

(1)	Primarily represents commitments to purchase minimum quantities of raw materials used in our production processes, including diesel fuel, soybeans, and organic raw milk. We enter into these contracts from time to time to ensure a sufficient supply of raw materials. In addition, we have contractual obligations to purchase various services that are part of our production process.

(2)	Represents future minimum lease payments under non-cancelable operating leases related to our distribution fleet, corporate offices, and certain of our manufacturing and distribution facilities. See Note 14 to our audited consolidated financial statements included elsewhere in this prospectus for more detail about our lease obligations.
(3)	Represents expected future benefit obligations of $15.9 million related to our portion of Dean Foods’-sponsored pension plans. In addition to our Company-sponsored plans, we participate in one multiemployer defined benefit plan. The cost of this plan is equal to the annual required contributions determined in accordance with the provisions of negotiated collective bargaining arrangements. These costs were approximately $1.7 million, $1.6 million, and $1.5 million during the years ended December 31, 2012, 2011, and 2010, respectively; however, the future cost of the multiemployer plans is dependent upon a number of factors, including the funded status of the plans, the ability of other participating companies to meet ongoing funding obligations, and the level of our ongoing participation in these plans. Because the amount of future contributions we would be contractually obligated to make pursuant to these plans cannot be reasonably estimated, such amounts have been excluded from the table above. See Note 13 to our audited consolidated financial statements included elsewhere in this prospectus.
(4)	Includes expected cash payments of $67.5 million on our interest rate swaps based on the notional amounts of the swaps and the LIBOR forward curve at December 31, 2012 and interest on our variable rate debt of $93.4 million based on the rates in effect at December 31, 2012. Interest that may be due in the future on the variable rate portion of our senior secured credit facilities will vary based on the interest rate in effect at the time and the borrowings outstanding at the time. Future interest payments on our interest rate swaps will vary based on the interest rates in effect at each respective settlement date. Excluded from the table above are expected cash receipts related to the interest rate swaps.
(5)	The table above excludes our liability for uncertain tax positions of $10.4 million because the timing of any related cash payments cannot be reasonably estimated.

Future Capital Requirements

For 2013, we expect to invest a total of approximately $150 million to $160 million in capital expenditures primarily to continue to increase manufacturing and warehousing capacity to support our growth, of which approximately $21 million has been invested through March 31, 2013. We expect cash interest to be approximately $20 million to $22 million based upon expected debt levels and projected forward interest rates under our senior secured credit facilities, which excludes annual amortization of deferred financing fees of approximately $2.4 million. We also expect cash payments on our interest rate swaps to be approximately $18 million, excluding expected cash receipts, based on the notional amounts of the swaps and the LIBOR forward curve at December 31, 2012. We anticipate that cash flows from operations and borrowings under our senior secured credit facilities will be sufficient to meet our capital requirements for the foreseeable future.

Critical Accounting Policies

The process of preparing our financial statements in conformity with generally accepted accounting principles requires the use of estimates and judgments that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and judgments are based on historical experience, future expectations, and other factors and assumptions we believe to be reasonable under the circumstances. The most significant estimates and judgments are reviewed on an ongoing basis and are revised when necessary. Actual amounts may differ from these estimates and judgments. A summary of our significant accounting policies is contained in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus.

Goodwill and Intangible Assets

Our goodwill and intangible assets result primarily from acquisitions and primarily include trademarks with finite lives and indefinite lives and customer-related intangible assets. Perpetual trademarks and goodwill are evaluated for impairment annually in the fourth quarter and on an interim basis when circumstances arise that indicate a possible impairment to ensure that the carrying value is recoverable. A perpetual trademark is impaired if its book value exceeds its estimated fair value. Goodwill is evaluated for impairment if we determine that it is more likely than not the book value of its reporting unit exceeds its estimated fair value. Amortizable intangible assets are only evaluated for impairment upon a significant change in the operating environment. If an evaluation of the undiscounted cash flows indicates impairment, the asset is written down to its estimated fair value, which is generally based on discounted future cash flows.

Considerable management judgment is necessary to initially value intangible assets upon acquisition and to evaluate those assets and goodwill for impairment going forward. We determine fair value using widely accepted valuation techniques, including discounted cash flows, market multiples analyses, and relief from royalty analyses. Assumptions used in our valuations, such as forecasted growth rates and our cost of capital, are consistent with our internal projections and operating plans. We believe that a trademark has an indefinite life if it has a history of strong sales and cash flow performance that we expect to continue for the foreseeable future. If these perpetual trademark criteria are not met, the trademarks are amortized over their expected useful lives. Determining the expected life of a trademark requires considerable management judgment and is based on an evaluation of a number of factors including the competitive environment, trademark history, and anticipated future trademark support.

We believe the assumptions used in valuing our intangible assets and in our impairment analysis are reasonable, but variations in any of the assumptions may result in different calculations of fair values that could result in a material impairment charge. Based on the baseline valuation performed in 2011, the fair value of each of our reporting units exceeds its related carrying value. The results of our qualitative assessment conducted in 2012 did not indicate that it was more likely than not that the fair value of any of our reporting units was less than its carrying amount. We can provide no assurance that we will not have impairment charges in future periods as a result of changes in our operating results or our assumptions.

Revenue Recognition, Sales Incentives and Trade Accounts Receivable

Sales are recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, the product has been delivered to the customer, and there is a reasonable assurance of collection of the sales proceeds. Sales are recorded net of allowances for returns, trade promotions, and other discounts. We routinely offer sales incentives and discounts through various regional and national programs to our customers and to consumers. These programs include rebates, shelf-price reductions, in-store display incentives, coupons, and other trade promotional activities. These programs, as well as amounts paid to customers for shelf-space in retail stores, are considered reductions in the price of our products and thus are recorded as reductions to gross sales. Some of these incentives are recorded by estimating incentive costs based on our historical experience and expected levels of performance of the trade promotion. We maintain liabilities at the end of each period for the estimated incentive costs incurred but unpaid for these programs, which are recorded as a reduction in our trade accounts receivable balance. Differences between estimated and actual incentive costs are normally not material and are recognized in earnings in the period such differences are determined.

We generally provide credit terms to customers of net 10 days, from invoice date. We perform ongoing credit evaluations of our customers and maintain allowances for potential credit losses based on our historical experience. Estimated product returns historically have not been material.

Property, Plant, and Equipment

We perform impairment tests on our property, plant, and equipment when circumstances indicate that their carrying value may not be recoverable. Indicators of impairment could include significant changes in business environment or planned closure of a facility. Our property, plant, and equipment totaled $624.6 million as of December 31, 2012, and there were no impairment charges recorded in the years ending December 31, 2012, 2011, and 2010, respectively.

Considerable management judgment is necessary to evaluate the impact of operating changes and to estimate asset useful lives and future cash flows. If actual results are not consistent with our estimates and assumptions used to calculate estimated future cash flows, we may be exposed to impairment losses that could be material.

Employee Benefit Plans

Prior to May 23, 2013, we participated in Dean Foods’ consolidated defined contribution plan (including various employee savings and profit sharing plans). Upon the Distribution, pursuant to the employee matters agreement between us and Dean Foods, our employees commenced participation in employee benefit plans established and sponsored by us and no longer participate in any Dean Foods plans. Such plans generally provide substantially comparable benefits to those benefits provided to these employees before the Distribution. We also contribute to one multiemployer pension plan on behalf of certain of our employees.

We also have four defined benefit pension plans covering Alpro employees who satisfy age and length-of-service requirements. Our policy is to fund the pension plan in accordance with the requirements of the Employee Retirement Income Security Act. Employee benefit plan obligations and expenses included in the consolidated financial statements are determined from actuarial analyses based on plan assumptions, employee demographic data, years of service, compensation, benefits and claims paid, and employer contributions.

The calculation of pension plan obligations and related expenses is dependent on several assumptions used to estimate the present value of the benefits earned while the employee is eligible to participate in the plans. The key assumptions we use in determining the plan obligations and related expenses include: (1) the interest rate used to calculate the present value of the plan liabilities, (2) employee turnover, retirement age, and mortality, and (3) the expected return on plan assets. Our assumptions reflect our historical experience and our best judgment regarding future performance. Due to the significant judgment required, our assumptions could have a material impact on the measurement of our pension obligations and expenses.

Income Taxes

We record a liability for uncertain tax positions to the extent a tax position taken or expected to be taken in a tax return does not meet certain recognition or measurement criteria. A valuation allowance is recorded against a deferred tax asset if it is not more likely than not that the asset will be realized. At December 31, 2012, our liability for uncertain tax positions, including accrued interest, was $10.4 million and our valuation allowance was $0.5 million.

Considerable management judgment is necessary to assess the inherent uncertainties related to the interpretations of complex tax laws, regulations, and taxing authority rulings, as well as to the expiration of statutes of limitations in the jurisdictions in which we operate.

Additionally, several factors are considered in evaluating the potential to realize our deferred tax assets, including the remaining years available for carryforward, the tax laws for the applicable jurisdictions, the future profitability of the specific business units, and tax planning strategies.

Our judgments and estimates concerning uncertain tax positions may change as a result of the evaluation of new information, such as the outcome of tax audits or changes to or further interpretations of tax laws and regulations. Our judgments and estimates concerning the potential to realize deferred tax assets could change if any of the evaluation factors change. If such changes take place, there is a risk that our effective tax rate could increase or decrease in any period, impacting our net earnings.

Recent Accounting Pronouncements

On January 1, 2013, we adopted changes issued by the FASB on the reporting of amounts reclassified out of accumulated other comprehensive income. These changes require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required to be reclassified in its entirety to net income. For other amounts that are not required to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures that provide additional detail about those amounts. These requirements are to be applied to each component of accumulated other comprehensive income. Other than the additional disclosure requirements, the adoption of these changes had no impact on our unaudited condensed consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Commodity Price Fluctuations

We are exposed to commodity price fluctuations, including for organic milk, organic and non-GMO soybeans, almonds, butterfat, and other commodities used in the manufacturing, packaging, and distribution of our products, including utilities, natural gas, and resin. To secure adequate supplies of materials and bring greater stability to the cost of raw material and inputs and their related manufacturing, packaging, and distribution we routinely enter into forward purchase contracts and other purchase arrangements with suppliers. Under the forward purchase contracts, we commit to purchasing agreed-upon quantities of raw materials and inputs at agreed-upon prices at specified future dates. The outstanding purchase commitment for these commodities at any point in time typically ranges from one month’s to one year’s anticipated requirements, depending on the ingredient or commodity. These contracts are considered normal purchases.

We periodically utilize commodity forward purchase contracts and supplier pricing agreements to hedge the risk of adverse movements in commodity prices for limited time periods for certain commodities. Although we may utilize forward purchase contracts and other instruments to mitigate the risks related to commodity price fluctuations, such strategies do not fully mitigate commodity price risk. Adverse movements in commodity prices over the terms of the contracts or instruments could decrease the economic benefits we derive from these strategies.

Interest Rate Fluctuations

In connection with our initial public offering, we incurred approximately $885 million in new variable rate borrowings under our $1.35 billion senior secured credit facilities and subsequently used $86 million in proceeds from our initial public offering to repay a portion of the revolving credit facility. Borrowings under the senior secured credit facilities currently bear interest at a rate of LIBOR plus 1.75% per annum or, in the case of the $250 million term loan A-2 facility, LIBOR plus 2.00% per annum. We are subject to market risk with respect to changes in LIBOR.

Additionally, in connection with our initial public offering, Dean Foods novated to us certain of its interest rate swaps with a notional value of $650 million and a maturity date of March 31, 2017. We follow mark-to-market accounting for these agreements and record the fair value of these outstanding contracts on the balance sheet at the end of each reporting period. These swap agreements have fixed interest rates between 2.75% and 3.19%. We are subject to market risk with respect to changes in the underlying benchmark interest rate that impact the fair value of the interest rate swaps.

A majority of our debt obligations are hedged at fixed rates and the remaining debt obligations are currently at variable rates. We have performed a sensitivity analysis assuming a hypothetical 10% movement in interest rates. For the year ended December 31, 2012, the impact to net income of a 10% change in interest rates is estimated to be approximately $0.2 million.

Foreign Currency Fluctuations

Our international operations represented approximately 25% and 16% of our long-lived assets and net sales, respectively, as of and for the year ended December 31, 2012. Sales in foreign countries, as well as certain expenses related to those sales, are transacted in currencies other than our reporting currency, the U.S. Dollar. Our foreign currency exchange rate risk is primarily limited to the Euro and the British Pound. We may, from time to time, employ derivative financial instruments to manage our exposure to fluctuations in foreign currency rates or enter into forward currency exchange contracts to hedge our net investment and intercompany payable or receivable balances in foreign operations.

Business

Overview

We are a leading consumer packaged food and beverage company focused on high-growth product categories that are aligned with emerging consumer trends. We manufacture, market, distribute, and sell branded plant-based foods and beverages, coffee creamers and beverages, and premium dairy products throughout North America and Europe. We are pioneers in these product categories, with Silk, International Delight and Horizon Organic having #1 or #2 brand positions based on retail sales in the United States, and Alpro having a #1 brand position based on retail sales in Europe. Our widely-recognized, leading brands distributed in North America include Silk plant-based foods and beverages, International Delight and LAND O LAKES coffee creamers and beverages, and Horizon Organic premium dairy products, while our popular European brands of plant-based foods and beverages include Alpro and Provamel.

Our mission is to create a food and beverage company that combines the entrepreneurship, spirit, principles, and practices of small food companies with the professionalism, resources, and scale of large food companies. We aspire to change the way the world eats for the better by providing consumers with innovative, great-tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly produced products.

We have two reportable business segments: our North America segment, which offers products in the plant-based foods and beverages, coffee creamers and beverages, and premium dairy categories throughout North America, and our Europe segment, which offers plant-based foods and beverages throughout Europe. For more information about our two reportable segments and our financial information by geographic area, see Note 15 to our audited consolidated financial statements included elsewhere in this prospectus.

We sell our products across North America and Europe to a variety of customers, including grocery stores, mass merchandisers, club stores, convenience stores, and health food stores, as well as through various away-from-home channels, including restaurants and foodservice outlets. We believe our products meet a variety of consumer preferences and desires, and, as a result, our brands have historically performed well for retailers. We believe that our products receive premium shelf placement and have high adoption rates due to our product innovations, strong brand recognition, consumer loyalty, and ongoing collaboration with retailers. Our core commercial capabilities, including speed-to-market and an extensive supply chain network, enable us to achieve and sustain our leading positions and drive growth in our brand platforms. Going forward, we expect to drive further sales and growth by strengthening our existing product categories, expanding our brands into logical adjacent product categories, focusing on new product development, and capitalizing on emerging consumer trends.

Brand building and new product innovation are core to our growth strategy, and we believe they represent significant competitive advantages for us. We continually invest in marketing and promotional activities to build the strength of our brand equities. For example, we cultivated Silk and Alpro from niche soymilk brands into a broad range of plant-based food and beverage products. Our in-house R&D group develops new, great-tasting products that are responsive to evolving consumer preferences. We have a highly successful track record of leveraging our capabilities to create and rapidly commercialize new products, and to build and develop categories and subcategories on a large scale. Examples of our highly successful product launches include Silk PureAlmond almondmilk, which we launched in 2010, and International Delight CoffeeHouse Inspirations, which we launched in 2009, and which ranked among the top 2% and 3%, respectively, of all consumer packaged food and beverage launches in the United States between 2007 and 2011 in terms of retail sales in each of their first twelve months. In 2012, we were the first company to commercialize almond drinks on a large scale in Europe, capitalizing on the emerging European consumer preference for variety in plant-based dairy alternatives.

We are committed to expanding our business while continuing to support our environment, communities, and employees. In our efforts to produce food responsibly, we set goals and design our sustainability initiatives to benefit the environment and the communities we serve. We believe our unique corporate culture and commitment to our employees fosters a highly engaged workforce focused on innovation and the development of new products that offer better choices for people and are better for our communities and the planet.

Our History

Throughout our history, we have successfully identified and acquired high-growth businesses in attractive categories. In 1997, Dean Foods acquired the International Delight brand, which sold the first flavored non-dairy liquid coffee creamer marketed in the United States. In 2002, Dean Foods completed the acquisition of White Wave, Inc., a marketer of soy beverages and food products under the Silk brand, and entered into an expanded licensing arrangement with Land O’Lakes, Inc. to use the LAND O LAKES brand across the United States for value-added milk and cultured dairy products. In 2004, Dean Foods completed the acquisition of Horizon Organic Holding Corporation, owner of the Horizon Organic brand of organic milk and dairy products. In 2004, Dean Foods consolidated its national brands into WWF Operating Company. The combined WhiteWave organization relocated to Broomfield, Colorado in 2005 and implemented systems and processes that have allowed WhiteWave to create sustainable sales growth in each of its product categories and subcategories. In 2009, WhiteWave expanded its plant-based foods and beverages portfolio by acquiring Alpro, a leader in plant-based foods and beverages in Europe, that also owned Provamel, a leading brand of organic soy-based products distributed in European health food stores. Given our scalable infrastructure, deep knowledge of key drivers in our business and product categories, track record of innovation, and core competency of successfully acquiring and integrating high-growth brands in attractive categories, we believe that our Company is well positioned for future global growth. We expect to relocate our principal executive offices to Denver, Colorado in July 2013.

Industry Overview

We compete in categories that are part of larger food and beverage sectors and that provide us meaningful opportunities for continued growth. Our plant-based foods and beverages and premium dairy products are well positioned within the dairy and dairy alternatives sector, of which sales in the United States alone were estimated to be $48 billion in 2012, and the natural and organic sector, of which sales in the United States alone were estimated to be $46 billion in 2011. The growth of the natural and organic sector is outpacing the growth of the overall food and beverage industry and, within the dairy and dairy alternatives sector, our share continues to grow. In addition, our coffee creamers and beverages continue to benefit from the growth and overall size of the coffee and creamers sector, which was estimated to be a $12 billion sector in the United States alone in 2011.

We believe that our products are uniquely positioned in rapidly growing, on-trend categories that stand to benefit from anticipated sustainable, strong consumer demand.

Plant-Based Foods and Beverages

Plant-based foods and beverages represented a $2.1 billion category in the United States and Europe in 2012, and experienced a CAGR of 10% from 2009 to 2012. Plant-based foods and beverages represented a $1.1 billion category in the United States in 2012, an increase of 18% from 2011, while in Europe plant-based foods and beverages represented an approximately $1.0 billion category in 2012, an increase of 5% from 2011. We believe almond-based beverages was among the fastest growing subcategories in the U.S. consumer packaged food and beverage industry with a CAGR of 126% from 2009 to 2012 and representing a $458 million subcategory in 2012.

We believe that the plant-based foods and beverages category will continue to experience favorable growth supported by a rising consumer focus on nutritional benefits, such as digestive and heart health, as well as by the positioning of these products as low-fat, low-calorie, and cholesterol-free dairy alternatives. Plant-based foods and beverages also enjoy advantaged environmental impact profiles over dairy milk, particularly in greenhouse gas production and water use.

In recent years, plant-based beverages have grown as a percentage of overall milk sales and household penetration. For example, between 2009 and 2012, plant-based beverages grew from 5.3% to 6.9% of total milk sales in the U.S. grocery industry. According to IRI, U.S. household penetration of refrigerated plant-based beverages grew from 16% to 25% between 2009 and 2012. Moreover, the variety of products in the plant-based foods and beverages category has proliferated within the past five years. For example, sales of non-soy plant-based beverages, including beverages made from almond, coconut, rice, and other plants, grew between 2009 and 2012 from 15% to 52% of plant-based beverages sales in the United States.

Coffee Creamers and Beverages

Coffee creamers and beverages represented a $3.9 billion category in the United States in 2012, and experienced a CAGR of 9% from 2009 to 2012. The subcategories in which we compete, flavored coffee creamers and ready-to-drink coffee beverages, each experienced a CAGR of 14% from 2009 to 2012.

Demand for coffee creamers is driven by rising coffee consumption, increasing preference for flavored creamers with coffee and the growth of at-home brewing as consumers seek to enjoy the “coffeehouse” taste at a lower cost. Coffee is currently the most popular beverage in the United States, with 63% of consumers over the age of 18 drinking coffee daily during the first two months of 2013. During the first two months of 2013, the average coffee-drinking consumer drank 3.2 cups of coffee per day. Additionally, during the first two months of 2013, only 22% of coffee-drinking consumers drank their coffee without sweetening or creaming, while 48% of coffee-drinking consumers both sweetened and creamed their coffee, which we believe suggests a continued opportunity to convert consumers to a flavorful, creamed cup of coffee. We believe the variety of our coffee creamer products appeals to the eclectic taste preferences of this growing consumer group.

Demand for iced coffee products is also driven by rising coffee consumption and increasing preference for convenient, flavorful coffee experiences at home. Based on a management estimate of $2.00 per serving of iced coffee, we believe that away-from-home iced coffee represented approximately $1.7 billion in sales in the United States in 2012. As of mid-year 2011, approximately 48% of coffee drinkers drink iced coffee and 75% of iced coffee drinkers are interested in an at-home, multiple serving size option for iced coffee.

Premium Dairy

Premium dairy, which includes organic and other value-added dairy products, represented a $2.4 billion category in the United States in 2012, and experienced a CAGR of 7% from 2009 to 2012. Organic milk represented $1.3 billion in sales in the United States in 2012, and experienced a CAGR of 10% from 2009 to 2012.

The robust growth in premium dairy products is largely driven by a rising consumer preference for nutritious and organic products. For example, organic milk is produced without the use of synthetic pesticides or growth hormones, while Horizon Organic Milk with DHA Omega-3 has Omega-3s, which support brain, heart, and eye health. In recent years, organic milk has exhibited favorable growth in total milk sales and dairy category penetration. Between 2009 and 2012, organic milk grew from 6.9% to 8.2% of total U.S. retail milk sales. This share is meaningfully less than the organic share of the U.S. fruits and vegetables category, which was about 12% in 2011.

Our Competitive Strengths

We believe that the following competitive strengths will enable the Company to achieve sustained growth and profitability:

Participation in Highly Attractive Categories

We are a leader in three major product categories: plant-based foods and beverages, coffee creamers and beverages, and premium dairy. These high-growth, on-trend product categories are aligned with emerging consumer preferences for products that are nutritious, flavorful, convenient, and responsibly produced. As a result, we believe these product categories will continue to offer attractive growth opportunities relative to traditional food and beverage categories. We believe that increasing household penetration will be a significant growth driver across all of our product categories. For example, according to IRI, the U.S. penetration rates of refrigerated organic milk and refrigerated coffee creamers including half & half were approximately 10% and 54%, respectively, as of December 2012. Additionally, according to IRI, the U.S. penetration rate of refrigerated plant-based beverages was approximately 25% as of December 2012, and we believe that in many international geographies these products are not widely available to consumers today. We believe that our coffee creamer and beverage products are well positioned to continue benefitting from the growing consumption of coffee, which is currently the most popular beverage among U.S. consumers, according to a 2012 National Coffee Drinking Trends study. We also believe there is increasing consumer demand for natural and organic products, including organic milk. Furthermore, the premium dairy category remains underpenetrated, as organic milk represented only 8.2% of total U.S. retail milk sales in 2012.

Product Portfolio Aligned with Consumer Trends

Our product portfolio is designed to appeal to consumer preferences for nutritious, great-tasting, convenient, and responsibly produced products. Our plant-based food and beverage platform, which includes soy-, almond-, coconut-, hazelnut-, rice-, and oat-based choices, features a variety of flavorful offerings with nutritional qualities that consumers desire. Our coffee creamers and beverages platform, which includes coffee creamers and iced coffee products under the International Delight and LAND O LAKES brand names, enables our consumers to enjoy a flavorful, convenient, and affordable “coffeehouse” taste. Finally, our premium dairy portfolio consists of organic milk, yogurt, cheese, and other premium dairy products that appeal to consumers seeking wholesome and nutritious choices for their families. Our market research function plays an important role in our success, as we consistently seek and incorporate feedback from our consumers to develop new products to remain at the forefront of evolving consumer trends.

Large, Leading Brands with Significant Scale

We have built a portfolio of large, leading brands with significant retail scale that are well–recognized by consumers, and that we believe are important to retailers. We have helped build and develop the categories in which we compete into large and growing categories whose aggregate retail sales were approximately $8 billion in 2012 in the United States and Europe. Within their respective categories or subcategories, each of our Silk, Horizon Organic, and Alpro brands hold #1 brand positions, with meaningfully higher shares than those of their nearest respective competitors. For example, Silk held a 57% share of the category for plant-based foods and beverages and Horizon Organic held a 43% share of the subcategory for organic fluid dairy milk in the United States in 2012, and Alpro held a 38% share of the category for plant-based foods and beverages in Europe in 2012, each share being at least four times greater than that of its closest branded competitor during these time periods. Our commitment to brand building has enabled us to increase awareness and better serve our consumers, leading to improved scale and share across our categories.

Through our new product innovation, brand extensions and expanded distribution, we have developed sizeable brands, with Silk, International Delight, and Horizon Organic each generating in excess of $500 million in total net sales in 2012. We expect to further capitalize on the strong consumer demand for our products and continue to grow our sales and brand share within our categories.

Culture of Innovation

We have established a track record of launching successful new products and effectively commercializing innovation across our brands in North America and Europe by building and leveraging highly experienced R&D teams. We have consistently made investments in new product development. Throughout our history, we have leveraged our strong brand equities and our innovation capabilities to pioneer new products and subcategories. For example, the organic milk, soymilk, and flavored non-dairy creamer subcategories were either created or largely developed by our Company. All have since grown into sizable, profitable subcategories in which we maintain strong leadership positions. Recent new product introductions include:

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Silk PureAlmond almondmilk (launched in 2010) expanded the Company’s plant-based beverages platform outside of soy to capitalize on an increasing affinity among consumers for almond-based beverages, which we believe is one of the fastest growing subcategories within plant-based foods and beverages. We believe the Company is well positioned to benefit from the growing consumer adoption of almond-based beverages. Silk PureAlmond almondmilk ranked in the top 2% of all consumer packaged food and beverage launches in the United States between 2007 and 2011 in terms of retail sales in the first twelve months.

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International Delight CoffeeHouse Inspirations (launched in 2009) diversified the Company’s flavored coffee creamer portfolio and allowed consumers to enjoy a convenient and affordable at-home “coffeehouse” experience. Seeking to capitalize on the increased consumption of coffee, the Company has released a portfolio of seven flavors to broaden the appeal to consumers. International Delight CoffeeHouse Inspirations ranked in the top 3% of all consumer packaged food and beverage launches in the United States between 2007 and 2011 in terms of retail sales in the first twelve months.

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Throughout its history, the Company has driven growth in the Horizon Organic brand by introducing new products and new packaging designs. Horizon Organic Milk with DHA Omega-3 (launched in 2007) is a nutrient-enhanced organic milk product with a variety of health benefits, including brain and heart support.

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Alpro Fruity & Creamy (launched in 2012) broadened our European plant-based yogurt portfolio with a smooth and creamy soy yogurt in cherry and peach flavors designed to attract consumers seeking an indulgent, non-dairy experience with nutritional benefits.

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In 2013, our North America segment launched several new products, such as Silk Iced Latte, a great tasting non-dairy iced coffee, Silk Fruity & Creamy non-dairy yogurts, Silk PureAlmond Light with one-third fewer calories than Silk PureAlmond, Horizon Organic Milk with DHA Omega-3 in single-serve packages, TruMoo aseptic single-serve flavored milks, a brand that we license from Dean Foods, International Delight Iced Coffee Light with one-third fewer calories than International Delight Iced Coffee, and International Delight Iced Coffee in a single-serve four-pack offering. In 2012, we were the first company to commercialize almond drinks on a large scale in Europe, and in 2013, our European segment launched new varieties of almond beverages, along with an improved rice beverage line.

Extensive Commercial and Supply Chain Network

Our strong innovation and commercial capabilities enable us to develop, rapidly commercialize, and efficiently distribute our products. Through our sales organization, we strive to cultivate strong, collaborative relationships with our retail customers that facilitate favorable product placement, which, combined with our marketing capabilities and brand strength, drive high product-turnover rates. Our strategic distribution network allows us to achieve broad channel reach, and our extensive production capabilities, including our ESL manufacturing network in the United States and Europe, position us for cost reduction opportunities. We believe the strategic investments we are making in our manufacturing footprint and our diverse network of suppliers will allow us to continue scaling our business into the future. Going forward, we also believe that we can leverage these core capabilities to continue to pioneer and lead in our categories.

Significant Global Growth Potential

Our leading brands, on-trend, innovative products, and sales, marketing, and supply chain capabilities position us to benefit from the growing global adoption of products in our major categories. In addition, throughout our history, we have demonstrated a consistent ability to successfully acquire and integrate businesses and their brands. Through these acquisitions, we have capitalized on product and category growth trends and expanded our geographic scope. We believe that we can leverage these experiences to take advantage of future global growth opportunities.

Experienced Management Team with Acquisition Expertise

We are led by a proven and experienced management team. Our Chairman of the Board and Chief Executive Officer, Gregg Engles, has 25 years of management experience in the consumer packaged food and beverage industry. Mr. Engles conceived the idea of a branded dairy alternative business within the Dean Foods portfolio, and, under his direction, our Company was built through a series of successful acquisitions, including International Delight in 1997, Silk in 2002, Horizon Organic in 2004, and Alpro in 2009. Mr. Engles, Blaine McPeak, Kelly Haecker, and Thomas Zanetich, among others, were all either founding members of the management team that built WhiteWave by acquiring and integrating its principal brands or early employees who have led its subsequent growth. Bernard Deryckere has led Alpro for over a decade and driven its leadership in plant-based foods and beverages in Europe. Mr. Engles and the other members of our senior management team average almost two decades of industry experience at leading consumer packaged food and beverage companies. Our management team has played an integral role in our Company’s success by instilling a culture committed to innovation, responsibility, and growth. We believe that our strong leadership and experience acquiring and scaling high-growth businesses will enable our Company to continue to drive sustained growth and increased profitability.

Our Business Strategy

Our Company competes in product categories that we believe have attractive long-term growth prospects due to strong consumer interest, favorable category dynamics, and, in many cases, low household penetration. To achieve sustainable growth and profitability, our strategy encompasses the following:

Leverage the Equity in Our Core Brands

Our core brands are leaders in categories that are experiencing strong consumer momentum. We intend to continue to leverage the equity of our core brands by introducing innovative products and expanding our offerings under those established brands to raise consumer awareness of our products’ attributes which, in turn, will allow us to expand sales to a broader set of consumers and consumption occasions. We expect to expand the role of our brands even further with our retail customers, who recognize the accelerated growth that our brands bring to their businesses. For example, we believe the successful launch of Silk PureAlmond almondmilk in 2010 was in part attributable to consumer and customer trust in the value and quality offered by our Silk brand, which we believe originated the refrigerated soymilk subcategory. We will leverage our strong track record of building categories and brands by continuing to develop and introduce innovative, on-trend products that further solidify our position as a category leader.

Drive Growth Through Innovation

Our Company has a history of driving growth through pioneering new subcategories, capitalizing on emerging trends, and introducing product extensions under our brands. Our recent new product launches have allowed us to continue to grow in our existing categories and subcategories and deliver innovative products under trusted brands. For instance, Silk Fruit & Protein beverages combine the established Silk soymilk tradition with the added taste of fruit. With International Delight Iced Coffee, we created a new subcategory of refrigerated iced coffee for at-home consumption. Our launches of Alpro Almond Drink and Alpro Hazelnut Drink are providing European consumers with access to an increased variety of great-tasting, nutritious plant-based beverages. We believe there are attractive opportunities to extend our trusted brands into select adjacent product categories and subcategories. We are committed to leveraging our advanced R&D and commercial capabilities to further develop and expand our categories and subcategories and deliver innovation that will drive increased consumption of our brands.

Continue to Identify Cost Reduction Opportunities to Reinvest in Brands and Operational Capabilities

We are committed to pursuing operational cost reduction programs in order to maintain our competitive position and support our growth strategy. Company-wide cost reduction programs improve operational efficiency through the elimination of excess costs. By realizing savings through these cost reduction programs, we can reinvest in our business to build our brands and improve our capabilities as we strive to drive growth and deliver superior service to our retail and foodservice customers. For example, in the past, we have delivered cost savings benefits from optimizing our production and distribution capabilities, as well as from examining and tailoring our product formulations and our overhead costs. We view the pursuit of opportunities to improve the efficiency of our operations as an essential contributor to our success.

Selectively Pursue Expansion Opportunities in Attractive New Geographies

Our leading brands, on-trend innovative products, and sales, marketing, and supply chain capabilities provide opportunities to expand our business globally by:

•	broadening the distribution of successful products across our existing geographies;

•	driving distribution of our brands and products into geographies adjacent to our existing geographies; and

•	introducing our brands and products in new, high-growth regions across the globe.

Throughout our history, we have demonstrated an ability to successfully enter and grow new categories and subcategories and geographies through acquisitions. We acquired Creamiser, a manufacturer of refrigerated cream and flavor dispensers, in 2008, which enabled our organization to expand into away-from-home channels with a new technology platform aimed at coffeebars. Our acquisition of Alpro in 2009 expanded our business to Europe, and we believe it is creating opportunities to share our products and best practices across two continents. We believe that we can leverage these experiences to capitalize on future value-enhancing acquisitions and partnerships that complement our portfolio.

Our Products

We manufacture, market, distribute, and sell products in three categories: plant-based foods and beverages, coffee creamers and beverages, and premium dairy. Each of our product categories has experienced robust organic growth, which we believe is the result of planned innovation to strategically meet evolving consumer preferences. For example, we added Silk PureAlmond almondmilk and Silk PureCoconut coconutmilk in North America in 2010 and 2011, respectively, hazelnut and almond drinks in Europe in 2012, International Delight iced coffee in 2012, and Horizon Organic Milk with DHA Omega-3 in 2007.

Plant-Based Foods and Beverages

Our plant-based food and beverage products, which include soy-, almond-, coconut-, hazelnut-, rice- and oat-based choices, feature a variety of flavorful offerings with nutritional qualities that consumers desire. Our product portfolio in the United States includes Silk soymilk, Silk PureAlmond almondmilk, Silk PureCoconut coconutmilk, Silk Fruit & Protein, and Silk Live! soy yogurt. In Europe, our product portfolio under our Alpro and Provamel brands includes soy, hazelnut, almond, rice, and oat milks as well as desserts, cream, margarine, and meat-free foods. Our plant-based foods and beverages have remained innovative to meet evolving consumer preferences. For example, we have expanded our Silk soymilk product offerings from unsweetened and plain soymilks to a variety of choices including chocolate, vanilla, and light soymilks and Silk Fruit & Protein beverages. We have also extended our Alpro spoonable yogurt range into new choices, including pourable yogurt and creamy yogurt. Additionally, our products appeal to consumers seeking nutritious and responsible choices. For example, many consumers of our Silk soy products are focused on maintaining digestive and heart health and consuming nutritious, low-fat, low-calorie and cholesterol-free alternatives to dairy. Silk soymilk is high in calcium, low in saturated fat, and 100% cholesterol-free. Each eight-ounce glass of soymilk contains at least 6.25 grams of soy protein, which has been recognized by the FDA for its role in maintaining heart health.

Our plant-based foods and beverages have established leading positions in their categories. For example, in 2012, our Silk products had a 57% share of the $1.1 billion category for plant-based foods and beverages in the United States, and in 2012, our Alpro products had a 38% share of the $1.0 billion category for plant-based foods and beverages in Europe.

Coffee Creamers and Beverages

Our coffee creamers and beverages product portfolio, which includes coffee creamers and iced coffee products under the International Delight and LAND O LAKES brand names, enables our consumers to enjoy a flavorful and convenient “coffeehouse” taste at a lower cost. Our coffee creamers portfolio includes flavored, healthful, and shelf-stable single-serve creamers and half & half. Our creamers include products marketed under popular brands (which we license) including Almond Joy, Cinnabon, Cold Stone, Hershey’s, and YORK.

Our coffee creamers and beverages portfolio has captured a significant share of each of its subcategories. For example, in 2012, our International Delight flavored creamers had a 30% share of the $1.7 billion subcategory for flavored creamers within the U.S., and our LAND O LAKES half & half had a 22% share of the $809 million subcategory for half & half within the U.S., a subcategory traditionally dominated by private label products.

Premium Dairy

Our premium dairy portfolio consists of organic milk, yogurt, cheese, and other premium dairy products marketed under our Horizon Organic brand that appeal to consumers seeking wholesome and nutritious choices for their families. We offer a range of premium milk products, including organic milk varieties containing DHA Omega-3s and fat-free, 1% lowfat, 2% reduced fat, whole, and lactose-free milk. Our milk products are produced in gallon, half-gallon, and single-serve sizes. Our other premium dairy products include a variety of cheeses, creams, yogurts, and butters, which are primarily marketed under the Horizon Organic brand, as well as aseptic single-serve flavored milks marketed under the TruMoo brand. All of our Horizon Organic products are organic and are produced without the use of synthetic pesticides or growth hormones.

Our premium dairy portfolio has established leading positions in many of its subcategories. For example, in 2012, our Horizon Organic brand had a 43% share of the $1.3 billion subcategory for organic fluid dairy milk within the United States.

A key focus of our premium dairy business is to develop value-added products such as organic single-serve, organic DHA, and organic lactose-free products. These products totaled approximately $300 million in retail sales in the United States in 2012, experienced a CAGR of 23% from 2009 to 2012, and in 2012 comprised approximately 50% of total Horizon Organic net sales.

Our Customers

We sell our products across North America and Europe to a variety of customers, including grocery stores, mass merchandisers, club stores, convenience stores, and health food stores, as well as various away-from-home channels, including restaurants and foodservice outlets. Our top five customers together accounted for 40.3% of our total net sales for the year ended December 31, 2012. Our largest customer is Wal-Mart Stores, Inc., which, including its subsidiaries such as Sam’s Club, accounted for 18.0% of our total net sales for the year ended December 31, 2012.

Sales to customers in the United States accounted for 81.2%, 79.3%, and 79.0% of our total net sales in the years ended December 31, 2012, 2011, and 2010, respectively.

Sales Organization

We sell our products in North America and Europe primarily through our direct sales force and independent brokers. Our sales organization strives to cultivate strong, collaborative relationships with customers that facilitate favorable shelf placement for our products, which, we believe, when combined with our marketing capabilities and our brand strength, drives high product turnover rates. Our relationship with a national broker in the United States serves to provide additional retail customer coverage as a supplement to our direct sales force, which has contributed to increased broker-led sales and has allowed us to provide enhanced service to our customers. Additionally, in Europe, we have an extensive network of partners through which we continue to build and grow relationships with customers beyond our core geographies.

Marketing and Advertising

We use a variety of marketing efforts to build awareness of, and create demand for, our products. We employ regional, national, and, for our Europe segment, international promotions of our brands and products through a variety of media, including television and radio advertising, print media, coupons, co-marketing arrangements, and social media. We build campaigns for our brands around certain themes to strategically appeal to the consumers whom we believe will be attracted to our products. For example, in our television, radio, and print advertising, we emphasize the healthy attributes of Silk, Horizon Organic, and Alpro, and we highlight the ability to create a “coffeehouse experience” at home with International Delight. These marketing efforts are enhanced by our internal creative services team, which provides the ability to collaborate with our brand teams at critical points in the advertising cycle and leads innovation in marketing through various channels. Finally, our employees regularly participate in community outreach and charity and sponsorship work. We believe that our community programs and partnerships reinforce our brands’ values and build strong and lasting relationships with consumers.

Research and Development

At our R&D facilities in Broomfield, Colorado, and Wevelgem, Belgium, our experienced consumer packaged goods professionals generate and test new product concepts, new flavors, and packaging. For example, our Broomfield, Colorado R&D facility includes capabilities in product development, dairy and plant-based chemistry, and processing technology, including ESL and shelf-stable technologies. We conduct focus group studies and consumer testing of new product concepts in our on-site innovation center, which provides opportunities to develop product prototypes and marketing strategies with direct consumer input. Our Wevelgem, Belgium R&D professionals have extensive experience in developing a broad range of plant-based products, including drinks, yogurts, desserts, and creams.

We believe that innovation is central to the ongoing successful performance of our business. To that end, we have integrated innovation as one of our core strategies, and hold every business unit accountable for executing against innovation priorities. By doing so, we have successfully launched innovative and wide-ranging products. Silk PureAlmond almondmilk, Alpro Almond Drink, Horizon Organic Milk with DHA Omega-3, Silk Fruit & Protein, and International Delight Iced Coffee are examples of products developed through collaboration between our R&D team and our brand teams.

Our R&D organization primarily develops products internally, but also leverages external technical experts for open innovation for new product ideas and concepts. Additionally, our R&D teams are actively involved in cost reduction initiatives across all of our brands.

Manufacturing and Distribution

Sourcing and Supply Chain

Raw materials used in our products include organic and conventional raw milk, sweeteners, almonds, organic and non-GMO soybeans, butterfat, and other commodities. We continuously monitor worldwide supply and cost trends of these raw materials to enable us to take appropriate action to obtain the ingredients and packaging we need for production. Although the prices of our principal raw materials fluctuate, based on adverse weather, the economy, and other conditions, we believe such raw materials to be generally available from numerous sources. For example, we source approximately 93% of the raw organic milk for our premium dairy products from our network of nearly 600 family farmers throughout the United States, with the remaining 7% sourced from our owned dairy farms in Paul, Idaho and Kennedyville, Maryland.

We have an extensive production and supply chain footprint in the United States. We utilize five manufacturing plants, two distribution centers, and three strategic co-packers in the United States, and we manufacture approximately 65% of our North American product volume internally. Our advanced production capabilities provide us with applications of technology in ESL and aseptic processing, gable-top, plastic, aseptic, single-serve and portion control packaging, cultured processing, fruit processing, and allergen management functions.

Our strategic distribution network allows us to achieve broad channel reach to our North American customers. We believe the flexibility inherent in our distribution network allows us to quickly and efficiently service our customers’ needs.

In addition, we have a strategic supply chain footprint across Europe. We utilize four manufacturing plants and a limited number of co-packers for more specialized, low-volume products. Our four plant facilities located in the United Kingdom, Belgium, France, and the Netherlands produce a broad range of soy drinks, yogurts, desserts, and creams, representing approximately 93% of our total Europe segment’s production volumes, with the remainder produced by third-party co-packers. We apply proprietary soybean de-hulling, base milk manufacturing, and yogurt fermentation technologies in our production processes, which we believe results in better taste and high product yields for our products. Furthermore, we also have a broad commercial partner network across Europe, which complements our own sales organizations in the United Kingdom, Belgium, Germany, and the Netherlands, facilitating access to the countries in which we sell our products.

Quality Control

Across our Company, we have adopted robust production and safety protocols at numerous points in our production process and supply chain to ensure the safety and quality of our products. For example, our contracts with our farmers and suppliers contain strict standards for quality, and we periodically audit certification compliance. We also test our raw materials in hazard analysis and at critical control points to review and isolate any high risk materials. For example, raw organic milk is tested for impurities and antibiotics, and, prior to release for sale, is tested for the presence of pathogens and allergens.

Intellectual Property

We are continually developing new technology and enhancing proprietary technology related to our dairy and plant-based operations. As of June 30, 2013, nine U.S. and three international patents have been issued to us, and eight U.S. and 16 international patent applications are pending or published. We also rely on a combination of trademarks, copyrights, trade secrets, confidentiality procedures, and contractual provisions to protect our brands, technology, and other intellectual property rights. Despite these protections, it may be possible for unauthorized parties to copy, obtain, or use certain portions of our proprietary technology or trademarks.

We license the right to utilize certain brand names, including LAND O LAKES, Almond Joy, Cold Stone, Cinnabon, Hershey’s, and YORK, on certain of our products. In addition, we have a license agreement with DSM Nutritional Products, the owner of Martek Biosciences Corporation, to use products covered by patents for supplementing certain of our premium dairy and soy products with DHA Omega-3.

Competition

We operate in a highly competitive environment and face competition in each of our product categories and subcategories. We have numerous competitors of varying sizes, including manufacturers of private label products, as well as manufacturers of other branded food products, which compete for trade merchandising support and consumer dollars. We compete with large conventional consumer packaged foods companies such as Group Danone, General Mills, Inc., Kraft Foods Inc., and Nestle S.A. We also compete with natural and organic consumer packaged foods companies such as The Hain Celestial Group, Inc., Annie’s Inc., and Organic Valley.

Competitive factors in our industry include product quality and taste, brand awareness and loyalty, product variety and ingredients, interesting or unique product names, product packaging and package design, shelf space, reputation, price, advertising, promotional efforts, and nutritional claims. We believe that we currently compete effectively with respect to each of these factors.

Corporate Responsibility

We are committed to operating our business in an ethical, environmentally sustainable, and socially responsible manner. In North America, our environmental efforts include setting clear goals against base years for the reduction of greenhouse gas emissions, water use, and waste, and in Europe, we have adopted packaging that is designed to allow for greater possibilities of recycling, acted to reduce carbon dioxide emissions from our operations, and we continue to execute initiatives to optimize our transportation network to reduce the distance traveled by our products. Through our Values in Action program in North America, we encourage our employees to improve the communities and environment in which we operate through volunteerism, community involvement, and environmental events and initiatives that align with our values. For example, we have a long-standing partnership with a hunger relief organization in Colorado. In 2013, as part of an annual fundraiser, WhiteWave provided more than 880,000 meals to families in need based on employee contributions and the Company’s matching contribution of $1.50 for every dollar raised. We are also driving positive change in Europe. Alpro is the first European food company to participate in the World Wildlife Fund Climate Savers program, which brings leading businesses together to develop ambitious plans aimed at significantly reducing greenhouse gas emissions. In 2013, Alpro contributed €60,000 to this program. We believe that our customers, consumers, and suppliers value our efforts to operate in an ethical, environmentally sustainable, and socially responsible manner.

Seasonality

Demand for our products is generally evenly distributed throughout the year.

Properties

We conduct our manufacturing operations from nine facilities, all of which are owned. We believe that our manufacturing facilities are well maintained and are suitable to support our current business operations. Our manufacturing facilities are located in the following cities:

Bridgeton, New Jersey	City of Industry, California	Dallas, Texas
Issenheim, France	Jacksonville, Florida	Kettering, United Kingdom
Landgraaf, Netherlands	Mt. Crawford, Virginia	Wevelgem, Belgium

We also own two organic dairy farms located in Paul, Idaho and Kennedyville, Maryland. Our principal executive offices and the headquarters of our North American operations are located in Broomfield, Colorado, where we lease approximately 137,000 square feet, and the headquarters of our European operations are located in Ghent, Belgium, where we lease approximately 2,500 square meters. Our R&D facilities are located in leased premises in Broomfield, Colorado and in Wevelgem, Belgium. We expect to relocate our principal executive offices to Denver, Colorado, where we lease approximately 20,000 square feet, in July 2013.

Employees

As of June 30, 2013, we employed approximately 2,700 people worldwide. As of that date, approximately 41% of our employees were unionized or had works council representation. We believe that our employee relations are good.

Government Regulation

Food-Related Regulations

As a manufacturer and distributor of food and beverage products, we are subject to a number of food-related regulations, including the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory framework governs the manufacture (including composition and ingredients), labeling, packaging, and safety of food in the United States. The FDA:

•	regulates manufacturing practices for foods through its current good manufacturing practices regulations and periodically inspects manufacturing facilities to audit compliance;

•	specifies the standards of identity for certain foods, including many of the products we sell; and

•	prescribes the format and content of certain information required to appear on food product labels.

In addition, the FDA enforces the Public Health Service Act and regulations issued thereunder, which authorizes regulatory activity necessary to prevent the introduction, transmission, or spread of communicable diseases. These regulations require, for example, pasteurization of milk and milk products. The FDA is also implementing the Food Safety Modernization Act of 2011, which, among other things, mandates that the FDA adopt preventative controls to be implemented by food facilities in order to minimize or prevent hazards to food safety. We are subject to numerous other federal, state, and local regulations involving such matters as the licensing and registration of manufacturing facilities, enforcement by government health agencies of standards for our products, inspection of our facilities, and regulation of our trade practices in connection with the sale of our products. In response to recent food-borne illness events, FDA scrutiny of the food and beverage industry has increased, which has required food and beverage companies to dedicate additional resources to the areas regulated by the FDA. Additionally, in Europe, we are subject to the laws and regulatory authorities of the foreign jurisdictions in which we manufacture and sell our products, including the European Food Safety Authority which supports the European Commission, as well as country, province, state, and local regulations.

We use quality control laboratories in our manufacturing facilities to test raw ingredients and certain finished products. Product quality and freshness are essential to the successful distribution of our products. To monitor product quality at our facilities, we maintain quality control programs to test products during various processing stages, and in some cases we use certified third-party laboratories to supplement our internal testing capabilities. We believe that our facilities and manufacturing practices are in material compliance with all government regulations applicable to our business.

Employee Safety Regulations

We are subject to certain safety regulations, including regulations issued pursuant to the U.S. Occupational Safety and Health Act. These regulations require us to comply with certain manufacturing safety standards to protect our employees from accidents. We believe that we are in material compliance with all employee safety regulations applicable to our business.

Environmental Regulations

We are subject to various environmental laws, regulations, and directives. Our plants use a number of chemicals that are considered to be “extremely” hazardous substances pursuant to applicable environmental laws due to their toxicity, including ammonia, which is used extensively in our operations as a refrigerant. These and other chemicals used in our operations must be handled, stored, and disposed in accordance with applicable environmental requirements, including those governing, among other things, air emissions and the discharge of wastewater and other pollutants, the use of refrigerants, the handling and disposal of hazardous materials, and the cleanup of contamination in the environment. Also, on occasion, certain of our facilities discharge biodegradable wastewater into municipal waste treatment facilities in excess of levels allowed under local regulations. As a result, certain of our facilities are required to pay wastewater surcharges or to construct wastewater pretreatment facilities. To date, such wastewater surcharges have not had a material effect on our financial condition or results of operations.

We expect to incur ongoing costs to comply with existing and future environmental requirements. For example, we maintain aboveground and underground petroleum storage tanks at some of our facilities. We periodically inspect these tanks to determine whether they are in compliance with applicable regulations, and, as a result of such inspections, we are required to make expenditures from time to time to ensure that these tanks remain in compliance. In addition, upon removal of the tanks, we are sometimes required to make expenditures to restore the site in accordance with applicable environmental laws. To date, such expenditures have not had a material effect on our financial condition or results of operations.

We believe that we are in material compliance with the environmental regulations applicable to our business. We do not expect the cost of our continued compliance to have a material impact on our capital expenditures, earnings, cash flows, or competitive position in the foreseeable future. In addition, any asset retirement obligations are not material.

Milk Industry Regulations

The U.S. federal government establishes minimum prices for raw milk purchased in federally regulated areas. Raw milk primarily contains raw skim milk, in addition to a small percentage of butterfat.

The federal government’s minimum prices vary depending on the processor’s geographic location or sales area and the type of product manufactured. Federal minimum prices change monthly. Class I butterfat and raw skim milk prices (which are the minimum prices for raw milk that is processed into Class I products such as fluid milk) and Class II raw milk prices (which are the minimum prices for raw milk that is processed into Class II products such as half & half and cottage cheese products) for each month are announced by the federal government the immediately preceding month.

Some states have established their own rules for determining minimum prices for raw milk. In addition to the federal or state minimum prices, we also may pay producer premiums, procurement costs, and other related charges that vary by location and supplier. While we are subject to federal government regulations that establish minimum prices for milk, the prices we pay producers of organic raw milk are generally well above such minimum prices, as organic milk production is generally more costly, and organic milk therefore commands a price premium.

Labeling Regulations

We are subject to various labeling requirements with respect to our products at the federal, state, and local levels. At the federal level, the FDA has authority to review product labeling, and the FTC may review labeling and advertising materials, including online and television advertisements to determine if advertising materials are misleading. Similarly, many states review dairy product labels to determine whether they comply with applicable state laws. In addition, the European Union has issued and enforces rules governing foodstuff labeling, nutrition, and health claims. We believe we are in material compliance with all labeling laws and regulations applicable to our business.

Organic Regulations

Our organic products are required to meet the standards set forth in the Organic Foods Production Act of 1990 and the regulations adopted thereunder by the NOP, based on recommendations from the National Organic Standards Board, as well as similar agencies and laws in the European Union and the European countries in which we sell these products. These regulations require strict methods of production for organic food products and limit the ability of food processors to use non-organic or synthetic materials in the production of organic foods or in the raising of organic livestock. We believe that we are in material compliance with the organic regulations applicable to our business.

Legal Proceedings

From time to time, we are involved in litigation relating to claims arising out of our operations in the normal course of business. Although the results of these lawsuits, claims, and proceedings in which we are involved or may become involved cannot be predicted with certainty, we do not believe that the final outcome of any of these matters will have a material adverse effect on our business, financial condition, or results of operations.

Management

Executive Officers and Directors

The following table sets forth the name, age, and position of each of our executive officers and directors as of June 30, 2013:

Name	Age	Position

Gregg L. Engles	55	Chairman of the Board of Directors and Chief Executive Officer

Kelly J. Haecker	48	Chief Financial Officer

Bernard P.J. Deryckere	55	Chief Executive Officer, Alpro

Blaine E. McPeak	47	President, WhiteWave

Edward F. Fugger	45	Executive Vice President, Strategy and Corporate Development

Roger E. Theodoredis	54	Executive Vice President, General Counsel

Thomas N. Zanetich	62	Executive Vice President, Human Resources

Michelle P. Goolsby	55	Director

Stephen L. Green	62	Director

Joseph S. Hardin, Jr.	68	Director

Mary E. Minnick	53	Director

Doreen A. Wright	56	Director

Gregg L. Engles—Chairman of the Board of Directors and Chief Executive Officer

Mr. Engles has served as our Chief Executive Officer and as Chairman of our Board of Directors since August 7, 2012. He previously served as Chairman of the Board of Dean Foods from October 1994 until December 2001 and from April 2002 until May 2013; he served as the Chief Executive Officer of Dean Foods from October 1994 until the completion of our initial public offering in October 2012. In addition to serving on our Board of Directors, Mr. Engles serves on the board of directors of The Grocery Manufacturers of America, where he serves on the Executive Committee and also on the board of trustees of Dartmouth College, where he serves on the Student Affairs Committee and the Advancement Committee. He previously served on the board of directors of Treehouse Foods, Inc.

Mr. Engles is uniquely qualified to serve as our Chairman and Chief Executive Officer. As the founder and prior Chief Executive Officer and Chairman of the Board of Dean Foods, he was the principal architect of our Company’s business platforms, having built Dean Foods’ WhiteWave-Alpro segment through a series of successful strategic acquisitions. Thus, he has unmatched experience with our Company’s business and a deep knowledge of the food and beverage industry.

Kelly J. Haecker—Chief Financial Officer

Mr. Haecker joined us in 2006 as Senior Vice President and Chief Financial Officer of WWF Operating Company. Prior to joining us, he held senior management roles at The Gillette Company, a global consumer goods company, from 2001 to 2006, including as head of finance for The Gillette Company’s Duracell battery division and most recently as Vice President, Finance of The Gillette Company’s European Commercial Operations. Before joining The Gillette Company, Mr. Haecker served as Senior Vice President and Chief

Financial Officer of Mother’s-Archway Cookie Company, a producer and distributor of cookies in the United States, from 1996 to 2001, and as Vice President and Corporate Controller of Specialty Foods Corporation, a diversified branded food company, from 1995 to 1996. Mr. Haecker began his career in the Commercial Audit and Financial Consulting Division of Arthur Andersen LLP.

Bernard P.J. Deryckere—Chief Executive Officer, Alpro

Mr. Deryckere joined us when Dean Foods acquired Alpro in 2009. Prior to the acquisition, Mr. Deryckere served as Chief Executive Officer of the Alpro Soya Food division of Vandemoortele Group Europe, a position he had held since September 2001. Prior to joining Alpro, Mr. Deryckere held numerous leadership positions at Unilever, a consumer goods company, and Henkel, a consumer goods company. From 1993 to 1995, Mr. Deryckere was Marketing Director for Unilever Portugal. From 1995 to 1998, he was European Category Director for Unilever’s European Business Group Lipton Ready to Drink Beverages. From 1998 to 2000, he was General Manager for Unilever’s Bakery Business, covering Belgium, the Netherlands, Luxembourg, and France. Immediately prior to joining Alpro, Mr. Deryckere was Chief Executive Officer for Unilever Bestfoods Scandinavia. Mr. Deryckere is also a director of several industry associations, including the Belgilux Association of Branded Products Manufacturers and the Flemish Chamber of Commerce (Voka). He is also President of the European Natural Soy Foods Manufacturers Association and the Belgian Food Industry Federation.

Blaine E. McPeak—President, WhiteWave

Mr. McPeak joined us in 2007 as the President of Horizon Organic. In 2008, Mr. McPeak was named President of the Horizon, Silk, and Rachel’s Organic U.K. businesses. In 2009, Mr. McPeak was promoted to President, WhiteWave. Prior to joining us, Mr. McPeak held several senior management roles at Kellogg Company, a consumer packaged food company, from 1994 to 2007. In leading its Wholesome Snack division, Frozen Foods division, and Kashi Company, he oversaw strategy and delivery of financial performance for sales, marketing, finance, supply chain, and R&D functions/units. Prior to his time at Kellogg, Mr. McPeak began his career in the food business at the Sara Lee Corporation, a consumer goods company.

Edward F. Fugger—Executive Vice President, Strategy and Corporate Development

Mr. Fugger joined Dean Foods in 2004 as Vice President, Corporate Development. Mr. Fugger was promoted to Senior Vice President, Corporate Development in 2007 and to Executive Vice President, Strategy and Corporate Development in 2012. Prior to joining us, he served as a Managing Director in the Mergers and Acquisition Group of Bear, Stearns & Co. Inc., a global investment bank. During his tenure there, he held various positions while working across industries on mergers and acquisitions and debt and equity offerings. Mr. Fugger began his career in the audit and assurance practice at Price Waterhouse LLP.

Roger E. Theodoredis—Executive Vice President, General Counsel

Mr. Theodoredis joined us in 2005 as Senior Vice President and General Counsel. Prior to joining us, from 2002 to 2005, Mr. Theodoredis served as Vice President and Senior Counsel at Bristol-Myers Squibb, a global biopharmaceutical company, during which time he was lead counsel for Mead Johnson Nutrition Company, Bristol-Myers Squibb’s infant-formula division. Before joining Mead Johnson Nutrition Company, Mr. Theodoredis spent 11 years in the legal department of Chiquita Brands International, Inc., a producer and distributor of bananas and other produce, most recently as Assistant General Counsel. While at Chiquita, Mr. Theodoredis helped to coordinate the preparation of and filing of proxy materials, and advised on the legal aspects of the company’s North American and international business units, and its information systems, intellectual property, human resources, and regulatory functions.

Thomas N. Zanetich—Executive Vice President, Human Resources

Mr. Zanetich joined us in 2006 as Senior Vice President, Human Resources of WhiteWave. Effective February 18, 2011, Mr. Zanetich was promoted to Executive Vice President, Human Resources of Dean Foods. Prior to joining Dean Foods, Mr. Zanetich was a Vice President of Human Resources for Kraft/Nabisco where he led a team of 40 human resources professionals serving a $26 billion organization with 15,000 employees. Mr. Zanetich was employed by Kraft for 20 years, during which time he served as a senior human resources advisor and led numerous staffing, employee relations, organizational development, and performance initiatives. His early experience includes managing human resources teams for Nabisco and General Foods.

Michelle P. Goolsby—Director

Ms. Goolsby was appointed to our Board of Directors in November 2012. Since 2008, she has been a Venture Partner and a member of the Investment Committee of Greenmont Capital Partners, a private equity firm based in Boulder, Colorado, which focuses on investments in the natural products industry. From 1998 to 2008, Ms. Goolsby held multiple offices with Dean Foods, including Executive Vice President, General Counsel and Chief Administrative Officer, and Executive Vice President, Development, Sustainability and Corporate Affairs where she had responsibility for various functions including legal, corporate development, sustainability, corporate governance, compliance, human resources and communications. Before joining Dean Foods, she spent more than 13 years in private law practice with two major Texas law firms, specializing in mergers and acquisitions, public and private securities offerings and other capital markets transactions. In addition to serving on our Board of Directors, Ms. Goolsby also serves on the board of directors of Capstead Mortgage Corporation, a real estate investment trust, where she serves on the Governance Committee, and SACHEM Inc., a private chemical science company, where she serves on the Strategic Planning and HR/Compensation Committees, and as a member and chair of the board of directors of Vitamin Angels Alliance, Inc. Ms. Goolsby is a Founding Member of the Center for Women in Law at the University of Texas School of Law and a Trustee of the Law School Foundation. She is also a member of National Association of Corporate Directors, Women Corporate Directors and the Texas State Bar and American Bar Associations.

Ms. Goolsby acquired a deep knowledge of our business, and the food and beverage industry generally, during her 10-year tenure with Dean Foods, which included the period during which our business was built through a series of acquisitions. We believe that this unique knowledge, plus her broad experience in the areas of legal, corporate development, sustainability, corporate governance, human resources, and communications, qualifies her to serve on our Board of Directors.

Stephen L. Green—Director

Mr. Green was appointed to our Board of Directors on August 7, 2012. From 1994 to May 1, 2013, he served on the board of directors of Dean Foods, where he chaired the Compensation Committee. Mr. Green was a partner with Canaan Partners, a venture capital firm, from November 1991 to his retirement in December 2012. From 1985 until 1991, Mr. Green served as Managing Director of the Corporate Finance Group at GE Capital, the financial services unit of General Electric, a multinational conglomerate. In addition to serving on our Board of Directors, Mr. Green also serves on the board of directors of The Active Network, a software firm, where he serves on the Compensation Committee and chairs the Audit Committee. He also serves on the boards of directors of Caris Life Sciences, the parent company of Caris Diagnostics and Caris Molecular Diagnostics, where he chairs the Audit Committee, and Verance Corporation, a media technology developer, where he serves on the Audit Committee, both of which are privately held. Mr. Green has a broad background in financing companies involved in manufacturing, retail, radio, television, cable broadcasting, and financial services.

During his 25-year career in private equity, he has analyzed hundreds of financial statements and served on numerous boards of directors. In addition, Mr. Green held a variety of financial roles over a 12-year period at General Electric, including a five-year term as a Corporate Auditor. Mr. Green also served as Chairman of the

Audit Committee at Advance PCS, a NYSE-listed Fortune 500 company, from 1993 to 2005. We believe that that Mr. Green is qualified to serve as our director because his comprehensive experience and responsibility for financial and accounting issues will serve the Company well in his role as a director and a member of the Audit Committee.

Joseph S. Hardin, Jr.—Director

Mr. Hardin was appointed to our Board of Directors on August 15, 2012. From 1998 to May 1, 2013, he served on the board of directors of Dean Foods, where he served on the Compensation and Executive Committees. From 1997 until his retirement in 2001, he served as Chief Executive Officer of Kinko’s, Inc., a leading provider of printing, copying, and binding services. From 1986 to 1997, Mr. Hardin held a variety of positions with increasing responsibility at Wal-Mart Stores, Inc., ultimately serving as Executive Vice President and as the President and Chief Executive Officer of Sam’s Club, the wholesale division of Wal-Mart Stores, Inc. Mr. Hardin also serves on the board of directors of PetSmart, Inc., where he serves on the Corporate Governance and Compensation Committees.

Mr. Hardin’s qualifications include serving as Chief Executive Officer of three different companies with market capitalizations ranging from $2 billion to $22 billion. He has also previously served on the board of, and as a supply chain consultant to, American Greetings Corporation. We believe that Mr. Hardin is qualified to serve as a director because he has wide ranging leadership experience, including leadership roles with Wal-Mart Stores, Inc., our largest customer.

Mary E. Minnick—Director

Ms. Minnick was appointed to our Board of Directors on December 5, 2012. Since May 2007, she has been a Partner of Lion Capital, a consumer-focused private investment firm. Prior to joining Lion Capital, Ms. Minnick served in a variety of global executive positions with The Coca-Cola Company, a manufacturer, marketer, and distributor of nonalcoholic beverage concentrates and syrups, from 1994 to February 2007, including serving as Executive Vice President and President of Marketing, Strategy and Innovation and Chief Operating Officer of Asia responsible for 38 countries. Ms. Minnick also serves on the board of directors of Target Corporation, where she serves on the Audit and Corporate Responsibility Committees, and on the supervisory board of Heineken NV, where she serves on the Americas Committee and the Remuneration Committee.

We believe Ms. Minnick is qualified to serve as a director because she can provide the board with substantial expertise in building brand awareness and in effectively managing product development, marketing, distribution, and sales on a global scale. In addition, through her current position with Lion Capital, she can provide the board with additional insights into consumer marketing trends outside the United States.

Doreen A. Wright—Director

Ms. Wright was appointed to our Board of Directors on August 7, 2012. From 2009 to May 1, 2013, she served on the board of directors of Dean Foods, where she served on the Audit and Governance Committees. Ms. Wright currently serves on the board of directors of Crocs, Inc., a global leader in innovative, casual footwear, where she chairs the Compensation Committee. She also serves on the board of directors of New Hope Arts, Inc., a regional nonprofit arts center. In addition, Ms. Wright served on the boards of directors of Citadel Broadcasting Corporation from 2010 to 2011, where she chaired the Compensation Committee, The Oriental Trading Company from 2008 to 2011, where she served on the Audit and Compensation Committees, Yankee Candle Company from 2003 to 2007, where she served on the Compensation and Audit Committees, and Conseco, Inc. from 2007 to 2010, where she served on the Audit and Enterprise Risk Committee. Ms. Wright currently works as an information technology and business transformation consultant. She previously served as Senior Vice President and Chief Information Officer of Campbell Soup Company, a producer of canned soup and related products, from 2001 to 2008. Ms. Wright also served as Interim Chief of Human Resources for Campbell Soup Company in 2002. From 1999 to 2001, Ms. Wright served as Executive Vice President and Chief Information Officer for Nabisco Inc., a cookie and snacks company. Prior to that, from 1995 to 1998, Ms. Wright held the position of Senior Vice President, Operations & Systems, Prudential Investments, for Prudential Insurance Company of America and held various positions with American Express Company, Bankers Trust Corporation, and Merrill Lynch & Co.

We believe that Ms. Wright is qualified to serve as a director because she brings more than 30 years of leadership experience in the financial services and consumer products industries, with emphasis in the area of information technology, operations, and human resources. Ms. Wright also has extensive experience as a public company director, including service on Audit, Compensation, and Corporate Governance committees.

There are no family relationships among any of our executive officers or directors, by blood, marriage, or adoption.

Composition of Our Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. We currently have six directors. Our directors have discretion to increase or decrease the size of the Board of Directors.

Our amended and restated certificate of incorporation and amended and restated by-laws divide our Board of Directors into three classes with staggered three-year terms. Our amended and restated certificate of incorporation provides that our Board of Directors will be declassified over a period beginning with the 2015 annual meeting of our stockholders and ending upon the 2017 annual meeting of our stockholders, after which our directors will serve for one-year terms.

Our amended and restated certificate of incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of shares representing at least 75% of the votes that would be entitled to be cast on such matter by the then-outstanding shares of our capital stock. Under our amended and restated certificate of incorporation and amended and restated by-laws, any newly created directorship that results from an increase in the number of directors or any vacancy on our Board of Directors may be filled only by vote of a majority of our directors then in office. Furthermore, our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our Board of Directors.

Our Board of Directors has determined that each of Messrs. Green and Hardin, and Mses. Goolsby, Minnick and Wright are independent directors under NYSE governance standards and Exchange Act Rule 10A-3. Our Chief Executive Officer and Chairman of the Board, Mr. Engles, currently is employed by WhiteWave and was employed by Dean Foods until November 2012 and, therefore, is not considered to be an independent director under NYSE governance standards.

Committees of the Board of Directors

Our Board of Directors has the power to establish standing committees to assist in the performance of its various functions and has established a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. At the time of our initial public offering, our Board of Directors established an Audit Committee with two members, Mr. Green and Ms. Wright, and on March 1, 2013 expanded the Audit Committee to also include Ms. Goolsby and Mr. Hardin. On March 11, 2013, our Board of Directors established a Compensation Committee with four members, Mses. Goolsby and Minnick and Messrs. Green and Hardin, and a Nominating and Corporate Governance Committee with four members, Mses. Goolsby, Minnick and Wright and Mr. Hardin. Prior to the establishment of the Compensation and Nominating and Corporate Governance Committees, our Board of Directors’ compensation, nominating, and corporate governance functions were managed by a special committee of the board comprised of our independent directors as permitted by the NYSE rules for “controlled companies.”

The table below lists our standing committees and the directors serving on each such committee as of June 30, 2013:

Director	Audit		Compensation		Nominating and Corporate Governance
Gregg L. Engles
Michelle P. Goolsby	X	*	X		X
Stephen L. Green	X		X	*
Joseph S. Hardin, Jr.	X		X		X
Mary E. Minnick			X		X
Doreen A. Wright	X				X	*

*	Committee Chair

Audit Committee

Our Board of Directors has established an Audit Committee. Each member of the Audit Committee has been appointed by our Board of Directors and will serve until his or her successor is elected and qualified, unless he or she is earlier removed or resigns. The Audit Committee will perform the duties set forth in its written charter, which is available at our website at www.whitewave.com. The committee has responsibility for, among other things:

•	appointing, approving the compensation of, and assessing the independence of our independent auditor;

•	overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or related work;

•	reviewing and discussing our annual and quarterly financial statements with management and the independent auditor;

•	meeting regularly with members of our management and with our independent auditor outside the presence of management;

•	overseeing our internal audit function;

•	discussing the Company’s major financial risk exposure, including our risk assessment and risk management policies;

•	recommending policies regarding the hiring of employees from our independent auditor;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	monitoring our compliance with applicable legal and regulatory requirements;

•

providing oversight of our policies and practices with respect to corporate social responsibility, including environmentally sustainable solutions, ethics and compliance and the management of reputation risk;

•	pre-approving all permitted non-audit services to be performed by our independent auditor;

•	preparing the Audit Committee report required by SEC rules, which is included in this prospectus; and

•	reviewing transactions under our Related Party Transactions Policy.

Our Board of Directors has determined that each of Ms. Goolsby and Mr. Green is an “audit committee financial expert,” as that term is defined by the SEC, and that all members of the committee are “financially literate,” as that term is used in the NYSE rules. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Compensation Committee

Our Board of Directors has established a Compensation Committee. Each member of the Compensation Committee has been appointed by our Board of Directors and will serve until his or her successor is elected and qualified, unless he or she is earlier removed or resigns. The Compensation Committee will perform the duties set forth in its written charter, which is available at our website at www.whitewave.com. The committee has responsibility for, among other things:

•	reviewing and evaluating the performance of the Chief Executive Officer, and approving the Chief Executive Officer’s compensation;

•	reviewing and approving the compensation of our other executive officers and certain other senior employees and acting in an advisory role on non-executive employee compensation;

•	setting our executive compensation policies and objectives and administering our executive compensation programs;

•	overseeing our long-term incentive compensation programs and making final determinations regarding grants under such programs;

•	reviewing and discussing annually with management our Compensation Discussion and Analysis, which is included in this prospectus; and

•	preparing the Compensation Committee report required by SEC rules, which is included in this prospectus.

Additional information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive and director compensation is provided below under the heading “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee will review and approve the compensation for our executive officers, including the Chief Executive Officer. Our Chief Executive Officer will make recommendations to the Compensation Committee each year on the appropriate compensation to be paid to our executive officers, excluding himself. The Compensation Committee will make the final determination of the amount of compensation to be awarded to each executive officer, including the Chief Executive Officer, based on the Compensation Committee’s determination of how that compensation achieves the objectives of our compensation policies. The Compensation Committee may delegate limited authority to our Chief Executive Officer or other executive officers to grant stock options, RSUs and other long-term incentive awards in connection with the hiring of new employees or the promotion or special recognition of selected employees.

The Compensation Committee will meet several times each year to discuss setting individual compensation levels, and it will seek to ensure that management’s interests are aligned with those of stockholders and to motivate and reward individual initiative and effort by emphasizing a pay-for-performance compensation philosophy so that attainment of Company, business unit and individual performance goals are rewarded. The Compensation Committee also will determine and establish our short-term and long-term incentive plans and other executive benefits as needed throughout each year. In addition, the Compensation Committee will evaluate any advisors to such committee for potential conflicts of interest and considers such conflicts in connection with any engagement of such advisors. For more information regarding the actions of our Compensation Committee, see the “Executive Compensation—Compensation Discussion and Analysis” section of this prospectus.

The Compensation Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Nominating and Corporate Governance Committee

Our Board of Directors has established a Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee has been appointed by our Board of Directors and will serve until his or her successor is elected and qualified, unless he or she is earlier removed or resigns. The Nominating and Corporate Governance Committee will perform the duties set forth in its written charter, which is available at our website at www.whitewave.com. The committee has responsibility for, among other things:

•

identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors, and selecting, or recommending that our Board of Directors select, the director nominees for our annual meetings of stockholders;

•	developing and recommending to our Board of Directors a set of corporate governance guidelines applicable to us;

•	overseeing the evaluation of our Board of Directors and management; and

•	such other responsibilities as are set forth in the written charter of the Nominating and Corporate Governance Committee adopted by our Board of Directors.

The Nominating and Corporate Governance Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between any member of our Board of Directors and any member of the compensation committee of any other company.

Director Compensation

The following is a description of WhiteWave’s non-employee director compensation program for 2013. We believe our director compensation program enables us to attract and retain high-quality directors, provide them with compensation at a level that is consistent with our compensation objectives and competitive with market levels of director compensation, and encourage their ownership of our common stock to further align their interests with those of our stockholders. Any director who is a full-time employee of WhiteWave receives no additional compensation for service as a WhiteWave director.

	Cash Retainer (1)(2)	RSUs or Stock Options (3)
All non-employee directors	$100,000	$120,000
Additional compensation:
Lead Independent Director	$25,000	—
Audit Committee Chair	$15,000	—
Compensation Committee	$15,000	—
Nominating and Corporate Governance Committee	$10,000	—

(1)

All cash retainers are paid quarterly in arrears and on a pro rata basis. In 2012, all cash retainers were paid in cash. Beginning in 2013, directors may elect to receive the cash portion of their annual retainer in the form of a restricted stock award (“RSA”) rather than in cash. If a director makes this election, he or she will receive an RSA with a value equal to 150% of the cash portion of the retainer specified by the director, determined as of the last day of the applicable quarter based on the average closing price of our Class A common stock over the last 30 trading days of the quarter. One-third of the RSA vests on the grant date; one-third vests on the first anniversary of the grant date; and the final one-third vests on the second anniversary of the grant date. Shares of Class A common stock represented by RSAs have full voting and distribution rights from the date of grant of such RSA. The portion of any RSA that is unvested at the time a director’s service to the Company terminates is subject to forfeiture. The RSAs vest immediately upon (i) a change of control of us, (ii) the director’s death or qualified disability, or (iii) the director’s retirement from the board after reaching age 65 and upon expiration of his or her term.

(2)	If a non-employee director participates, in any calendar year, in more than a total of eight meetings of the Board of Directors, then the non-employee director shall receive an additional cash retainer of $2,000 for each Board of Directors meeting in excess of eight in which he or she participates. Additionally, if a non-employee director participates, in any calendar year, in more than a total of eight meetings of any committee of our Board of Directors of which he or she is a member, then the non-employee director shall receive an additional cash retainer of $2,000 for each committee meeting in excess of eight in which he or she participates. Meetings of multiple committees are not aggregated for purposes of determining this additional compensation.

(3)	Each non-employee director receives an annual equity grant valued at $120,000 at the same time our executive officers and other key employees receive annual equity grants. Directors may elect to receive this annual equity grant in the form of stock options, RSUs, or a combination of both. RSUs vest pro rata one-third on each of the first, second, and third anniversaries of the grant date. Stock options vest in full on the grant date. For a discussion of how we value equity grants for these purposes, see Notes 1 and 2 to “—2012 Director Compensation Table—Director Compensation Table for 2012.”

In addition to cash and equity compensation, non-employee directors are eligible to participate in WhiteWave’s health and welfare plans, at their election, on an unsubsidized basis.

Our Corporate Governance Principles establish stock ownership guidelines for our non-employee directors. Pursuant to such principles, within three years of joining our Board of Directors, all non-employee directors are expected to own Class A common stock of the Company having a value of at least three times the director’s annual retainer paid for service on our Board of Directors. For purposes of these principles, a director is deemed to “own” beneficially owned shares, as well as shares of restricted stock and RSUs, whether or not any applicable restrictions have lapsed, but not stock options, whether vested or unvested.

2012 Director Compensation Table

Director Compensation Table for 2012

Name	Fees Earned or Paid in Cash	Stock Awards ($)(1)(3)	Option Awards ($)(2)(3)	Total ($)
Michelle P. Goolsby	9,836	—	125,535	135,371
Stephen L. Green	41,885	68,000	71,161	181,046
Joseph S. Hardin, Jr.	43,361	—	142,321	185,682
Mary E. Minnick	6,393	119,993	—	126,386
Doreen A. Wright	35,902	136,000	—	171,902
Rachel Gonzalez(4)	—	—	—	—

(1)	Represents the aggregate grant date fair value of RSUs computed in accordance with Financial Accounting Standards related to “Compensation—Stock Compensation” as of the grant date of October 25, 2012, and as of December 14, 2012 for Ms. Minnick. The aggregate grant date fair value of the RSUs granted on October 25, 2012 is equal to the $17.00 per share initial public offering price multiplied by the number of RSUs awarded. The aggregate grant date fair value of the RSUs granted on December 14, 2012 is equal to the closing price of the Company’s stock on the date of grant multiplied by the number of RSUs awarded.

(2)	Represents the aggregate grant date fair value of options to purchase WhiteWave stock computed in accordance with Financial Accounting Standards related to “Compensation—Stock Compensation” as of the grant date of October 25, 2012, and as of November 30, 2012 for Ms. Goolsby. The assumptions used in valuing the stock options are described under the caption “WhiteWave Stock Options” in Note 11 to the audited consolidated financial statements included elsewhere in this prospectus.

(3)	The following table shows the aggregate number of outstanding RSUs and stock option awards as of December 31, 2012 for each non-employee director serving as such on December 31, 2012:

	RSU Awards(#)	Option Awards(#)
Michelle P. Goolsby	—	28,661
Stephen L. Green	4,000	14,493
Joseph S. Hardin, Jr.	—	28,986
Mary E. Minnick	7,682	—
Doreen A. Wright	8,000	—

(4)	Ms. Gonzalez, Dean Foods’ Executive Vice President, General Counsel and Corporate Secretary, served as a director from July 17, 2012 to August 7, 2012 and received no compensation in connection with that service.

Corporate Governance

Our Company adheres to high standards of corporate governance. Our Board of Directors is composed primarily of independent directors, as that term is defined in the NYSE rules and our Corporate Governance Principles. We have a strong and active Board of Directors that understands our business and works closely with our Chief Executive Officer and other senior management. Our Board believes that the combined role of Chairman and Chief Executive Officer promotes and facilitates information flow between management and the Board, which is essential to effective governance. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between development and execution of the Company’s short- and long-term strategy and independent oversight of management.

Although we do not separate the Chairman and Chief Executive Officer roles, the independent members of our Board of Directors have appointed a Lead Director. According to our Corporate Governance Principles, the Lead Director must be an independent director and is elected annually by the Board of Directors. The Lead Director: (1) calls all Board meetings; (2) approves the schedule and agenda for all Board meetings; (3) presides at executive sessions of the Board; and (4) acts as a liaison between the non-employee directors and our Chief Executive Officer.

The independent directors on our Board meet in executive session at the end of each regularly scheduled Board meeting and following special meetings from time to time. In October 2012, our Board of Directors elected Joseph S. Hardin, Jr. to serve as our Lead Director. Mr. Engles works closely with Mr. Hardin to identify appropriate topics of consideration for the Board and to plan effective and informative meetings.

All members of the Audit, Nominating and Corporate Governance and Compensation Committees of our Board of Directors are independent. Therefore, oversight of critical matters such as the integrity of our financial statements, executive compensation (including the compensation of our Chief Executive Officer), and the nomination of directors and evaluation of the Board of Directors and its Committees is entrusted solely to independent directors.

Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risk. While the Board is ultimately responsible for overall risk oversight at our Company, our three Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. Pursuant to its charter, the Audit Committee has primary responsibility for monitoring the Company’s major financial risk exposures and the steps the Company has taken to control such exposures, including the Company’s risk assessment and risk management guidelines and policies. Our management team has implemented an enterprise risk management program to conduct an annual business risk assessment and present its findings and progress toward mitigating such risks to the Audit Committee throughout the year. The business risk assessment includes an action plan to address such risks, and the Audit Committee discusses with management the appropriateness of such strategies. The Audit Committee also is charged with overseeing risks with respect to our Related Party Transaction Policy, and with any potential conflicts of interest with directors and director nominees. The Compensation Committee is charged with ensuring that our compensation policies and procedures do not encourage risk taking in a manner that would have a material adverse impact on the Company. The Nominating and Corporate Governance Committee is charged with overseeing management succession planning and management development. Each Committee will report its findings to the full Board for consideration. In addition, the Board receives updates from senior management on other areas of material risk at each regularly scheduled quarterly meeting, including operational, financial, legal and regulatory, and strategic and reputational risks. These measures are designed to allow the Board to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

We have reviewed our compensation policies and practices for our employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our Company. We reviewed our conclusion with our Board of Directors and the Compensation Committee, who believe that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key employees to strive to achieve goals that benefit our Company over the long term. Our compensation policies and procedures are applied uniformly to all eligible participants. By targeting both Company-wide goals and business unit goals where appropriate for short-term incentive compensation, and by using benchmarks to our peer groups for long-term incentive compensation, we believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in a manner that does not encourage excessive risk-taking by our employees.

Code of Ethics

Our Board of Directors has adopted a code of ethics that establishes the standards of ethical conduct applicable to all of our directors, officers, and employees, except for our Alpro employees, who are subject to a comparable code of ethics. The code of ethics addresses, among other things, competition and fair dealing, conflicts of interest, financial matters, external reporting, company funds and assets, confidentiality, corporate opportunity, and the process for reporting violations of the code of ethics, employee misconduct, conflicts of interest, and other violations of our corporate policies. Any waiver of our code of ethics with respect to our executive officers and directors may only be authorized by our Board of Directors or the Audit Committee.

Our code of ethics is publicly available on our website at www.whitewave.com, and we intend to disclose future amendments to certain provisions of our code of ethics or waivers of these provisions on our website or in filings under the Exchange Act.

Executive Compensation

Introduction

This Executive Compensation section is intended to provide investors with an understanding of our policies and practices with respect to the compensation of our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for the year ended December 31, 2012. These executive officers, whom we refer to as our Named Executive Officers, are:

•	Gregg L. Engles, Chairman and Chief Executive Officer;

•	Kelly J. Haecker, Chief Financial Officer;

•	Blaine E. McPeak, President, WhiteWave;

•	Thomas N. Zanetich, Executive Vice President, Human Resources; and

•	Edward F. Fugger, Executive Vice President, Strategy and Corporate Development.

Prior to our initial public offering, we were a wholly-owned subsidiary of Dean Foods and compensation decisions relating to our executive officers were made by the compensation committee of Dean Foods (the “DF Compensation Committee”). Following our initial public offering and prior to the Distribution, Dean Foods held a majority of the voting power of our outstanding common stock, which made us a “controlled company” for purposes of the NYSE rules. As such, we were not required to establish a separate compensation committee until the Distribution, when we ceased to be a controlled company. While our Board established the Compensation Committee effective March 11, 2013, our independent directors served the functions of a compensation committee until that time. Consequently, compensation decisions relating to our executive officers, including the Named Executive Officers, prior to March 11, 2013 were determined as follows:

•	the DF Compensation Committee approved all of our compensation and benefits programs for 2012 that were in effect prior to our initial public offering;

•

the DF Compensation Committee and our independent directors approved the compensation and benefits programs and initial compensation for our executive officers and other senior executives that became effective in connection with our initial public offering on October 26, 2012;

•

the DF Compensation Committee approved, and our independent directors ratified, payouts under our 2012 short-term incentive (“STI”) and certain long-term incentive (“LTI”) plans, which were based on performance objectives established at the beginning of 2012; and

•	our independent directors approved annual equity award grants to our executive officers, including the Named Executive Officers, under the 2013 LTI plan.

Except as noted above, all compensation actions since March 11, 2013, including approval of the performance objectives, payout potential and payout curve, for the 2013 STI plan have been or will be approved by the Compensation Committee. The Compensation Committee is comprised solely of non-management directors who our Board of Directors has determined are independent within the meaning of the NYSE rules. The compensation and benefits programs described below, which were approved by the DF Compensation Committee, and approved or ratified by our independent directors, are not necessarily indicative of the compensation and benefits programs that the Compensation Committee may approve for our Named Executive Officers in the future.

In this Executive Compensation section we describe:

•	the material elements of the 2012 compensation and benefits programs for each of our Named Executive Officers;

•	Dean Foods’ compensation benefits and programs applicable to our Named Executive Officers prior to, and in certain cases after, our initial public offering;

•

our initial compensation and benefits programs, including certain awards of stock options and restricted stock units, or RSUs, to our Named Executive Officers in connection with our initial public offering, which we refer to as the IPO Grants;

•	the agreements between us and our executive officers (and to the extent applicable, Dean Foods);

•	the terms of the 2012 SIP; and

•	data with respect to the 2012 compensation of our Named Executive Officers.

Compensation Discussion and Analysis (“CD&A”)

This Compensation Discussion and Analysis first describes our executive compensation policies that became effective in connection with our initial public offering, and Dean Foods’ historical executive compensation policies as they relate to the 2012 compensation of our Named Executive Officers, with a discussion focusing on the main components of the compensation and benefits programs. Except as otherwise indicated below, the compensation objectives, strategy, and decisions that were applicable to us and our Named Executive Officers for 2012 were consistent with the compensation objectives, strategy, and decisions that were generally applicable to Dean Foods for 2012. We then detail the process for determining, and analyze the salary and STI compensation determinations made with respect to, 2012 compensation of our Named Executive Officers. Finally, we describe the LTI, compensation programs, and severance and change in control benefits that are provided to our Named Executive Officers.

Executive Compensation Objectives and Policies

Prior to our initial public offering, we were a wholly-owned subsidiary of Dean Foods and historically shared the compensation objectives of Dean Foods, including attracting and retaining top talent, motivating and rewarding the performance of senior executives in support of achievement of strategic, financial, and operating performance objectives, ensuring that our total compensation packages are competitive in comparison to those offered by our peers and that our compensation practices are consistent with high standards of corporate governance and best practices within our industry, and aligning our executives’ interests with the long-term interests of our stockholders through LTI awards. Our Named Executive Officers, as well as our employees generally, historically have participated in Dean Foods’ compensation and benefits plans and programs, including as described below under “—Other Compensation,” and our Named Executive Officers participated in the Dean Foods’ 401(k) plan, the Dean Foods Supplemental Executive Retirement Plan (“SERP”) and the Dean Foods Executive Deferred Compensation Plan. They participated in such plans until the Distribution, at which time our new 401(k) plan, SERP and executive deferred compensation plan, as well as other benefits plans and programs such as health and welfare plans and programs, took effect. These plans and programs are intended to align our compensation programs with our business objectives, promote good corporate governance, and achieve our compensation objectives.

Historically, the DF Compensation Committee was responsible for determining the executive compensation strategy and philosophy for Dean Foods and its subsidiaries. The DF Compensation Committee reviewed and approved individual compensation packages for the most senior executives of Dean Foods, including the Named Executive Officers who were senior executives of Dean Foods prior to our initial public offering. In the case of compensation for employees of Dean Foods below the most senior level, the DF Compensation Committee delegated certain authority to our management to make determinations in accordance with guidelines established by the DF Compensation Committee.

Elements of Compensation

WhiteWave Elements of Compensation. Our initial compensation and benefits programs for our Named Executive Officers were approved by both the DF Compensation Committee and our independent directors and consist generally of the following:

•	base salary;

•	STI;

•	LTI, consisting of stock options and RSUs; and

•	other perquisites.

Dean Foods Elements of Compensation. Dean Foods’ historical compensation and benefits programs for our Named Executive Officers were composed of the following elements:

•	base salary;

•	STI;

•	LTI, consisting of stock options, RSUs and cash performance units (“CPUs”);

•	the Dean Foods Executive Deferred Compensation Plan, 401(k) plan and SERP;

•	an executive retention plan and cash award plan; and

•	other perquisites.

Agreements with Named Executive Officers

We have, and in certain cases Dean Foods had, change in control agreements and employment agreements with our Named Executive Officers. These agreements are summarized below under the headings “—Severance and Change in Control Benefits.”

Benchmark Comparison Group for Executive Compensation Purposes

WhiteWave Benchmark Comparison Group. For purposes of establishing our initial compensation and benefits programs and setting initial base salaries, STI compensation, LTI compensation and IPO Grants, the DF Compensation Committee and our independent directors reviewed the total compensation offered by our competitors for management talent. To facilitate this comparison, Mercer (US), LLC (“Mercer”) recommended the following group of peer companies of WhiteWave to serve as a benchmark, which we refer to as the WhiteWave Benchmark Comparison Group:

• Beam, Inc.	• The Clorox Company
• Constellation Brands, Inc.	• Dr. Pepper Snapple Group Inc.
• The Hain Celestial Group, Inc.	• The Hershey Company
• McCormick and Company, Incorporated	• Molson Coors Brewing Company
• Snyder’s-Lance, Inc.	• TreeHouse Foods, Inc

The DF Compensation Committee and our independent directors used an analysis conducted by Mercer to assist with the selection of WhiteWave Benchmark Comparison Group companies. The criteria considered by the DF Compensation Committee and our independent directors in selecting peer companies for the WhiteWave Benchmark Comparison Group included the following:

•	median revenues of $3 billion, within a range of $1 billion to $6 billion; and

•	industry category, including consumer food products, food processing or food products, and consumer packaged goods companies.

We expect that the Compensation Committee will evaluate, at least annually and with assistance from its compensation consultant, the appropriate companies to include in the WhiteWave Benchmark Comparison Group.

Dean Foods Benchmark Comparison Group. Historically, Dean Foods used a group of peer companies as its benchmark, which we refer to as the Dean Foods Benchmark Comparison Group, in order to ensure that its total compensation was comparable to that offered by competitors for its management talent and that it was able to attract and retain the highest caliber management team. The Dean Foods Benchmark Comparison Group was reviewed at least annually by the DF Compensation Committee with input from Mercer. For fiscal year 2012 compensation purposes, the DF Compensation Committee measured compensation against the Dean Foods Benchmark Comparison Group set forth below:

• Campbell Soup Company	• The J.M. Smucker Company
• The Clorox Company	• Kellogg Company
• Colgate-Palmolive Company	• Kimberly-Clark Corporation
• ConAgra Foods, Inc.	• Kraft Foods Group, Inc.
• Dr. Pepper Snapple Group Inc.	• Molson Coors Brewing Company
• General Mills, Inc.	• Ralcorp Holdings, Inc.
• H.J. Heinz Company	• Sara Lee Corporation
• The Hershey Company	• Smithfield Foods, Inc.
• Hormel Foods Corporation	• Tyson Foods, Inc.

The DF Compensation Committee used an analysis conducted by Mercer to assist with its selection of Dean Foods Benchmark Comparison Group companies. The criteria considered by the DF Compensation Committee in selecting peer companies for the Dean Foods Benchmark Comparison Group included the following:

•	size, as measured by revenue, typically with a range of one-third to three times Dean Foods’ annual revenue;

•	industry category, including consumer food products, food processing or food products, and consumer packaged goods companies; and

•	competition for sources of talent, including companies or sectors where Dean Foods has either gained or lost executive talent.

Bottling companies were also considered comparable to Dean Foods’ business due to similarities in manufacturing and distribution capabilities.

Compensation Methodology

WhiteWave Post-IPO Compensation Methodology. Generally, the DF Compensation Committee and our independent directors followed a compensation methodology similar to that historically employed by Dean Foods, described below, in setting our initial compensation and benefit programs that took effect upon our initial public offering. This methodology emphasizes a pay-for-performance compensation philosophy to ensure that management’s interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort. In addition, in connection with our initial public offering, our Board of Directors approved terms and conditions in our STI and LTI compensation plans, applicable to our Named Executive Officers and other participants in those plans, that enable the Company to “clawback” or recoup incentive compensation awarded under those plans pursuant to any clawback policy adopted by the Company.

To determine the initial compensation program for our Named Executive Officers that took effect upon our initial public offering, the DF Compensation Committee and our independent directors directed Mercer to provide an analysis of base salary, STI compensation, and LTI compensation for senior executives with similar responsibilities, including positions within business groups within the companies in the WhiteWave Benchmark Comparison Group. They also directed Mercer to compare the compensation of our executive officers by percentile ranking to the compensation received by officers in comparable positions at WhiteWave Benchmark Comparison Group companies for base salary, STI compensation, and LTI compensation. The DF Compensation Committee and our independent directors then considered these rankings as a factor in determining base salary, annual STI compensation, and LTI compensation for our Named Executive Officers and other senior executives. In addition, in connection with our initial public offering, Messrs. Engles, Fugger and Zanetich transitioned from their roles as employees of Dean Foods and became employees of WhiteWave. While we expect that certain of our Named Executive Officers, including Mr. Engles, will receive less total direct compensation (excluding the IPO Grants) in their new positions at WhiteWave, the DF Compensation Committee and our independent directors took into account their skills and experience serving in executive roles at Dean Foods, a significantly larger enterprise, when setting their target compensation relative to the WhiteWave Benchmark Comparison Group.

Following our initial public offering, our compensation philosophy has continued to mirror the compensation philosophy of Dean Foods, which is to compensate our executive officers and other key employees at the following approximate percentile ranges:

Base Salary	60th percentile
Target STI	50th percentile
Target Total Cash Compensation (Base Salary + Target STI)	50th–60th percentile
Target LTI	50th percentile

Target Total Direct Compensation (Base + Target STI + Target LTI)	50th–60th percentile

Generally, this approach assures that if the performance metrics and individual goals are met at the target level, the participant will be paid total direct compensation at or near the 60th percentile for his position relative to the WhiteWave Benchmark Comparison Group. The DF Compensation Committee and our Compensation Committee believe that this compensation philosophy will allow us to attract and retain executives from key consumer packaged goods companies with which we compete for talent.

The DF Compensation Committee and our independent directors met throughout the latter half of 2012 with Mercer, with members of the Dean Foods and WhiteWave management teams and independently, in setting our initial compensation programs and policies in connection with our initial public offering. Our initial compensation program reflected our transition to an independent public company with a different benchmark comparison group, the transfer of certain of our executive officers from Dean Foods to WhiteWave, with a corresponding loss of certain Dean Foods compensation and benefits, and the anticipated value to WhiteWave from attracting and retaining executives who have the unique skills and experience needed to help ensure WhiteWave’s success following the initial public offering. In setting our initial compensation, compensation levels for some of the executives who transferred from Dean Foods to the Company were decreased by less than the amount required to achieve our target compensation levels in order to provide an incentive for them to join the Company and in recognition of the executive officer’s skill, time in role and accomplishments. Over time, we intend to continue to adjust our executive compensation programs and policies to more closely align with our target percentile ranges; however, the Compensation Committee retains discretion to provide compensation outside of our target range, as the Committee deems appropriate, commensurate with an executive’s skill, time in role and accomplishments. As a result, our initial compensation program (excluding the IPO Grants) exceeds our target percentile ranges:

	Chief Executive Officer	Other Named Executive Officers
Base Salary	75th percentile	60th percentile
Target STI	>75th percentile	50th percentile
Target Total Cash Compensation
(Base Salary + Target STI)	>75th percentile	50–60th percentile
Target LTI	60th percentile	75th percentile
Target Total Direct Compensation
(Base + Target STI + Target LTI)	75th percentile	75th percentile

WhiteWave Pre-IPO Compensation Methodology. To ensure that management’s interests are aligned with those of Dean Foods’ stockholders and to motivate and reward individual initiative and effort, Dean Foods’ executive compensation program emphasizes a pay-for-performance compensation philosophy so that attainment of enterprise-wide, business unit, and individual performance goals is rewarded. Through the use of performance-based plans that emphasize attainment of enterprise-wide and/or business unit goals, Dean Foods seeks to foster teamwork and commitment to performance. The use of tools, such as equity ownership and LTI compensation programs, is important to ensure that the efforts of management are consistent with the objectives of Dean Foods’ stockholders.

To determine the 2012 compensation program for our Named Executive Officers that was in effect prior to our initial public offering, the DF Compensation Committee directed Mercer to provide an analysis of base salary, STI compensation, and LTI compensation for senior executives with similar responsibilities, including positions within business groups, within the companies in the Dean Foods Benchmark Comparison Group. They also directed Mercer to compare Dean Foods’ executive officers’ compensation by percentile ranking to the compensation received by officers in comparable positions at Dean Foods Benchmark Comparison Group companies for base salary, STI compensation, and LTI compensation. The DF Compensation Committee then considered these rankings as one factor in determining base salary, annual STI compensation, and LTI compensation for our Named Executive Officers and other senior executives. In addition to the comparison data, the DF Compensation Committee also considered the achievement of performance targets and the subjective evaluation of such officer’s overall performance and contribution to Dean Foods’ results, as discussed in more detail under “—Annual Cash Compensation.” In addition to the Dean Foods Benchmark Comparison Group, the DF Compensation Committee also considered general industry data where such additional information was helpful.

Dean Foods’ compensation philosophy has been to compensate our Named Executive Officers and other key employees at the following approximate percentile ranges, which are competitive within the Dean Foods Benchmark Group:

Base Salary	60th percentile
Target STI	50th percentile
Target Total Cash Compensation
(Base Salary + Target STI)	50th–60th percentile
Target LTI	50th percentile
Target Total Direct Compensation
(Base + Target STI + Target LTI)	50th–60th percentile

Generally, this approach assures that if the performance metrics and individual goals are met at the target level, the participant will be paid total direct compensation at or near the 50th-60th percentile for his or her position relative to the Dean Foods Benchmark Comparison Group. The DF Compensation Committee believes that setting base salary at the 60th percentile is appropriate due in part to the fact that, unlike many of its peer companies, U.S.-based executive officers of Dean Foods do not participate in a defined benefit plan. In addition, the DF Compensation Committee believes that the salary targets allow Dean Foods to attract and retain executives from key consumer packaged goods companies with which it competes for talent.

In February 2012, the DF Compensation Committee approved 2012 LTI grants and the 2012 STI Plan, which included targets for executives in the Corporate, WhiteWave, and Alpro business units of Dean Foods, and the targets for the Dean Foods Executive Retention Plan (the “DF Executive Retention Plan”), which correspond to the targets for the 2012 STI Plan. The DF Compensation Committee also finalized and approved 2012 individual objectives for Dean Foods’ executive team, including our Named Executive Officers. At its scheduled meetings in May, August, and November 2012, the DF Compensation Committee received updates on performance to date compared to targets set forth in the 2012 STI Plan and the DF Executive Retention Plan, and reviewed relative total stockholder return, or TSR, data for LTI performance related to the performance cash plan. The DF Compensation Committee worked to keep an ongoing dialogue with Dean Foods’ management and Mercer throughout the year with respect to executive compensation issues.

Compensation of Our Chief Executive Officer. At the beginning of 2012, the DF Compensation Committee established specific objectives for 2012 for Gregg L. Engles, who at the time was serving as Dean Foods’ Chairman and Chief Executive Officer. In January 2013, Mr. Engles prepared a self-assessment of his performance for 2012, which was reviewed by the Lead Director of the Dean Foods Board of Directors, our Lead Director and the Chair of the DF Compensation Committee. The Chair of the DF Compensation Committee then forwarded Mr. Engles’ self-assessment of his performance to the DF Compensation Committee for input on Mr. Engles’ performance rating and individual payout factor. Because our initial public offering was not completed until the fourth quarter of 2012, Mr. Engles’ performance relating to his objectives for 2012 was approved by the DF Compensation Committee and ratified by our independent directors. Pursuant to the employee matters agreement that we have entered into with Dean Foods, Dean Foods was responsible for paying Mr. Engles’ 2012 STI related to the period during 2012 prior to our initial public offering. After receiving input, the Chair of the DF Compensation Committee, together with the Lead Director of the Dean Foods Board of Directors and our Lead Director, agreed upon a performance rating and individual payout factor for Mr. Engles and then distributed their assessment to our other independent directors and the full Dean Foods Board of Directors, each for review. Once all feedback was received, the Lead Director of the Dean Foods Board of Directors, our Lead Director and the Chair of the DF Compensation Committee prepared a final Chief Executive Officer assessment that was distributed to the full Dean Foods Board of Directors and our Board of Directors for review. The Lead Director of the Dean Foods Board of Directors and our Lead Director then communicated the results of the assessment to Mr. Engles. Other than preparation of his performance self-assessment, Mr. Engles does not participate in the process of determining his own compensation, nor was he present for the DF Compensation Committee or independent director discussions regarding his compensation. An overview of key achievements that were considered when evaluating Mr. Engles’ 2012 performance is discussed below under the heading “—Annual Cash Compensation—Short-Term Incentive Compensation.”

When considering Mr. Engles’ compensation under the applicable compensation programs and policies, the DF Compensation Committee and the independent directors of our Board of Directors compared base salary, STI compensation, LTI compensation, and total compensation to that of the chief executive officer of each company in the WhiteWave Benchmark Comparison Group and the skills and experience of Mr. Engles in his prior role as the Chief Executive Officer at Dean Foods, a significantly larger enterprise. Such information was used when determining Mr. Engles’ compensation, applying the metrics described below under “—Annual Cash Compensation—Base Salary,” “—Annual Cash Compensation—Short-Term Incentive Compensation,” “—Long-Term Incentive Compensation,” and “—Long-Term Incentive Compensation—Cash Settled.” Our independent directors and the DF Compensation Committee targeted Mr. Engles total initial annual compensation at or near the 75th percentile of total compensation for Chief Executive Officers of companies included in the WhiteWave Benchmark Comparison Group.

The difference in magnitude and mix of target total compensation between Mr. Engles’ compensation and the compensation of our other Named Executive Officers and other executive officers reflects the significant difference in their responsibilities. In many public companies, the chief executive officer’s compensation is much higher than that of other executive officers. Mr. Engles is directly responsible for driving our strategy and for ensuring that the strategy is fully executed across our organization. In addition, Mr. Engles is directly responsible for selecting, retaining, managing, and developing the executive team that will develop and execute corporate strategy.

Role of Chief Executive Officer in Compensation of Other Named Executive Officers. At the beginning of 2012, performance objectives for 2012 were established for all of our Named Executive Officers. Mr. Engles worked with Messrs. McPeak and Zanetich, the Named Executive Officers who reported to him at the beginning of 2012, to develop their specific objectives to present to the DF Compensation Committee for approval. At the beginning of 2012, the DF Compensation Committee approved the specific objectives for Messrs. McPeak and

Zanetich, which were tracked throughout the year by the DF Compensation Committee and, after our initial public offering, our independent directors.

The process of setting specific performance objectives for Messrs. Haecker and Fugger, and tracking their performance for 2012 against their objectives throughout the year, was similar to the process followed with respect to the other Named Executive Officers; however, because Messrs. Haecker and Fugger were not executive officers of Dean Foods, Mr. Engles and the DF Compensation Committee were not directly involved in setting their objectives. Mr. Haecker developed his specific objectives for 2012, which were then reviewed and approved by Mr. McPeak, and Mr. Fugger developed his specific objectives for 2012, which were then reviewed and approved by the Chief Financial Officer of Dean Foods. Their respective objectives were aligned with the strategic and general business objectives of WhiteWave and Alpro. Because Messrs. Haecker and Fugger were executive officers of WhiteWave the DF Compensation Committee and our independent directors reviewed their performance against their respective objectives as described above with respect to the other Named Executive Officers.

In February 2013, Mr. Engles presented to our independent directors and, in the case of Messrs. McPeak and Zanetich, the DF Compensation Committee, for further input his assessments of the 2012 performance of the Named Executive Officers against their respective individual objectives and recommended STI compensation payout percentages. Once our independent directors finalized these assessments, Mr. Engles then met with each of the Named Executive Officers to review the officer’s performance. Mr. Engles based his 2012 compensation STI payout recommendations with respect to our Named Executive Officers using the same WhiteWave Benchmark Comparison Group market data reviewed by the DF Compensation Committee and our independent directors, his subjective review of each Named Executive Officer’s overall performance and contribution to the business units, and the overall performance of WhiteWave and Dean Foods and the Named Executive Officer’s applicable business unit. While they considered Mr. Engles’ recommendations with respect to the compensation of our Named Executive Officers, our independent directors independently and, as applicable, the DF Compensation Committee, evaluated the recommendations and made all final compensation decisions relating to such Named Executive Officers.

A similar process was followed with respect to setting specific performance objectives for 2013. At the beginning of 2013, Mr. Engles worked with each of the Named Executive Officers to develop specific objectives to present to the Compensation Committee for approval. In March 2013, the Compensation Committee approved the specific 2013 objectives for the Named Executive Officers and will track their respective performance against these objectives throughout the year. It is expected that, in early 2014, Mr. Engles will present to the Compensation Committee his assessments of the 2013 performance of our Named Executive Officers against their respective individual objectives and will recommend STI compensation payout percentages.

Compensation Mix

Because of the ability of executive officers to directly influence the overall performance of Dean Foods and WhiteWave, and consistent with Dean Foods’ and our philosophy of linking pay to performance, the DF Compensation Committee and the WhiteWave independent directors allocated a significant portion of compensation paid to our executive officers to performance-based STI and LTI programs. In addition, as an employee’s responsibility and ability to affect our financial results increases, base salary becomes a relatively smaller component of total compensation and LTI compensation becomes a larger component of total compensation. See the “Summary Compensation Table for 2012” and the “Grant of Plan-Based Awards in Fiscal Year 2012” table for more information.

WhiteWave Compensation Mix. Our initial target total direct compensation (excluding the IPO Grants) for our Named Executive Officers was composed of the following:

Chief Executive Officer		Other Named Executive Officers
Base Salary	16%	Base Salary	26-35%
STI	24%	STI	21-24%
LTI	60%	LTI	44-50%

Dean Foods Compensation Mix. Prior to our initial public offering, Dean Foods target total direct compensation for our Named Executive Officers was composed of the following:

Chief Executive Officer		Other Named Executive Officers
Base Salary	12%	Base Salary	24-35%
STI	21%	STI	17-18%
LTI	67%	LTI	48-58%

Annual Cash Compensation

Base Salary. The base salary component of our initial compensation program and Dean Foods’ historical compensation program is intended to compensate our senior executives for their job responsibilities and level of experience and to facilitate attracting and retaining top talent, consistent with our and Dean Foods’ objectives. It is Dean Foods’ historical practice to set base salary levels at approximately the 60th percentile of the Dean Foods Benchmark Comparison Group and the overall general industry, adjusted to reflect each executive’s individual performance and contributions. In connection with our initial public offering, the base salary levels in our initial compensation program (excluding our Chief Executive Officer) were set at approximately the 60th percentile of the WhiteWave Benchmark Comparison Group and the overall general industry, adjusted to reflect each executive’s individual performance and contributions, as well as to account for the skills and experience of our Named Executive Officers who had served in executive roles at Dean Foods, a significantly larger enterprise. The DF Compensation Committee and our Compensation Committee believe that the salary targets allow us to attract and retain executives from key consumer packaged goods companies with which we compete for talent. In some cases, such as when an executive is recruited from another company, we and Dean Foods may exceed the base salary levels indicated in order to attract, and ultimately retain, the executive, or some executives’ base salary may be below such levels due to internal promotions or other circumstances.

Historically, the DF Compensation Committee annually reviewed base salaries of our executive officers and made adjustments based on changes in the respective Benchmark Comparison Group, the performance of the executive, and the performance of the respective company. The DF Compensation Committee historically separately reviewed the performance of Mr. Engles and made adjustments as warranted. In connection with our initial public offering, base salaries for our Named Executive Officers were reviewed and adjusted in the fourth quarter of 2012. We expect, beginning in 2014, that the Compensation Committee will review salaries of our Named Executive Officers on an annual basis.

The table below discloses base salary of our Named Executive Officers prior to and after our initial public offering.

	Base Salary
Name	Prior To Our IPO	After Our IPO
Gregg L. Engles	$1,000,000	$1,120,000
Kelly J. Haecker	427,000	500,000
Blaine E. McPeak	500,000	650,000
Thomas N. Zanetich	450,000	450,000
Edward F. Fugger	360,000	400,000

Short-Term Incentive Compensation. The STI component of compensation is designed to motivate senior executives to achieve annual financial and other goals based on our strategic, financial, and operating performance objectives. In 2012, in connection with its review of strategic and operating plans, Dean Foods established target STI payout percentages consistent with the Dean Foods Benchmark Comparison Group for each executive, the achievement of which was based on a combination of Dean Foods’ performance, the performance of particular business units for which an executive had responsibility, and individual objectives, based on the executive’s area of business responsibility.

For 2012, cash incentive payments were based on the 2012 Short-Term Incentive Compensation Plan (the “2012 STI Plan”) approved by the DF Compensation Committee, which established performance measures for the Corporate, WhiteWave, and Alpro STI compensation plans. The 2012 STI Plan places significant weight on the achievement of financial objectives. The 2012 STI Plan used the following key performance measures:

•

achievement of targeted consolidated adjusted operating income for Dean Foods (referred to as the Dean Foods Corporate Objectives) for corporate employees of Dean Foods, including Mr. Engles, Mr. Zanetich, and Mr. Fugger;

•	a combination of achievement of the targeted Dean Foods Corporate Objectives and targeted WhiteWave targeted operating income and net sales for Mr. McPeak; and

•	a combination of achievement of WhiteWave and Alpro targeted operating income and net sales for Mr. Haecker.

In establishing the 2012 STI Plan, the DF Compensation Committee considered operating income an appropriate performance criterion to measure the achievement of the Dean Foods Corporate Objectives and the business units’ objectives because it was representative of the profitability and operating efficiency of Dean Foods as a whole, and by platform for each business unit. In addition, the net sales performance measure for the WhiteWave and Alpro business units underscored the focus on the quality of top line performance and growing Dean Foods businesses at the time of the establishment of such 2012 STI Plan. The achievement of objectives under such plans was reviewed and approved by the DF Compensation Committee and, with respect to the Named Executive Officers, ratified by our independent directors. Following our initial public offering in the fourth quarter of 2012, the performance objectives under the 2012 STI Plan were not modified and our Named Executive Officers participated in the 2012 STI Plan through the end of 2012.

While Dean Foods reported its financial results in accordance with U.S. GAAP, the DF Compensation Committee retained the right to adjust the financial targets used to measure the STI payouts to eliminate the net expense or net gain related to certain items identified in Dean Foods’ quarterly earnings press releases. Dean Foods believed these adjustments allow investors to make meaningful comparisons of its operating performance between periods and to view its business from the same perspective as its management. Pursuant to the 2012 STI Plan, our independent directors and the DF Compensation Committee also were permitted to (but had no obligation to) adjust the incentive criteria, targets, or payout scale upon the occurrence of extraordinary events or circumstances. For 2012, the only adjustments made to the STI financial targets were to adjust the operating income of WhiteWave’s Alpro business segment to reflect $4.0 million in foreign currency exchange rate differences and incremental marketing and trade expenditures of $2.9 million.

In February 2013, the DF Compensation Committee assessed the performance of our Named Executive Officers against the financial goals for Corporate and performance for the WhiteWave and Alpro business units that had been established at the beginning of 2012, which assessment was ratified by our independent directors. The financial performance measures used for our Named Executive Officers, and the results of the 2012 assessment, are set forth in the table below.

Financial Performance Measures	Target 100% Payout	Actual	Percentage Payout
		(Dollars in millions)
Corporate
Consolidated Adjusted Operating Income	$507.7	$610.6	200%
WhiteWave (business unit of Dean Foods)
WhiteWave Operating Income	$202.6	$224.8	170%
WhiteWave Net Sales	$1,856.5	$2,008.0	200%
Alpro (business unit of Dean Foods)
Alpro Operating Income(1)	$17.3	$19.2	170%

(1)	Reflects a net $1.1 million adjustment for foreign currency exchange rate differences and certain incremental marketing and trade expenditures in the Alpro business unit.

In addition to the financial performance measures described above, a portion of each Named Executive Officer’s STI compensation was based on achievement of individual objectives approved as set forth above in “—Compensation Methodology—Compensation of Our Chief Executive Officer,” and “—Compensation Methodology—Role of Chief Executive Officer in Compensation of Other Named Executive Officers.”

The payout factor for the financial component of 2012 STI compensation for each executive officer ranged from zero to 200% of that officer’s target payment, depending on actual performance in 2012 against the financial objectives established by the DF Compensation Committee. Achievement at the target level constituted 100% payout of that portion of the STI compensation. The payout factor for the individual objective component of STI compensation for each executive officer ranged from zero to 150% of that officer’s target payment, depending on the officer’s performance in 2012 against the individual objectives established by the DF Compensation Committee.

In addition, if Dean Foods or one of its business units exceeded 100% of its respective financial objectives, then each executive officer’s individual objective payout factor was multiplied by the relevant financial payout factor, resulting in a maximum payout of 300% of the individual objective component of the officer’s short-term incentive compensation. For participants with two or more financial performance measures in the financial component, the financial payout percentages were averaged on a pro rata basis to determine if overall financial performance exceeded 100%, in which case the pro rata average of the financial payout percentages was multiplied by the individual objective payout percentage for purposes of calculating the individual component of the incentive award. The maximum total payout for any executive officer, including our Named Executive Officers, under the formulas set forth above was 240% of the executive officer’s target incentive opportunity.

The following table provides, for each Named Executive Officer, each element of 2012 STI Plan payment and the relative weight assigned to each of the elements described above:

Name	Corporate Objectives(1)	Business Unit Performance		Individual Objective Performance	Total
Gregg L. Engles	60%	—		40%	100%
Kelly J. Haecker	—	60%	(2)	40%	100%
Blaine E. McPeak	20%	40%	(3)	40%	100%
Thomas N. Zanetich	60%	—		40%	100%
Edward F. Fugger	60%	—		40%	100%

(1)	Consists of consolidated adjusted operating income of Dean Foods.

(2)	Consists of 10% Alpro operating income, 12.5% WhiteWave net sales, and 37.5% WhiteWave operating income.

(3)	Consists of 10% WhiteWave net sales and 30% WhiteWave operating income.

In addition to the financial performance measures discussed above, the DF Compensation Committee assessed the performance of our Named Executive Officers against the strategic performance goals that comprised the individual objective portion of each Named Executive Officer’s goals. The individual objective portion of the 2012 STI Plan, by its nature, had an element of subjectivity. Performance was measured against each executive’s leadership and execution of strategic and organizational objectives established at the beginning of 2012. An overview of key objectives achieved by our Named Executive Officers is set forth below.

Gregg L. Engles	Mr. Engles served as Chief Executive Officer of Dean Foods before our initial public offering and our Chief Executive Officer after the offering. In his role as Chief Executive Officer of Dean Foods and then WhiteWave, Mr. Engles is responsible for developing and implementing the overall strategy for the Company and for recruiting, developing, and leading qualified executives to implement this strategy. The successful execution by our executive leadership team of their respective individual objectives impacts our and Dean Foods’ financial performance as a whole, and each therefore affected Mr. Engles’ performance rating and payout. Mr. Engles’ individual objectives achieved in 2012 included the following:

•	leading our topline and bottom line growth strategy for all business platforms;

•	leading Dean Foods’ and our cost cutting initiatives, resulting in substantial reductions in selling and general and administrative (“SG&A”) expenses;

•

developing and executing the strategic separation of Dean Foods into three distinct businesses, resulting in accelerated debt reduction through the sale of Dean Foods’ Morningstar business and the execution of our initial public offering;

•	maintaining an open, responsive and productive relationship with the Boards of Directors of both Dean Foods and WhiteWave; and

•	instilling a culture of ethical behavior and social responsibility throughout Dean Foods.

Kelly J. Haecker	As Chief Financial Officer, Mr. Haecker positively impacted the Company’s consolidated financial results through certain initiatives.

Mr. Haecker’s individual objectives achieved in 2012 included the following:

•	meeting or exceeding financial objectives for all quarters in 2012;

•	effectively managing SG&A expenses while simultaneously increasing contribution margin for all businesses;

•	upgrading and streamlining our forecasting and reporting capabilities to support our creation as a stand-alone company; and

•	providing oversight for the efficient and effective allocation of capital.

Blaine E. McPeak	As President of WhiteWave, Mr. McPeak is responsible for developing and implementing the overall short- and long-term marketing and innovation strategies for the plant-based food and beverage category under the Silk brand and for the Horizon Organic dairy and International Delight coffee creamer products. He also is responsible for the recruitment and development of qualified executives to execute the business platform strategies. Mr. McPeak’s individual objectives for 2012 included the following:

•	leading consistent topline and bottom line quarterly growth for all of our business platforms;

•	leading cost cutting initiatives resulting in substantial reductions in SG&A expenses;

•	growing market share in all key categories;

•	developing and executing strategic growth plans; and

•	instilling a culture in which WhiteWave employees are fully engaged and consistently demonstrate ethical behavior and social responsibility throughout the Company.

Thomas N. Zanetich	As Executive Vice-President, Human Resources, Mr. Zanetich is responsible for developing and executing the Company’s overall human capital strategy, which includes recruiting and developing key talent, executing comprehensive total compensation strategies that align with stockholder value, attracting and retaining talent, and building an engaged workforce centered on ethical behavior and social responsibility. Mr. Zanetich’s individual objectives for 2012 included the following:

•	developing and executing a senior leadership engagement strategy focused around creating three stand-alone Dean Foods business platforms supported by streamlined corporate functions;

•	developing and executing senior leadership succession plans which support independent operating units within WhiteWave, Morningstar and the Fresh Dairy Direct segments of Dean Foods;

•	executing total compensation strategies tailored to support three independent business units and corporate support functions;

•	implementing a comprehensive business platform and functional 2012 communication strategy; and

•	instilling a culture of ethical behavior and social responsibility throughout Dean Foods.

Edward F. Fugger	Mr. Fugger served as Senior Vice President, Corporate Development of Dean Foods prior to our initial public offering, at which time he was appointed as our Executive Vice President, Strategy and Corporate Development. In these roles, Mr. Fugger has been responsible for the ongoing strategic assessment of the Dean Foods and WhiteWave business portfolios and potential strategic alternatives to drive stockholder value. His 2012 objectives included:

•	developing and executing Dean Foods’ divestiture strategy, which included the successful sale of its Morningstar business resulting in the right-sizing of the Dean Foods and WhiteWave balance sheets;

•

developing and executing commercial agreements among the Dean Foods Fresh Dairy Direct, Morningstar and WhiteWave business platforms, which facilitated the successful completion of our initial public offering;

•

assisting Dean Foods’ corporate financial planning and analysis group in developing revised business models, taking into account Dean Foods Fresh Dairy Direct and WhiteWave as stand-alone businesses after the sale of the Morningstar business; and

•	assisting the Dean Foods treasury group in the development and execution of balance sheet rebalancing in connection with WhiteWave’s initial public offering.

With respect to the individual objectives component of 2012 STI Plan compensation, all of our Named Executive Officers met and exceeded all objectives, resulting in a rating of “significantly above target” for their respective individual ratings. Pursuant to the respective 2012 STI Plan, payout for a “significantly above target” rating for (i) a Corporate executive ranged from 130% to 150% and (ii) a WhiteWave executive ranged from 140% to 150%, in each case with a multiplier corresponding to business unit or Corporate performance that was above 100% for the particular target. Our named executive officers received the following ratings with respect to their individual components: Mr. Engles – 150%; Mr. Haecker – 140%; Mr. McPeak – 150%; Mr. Zanetich – 145%; and Mr. Fugger – 150%. Payouts under the 2012 STI Plan were based on each Named Executive Officer’s salary as of December 31, 2012 and were prorated for changes made to the “target” payout, as a percentage of base salary, in connection with our initial public offering. Target payout percentages were adjusted in connection with our initial public offering to reflect (i) changes made to an officer’s compensation to better align with our target percentile ranges; and/or (ii) an increase in the scope of the officer’s duties and responsibilities with WhiteWave.

The table below shows the STI compensation payout target for fiscal year 2012 and the actual payouts for our Named Executive Officers:

2012 STI Plan
Name	Target Payout as % of Salary (1)		STI Target Payouts		Corporate Objectives		Business Unit Objectives		Individual Objectives		Subtotal		Total STI Payouts (2)
Gregg L. Engles Pre-IPO Post-IPO	180 105	% %	$ $	1,680,000 280,000	$ $	1,008,000 168,000	$ $	— —	$ $	672,000 112,000	$ $	1,680,000 280,000	$ $	4,032,000 672,000
Kelly J. Haecker Pre-IPO Post-IPO	50 70	% %	$ $	208,333 58,333	$ $	— —	$ $	125,000 35,000	$ $	83,333 23,333	$ $	208,333 58,333	$ $	425,996 119,279
Blaine E. McPeak Pre-IPO Post-IPO	75 90	% %	$ $	406,250 97,500	$ $	81,250 19,500	$ $	162,500 39,000	$ $	162,500 39,000	$ $	406,250 97,500	$ $	901,876 216,450
Thomas N. Zanetich Pre-IPO Post-IPO	60 60	% %	$ $	225,000 45,000	$ $	135,000 27,000	$ $	— —	$ $	90,000 18,000	$ $	225,000 45,000	$ $	531,000 106,200
Edward F. Fugger Pre-IPO Post-IPO	50 60	% %	$ $	166,667 40,000	$ $	100,000 24,000	$ $	— —	$ $	66,667 16,000	$ $	166,667 40,000	$ $	400,000 96,000

(1)	Under the STI Plan, payouts are based on the participant’s base salary on the last day of the fiscal year. For 2012, the applicable salary was base salary reflecting the adjustments that took effect upon completion of our initial public offering.

(2)	Actual STI payouts reflect the multiplier, described above, for performance above 100% of target for the financial performance measures, up to a maximum payout of 240% of the officer’s target incentive opportunity.

Pursuant to the employee matters agreement that we have entered into with Dean Foods, Dean Foods was responsible for the 2012 STI payments to Messrs. Engles, Zanetich and Fugger related to their periods of service prior to our initial public offering

The Compensation Committee approved our STI Plan for 2013 with the target payout based 60% on achievement of specific financial performance measures and 40% on achievement of individual objectives. See “—WhiteWave 2013 Compensation Actions—2013 STI Target Levels.”

Long-Term Incentive Compensation

We believe, and Dean Foods has historically believed, that a significant portion of each senior executive’s compensation should be dependent on long-term value created for stockholders. Our initial LTI compensation program and Dean Foods’ historical LTI compensation program were each designed to align the results achieved for stockholders with the rewards provided to senior executives. Dean Foods has historically granted awards in the form of stock options, RSUs, and CPUs. Our initial compensation program includes grants of stock options and RSUs. Stock options are used to motivate and reward senior executives relative to value created for stockholders. RSUs are used to provide an ongoing retention element and a continuing link to stockholder value. See “—Long-Term Incentive Compensation – Cash Settled—Dean Foods Cash Performance Units” for a discussion of Dean Foods’ CPUs. The DF Compensation Committee historically annually reviewed both market practices and trends, as well as the availability of shares and units in its incentive program, in determining the mix of awards, and we expect that the Compensation Committee will perform similar annual reviews in the future.

Dean Foods’ 2012 Long-Term Incentive Awards. For 2012, LTI grants were awarded under Dean Foods’ compensation program to our Named Executive Officers as follows:

	Options	RSUs	CPUs
Chief Executive Officer(1)	67%	33%	0%
Other Named Executive Officers	25%	50%	25%

(1)	Mr. Engles’ LTI award originally was intended to consist entirely of 1,499,475 options, but the Dean Foods 2007 Stock Incentive Plan limits the number of options that may be awarded to an individual participant to 1,000,000 options. Subsequently, the DF Compensation Committee granted Mr. Engles 175,316 RSUs to account for the economic value of the 499,475 options that were in excess of such limitation.

Awards historically were granted at the dollar amount representing the 50th percentile of LTI grants made to executives with similar positions in the Dean Foods Benchmark Comparison Group. The DF Compensation Committee retained discretion to adjust the value of the awards up or down at the time awards were granted depending upon the performance of Dean Foods or the individual executive officer and could otherwise modify awards, including modifying the mix of awards among RSUs, stock options, and CPUs, as permitted under Dean Foods’ 2007 Stock Incentive Plan. For 2012, no such adjustments were made.

The Dean Foods equity grants were valued using the Black-Scholes valuation model for the stock options and the intrinsic value as of the determination date for the RSUs, each based on an average of Dean Foods’ stock price during the first fifteen trading days of January 2012, in order to align valuation periods with annual grant dates. For grants made in 2012, the price used for determining the number of shares underlying the RSU and stock option awards was $10.83. The exercise price of the stock options was the closing price of Dean Foods’ common stock on the date of grant, which was $12.07. Generally, stock option awards granted by the DF Compensation Committee vest one-third on the first anniversary of grant, one-third on the second anniversary of grant, and one-third on the third anniversary of grant. Additionally, a Dean Foods RSU represents the right to receive one share of Dean Foods’ common stock in the future. RSUs have no exercise price. Generally, Dean Foods RSUs granted by the DF Compensation Committee prior to 2009 vest ratably over five years while Dean Foods RSUs granted by the DF Compensation Committee in 2009 and later vest ratably over three years. All unvested Dean Foods options and Dean Foods RSUs granted by the DF Compensation Committee since 2010 vest immediately upon a change of control and in the following additional circumstances: (i) an employee with 10 years of service retires after reaching age 55, (ii) an employee retires after reaching age 65, and (iii) in certain cases upon death or qualified disability.

Conversion of Outstanding Dean Foods Equity Awards. All Dean Foods equity-based awards held by our directors and employees, including our executive officers, on the date of the Distribution were converted into equity-based awards with respect to our Class A common stock. These Dean Foods equity-based awards included Dean Foods stock options (whether vested or unvested) and unvested RSUs held by our directors and executive officers and unvested Dean Foods restricted stock awards held by our directors on the date of the Distribution. The options to purchase Dean Foods common stock held by our directors and executive officers were converted to options to purchase our Class A common stock in a manner that preserved the aggregate intrinsic value in the converted stock option and continued the same proportionate relationship between the exercise price and the value of our Class A common stock as existed with respect to the Dean Foods common stock immediately prior to the Distribution. The adjustment was effected based on a formula using the volume weighted average price of Dean Foods common stock and our Class A common stock during the five trading day period ended on the second trading day preceding the Distribution. The unvested Dean Foods restricted stock units held by our directors and executive officers were converted to WhiteWave restricted stock units in a manner that, on a unit-by-unit basis, preserved the intrinsic value of each outstanding Dean Foods restricted stock unit (determined using the same volume weighted average values as described above). Dean Foods restricted stock awards held by our directors on the date of the Distribution were converted into restricted stock awards with respect to our Class A common stock by (i) applying the same volume weighted average values as described above and (ii) subtracting any shares of our Class A common stock received by our directors in the Distribution in respect of such Dean Foods restricted stock awards. We did not recognize any incremental accounting expense in connection with the conversion of Dean Foods equity-based awards into WhiteWave awards.

The purpose of these adjustments was to assure that our directors and employees had their equity incentives linked to the performance of our Class A common stock on a basis that ensured there was no enhancement or diminution in the rights conveyed by the converted Dean Foods awards as a result of the Distribution and the conversion into WhiteWave awards. The converted equity awards otherwise have substantially identical terms, including term and vesting provisions, as the previous Dean Foods equity awards. As described below under “—Description of the 2012 Stock Incentive Plan,” such converted equity awards were granted to our directors and employees under the 2012 SIP, however the limits on awards to participants under the 2012 SIP did not apply to such grants of converted equity awards.

Set forth below is a summary of the effect of the conversion of Dean Foods stock options and unvested RSUs held by our executive officers, including our Named Executive Officers, on the date of the Distribution into stock options or RSUs, as applicable, with respect to our Class A common stock:

Name	Dean Foods Stock Options	Converted WhiteWave Stock Options	Dean Foods Unvested RSUs	Converted WhiteWave Unvested RSUs
Gregg L. Engles	4,859,937	5,284,102	156,559	170,223
Kelly J. Haecker	264,143	287,190	21,859	23,766
Blaine E. McPeak	303,262	329,726	49,311	53,614
Thomas N. Zanetich	166,053	180,540	36,758	39,965
Edward F. Fugger	211,288	229,716	21,427	23,296
All Executive Officers	5,999,827	6,523,442	300,999	327,265

WhiteWave IPO Grants. We awarded the IPO Grants to our Named Executive Officers and certain other WhiteWave executives and employees, effective upon determination of our initial public offering price. These grants were intended to:

•	provide the Named Executive Officers and other employees receiving IPO Grants an immediate equity interest in WhiteWave in order to align their interests with those of WhiteWave stockholders;

•

induce certain of the Named Executive Officers to accept their executive roles at our Company, and to waive their rights under the Dean Foods Executive Severance Plan to terminate their employment for “good reason” due to the change in their duties, compensation, or location arising from their new roles at WhiteWave. See “—Severance and Change in Control Benefits” and “—Estimated Payments Upon a Qualified Termination;” and

•

compensate certain of the Named Executive Officers for their agreements to forego certain compensation and benefits as a result of terminating their Dean Foods employment, and their participation in current Dean Foods compensation plans and awards, particularly the DF Executive Retention Plan, the 2011 CPUs, and the 2012 CPUs. See “Long-Term Incentive Compensation—Cash Settled—Dean Foods Executive Retention Plan” and “—Long-Term Incentive Compensation—Cash Settled—Dean Foods Cash Performance Units.”

On September 12, 2012 (the “Determination Date”), the DF Compensation Committee and, subsequently, our independent directors, approved the dollar values of the IPO Grants that would be used to calculate the number of WhiteWave options, WhiteWave RSUs, and other equity awards to be granted effective as of, and conditioned upon, the determination of the initial public offering price. The dollar values of the IPO Grants were based on benchmark data of one-time grants made by comparably-sized companies in connection with their initial public offerings and the initial target LTI grant for our Named Executive Officers. In consultation with our compensation consultant, the DF Compensation Committee and our independent directors determined that the IPO Grants to Named Executive Officers would consist of 50% WhiteWave stock options and 50% WhiteWave RSUs. The number of RSUs granted to Named Executive Officers was determined by dividing the Determination Date value of IPO Grants that was apportioned to RSUs by $15.00, the mid-point of the range set forth on the cover page of our preliminary prospectus dated October 17, 2012. The number of stock options granted to the Named Executive Officers was determined by dividing the Determination Date value of IPO Grants that was apportioned to stock options by the Black-Scholes value of such stock option. The Black-Scholes value of WhiteWave stock options was based on a number of assumptions, including an exercise price equal to $15.00, the mid-point of the range set forth on the cover page of our preliminary prospectus dated October 17, 2012. The exercise price of the stock options granted pursuant to the IPO Grants is $17.00, the initial public offering price. Since the initial public offering price is greater than $15.00, which was the number used to calculate the number of IPO Grants, the grant date fair value of the IPO Grants is in excess of the Determination Date value of the IPO Grants.

The IPO Grant options, RSUs, and cash-settled RSUs were granted pursuant to the 2012 SIP and vest pro rata on each of the first, second, and third anniversaries of the initial date of grant. The IPO Grants also vest in their entirety upon a change in control of our Company or, if before the Distribution, of Dean Foods and in the following additional circumstances: (i) an employee retires after reaching age 65 and (ii) in certain cases upon death or qualified disability. Upon effectiveness of the Distribution, new change in control agreements between us and certain of our executives, including the Named Executive Officers, that similarly provide for vesting in their entirety of equity awards, including the IPO Grants, if a change in control of our Company became effective.

Set forth below are the IPO Grants approved by the DF Compensation Committee and our independent directors for our Named Executive Officers and our other executive officers:

	Determination Date Value ($)(1)	Grant Date Fair Value ($)(1)	Options (#)	RSUs (#)

Gregg L. Engles	$8,400,000	$9,744,204	1,014,493	280,000
Kelly J. Haecker	$2,000,000	$2,320,054	241,546	66,667
Blaine E. McPeak	$2,500,000	$2,900,053	301,932	83,333
Thomas N. Zanetich	$1,500,000	$1,740,034	181,159	50,000
Edward F. Fugger	$1,500,000	$1,740,034	181,159	50,000
All Executive Officers(2)	$17,871,000	$19,604,399	2,041,062	563,333

(1)	The number of RSUs and Options awarded was based on the Determination Date Value (as defined below) and $15.00, the mid-point of the range set forth on the cover page of our preliminary prospectus dated October 17, 2012. The Grant Date Fair Value is calculated in accordance with Financial Accounting Standards related to “Compensation—Stock Compensation,” without taking into account estimated forfeitures, and is based on our $17.00 per share initial public offering price.

(2)	Excludes cash-settled phantom shares and stock appreciate rights granted to one of our non-U.S. based executive officers.

Long-Term Incentive Compensation—Cash Settled

Dean Foods Cash Performance Units. Beginning in fiscal year 2010, the DF Compensation Committee implemented a performance cash plan applicable to its U.S.-based executive officers and certain other key employees, granted pursuant to the terms and conditions of its 2007 Stock Incentive Plan and referred to as CPUs. The DF Compensation Committee reviewed current market practice, with the assistance of Mercer, and determined that this plan was comparable to other plans of Dean Foods Benchmark Comparison Group companies. Awards under the performance cash plan were designed to link compensation to Dean Foods’ performance over a three-year period using relative TSR of members of its Performance Comparison Group, as defined below. Dean Foods approved three cycles of the performance cash plan: (i) the 2010 performance cash plan’s performance period that ended on December 31, 2012; (ii) the 2011 performance cash plan’s performance period that was originally scheduled to end on December 31, 2013; and (iii) the 2012 performance cash plan’s performance period that was originally scheduled to end on December 31, 2014. Messrs. Engles, McPeak and Zanetich were eligible to participate in this plan.

The performance cash plan target payouts were set at the 50th percentile relative to TSR of the Performance Comparison Group described below and ranged from 0-200% payout for performance between the 25th and 75th percentile targets based on a pre-determined sliding scale relative to Dean Foods’ comparative TSR performance. Dean Foods must meet a threshold performance metric at the measurement date in order for the award under the performance cash plan to be payable. The 2010 performance cash plan was below the threshold performance level as of December 31, 2012 so no payment was made in respect of CPU awards granted in 2010. As of December 31, 2012, the 2011 performance cash plan and 2012 performance cash plan were each accruing at 200% of target based on Dean Foods’ stock performance. As described in more detail below, our Named Executive Officers received pro-rata payments for the 2011 performance cash plan and the 2012 performance cash plan in connection with our initial public offering.

Under the performance cash plans, the threshold and maximum payouts were as follows:

Dean Foods’ TSR Percentile Ranking	Percentage of Target Award Opportunity Earned
75th% and above	200%
65.0 — 74.9%	150%
55.0 — 64.9%	125%
45.0 — 54.9%	100%
38.0 — 44.9%	75%
31.0 — 37.9%	50%
25.0 — 30.9%	25%
0 — 24.9%	0%

The DF Compensation Committee determined, upon the recommendation of Mercer, that an alternate set of peer group companies would be appropriate for TSR measurement of the cash performance target. This set focuses on companies that are more aligned with the consumer packaged goods industry and that may have smaller revenues than the Dean Foods Benchmark Comparison Group, and which would tend to be impacted by market conditions occurring over time in a similar manner to Dean Foods. The set is as follows:

• Campbell Soup Company	• Kraft Foods Group, Inc.
• ConAgra Foods, Inc.	• Kellogg Company
• General Mills, Inc.	• Kimberly-Clark Corporation
• H.J. Heinz Company	• Ralcorp Holdings, Inc.
• The Hershey Company	• Smithfield Foods, Inc.
• Hormel Foods Corporation	• TreeHouse Foods, Inc.
• The J.M. Smucker Company	• Tyson Foods, Inc.

Our Named Executive Officers were eligible to receive the full payout that they would have been eligible to receive with respect to the performance period ending December 31, 2012, without regard to our initial public offering, but no payments were made as the 2010 performance cash plan was below the threshold performance level as of December 31, 2012. In connection with our initial public offering, the 2011 performance cash plan and 2012 performance cash plan were valued based on performance as of December 31, 2012 instead of at the end of the originally scheduled 36-month performance period. Accordingly such awards were paid at 200% on a prorated basis as follows: (i) two-thirds of the value of awards granted in 2011 and (ii) one-third the value of awards granted in 2012. Payments relating to such awards were made in January 2013. The table below depicts the original CPU awards granted to our Named Executive Officers and payments made in respect of such awards.

Name	Original Value of 2011 CPU Award	Prorated Value (2/3) of 2011 CPU Award	2011 CPU Payment Made at 200%	Original Value of 2012 CPU Award	Prorated Value (1/3) of 2012 CPU Award	2012 CPU Payment Made at 200%
Gregg L. Engles	$1,150,000	$766,667	$1,533,333	$—	$—	$—
Kelly J. Haecker	—	—	—	—	—	—
Blaine E. McPeak	175,000	116,667	233,334	300,000	100,000	200,000
Thomas N. Zanetich	131,250	87,500	175,000	225,000	75,000	150,000
Edward F. Fugger	—	—	—	—	—	—

Dean Foods Cash Awards. Beginning in fiscal year 2011, the DF Compensation Committee implemented a cash award plan applicable to its U.S.-based key employees who were not eligible to receive CPU grants (“Dean Cash Awards”). Under each Dean Cash Award, the holder was entitled to a specified award of cash in the third year after the date of grant, subject to the holder’s continued employment through that date. Dean Foods approved two cycles of Dean Cash Awards: (i) 2011 Dean Cash Awards, which originally were scheduled to vest in full on December 31, 2013; and (ii) 2012 Dean Cash Awards, which originally were scheduled to vest in full on December 31, 2014. Messrs. Haecker and Fugger received Dean Cash Awards in 2011 and 2012.

In connection with our initial public offering, both of the 2011 Dean Cash Awards and 2012 Dean Cash Awards held by our employees were vested on a pro rata basis as of December 31, 2012 instead of at the end of the originally scheduled 34-month vesting period. Accordingly such awards were paid on a prorated basis as follows: (i) approximately two-thirds of the value of awards granted in 2011 and (ii) approximately one-third the value of awards granted in 2012. Payments relating to such awards were made in March 2013. The table below indicates the payments made to our Named Executive Officers in respect of such awards.

Name	Prorated Payout 2011 Dean Cash Award	Prorated Payout 2012 Dean Cash Award	Total Payout
Gregg L. Engles	—	—	—
Kelly J. Haecker	$60,662	$36,765	$97,427
Blaine E. McPeak	—	—	—
Thomas N. Zanetich	—	—	—
Edward F. Fugger	$56,618	$36,765	$93,383

Dean Foods Executive Retention Plan. On December 20, 2010, the DF Compensation Committee approved a three-year performance-based cash retention plan (the “DF Executive Retention Plan”) applicable to Dean Foods’ executive officers and certain other key executives. The DF Executive Retention Plan was implemented to further ensure leadership continuity, and its objectives are to retain executives and align the executive’s pay with Dean Foods’ financial performance. Although the DF Executive Retention Plan originally included Mr. Engles as a participant, due to the fact that Dean Foods failed to achieve its performance targets in 2010, and to contribute to Dean Foods’ overall cost savings goals, Mr. Engles voluntarily removed himself as a participant from the plan with the approval of the DF Compensation Committee in March 2011 and did not receive any payouts from the plan in 2012. Awards under the DF Executive Retention Plan are payable in cash based on the criteria set forth below, and will be equal to the executive’s STI target as set forth above under “—Annual Cash Compensation—Short-Term Incentive Compensation.”

The DF Executive Retention Plan has annual measurement periods for each plan year. The first measurement period ended December 31, 2011 and was measured based on the achievement of 2011 dairy core or business unit strategic objectives related to the officer’s area of responsibility. For the first plan year, participants were eligible to receive payouts of 0%, 75%, or 100% of target payout depending upon achievement of the strategic objectives. The second measurement period ended on December 31, 2012, and the third measurement period was originally scheduled to end on December 31, 2013. The DF Compensation Committee originally contemplated that awards for these measurement periods would be measured based on achievement of Dean Foods’ or the business unit’s strategic growth plan for each respective year related to the officer’s area of responsibility. However, because of the substantial changes to Dean Foods’ strategic focus and priorities and its attendant focus on accelerated cost reduction efforts, the criteria for the award periods ending in 2012 and 2013 were changed to be substantially the same as the criteria used to measure achievement of STI for each individual executive officer, generally consisting of operating income and net sales targets. For the 2012 and 2013 plan years, payments were to be made at a maximum of 100% of target payout.

Starting in 2012, the DF Compensation Committee determined that executives must be employed by us or Dean Foods through June 24 of the year following the end of the performance period in order to receive payment under the DF Executive Retention Plan. In the event of a change in control of Dean Foods prior to the end of the performance period, the DF Executive Retention Plan award will be prorated for the date of the change in control and performance will be measured as of the date of the change in control. If the executive’s employment with us terminates for any reason other than a change in control prior to the end of the performance period, the executive forfeits any right to receive payment under the DF Executive Retention Plan.

Our Named Executive Officers who participated in the DF Executive Retention Plan waived their right to receive payments with respect to the measurement period ending December 31, 2013. They did not waive their right to receive payments with respect to the measurement period ended December 31, 2012. Based on continued employment by the Company on June 24, 2013, our Named Executive Officers received the following payouts in July 2013, equal to their respective STI target amounts relating to the performance period ended December 31, 2012:

Name		Target Payout as Percentage of Salary(2)	Pro-rated Plan Payouts(3)	Total Plan Payouts
Gregg L. Engles(1)	N/A	—	$—	$—
Kelly J. Haecker	Pre-IPO	50%	$208,333	$266,667
	Post-IPO	70%	$58,333
Blaine E. McPeak	Pre-IPO	75%	$406,250	$503,750
	Post-IPO	90%	$97,500
Thomas N. Zanetich	Pre-IPO/Post-IPO	60%	$270,000	$270,000
Edward F. Fugger	Pre-IPO	50%	$166,667	$206,667
	Post-IPO	60%	$40,000

(1)	Mr. Engles voluntarily removed himself as a participant from the plan with the approval of the DF Compensation Committee in March 2011.

(2)	Under the DF Executive Retention Plan, payouts are based on the participant’s base salary on the last day of the fiscal year. For 2012, the applicable salary was base salary reflecting the adjustments that took effect upon completion of our initial public offering. Target payout percentages were adjusted in connection with our initial public offering to reflect (i) changes made to an officer’s compensation to better align with our target percentile ranges; and/or (ii) an increase in the scope of the officer’s duties and responsibilities with WhiteWave.

(3)	Payouts were pro-rated between the 10 months that elapsed before our initial public offering and the two months following our initial public offering.

We were responsible for one-sixth of the award amount referenced above, which represents the portion of the awards related to service performed for us by our Named Executive Officers after our initial public offering. We do not intend to adopt an executive retention plan for our Named Executive Officers.

WhiteWave 2013 Compensation Actions

2013 STI Target Levels. In connection with the establishment of our initial compensation programs and policies, the DF Compensation Committee and our independent directors approved STI target levels for our Named Executive Officers and certain other executives for 2013. The 2013 STI target levels established for our Named Executive Officers are as follows:

STI Target as Percentage of Base Salary
Gregg L. Engles	150%
Kelly J. Haecker	70%
Blaine E. McPeak	90%
Thomas N. Zanetich	60%
Edward F. Fugger	60%

In March 2013, the Compensation Committee approved the design of our STI Plan for 2013 and approved specific financial performance measures for our Named Executive Officers. Under the 2013 STI Plan, 60% of

target payout will be based on achievement of specific financial performance measures and 40% will be based on achievement of individual objectives, each as approved by the Compensation Committee. For Messrs. Engles, Haecker, Zanetich, and Fugger, the financial performance measures are earnings per share (40%) and net sales (20%). For Mr. McPeak, the financial performance measures are North America operating income (40%) and North America net sales (20%). The Compensation Committee believes that placing additional weight on the achievement of financial objectives and adding earnings per share as a measure will provide additional incentive to our senior management to continue to grow both top line and overall profitability. The payout range for individual and financial performance measures equals 0% to 200% of target, and performance in excess of 90% of target is the threshold for payout on the financial measures. The Compensation Committee eliminated the feature, which was included in the 2012 STI Plan, under which an executive officer’s individual objective payout factor was multiplied by the relevant financial payout factor if the financial payout factor exceeded 100%. As a result, the maximum payout of both the financial objectives component and the individual objectives component for 2013 is 200% of target.

2013 Long-Term Incentive Awards. We intend to continue Dean Foods’ historical practice of scheduling the annual grant of LTI awards to occur in the first quarter of each calendar year. This annual grant will generally include the annual grants to all of our Named Executive Officers and non-employee directors. Consistent with this practice, on February 8, 2013 (the “2013 Determination Date”), our independent directors approved the dollar values of the 2013 LTI annual grants to our Named Executive Officers and certain other executives, which equaled the compensation dollar values (the “Determination Date Values”) that were recommended by the DF Compensation Committee and initially approved by our independent directors before our initial public offering. The 2013 LTI grants to our Named Executive Officer are as follows:

	2013 LTI Determination Date Value ($)(1)	Grant Date Fair Value($)(1)	Options(#)	RSUs(#)
Gregg L. Engles	$4,200,000	$3,930,378	469,673	129,630
Kelly J. Haecker	$1,000,000	$935,800	111,827	30,864
Blaine E. McPeak	$1,250,000	$1,169,751	139,784	38,580
Thomas N. Zanetich	$750,000	$701,849	83,870	23,148
Edward F. Fugger	$500,000	$467,898	55,913	15,432

(1)	The number of RSUs and Options awarded was calculated based on the Determination Date Value and $16.20, the average closing stock price during the first 15 trading days of January 2013. The Grant Date Fair Value is calculated in accordance with Financial Accounting Standards related to “Compensation—Stock Compensation,” without taking into account estimated forfeitures, and is based on $15.16, the closing stock price on the date of grant.

The 2013 LTI awards were granted 50% in the form of stock options and 50% in the form of RSUs and the grant date was February 15, 2013. The number of shares subject to each equity grant was calculated using the Black-Scholes valuation model for the stock options and the intrinsic value as of the determination date for the RSUs, each based on WhiteWave’s average closing stock price during the first 15 trading days of January 2013 in order to align valuation periods with annual grant dates. For the 2013 LTI grants, the price used for determining the number of shares underlying the RSU and option awards was $16.20. The exercise price of the options equaled $15.16, the closing price of our stock on the date of grant. All of these awards were granted pursuant to the 2012 SIP and will vest pro rata on each of the first, second, and third anniversaries of the date of grant. The 2013 LTI awards also will vest immediately upon a change of control and in the following additional circumstances: (i) an employee with 10 years of service retires after reaching age 55, (ii) an employee retires after reaching age 65, and (iii) in certain cases upon death or qualified disability. The terms and amounts of any future LTI grants will be determined by the Compensation Committee.

Long-Term Incentive Grant Policies

Dean Foods has adopted LTI grant guidelines that provide that stock options have an exercise price equal to the closing price of Dean Foods’ stock on the date of grant. In addition, Dean Foods’ policy requires that annual LTI grants to senior executives and other employees be made by the DF Compensation Committee at a meeting held each year on the third business day following its fourth quarter earnings release. Dean Foods followed these grant guidelines in making awards to our Named Executive Officers in February 2012. For the 2013 LTI awards, our independent directors set the grant date to be the second business day following the release of our fourth quarter 2013 earnings, and we expect to follow this practice with respect to future annual grants.

Stock Ownership Guidelines

Following our initial public offering, our Board of Directors adopted minimum stock ownership guidelines for our executive officers. In accordance with those guidelines, Mr. Engles is required to own shares of our common stock equal in value to five times his annual base salary and our other executive officers, excluding executive officers who do not reside in the United States, are each required to own shares of our common stock equal in value to two times their annual base salary. Shares of our common stock, restricted stock, and RSUs, whether vested or unvested, are counted toward the ownership requirement. Vested and unexercised stock options do not count towards the ownership requirement. Our executive officers have until the later of five years after the adoption of the guidelines or five years after becoming an executive officer to satisfy the executive stock ownership guidelines.

Deferred Compensation Plan and Supplemental Employee Retirement Plan

Employees of Dean Foods with a base compensation in excess of $150,000 may defer a portion of their salary and bonus each year into the Dean Foods Executive Deferred Compensation Plan, which is a tax deferred plan. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. Dean Foods believes a deferred salary and bonus plan is a potential retention tool for its eligible executives, and that this program is similar to that offered at most of the companies in the Dean Foods Benchmark Comparison Group. The amounts deferred are partially funded as unsecured obligations of Dean Foods, receive no preferential standing, and are subject to the same risks as any of Dean Foods’ other unsecured obligations. The participants in this plan may choose from a number of externally managed mutual fund investments, and their investment balances track the rates of return for these accounts. In 2012, none of the Named Executive Officers elected to defer salary and/or bonus pursuant to this plan.

In addition, Dean Foods maintains a SERP, which is a nonqualified deferred compensation arrangement for its employees earning compensation in excess of the maximum compensation that can be taken into account with respect to the Dean Foods 401(k) Plan, as set forth in the Code. The SERP is designed to provide these employees with retirement benefits from Dean Foods that are equivalent, as a percentage of total compensation, to the benefits provided to other employees under the 401(k) Plan. Dean Foods credits to each eligible employee’s account an amount equal to 4% of his or her covered compensation in excess of the maximum described above, and credits interest on those balances at the mid-term applicable federal rate set by the IRS, plus 1%. Each employee’s plan balance will be paid to him or her upon termination of employment, a change in control, or the employee’s death or qualifying disability.

Our Named Executive Officers and other employees participated in the Dean Foods 401(k) Plan, SERP, and Dean Foods Executive Deferred Compensation Plan, and continued to make contributions on the same terms until the Distribution. At that time our new 401(k) plan, SERP and executive deferred compensation plan became effective.

Other Compensation

We provide, and Dean Foods has historically provided, our executive officers with a limited number of perquisites. The perquisites are designed to minimize the amount of time the executive officers devote to administrative matters other than our business, promote a healthy work/life balance, and provide opportunities for developing business relationships. For example, Dean Foods makes available to its executive officers a health screening program which helps to maintain their overall health. It also provides an executive long-term disability benefit for its executive officers and other key employees that pays the officer a set monthly payment in the event he or she becomes disabled. Until the Distribution, Dean Foods paid the premium costs for our Named Executive Officers, as reflected in the “Summary Compensation Table for 2012.” We expect to continue to provide similar benefits to WhiteWave executive officers and other key employees after the Distribution.

The DF Compensation Committee also historically approved certain personal use of the Dean Foods and WhiteWave corporate aircraft as described below in the “Summary Compensation Table for 2012.” The DF Compensation Committee believed that the enhanced security and efficiency this benefit provides was appropriate and was in the best interests of Dean Foods and WhiteWave and their respective stockholders. Our Compensation Committee has taken a similar position. The incremental costs to Dean Foods and WhiteWave of providing personal travel on corporate aircraft are included in the “All Other Compensation” table.

In addition, executive officers are eligible to receive financial counseling, including tax and other financial advice. Amounts paid on behalf of each Named Executive Officer under this plan are not material and are included in the “All Other Compensation” table.

We purchase, and Dean Foods has historically purchased, tickets to various cultural, charitable, civic, entertainment, and sporting events for business development and relationship building purposes, as well as to maintain involvement in communities in which we and Dean Foods operate and our employees live. Occasionally, our employees, including our executives, make personal use of tickets that would not otherwise be used for business purposes.

Prior to the Distribution, our senior executives, including our Named Executive Officers, participated in Dean Foods’ broad-based programs generally available to all employees or other key employees, including its 401(k) plan, health and dental plans and various other insurance plans, including disability and life insurance. Effective upon the Distribution, we implemented our own plans. For additional information regarding perquisites and other compensation, see the “All Other Compensation” table.

Severance and Change in Control Benefits

Change in Control Agreements

Prior to our initial public offering, Dean Foods entered into agreements with each of our Named Executive Officers, pursuant to which it agreed to provide certain payments in the event of a qualified termination following a change in control, as described under the heading “—Potential Benefits Upon a Change in Control.” Pursuant to these agreements, the executive officer would generally be paid a lump sum of cash equal to a multiple of his base salary and target STI for the year, plus his target STI prorated to the month in which a qualified termination occurred following a change in control, plus a gross-up payment for excise taxes, along with insurance benefits, outplacement services, and certain other benefits. In addition, all change in control agreements provided that unvested awards under the Dean Foods 1997 Stock Option and Restricted Stock Plan and 2007 Stock Incentive Plan automatically vest upon the change in control.

In connection with our initial public offering, the existing change in control agreements with our Named Executive Officers and other executive officers, as described in “—Executive Officer Severance,” were amended so that the definition of a “change in control” includes changes in control of either our Company or, for so long as it held in excess of a majority of the voting power of the Company, Dean Foods. Any tax-free distribution of the shares of our common stock to the stockholders of Dean Foods, such as the Distribution, was expressly excluded from the definition of change in control. The amendments to the change in control agreements also eliminated any excise tax gross-up provisions.

Prior to the Distribution, the Company entered into new change in control agreements with each of our executive officers incorporating change in control terms approved by our Compensation Committee, which agreements supersede their prior change in control agreements with Dean Foods. The new change in control agreements are described below in “—Executive Officer Severance.” Upon the effectiveness of these new agreements, our Named Executive Officers were no longer entitled to change in control benefits from Dean Foods.

Our independent directors and the DF Compensation Committee believed, and our Compensation Committee believes, that change in control benefits are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty. These are particularly important in an environment where merger and acquisition activity is high. Our independent directors and the DF Compensation Committee believed, and our Compensation Committee believes, that the change in control benefits for our Named Executive Officers are consistent with those maintained by comparable companies.

Executive Severance Plan

Dean Foods also maintains the Dean Foods Executive Severance Plan for its U.S.-based executive officers, which provides certain severance benefits in the event of a qualified termination, as described below in “—Executive Officer Severance.” Dean Foods believes this plan helps create stability during periods of significant change, aids in recruiting and retaining executive talent and enables Dean Foods to avoid negotiating individual severance arrangements. Dean Foods also believes this plan reduces the likelihood and extent of litigation from executive separation. In addition, Dean Foods requires each of its executives to sign non-competition and non-solicitation agreements effective for two years after termination. Dean Foods believes that its severance benefits are consistent with those maintained by comparable companies. Estimated payments to the Named Executive Officers pursuant to the Dean Foods Executive Severance Plan are summarized under the heading “—Executive Severance Plan.” In March 2013, our Compensation Committee approved a WhiteWave executive severance plan that, following the Distribution, provides benefits to our Named Executive Officers that are substantially equivalent to the benefits under the Dean Foods Executive Severance Plan. Following the Distribution, our officers including the Named Executive Officers are no longer entitled to benefits under the Dean Foods Executive Severance Plan.

Tax Deductibility Policy

The United States income tax laws generally limit the deductibility of compensation paid to certain Named Executive Officers to $1 million per year. An exception to this general rule exists, in Section 162(m) of the Code, for performance-based compensation that meets certain IRS requirements. Dean Foods received approval from its stockholders to grant performance-based awards that would, and has granted certain LTI awards that should, qualify for the exception from this deduction limit. At our 2013 Annual Meeting of Stockholders, our stockholders approved our grants of performance-based awards that would qualify for the exception from this deduction limit. As and when appropriate in light of its business objectives, WhiteWave intends to design incentive compensation awards and programs in a manner that satisfies the conditions to this performance-based exception to the otherwise applicable deduction limits.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. The Company believes it is important to retain the flexibility to compensate executive officers competitively, and will continue to monitor its compensation practices and consider additional opportunities to take advantage of the exemption in Section 162(m) of the Code when it believes it is in the best interests of the Company and its stockholders.

Summary Compensation Table for 2012

The following chart shows the compensation paid to our Named Executive Officers, including, in the case of Messrs. Engles, Zanetich and Fugger, compensation payable for services to Dean Foods as well as to WhiteWave.

			Stock Awards			Option Awards
Name and principal position	Year	Salary ($)(1)	IPO Grants ($)	Dean Foods Grants ($)	Stock Awards Total ($)(2)	IPO Grants ($)	Dean Foods Grants ($)	Option Awards Total ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Gregg L. Engles	2012	1,020,000	4,760,000	2,093,273	6,853,273	4,984,204	4,720,000	9,704,204	4,704,000	251,617	22,533,094
Chairman of the Board and Chief Executive Officer	2011	1,016,667	—	2,350,004	2,350,004	—	2,884,833	2,884,833	2,293,920	90,536	8,635,960
Kelly J. Haecker,	2012	433,385	1,133,339	278,624	1,411,963	1,186,715	155,208	1,341,923	936,942	33,844	4,158,057
Chief Financial Officer	2011	416,400	—	200,894	200,894	—	103,452	103,452	480,135	34,791	1,235,672
Blaine E. McPeak	2012	509,615	1,416,661	968,702	2,385,363	1,483,392	372,502	1,855,894	1,622,076	68,100	6,441,048
President, WhiteWave	2011	460,000	—	550,001	550,001	—	193,108	193,108	776,707	56,182	2,035,998
Thomas L. Zanetich	2012	445,000	850,000	726,521	1,576,521	890,034	279,377	1,169,411	907,200	41,262	4,139,394
Executive Vice President, Human Resources	2011	417,037	—	412,501	412,501	—	144,830	144,830	573,149	31,336	1,578,853
Edward F. Fugger Executive Vice President, Strategy and Corporate Development	2012	362,000	850,000	278,624	1,128,624	890,034	155,208	1,045,242	827,667	28,143	3,391,676

(1)	Amounts shown include amounts deferred under the Dean Foods 401(k) Plan and the SERP.

(2)	Amounts shown for 2012 reflect the aggregate grant date fair value of RSUs awarded by WhiteWave as the IPO Grants and the value of RSUs and CPUs awarded by Dean Foods, as calculated in accordance with Financial Accounting Standards related to “Compensation—Stock Compensation” for all years presented, without taking into account estimated forfeitures. The aggregate grant date fair value of the RSUs granted as the IPO Grants is equal to the $17.00 per share initial public offering price multiplied by the number of RSUs awarded. The aggregate grant date fair value of Dean Foods RSUs is equal to the closing price of Dean Foods’ common stock on the date of grant multiplied by the number of RSUs awarded. The estimated grant date fair value for the Dean Foods CPUs assumed vesting at target, which was the probable outcome of the performance objectives as of the grant date. Dean Foods was required to meet a threshold performance metric at the end of the performance period in order for the CPU awards to be payable. Actual payout for these CPUs at the end of the performance period would have ranged from 0% to 200% of the amounts shown in the table above. In connection with our initial public offering, the terms of outstanding Dean Foods CPUs were modified such that those outstanding CPUs with a performance period ending December 31, 2013 that were granted in 2011 and those outstanding CPUs with a performance period ending December 31, 2014 that were granted in 2012 were valued as of December 31, 2012 instead of the originally scheduled end of the performance period and payouts were paid on a prorated basis.

(3)	Amounts shown reflect the aggregate grant date fair value of stock options awarded by WhiteWave as the IPO Grants and stock options awarded by Dean Foods, without taking into account estimated forfeitures. The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model and the following assumptions:

	Dean Foods 2012	WhiteWave 2012
Expected volatility	44%	28%
Expected dividend yield	0%	0%
Expected option term	5 years	6 years
Risk-free rate of return	0.88%	1.05%

(4)	Amounts include STI and DF Executive Retention Plan payments earned in 2012 as presented below.

Name	STI ($)	DF Executive Retention Plan ($)	DF Cash Awards ($)	Total ($)
Gregg L. Engles	$4,704,000	$—	—	$4,704,000
Kelly J. Haecker	545,275	266,667	125,000	936,942
Blaine E. McPeak	1,118,326	503,750	—	1,622,076
Thomas N. Zanetich	637,200	270,000	—	907,200
Edward F. Fugger	496,000	206,667	125,000	827,667

See “—Annual Cash Compensation—Short-Term Incentive Compensation” and “—Long-Term Incentive Compensation—Cash Settled—Dean Foods Executive Retention Plan” for a description of these plans.

(5)	The table below sets forth the types and amounts of compensation included in this column.

2012 All Other Compensation(1)

Name	Aircraft Usage ($)(2)	401(k) ($)(3)	SERP ($)(4)	Life Insurance ($)(5)	Long-Term Disability Premiums ($)	Other ($)(6)	Total ($)
Gregg L. Engles	105,677	11,000	122,757	7,482	4,701	—	251,617
Kelly J. Haecker	—	11,000	18,413	1,036	3,395	—	33,844
Blaine E. McPeak	—	9,754	28,773	1,152	3,219	25,202	68,100
Thomas N. Zanetich	—	11,000	20,846	4,594	4,822	—	41,262
Edward F. Fugger	—	11,000	13,142	538	3,463	—	28,143

(1)	Amounts in the table do not include group health, hospitalization, medical reimbursement, disability or other benefits that are available to all WhiteWave employees, or the incremental cost of any health-related screenings.

(2)	Amounts shown are the incremental costs of using the corporate aircraft for personal travel. The incremental cost of personal travel on corporate aircraft is based on the variable cost per hour of operating the aircraft multiplied by the number of hours of personal travel.

(3)	Amounts shown are for matching contributions made by WhiteWave.

(4)	The DF Compensation Committee approved a SERP for the benefit of employees who receive salary and bonus in excess of the amount that IRS regulations allow to be contributed to a 401(k) plan. The amounts shown include the amount credited to the Named Executive Officer under the SERP. See “—Deferred Compensation Plan and Supplemental Employee Retirement Plan” for more information on the SERP.

(5)	Amounts shown relate to life insurance policies available to all WhiteWave and Dean Foods employees generally.

(6)	Amount shown consists of a $10,353 gross-up for taxes payable related to $14,000 in financial counseling services and $849 in expenses for a guest to accompany Mr. McPeak to a sales meeting.

Grants of Plan-Based Awards in Fiscal Year 2012

Name	Grant Date(1)	Issuer (Dean Foods or White Wave)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold CPU Awards (#)(3)	Target CPU Awards (#)(3)	Maximum CPU Awards (#)(3)
Gregg L. Engles	—		980,000	1,960,000	4,704,000							—
	10/25/2012	WWAV							280,000			4,760,000
	10/25/2012	WWAV								1,014,493	17.00	4,984,204
	3/20/2012	DF							175,316			2,093,273
	2/17/2012	DF								1,000,000	12.07	4,720,000
Kelly J. Haecker	—		325,000	658,333	1,031,667							—
	10/25/2012	WWAV							66,667			1,133,339
	10/25/2012	WWAV								241,546	17.00	1,186,715
	2/17/2012	DF							23,084			278,624
	2/17/2012	DF								32,883	12.07	155,208
Blaine E. McPeak	—		419,792	1,007,500	1,712,750							—
	10/25/2012	WWAV							83,333			1,416,661
	10/25/2012	WWAV								301,932	17.00	1,483,392
	2/17/2012	DF				75,000	300,000	600,000				300,000
	2/17/2012	DF							55,402			668,702
	2/17/2012	DF								78,920	12.07	372,502
Thomas N. Zanetich	—		270,000	540,000	918,000							—
	10/25/2012	WWAV							50,000			850,000
	10/25/2012	WWAV								181,159	17.00	890,034
	2/17/2012	DF				56,250	225,000	450,000				225,000
	2/17/2012	DF							41,551			501,521
	2/17/2012	DF								59,190	12.07	279,377
Edward F. Fugger	—		331,667	538,333	827,667							—
	10/25/2012	WWAV							50,000			850,000
	10/25/2012	WWAV								181,159	17.00	890,034
	2/17/2012	DF							23,084			278,624
	2/17/2012	DF								32,883	12.07	155,208

(1)	Awards granted on October 25, 2012 consist of WhiteWave RSUs and options; all other awards consist of Dean Foods RSUs, options, and CPUs.

(2)	Includes amounts payable under the STI Plan, DF Executive Retention Plan and Dean Foods Cash Awards. The actual amounts paid pursuant to these awards are included in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column. See “—Annual Cash Compensation—Short-Term Incentive Compensation” and “—Long-Term Incentive Compensation—Cash Settled” for descriptions of these plans.

(3)	Reflects possible payout range of 2012 CPUs. This aggregate grant date fair value as calculated in accordance with Financial Accounting Standards related to “Compensation—Stock Compensation” and based upon the probable outcome of the performance conditions as of the grant date is also reported in the “Stock Awards” column of the “Summary Compensation Table for 2012.” Actual amounts payable with respect to the 2012 CPU awards could range from 0% to 200% of the amounts set forth in the “Target CPU Awards” column above. If Dean Foods’ TSR percentile ranking relative to the Performance Comparison Group falls between 25% to 30.9% at the end of the performance period, the awards will be paid out at a 25% of target. Below the 25th percentile ranking, no amounts are payable under the CPUs. See “—Long-Term Incentive Compensation” for a description of the performance measures for the CPUs.

(4)	RSUs and options were granted pursuant to the Dean Foods 2007 Plan or the WhiteWave 2012 SIP. RSUs and options granted in 2012 vest ratably over three years beginning on the first anniversary of the grant date and also vest immediately upon a change of control and in the following additional circumstances: (i) if the employee retires after reaching age 65, and (ii) in certain cases upon death or qualified disability. All RSUs and options other than the IPO Grants also vest when an employee with 10 years of service retires after reaching age 55.

Outstanding Equity Awards at 2012 Fiscal Year-End(1)(2)

		Option Awards(3)					Stock Awards(4)
	Issuer (Dean	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Foods or WhiteWave)
Gregg L. Engles	WWAV	10/25/2012	—	1,014,493	17.00	10/25/2022	280,000	4,351,200
	DF	3/20/2012	—	—	—	—	175,316	2,894,467
	DF	2/17/2012	—	1,000,000	12.07	2/17/2022	—	—
	DF	2/24/2011	251,074	502,146	10.35	2/24/2021	79,365	1,310,316
	DF	2/12/2010	148,056	74,028	14.56	2/12/2020	25,095	414,318
	DF	2/13/2009	430,000	—	20.07	2/13/2019	—	—
	DF	1/15/2008	415,000	—	25.37	1/15/2018	27,000	445,770
	DF	2/12/2007	361,497	—	30.11	2/12/2017	—	—
	DF	1/13/2006	640,702	—	25.68	1/13/2016	—	—
	DF	1/7/2005	501,200	—	18.30	1/7/2015	—	—
	DF	1/13/2004	536,234	—	17.91	1/13/2014	—	—

TOTAL			3,283,763	2,590,667			586,776	9,416,071

Kelly J. Haecker	WWAV	10/25/2012	—	241,546	17.00	10/25/2022	66,667	1,036,005
	DF	2/17/2012	—	32,883	12.07	2/17/2022	23,084	381,117
	DF	2/18/2011	8,536	17,071	10.35	2/18/2021	12,940	213,639
	DF	2/12/2010	11,266	5,632	14.56	2/12/2020	1,909	31,518
	DF	2/13/2009	28,500	—	20.07	2/13/2019	—	—
	DF	1/15/2008	28,000	—	25.37	1/15/2018	1,700	28,067
	DF	2/12/2007	44,085	—	30.11	2/12/2017	—	—
	DF	3/7/2006	88,170	—	25.39	3/7/2016	—	—

TOTAL			208,557	297,132			106,300	1,690,346

Blaine E. McPeak	WWAV	10/25/2012	—	301,932	17.00	10/25/2022	83,333	1,294,995
	DF	2/17/2012	—	78,920	12.07	2/17/2022	55,402	914,687
	DF	2/18/2011	15,933	31,866	10.35	2/18/2021	24,154	398,783
	DF	2/12/2010	19,312	9,655	14.56	2/12/2020	3,273	54,037
	DF	11/2/2009	10,601	—	16.69	11/2/2019	—	—
	DF	2/13/2009	28,500	—	20.07	2/13/2019	—	—
	DF	6/2/2008	7,000	—	21.06	6/2/2018	300	4,953
	DF	1/15/2008	28,000	—	25.37	1/15/2018	1,700	28,067
	DF	2/28/2007	73,475	—	30.64	2/28/2017	—	—

TOTAL			182,821	422,373			168,162	2,695,522

Thomas N. Zanetich	WWAV	10/25/2012	—	181,159	17.00	10/25/2022	50,000	777,000
	DF	2/17/2012	—	59,190	12.07	2/17/2022	41,551	686,007
	DF	2/18/2011	11,950	23,899	10.35	2/18/2021	18,116	299,095
	DF	2/12/2010	7,242	3,621	14.56	2/12/2020	1,227	20,258
	DF	2/13/2009	21,000	—	20.07	2/13/2019	—	—
	DF	1/15/2008	24,000	—	25.37	1/15/2018	1,400	23,114
	DF	2/12/2007	36,738	—	30.11	2/12/2017	—	—
	DF	6/1/2006	22,043	—	24.29	6/1/2016	—	—

TOTAL			122,973	267,869			112,294	1,805,474

Edward F. Fugger	WWAV	10/25/2012	—	181,159	17.00	10/25/2022	50,000	777,000
	DF	2/17/2012	—	32,883	12.07	2/17/2022	23,084	381,117
	DF	2/18/2011	7,967	15,933	10.35	2/18/2021	12,077	199,391
	DF	2/12/2010	11,266	5,632	14.56	2/12/2020	1,909	31,518
	DF	2/13/2009	30,000	—	20.07	2/13/2019	—	—
	DF	1/15/2008	35,000	—	25.37	1/15/2018	1,500	24,765
	DF	2/28/2007	2,205	—	30.64	2/28/2017	—	—
	DF	2/12/2007	12,491	—	30.11	2/12/2017	—	—
	DF	1/13/2006	25,717	—	25.68	1/13/2016	—	—
	DF	1/7/2005	14,792	—	18.30	1/7/2015	—	—
	DF	1/13/2004	17,402	—	17.91	1/13/2014	—	—

TOTAL			156,840	235,607			88,570	1,413,791

(1)	Reflects outstanding equity awards granted under the Dean Foods’ 1989 Stock Awards Plan, 1997 Stock Option and Restricted Stock Plan and 2007 Stock Incentive Plan, and the WhiteWave 2012 Stock Incentive Plan. Awards granted on October 25, 2012 constitute WhiteWave RSUs and options; all other awards were made by Dean Foods on the dates indicated.

(2)	Numbers shown in the table include adjustments made in connection with Dean Foods’ 2005 spin-off of TreeHouse Foods, Inc. and previous stock splits and reflect adjustments as a result of the $15 per share special cash dividend paid by Dean Foods on April 2, 2007.

(3)	Options vest one-third on each of the first, second and third anniversary of the grant date, and also vest immediately upon a change of control and in the following additional circumstances (i) if the employee retires after reaching age 65, and (ii) in certain cases upon death or qualified disability. Options other than the IPO Grants also vest when an employee with 10 years of service retires after reaching age 55.

(4)	Each RSU represents the right to receive one share of Dean Foods’ or WhiteWave’s common stock in the future. RSUs have no exercise price. Generally, grants made prior to 2009 vest ratably over five years, and grants made after 2009 vest ratably over three years. All RSUs also vest immediately upon a change of control and in the following additional circumstances (i) if the employee retires after reaching age 65, and (ii) in certain cases upon death or qualified disability. RSUs other than the IPO Grants also vest when an employee with 10 years of service retires after reaching age 55.

Option Exercises and Stock Vested in Fiscal Year 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Gregg L. Engles	950,101	3,053,055	168,501	1,882,195
Kelly J. Haecker	—	—	15,008	170,481
Blaine E. McPeak	—	—	26,073	311,364
Thomas N. Zanetich	—	—	15,881	183,146
Edward F. Fugger	—	—	15,044	170,827

(1)	Number of shares acquired reflects number of shares of Dean Foods common stock acquired on exercise of option awards or vesting of stock awards.

(2)	The value realized on exercise was the number of underlying shares exercised multiplied by the difference between Dean Foods’ closing stock price on the exercise date and the exercise price of the options.

(3)	The value realized on vesting was Dean Foods’ closing stock price on the vesting date multiplied by the number of shares vested.

Executive Officer Severance

Dean Foods maintains two severance plans for its U.S.-based executive officers, depending on the circumstances that result in their termination. The Dean Foods Executive Severance Plan is applicable in the event of certain involuntary terminations. In addition, Dean Foods entered into an amended and restated change in control agreement with each of our Named Executive Officers, which is applicable in the event of a qualifying termination following a change in control. These change in control agreements were amended in connection with our initial public offering, and were replaced and superseded in connection with the Distribution, as described below. The following is a description of the benefits that would have been payable to the executive officers pursuant to the Dean Foods Executive Severance Plan and the change in control agreements prior to the Distribution. Our executive officers were not eligible to receive benefits under both plans. Prior to the Distribution we adopted a severance plan comparable to the Dean Foods Executive Severance Plan.

Potential Benefits Upon a Change in Control. Dean Foods had entered into agreements with our Named Executive Officers, pursuant to which it was obligated, in the event of a change in control and a subsequent qualifying termination (as defined below), prior to the Distribution to:

•

pay each of our Named Executive Officers a lump sum cash payment equal to three times, in the case of Messrs. Engles, McPeak, and Zanetich, and two times, in the case of Messrs. Haecker and Fugger, his annual base salary plus his target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to termination, in addition to a gross-up payment to pay for any applicable excise taxes;

•	pay each of our Named Executive Officers the unvested balance of his 401(k) account, plus three times his most recent annual match by the Company;

•	continue to provide insurance benefits to each of our Named Executive Officers for two years; and

•	provide certain outplacement services.

In addition, all unvested equity awards would have vested in full upon a change in control. With respect to CPU awards, the amount would have been prorated based on the date of the change in control using that date as the performance measurement date.

Pursuant to the agreements, a “change in control” meant (1) any person who becomes the “beneficial owner,” as such term is defined in the Exchange Act, directly or indirectly, of securities of Dean Foods representing 30% or more of the combined voting power of Dean Foods’ then outstanding securities; (2) individuals who currently serve on the Board of Directors of Dean Foods, or whose election to the Board of Directors of Dean Foods or nomination for election to the Board of Directors of Dean Foods was approved by a vote of at least two-thirds of the directors who either currently serve on the Board of Directors of Dean Foods, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of Dean Foods; (3) Dean Foods or any subsidiary of Dean Foods merges with or consolidates into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of Dean Foods outstanding immediately prior thereto holding immediately thereafter securities representing more than 60% of the combined voting power of the voting securities of Dean Foods or such surviving entity (or its ultimate parent, if applicable) outstanding immediately after such merger or consolidation; or (4) the stockholders of Dean Foods approve a plan of complete liquidation of Dean Foods or an agreement for the sale or disposition by Dean Foods of all or substantially all of its assets, or such a plan is commenced.

In connection with our initial public offering, the existing change in control agreements with our Named Executive Officers and other executive officers were amended so that the definition of a “change in control” included changes in control of either our Company or, for so long as it held in excess of a majority of the voting power of the Company, Dean Foods. Any tax-free distribution of the shares of our common stock to the stockholders of Dean Foods, such as the Distribution, was expressly excluded from the definition of change in control. The amendments to the change in control agreements also eliminated any excise tax gross up provisions and provide that the change in control agreements would terminate automatically in the event that Dean Foods ceased to own voting securities that affords it a controlling interest in the Company, other than by reason of a transaction that constitutes a change in control of the Company, as defined for purposes of such agreements. All other provisions of the existing agreements remained in effect.

A qualifying termination means a termination of employment by Dean Foods or its successor without cause, within thirteen months following a change in control, or by the executive officer with good reason prior to the first anniversary of a change in control, or by the executive officer for any reason during the thirteenth month following a change in control. Pursuant to the agreements, “cause” means the executive officer’s: (i) willful and intentional material breach of the change in control agreement, (ii) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the executive officer’s duties which has caused material injury (monetary or otherwise) to Dean Foods, or (iii) conviction of, or plea of nolo contendere to, a felony. “Good reason” means any of the following occurring prior to the first anniversary of a change in control: (i) any material reduction in the amount of the executive officer’s base salary plus bonus or significant reduction in benefits not generally applicable to similarly situated employees of Dean Foods, (ii) removal of the executive officer from the position held by him or her or any other significant reduction in the nature of his or her duties or responsibilities immediately prior to the change in control, (iii) transfer of the executive officer’s principal place of employment, or (iv) the failure of the successor company to assume the obligations under the agreement.

The agreements also contained:

•	a covenant pursuant to which the executives have agreed not to compete with Dean Foods for two years after termination;

•	a confidentiality provision pursuant to which the executives have agreed not to divulge any of Dean Foods’ confidential information; and

•	agreements not to solicit any of Dean Foods’ employees for two years after termination.

Under the employment agreements we have entered into with our Named Executive Officers, each would have had good reason to terminate employment and receive severance if we had not implemented substantially comparable change in control protection following the Distribution. In March 2013, the Compensation Committee approved change in control terms for our executive officers that became effective upon the Distribution. The Company entered into written agreements with each of our executive officers incorporating these change in control terms prior to the Distribution, which superseded their previous change in control agreements with Dean Foods. With respect to Messrs. Engles, McPeak and Zanetich, these new agreements provide benefits that are substantially equivalent to the terms of their previous change in control agreements with Dean Foods. With respect to Messrs. Haecker and Fugger, these new agreements are substantially equivalent to their previous agreements except that they will provide benefits equal to three times the sum of the executive’s base salary and target annual incentive payment, plus a prorated target incentive payment for the fiscal year in which benefits are triggered. When these new agreements became effective, our Named Executive Officers were no longer entitled to change in control benefits from Dean Foods.

If a change in control with respect to Dean Foods had occurred as of December 31, 2012, and the rights of our Named Executive Officers serving as such on December 31, 2012, under the agreements had been triggered, they would have received approximately the following:

Estimated Payments Upon Termination Following a Change in Control

Name	Severance Amount ($)(1)	Early Vesting of Restricted Stock ($)(2)	Early Vesting of Stock Options ($)(3)	Early Vesting of DF Retention Plan ($)(4)	Other ($)(5)	Total ($)
Gregg L. Engles	11,233,000	9,416,072	7,677,574	—	70,000	28,396,646
Kelly J. Haecker	1,822,001	1,217,972	213,473	266,667	70,000	3,590,113
Blaine E. McPeak	3,994,262	2,695,522	565,527	503,750	70,000	7,829,061
Thomas N. Zanetich	2,463,000	1,805,474	417,082	270,000	70,000	5,025,556
Edward F. Fugger	1,442,001	1,027,752	206,463	206,667	70,000	2,952,883

(1)	This amount represents three times or, with respect to Messrs. Haecker and Fugger, two times, the sum of the Named Executive Officer’s (i) base salary in effect at the time of the termination, (ii) target annual incentive payment, and (iii) aggregate matching contributions payable to the Named Executive Officer’s 401(k) account plus the balance of the unvested portion of the 401(k) account and the prorated target incentive payment for 2012.

(2)	This amount represents the payout of all unvested RSUs, or with respect to Messrs. Haecker and Fugger, RSUs expected to vest in the 24 months after December 31, 2012, based on the Dean Foods’ and WhiteWave’s closing stock prices on December 31, 2012 ($16.51 and $15.54, respectively).

(3)	This amount represents the payout of all unvested stock options, or with respect to Messrs. Haecker and Fugger, unvested stock options expected to vest in the 24 months after December 31, 2012 based on Dean Foods’ and WhiteWave’s closing stock prices on December 31, 2012 ($16.51 and $15.54, respectively).

(4)	This amount represents the target payment under the DF Executive Retention Plan.

(5)	This amount represents the value of outplacement services, long-term disability, life insurance, and medical coverage.

Executive Severance Plan. The Dean Foods Executive Severance Plan provides severance benefits to certain designated officers of Dean Foods, including our Named Executive Officers, who are involuntarily terminated, other than for cause (as defined below), or who voluntarily terminate their employment for good reason (as defined below). Under the plan, all of the Named Executive Officers would have been entitled to receive a payment in an amount up to two times the sum of his or her base salary and target bonus, plus a pro rata portion of his target bonus for the fiscal year in which the termination occurs. In addition, participants would have received a cash payment for the in-the-money value of all outstanding and unvested LTI awards that would vest up to 36 months for Mr. Engles, and up to 24 months for our other Named Executive Officers following the date of severance based on the average closing price of Dean Foods’ stock for the 30 days immediately following the date of severance; however, cash-based awards and stock-based awards whose payment is based upon the satisfaction of performance criteria would have been valued based on the measurement of the performance criteria as of the end of the calendar year in which the date of severance occurs, unless otherwise expressly provided in the terms of the award. The participant would have been entitled to payments which may be used to pay COBRA health benefits and to obtain outplacement services. The Dean Foods Executive Severance Plan Administrator may impose certain conditions on a participant’s right to receive benefits under the plan including the execution of a release, non-compete agreement, non-solicitation agreement and/or non-disclosure agreement.

Under the Dean Foods Severance Plan, “cause” means the following: (i) the participant’s conviction of any crime deemed by Dean Foods to make the executive officer’s continued employment untenable, (ii) the participant’s willful and intentional misconduct or negligence that has caused or could reasonably be expected to result in material injury to the business or reputation of Dean Foods, (iii) the participant’s conviction of or plea of guilty or of nolo contendere to a crime constituting a felony, (iv) breach by the participant of any written covenant or agreement with Dean Foods, or (v) the participant’s failure to comply with or breach of the Dean Foods’ “code of conduct” from time to time. “Good reason” means any of the following: (i) any reduction in the amount of the participant’s compensation or significant reduction in benefits not generally applicable to similarly situated employees of Dean Foods, (ii) a material reduction in the scope of the participant’s duties or responsibility, or (iii) the transfer of the participant’s principal place of employment.

In connection with our initial public offering, certain of our Named Executive Officers who participate in the Dean Foods Executive Severance Plan would have been deemed to have experienced a termination other than “for cause” and would have been entitled to terminate employment for “good reason” (as defined under the Dean Foods Executive Severance Plan) due to a material reduction in compensation or scope of duties or relocation and receive severance and other termination benefits under the Dean Foods Executive Severance Plan. However, as a condition of receiving an IPO Grant and their employment at WhiteWave, each of these executive officers and our other affected executive officers waived any right to receive severance or other termination benefits in connection with the assumption of their new duties.

In March 2013, our Compensation Committee approved a WhiteWave executive severance plan that, following the Distribution, provides benefits to our Named Executive Officers that are substantially equivalent to the benefits under the Dean Foods Executive Severance Plan. At the time the WhiteWave executive severance plan became effective, our officers including the Named Executive Officers were no longer entitled to benefits under the Dean Foods Executive Severance Plan.

In the event that the rights of our Named Executive Officers under the Dean Foods Executive Severance Plan had been triggered as of December 31, 2012, absent a change in control they would have received approximately the following:

Estimated Payments Upon a Qualified Termination

Name	Severance Amount ($)(1)	Cash in Lieu of Unvested RSUs ($)(2)	Cash in Lieu of Unvested Stock Options ($)(3)	Other ($)(4)	Total ($)
Gregg L. Engles	8,120,000	10,041,558	9,884,218	50,000	28,095,776
Kelly J. Haecker	1,800,001	1,293,797	275,948	45,000	3,414,746
Blaine E. McPeak	2,811,250	2,090,756	580,513	45,000	5,527,519
Thomas N. Zanetich	1,710,000	1,408,959	423,253	45,000	3,587,212
Edward F. Fugger	1,420,001	1,094,311	267,345	45,000	2,826,657

(1)	This amount represents two times the sum of such Named Executive Officer’s base salary and target bonus, plus a pro rata portion of his target bonus for the fiscal year in which the termination occurs.

(2)	This amount represents the payout of RSUs scheduled to vest in the 36 months (for Mr. Engles) or in the 24 months (for Messrs. Haecker, McPeak, Fugger, and Zanetich) after December 31, 2012 in accordance with the terms of the Dean Foods Executive Severance Plan based on the average of Dean Foods’ and WhiteWave’s closing stock prices for the 30 days following December 31, 2012 ($17.91 and $16.24, respectively).

(3)	This amount represents the payout of stock options scheduled to vest in the 36 months (for Mr. Engles) or in the 24 months (for Messrs. Haecker, McPeak, Fugger, and Zanetich) after December 31, 2012 based on the average of Dean Foods’ and WhiteWave’s closing stock prices for the 30 days following December 31, 2012 ($17.91 and $16.24, respectively).

(4)	This amount represents the value of outplacement services and medical coverage.

WhiteWave Employment Agreements

In connection with our initial public offering, we entered into employment agreements with our U.S.-based executive officers, including all of the Named Executive Officers. Each of these employment agreements has an initial term of three years, and will automatically renew at the end of its then-current term for successive one-year periods, unless and until we or the executive officer provides a notice of non-renewal at least 30 days prior to the expiration of the agreement’s then- current term. The agreements provide that each officer will continue to receive a base salary at a rate at least equal to his base salary as of the date of determination of the initial public offering price and annual STI opportunities under our annual STI plan. Each executive officer is entitled to receive benefits coverage consistent with the eligibility provisions of the applicable plans and perquisites on the same basis as generally made available to Dean Foods’ senior executives. The employment agreements also provide that each officer was to receive an IPO Grant in connection with our initial public offering.

Each of the employment agreements provides that, if we terminate the officer without cause or the officer terminates employment with good reason, the officer will receive the same severance benefits that would have been payable to him under the Dean Foods Executive Severance Plan. However, by entering into the employment agreement, each officer agreed to waive any right under the Dean Foods Executive Severance Plan to terminate employment for good reason due to the change in duties, responsibilities, compensation, or location arising from the transfer of his employment to WhiteWave in connection with our initial public offering. The severance benefits that would be payable are (i) a lump sum payment equal to two times the sum of the officer’s base salary and then-current target STI award; (ii) a prorated STI award for the year of termination, subject in the case of a covered employee under Section 162(m) to the achievement of the applicable performance criteria; (iii) a cash payment equal to the value of all in-the-money equity awards that would have become vested in the ordinary course if the officer would have continued in our employ for two (or three, in the case of Mr. Engles) additional years; and (iv) an aggregate cash payment of $50,000 to assist with the cost of providing such officer with outplacement benefits and to purchase COBRA continuation coverage.

The terms “cause” and “good reason” in the employment agreements generally have the same definitions as under the Dean Foods Executive Severance Plan. In addition, following the Distribution, each of Messrs. Engles, Haecker, McPeak, Fugger, and Zanetich will be deemed to have “good reason” to terminate his employment if we do not provide separation benefits in connection with a change of control that are substantially comparable with the level of separation benefits currently provided under the existing Dean Foods change in control agreements or if we define “good reason” or “cause” in a manner that is materially adverse to such executive as compared to the definitions applicable under the existing Dean Foods agreements. This provision, however, does not require that we incorporate provisions affording incremental payments due to the imposition of the excise tax on so-called “golden parachute” payments.

Each employment agreement also contains several covenants provided by the officer for our benefit. Each officer agreed not to compete with our business or to solicit our employees for hire during his or her employment and during the one-year period following termination of employment. Each officer is also required to maintain the confidentiality of our confidential information and to return all company property upon the cessation of employment.

Prior Employment Agreements with Dean Foods

Gregg L. Engles. Historically, Dean Foods has not maintained an employment agreement with Mr. Engles, although it had entered into a change in control agreement with him, pursuant to which he was eligible for the change in control benefits described under the heading “—Potential Benefits Upon a Change in Control.” This change-in-control agreement was amended in connection with our initial public offering and was subsequently superseded by the change in control agreement that we entered into with Mr. Engles in connection with the Distribution, as described above under the heading “—Executive Officer Severance.” Until the Distribution, Mr. Engles was also eligible for severance benefits under Dean Foods Executive Severance Plan described above under the heading “—Executive Severance Plan.”

Blaine E. McPeak. On October 14, 2009, Dean Foods entered into a letter agreement with Mr. McPeak pursuant to which it appointed him President, WhiteWave effective as of November 1, 2009. Pursuant to this letter agreement, Dean Foods agreed to pay Mr. McPeak an annual salary of $450,000, to be reviewed annually by the DF Compensation Committee, and granted him 3,445 RSUs (which vest over a three-year period) and options to purchase 10,601 shares of Dean Foods’ common stock (which vest over a three-year period). Pursuant to the letter agreement, Mr. McPeak was eligible for benefits under the Dean Foods Executive Severance Plan as described above under the heading “—Executive Severance Plan.” This letter agreement was superseded by the employment agreement entered into with Mr. McPeak in connection with our initial public offering.

Mr. McPeak is also subject to a non-compete agreement, pursuant to which Mr. McPeak agreed he would not compete with Dean Foods or solicit any of its customers or employees, or interfere with its customer relationships, for two years following his termination. In addition, Mr. McPeak agreed to keep Dean Foods’ proprietary information confidential.

Kelly J. Haecker. Dean Foods did not maintain an employment agreement with Mr. Haecker, although it had entered into a change in control agreement with him, which was amended in connection with our initial public offering, pursuant to which he was eligible for the change in control benefits described above under the heading “—Potential Benefits Upon a Change in Control.” Mr. Haecker’s change in control agreement was subsequently superseded by the change in control agreement that we entered into with Mr. Haecker in connection with the Distribution, as described above under the heading “—Executive Officer Severance.” Mr. Haecker was also eligible for severance benefits under Dean Foods’ Executive Severance Plan described above under the heading “—Executive Severance Plan.”

Thomas N. Zanetich. On February 18, 2011, Dean Foods entered into a letter agreement with Mr. Zanetich pursuant to which it appointed him Executive Vice President—Human Resources of Dean Foods effective immediately. Pursuant to this letter agreement, Dean Foods agreed to pay Mr. Zanetich an annual salary of

$420,000, to be reviewed annually by the DF Compensation Committee, and granted him 27,174 shares of restricted stock (which vest over a four-year period), options to purchase 35,849 shares of Dean Foods’ common stock (which vest over a four-year period), and a target performance cash award of $131,250 (which will vest over a 34-month period). Pursuant to the letter agreement, Mr. Zanetich was eligible for benefits under the Dean Foods Executive Severance Plan as described above under the heading “—Executive Severance Plan.” This letter agreement was superseded by the employment agreement entered into with Mr. Zanetich in connection with our initial public offering.

Edward F. Fugger. Dean Foods did not maintain an employment agreement with Mr. Fugger, although it had entered into a change in control agreement with him, which was amended in connection with our initial public offering. Pursuant to his change in control agreement, he is eligible for the change in control benefits described under the heading “—Potential Benefits Upon a Change in Control.” This change-in-control agreement was subsequently superseded by the change in control agreement that we entered into with Mr. Fugger in connection with the Distribution, as described above under the heading “—Executive Officer Severance.” Mr. Fugger was also eligible for severance benefits under Dean Foods’ Executive Severance Plan described above under the heading “—Executive Severance Plan.”

Dean Foods also executed change in control agreements with Messrs. McPeak and Zanetich that provide for certain payments upon a change in control as defined in the agreements and amended such agreements in connection with our initial public offering as set forth under the heading “—Potential Benefits Upon a Change in Control.” These change in control agreements with Messrs. McPeak and Zanetich were subsequently superseded by the change in control agreements WhiteWave entered into with Messrs. McPeak and Zanetich, respectively, in connection with the Distribution.

Description of the 2012 Stock Incentive Plan

In connection with our initial public offering, we adopted the 2012 SIP, the terms of which are summarized below.

General

The purposes of the 2012 SIP are to attract and retain non-employee directors, consultants, executive personnel, and other key employees of outstanding ability, to motivate them by means of performance-related incentives, and to enable them to participate in our growth and financial success. Eligibility to participate in the 2012 SIP is limited to our employees (including officers and directors who are employees), non-employee directors, and consultants, and employees, non-employee directors, and consultants of our subsidiaries.

Prior to the constitution of the Compensation Committee on March 1, 2013, the 2012 SIP was administered by our independent directors within the parameters initially established by Dean Foods and the DF Compensation Committee, except that the IPO Grants were approved by the DF Compensation Committee and our independent directors.

The Compensation Committee will, from time to time, determine the specific persons to whom awards under the 2012 SIP will be granted, the extent of any such awards, and the terms and conditions of each award. The Compensation Committee may delegate this authority, in its discretion, to our Chief Executive Officer or other officers, but may only delegate authority with respect to grants to individuals who are not our executive officers and only to the extent that such delegation is permitted under applicable law. The Compensation Committee or its designee, pursuant to the terms of the 2012 SIP, also will make all other necessary decisions and interpretations under the 2012 SIP.

Under the 2012 SIP, the Compensation Committee may grant awards of various types of equity-based compensation, including stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares and performance units, and other types of equity-based awards.

Only Class A common stock may be awarded under the 2012 SIP. The maximum number of shares of Class A common stock that will be available to be awarded under the 2012 SIP is 20,000,000 shares. The maximum number of shares of Class A common stock that may be issued under the 2012 SIP with respect to incentive stock options is 1,000,000 shares. In addition, no participant may be granted awards of restricted stock, RSUs, performance shares, and performance units covering more than 2,000,000 shares of Class A common stock in any calendar year, and no participant may be granted options and SARs covering more than 2,000,000 shares of Class A common stock in any calendar year. These limits may be modified upon certain corporate events, including recapitalizations, in order to preserve, or prevent the enlargement of, benefits or potential benefits under the 2012 SIP, as may the awards themselves. These limits did not apply with respect to awards that may be made under the 2012 SIP in replacement of then-outstanding awards in respect of Dean Foods common stock outstanding immediately prior to the Distribution. No more than $10,000,000 may be paid to any one participant with respect to cash-based awards made during a calendar year.

Performance Shares and Performance Units; Performance Awards; Performance Criteria

The Compensation Committee may grant awards of performance shares or performance units under the 2012 SIP based upon the achievement of specified performance objectives or the occurrence of other events, such as a change in control, as determined by the Compensation Committee in its discretion. The Compensation Committee has the authority to determine other terms and conditions of the performance shares and performance units, including conditioning payment on the participant’s completing a minimum period of service following the grant date. Participants may not transfer any shares underlying such awards before they vest. The Compensation Committee may also grant performance awards under the 2012 SIP. Performance awards may be payable in cash or in shares of Class A common stock, and may relate to a single-year performance period, such as an annual bonus award, or multi-year periods.

The Compensation Committee may establish performance goals applicable to any award, including performance awards, performance shares, and performance units. When establishing a performance goal, the Compensation Committee will determine the performance period over which performance against the goal will be measured and the amount of cash or number or value of shares of Class A common stock that may be earned based on the level of the performance goal achieved. Additional provisions that relate to the setting of the performance goal, certifying achievement of performance against the goal and the amount earned, and exercising negative discretion to reduce the amount earned and that apply to awards made to executive officers are intended to meet the tax deductibility rules for “performance-based” compensation under Section 162(m) of the Code.

The 2012 SIP provides that the Compensation Committee may base the performance goals upon the relative or comparative attainment of one or more of the following performance criteria (whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies): total shareholder return, stock price, operating earnings or margins, net earnings, earnings per share, EBITDA, net sales, return on equity, income, market share, return on investment, return on capital employed, working capital, return on invested capital, level of expenses, revenue, cash flow, and, in the case of persons who are not executive officers, such other criteria as may be determined by the Compensation Committee. Performance criteria may be established on a company-wide basis or with respect to one or more business units, divisions, or subsidiaries. When establishing performance criteria for a performance period, the Compensation Committee may exclude any or all charges or costs associated with restructurings of our Company or any subsidiary, discontinued operations, other unusual or non-recurring items, the cumulative effects of accounting changes, or such other objective factors as the Compensation Committee deems appropriate.

Unless otherwise determined by the Compensation Committee or provided in an employment or individual severance agreement, if a participant’s service is terminated by reason of death, disability, or retirement during the performance period, but at least one year into the performance period, the participant will be entitled to a distribution of the same number of performance awards or performance shares, as well as the value of performance units (without proration) that would have been payable for the performance period had his service continued until the end of the performance period. If a participant’s service is terminated for any other reason, performance awards, performance shares, and the value of performance units relating to the relevant performance period will be immediately forfeited and cancelled (unless otherwise determined by the Compensation Committee or provided in an employment or individual severance agreement), and, in any event, all such performance awards, performance shares, and the value of performance units will be immediately forfeited and cancelled upon termination of service for cause.

Restricted Stock and RSUs

The Compensation Committee may grant awards of restricted stock and RSUs under the 2012 SIP. Restricted stock and RSUs are forfeitable until they vest, and the participant may not transfer the restricted stock before it vests. Unless otherwise determined by our Compensation Committee, restricted stock and RSUs will vest ratably over three years on each anniversary of the date of grant (subject to the participant’s continued service with us) or upon satisfaction of any additional conditions to vesting, such as the achievement of specified performance objectives or changes in control, as determined by the Compensation Committee in its discretion. RSUs may be settled in cash or shares of Class A common stock. Unless otherwise determined by the Compensation Committee or provided in an award, employment or individual severance agreement, if a participant’s service is terminated by reason of death, disability, or retirement during the restricted period, a pro rata portion of any restricted stock or RSUs held by the participant will vest and no longer be forfeitable based on the number of full calendar months of the participant’s service relative to the number of months in the restricted period at the date of termination. If a participant’s service is terminated for any other reason, any restricted stock or RSUs held by the participant will be immediately forfeited and cancelled (unless otherwise determined by the Compensation Committee or provided in an employment or individual severance agreement), and, in any event, all such restricted stock and RSUs will be immediately forfeited and cancelled upon termination of service for cause.

Stock Options and Stock Appreciation Rights

The Compensation Committee may grant awards of stock options and SARs under the 2012 SIP. The stock options may be either “incentive stock options” (as that term is defined in Section 422 of the Code), which provide the recipient with favorable tax treatment, or options that are not incentive stock options (“non-qualified stock options”). The Compensation Committee has the authority to determine the terms and conditions of the stock options, including the number of shares subject to each stock option and SAR, the exercise price per share, which must be at least the fair market value of a share of our Class A common stock on the date of grant (as determined in accordance with the 2012 SIP), and when the stock option or SAR will become exercisable. Unless otherwise determined by the Compensation Committee, or provided in an award, employment or individual severance agreement, the stock options and SARs will become vested and exercisable in three approximately equal installments on each of the first three anniversaries of the date of grant. Stock options and SARs may also become exercisable upon satisfaction of any additional conditions to vesting, such as the achievement of specified performance objectives or changes in control, as determined by the Compensation Committee in its discretion. The exercise period for any stock options and SARs awarded under the 2012 SIP may not extend beyond ten years from the date of grant.

Stock options and SARs awarded under the 2012 SIP that vest and become exercisable may be exercised in whole or in part. The exercise price of a stock option may be paid either in cash or cash equivalents or, if permitted by the Compensation Committee, with previously acquired shares of our Class A common stock, by means of a brokered cashless exercise, or by a combination of the foregoing, provided that the consideration tendered, valued as of the date tendered, is at least equal to the exercise price for the stock options being exercised. Additionally, options may be “net exercised,” that is, the excess, if any, of the full fair market value of the shares issuable upon exercise of the options being exercised over the exercise price for such shares and the taxes associated with such exercise will be delivered in shares of Class A common stock without any requirement that the participant pay the exercise price.

SARs, are similar to stock options, except that no exercise price is required to be paid. Upon exercise of a SAR, the participant will receive payment equal to the increase in the fair market value of a share of Class A common stock on the date of exercise over the exercise price (fair market value on date of grant) times the number of shares of Class A common stock as to which the SAR is being exercised. The payment will be made in cash or shares of Class A common stock of equivalent value.

Unless otherwise determined by the Compensation Committee or provided for in an award, employment, or individual severance agreement, if a participant’s service is terminated by reason of death or disability, all stock options and SARs held by the participant at the date of termination will vest and become exercisable and will remain exercisable until the earlier of (i) the second anniversary of such termination (or, for incentive stock options, the first anniversary of such termination) or (ii) the expiration date of the option or SAR. If a participant’s service is terminated for any other reason, any stock options held by the participant that have not become vested and exercisable will be immediately cancelled and any stock options and SARs that have become vested and exercisable will remain exercisable for 90 days following such termination. In any event, all stock options and SARs (whether or not then vested and exercisable) will be immediately cancelled upon termination of service for cause.

Other Stock-Based Awards

The 2012 SIP permits the Compensation Committee to grant other forms of stock-based awards with such terms and conditions as the Compensation Committee determines, including provisions relating to the impact of termination of service and a change in control. Such awards may include outright grants of shares of Class A common stock without restriction or awards structured to meet the requirements of non-U.S. law or practice. Such awards may be settled by the issuance of shares of Class A common stock or by a cash payment equal to the value of the shares earned under the award.

Change in Control

Except as otherwise provided in an employment or individual severance agreement or award agreement, upon a change in control (as defined in the 2012 SIP) of our Company, or, with respect to the IPO Grants and if prior to the intended Distribution of our common stock, upon a change in control of Dean Foods, (1) all outstanding stock options and SARs will become immediately vested and exercisable; (2) the restricted period of all outstanding restricted stock and restricted stock units will immediately lapse; and (3) each outstanding performance award, performance share, and performance unit will be cancelled in exchange for at least 100% of the amount earned upon full achievement of applicable performance criteria. In addition, the Compensation Committee may provide that in connection with a change in control:

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each stock option and SAR will be cancelled in exchange for an amount equal to the excess, if any, of the fair market value of our Class A common stock over the exercise price for such option or SAR; and

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each share of restricted stock and each restricted stock unit will be cancelled in exchange for an amount equal to the fair market value of a share of Class A common stock multiplied by the number of shares of Class A common stock covered by such award. All amounts payable as a result of a change in control will be paid in cash or, at the discretion of the Compensation Committee, in shares of stock of any new employer.

If a change in control occurs as a result of a merger, reorganization, consolidation, or sale of all or substantially all of our assets, any participant whose service is involuntarily terminated (other than for cause) on or after the date on which our stockholders approve the transaction giving rise to the change in control will be treated for purposes of the 2012 SIP as continuing service with us until the consummation of the change in control and to have been terminated immediately thereafter.

Amendment and Termination

Our Board of Directors may terminate or suspend the 2012 SIP at any time, and from time to time may amend or modify the 2012 SIP, provided that without the approval by a majority of the votes cast at a duly constituted meeting of stockholders, no amendment or modification to the 2012 SIP may (1) materially increase the benefits accruing to participants under the 2012 SIP, (2) except as a result of an adjustment in capitalization, materially increase the number of shares of stock subject to awards under the 2012 SIP or the number of awards or amount of cash that may be granted to a participant under the 2012 SIP, (3) materially modify the requirements for participation in the 2012 SIP, or (4) materially modify the 2012 SIP in any way that would require stockholder approval under any regulatory requirement that the Compensation Committee determines to be applicable. Consequently, the 2012 SIP cannot be amended to remove the prohibition on re-pricing or to permit the grant of options or SARs at below fair market value exercise prices without stockholder approval. No amendment, modification, or termination of the 2012 SIP shall in any material way adversely affect any award previously granted under the 2012 SIP without the consent of the participant. The 2012 SIP shall continue in effect, unless sooner terminated by the Board of Directors, until August 7, 2022, the tenth anniversary of the date on which the 2012 SIP was adopted by the Board of Directors, at which time no additional awards may be granted after that date.

Certain Relationships and Related Party Transactions

Relationship with Dean Foods Company

Upon completion of this offering, assuming that the underwriters do not exercise their over-allotment option, Dean Foods will own 4,486,956 shares of our Class A common stock and no shares of our Class B common stock, representing approximately 2.6% of the economic interest in our outstanding common stock, less than 1% of the voting power with respect to the election and removal of directors and approximately 2.6% of the voting power with respect to all other matters submitted to a vote of our stockholders. If the underwriters exercise their over-allotment option in full, upon completion of this offering, Dean Foods will not own any of our common stock. In connection with this offering, we, our directors, our executive officers, and Dean Foods have each agreed not to sell any shares of our common stock for 90 days after the date of this prospectus, subject to extension in certain circumstances and subject to certain exceptions, without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

As described above under “Prospectus Summary—The Distribution,” on May 23, 2013, Dean Foods distributed to its stockholders an aggregate of 47,686,000 shares of our Class A common stock and 67,914,000 shares of our Class B common stock as a pro rata dividend on shares of Dean Foods common stock outstanding at the close of business on May 17, 2013, the record date for the Distribution. Effective upon the Distribution, and in accordance with the terms of our amended and restated certificate of incorporation, we reduced the number of votes per share of our Class B common stock with respect to all matters submitted to a vote of our stockholders, other than the election and removal of directors, to one vote per share.

Prior to the Distribution, Dean Foods converted 82,086,000 shares of our Class B common stock into 82,086,000 shares of our Class A common stock in accordance with the terms of our amended and restated certificate of incorporation, 47,686,000 of which were distributed to Dean Foods stockholders in the Distribution. As a result of the Distribution, Dean Foods owns 34,400,000 shares of our Class A Common stock and no shares of our Class B common stock. Dean Foods is required by the terms of the separation and distribution agreement to dispose of any remaining ownership interest in us within three years of the Distribution, or May 23, 2016. See “—Separation and Distribution Agreement.” However, Dean Foods has informed us that it intends to complete the disposition of its remaining ownership interest in us within 18 months of the completion of the Distribution, or November 23, 2014.

Dean Foods has received a private letter ruling from the IRS substantially to the effect that, among other things, the contribution, the Distribution, the debt-for-equity exchange and any additional debt-for-equity exchange completed within 18 months of the completion of the Distribution will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355, 361 and 368(a)(1)(D) of the Code.

Dean Foods has advised us that, following the completion of the debt-for-equity exchange, it intends to dispose of its remaining ownership interest in us, if any, through one or more Tax-Free Dispositions. If pursued, any Tax-Free Disposition or any other disposition would, as is the case with respect to the debt-for-equity exchange, be subject to various conditions, including receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions, and, in the case of any Tax-Free Disposition, the continuing application of Dean Foods’ private letter ruling from the IRS, which provides that such Tax-Free Disposition would be tax-free to Dean Foods and, in the case of a distribution, its stockholders, and the continuing application of an opinion of counsel, together with the ruling, providing that the Distribution was tax-free to Dean Foods and its stockholders. The conditions to any Tax-Free Disposition or other disposition may not be satisfied, Dean Foods may decide not to consummate any Tax-Free Disposition or other disposition even if the conditions are satisfied, or Dean Foods may decide to waive one or more of these conditions and consummate any Tax-Free Disposition or other disposition even if all of the conditions are not satisfied.

In connection with our initial public offering, we entered into certain agreements with Dean Foods to clarify our relationship with Dean Foods. See “Risk Factors—Risks Related to Our Affiliation With Dean Foods.”

Separation Steps

In connection with our initial public offering, we and Dean Foods entered into a separation and distribution agreement, described in more detail below, that provides for, and contains the key terms of, the separation of our business from Dean Foods’ other businesses and the contribution by Dean Foods to us of the capital stock of WWF Operating Company, which, at the time of the contribution, held substantially all of the historical assets and liabilities related to our business. The contribution was effected following the determination of the initial public offering price, and the separation of our business from Dean Foods’ other businesses took effect prior to the completion of our initial public offering. The separation and distribution agreement also contains the key provisions related to our initial public offering, as well as the Distribution, the debt-for-equity exchange and any Tax-Free Disposition or other disposition of our common stock by Dean Foods.

Pursuant to the separation and distribution agreement, we and Dean Foods entered into other agreements that govern various interim and ongoing relationships between us and Dean Foods. These agreements, the material terms of which are summarized below, include:

•	a transition services agreement;

•	a tax matters agreement;

•	a registration rights agreement;

•	an employee matters agreement; and

•	several commercial agreements.

Separation and Distribution Agreement

Separation and Contribution

Overview. The separation and distribution agreement contains many of the key provisions relating to the separation of our business from Dean Foods’ other businesses. The separation and distribution agreement describes generally the assets that, prior to the contribution, were transferred to WWF Operating Company by Dean Foods and those that were transferred to Dean Foods by WWF Operating Company and the liabilities that, prior to the contribution, were assumed by WWF Operating Company from Dean Foods and those that were assumed by Dean Foods from WWF Operating Company, as well as the non-cash settlement, prior to the contribution, of intercompany accounts receivable and accounts payable balances between WWF Operating Company and Dean Foods. Following these asset transfers and assumptions of liabilities, WWF Operating Company owned substantially all of the assets, rights, and properties that were used or held for use by Dean Foods or by WWF Operating Company primarily in the business and operations that comprised Dean Foods’ WhiteWave-Alpro segment, including any terminated, divested, or discontinued businesses that related primarily to that segment (collectively, the “WhiteWave Business”), and became responsible for all liabilities and obligations to the extent arising out of or relating to the WhiteWave Business. The separation and distribution agreement also describes when and how the contribution of the shares of WWF Operating Company capital stock to us occurred.

Further assurances. The separation and distribution agreement provides that we and Dean Foods will cooperate with each other to effect any transfers of assets that were not completed by the date on which the contribution occurred as promptly following that date as is practicable. Until these transfers can be completed, the separation and distribution agreement provides that, to the extent reasonably possible, a party intending to transfer any such assets will pass on to the intended transferee of those assets the benefits derived from those assets as if the transfers had occurred as contemplated prior to the contribution and the intended transferee will perform, on behalf of the intended transferor, any obligations it has with respect to those assets. As a general matter, any reasonable out-of-pocket expenses or fees paid by a party in connection with providing this cooperation will be reimbursed by the party requesting that cooperation.

The Distribution and Other Dispositions by Dean Foods

Overview. The separation and distribution agreement also governed the rights and obligations of Dean Foods and our Company regarding the Distribution and governs the rights and obligations of Dean Foods and our Company regarding the debt-for-equity exchange and any Tax-Free Disposition or other future disposition of our common stock by Dean Foods. Dean Foods has informed us that it intends to complete the disposition of its remaining ownership interest in us within 18 months of the completion of the Distribution, but it is not obligated to dispose of its interest in our Company until the third anniversary of the Distribution. Consequently, we cannot assure you as to when the debt-for-equity exchange, a Tax-Free Disposition or other disposition will occur.

Conditions to a Distribution. The separation and distribution agreement provides that the Distribution was subject to several conditions that were satisfied, including:

•	the receipt of any government approvals and material consents necessary to consummate the Distribution;

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the receipt by Dean Foods and the continued application of, at its option and in its sole and absolute discretion, a ruling by the IRS and/or an opinion from its tax counsel that the contribution, Distribution and any debt-for-equity exchange, taken together, will qualify as a reorganization pursuant to which no gain or loss will be recognized by Dean Foods or its stockholders for U.S. federal income tax purposes under Sections 355, 361 and 368(a)(1)(D) and related provisions of the Code;

•	the absence of any order, injunction, decree, or regulation of any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution;

•	Dean Foods’ compliance, after giving effect to the Distribution on a pro forma basis, with all of the terms and conditions of the Dean Foods senior secured credit facility; and

•	the receipt by Dean Foods of such opinions from its financial advisor as the board of directors of Dean Foods may require.

Pursuant to the separation and distribution agreement, we were required to cooperate with Dean Foods to accomplish the Distribution and, at the direction of Dean Foods, to promptly take any and all actions necessary or desirable to effect the Distribution.

Debt-for-equity exchanges. Under the separation and distribution agreement, Dean Foods is entitled to effect one or more debt-for-equity exchanges, including the debt-for-equity exchange described in this prospectus. We are obligated to assist Dean Foods, to the extent Dean Foods reasonably requests our assistance, in connection with any debt-for-equity exchange, including assisting Dean Foods in making all filings with, and obtaining all consents of, any governmental authority reasonably requested by Dean Foods in order to consummate any debt-for-equity exchange and executing and delivering any agreement entered into between Dean Foods and any third-party lenders for the exchange by such lenders of indebtedness for shares of our Class A common stock, in a form reasonably acceptable to us and Dean Foods. To the extent a debt-for-equity exchange is structured as a private exchange that is not required to be registered under the Securities Act, we will be obligated to enter into a registration rights agreement with those lenders on terms and conditions reasonably satisfactory to us.

Other dispositions and related matters. Dean Foods has agreed to:

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dispose of its remaining ownership interest in us through one or more debt-for-equity exchanges or other dispositions, in each case in accordance with the private letter ruling or related supplemental ruling received by Dean Foods, any related ruling or supplemental ruling documents, any related opinion of tax counsel, and applicable securities laws;

•	consult in advance with us regarding the terms, structure, and legal documents relating to the debt-for-equity exchange or other disposition; and

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obtain our prior consent to any documentation relating to the Distribution, any debt-for-equity exchange, or other disposition to which we are a party or pursuant to which we will have any potential liability (other than any de minimis liability), which consent we may not unreasonably withhold, condition, or delay.

In addition, following the Distribution, Dean Foods must dispose of, or cause the disposition of, all of the remaining shares of WhiteWave common stock owned by any Dean Foods Entity within three years of the date of the Distribution, and until such time as the Dean Foods Entities, in the aggregate, own 7.5% or less of the then-outstanding shares of WhiteWave common stock, must effect such disposition only:

•	in a distribution to Dean Foods stockholders;

•	in a debt-for-equity exchange;

•	in an underwritten public offering;

•	in open-market transactions in accordance with Rule 144 of the Securities Act (“Rule 144”);

•	in a transfer to Dean Foods or a Dean Foods subsidiary; or

•	otherwise with our prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

Right not to complete the debt-for-equity exchange or other dispositions; waiver of conditions. Subject to its obligation to dispose of its remaining ownership interest in us within three years of the date of the Distribution, Dean Foods has the right not to complete the debt-for-equity exchange or any Tax-Free Disposition or other disposition for any or no reason.

Covenants

Prior to the Distribution, and for so long as Dean Foods beneficially owned at least 50% of the total voting power of our outstanding capital stock entitled to vote in the election of our Board of Directors, we were subject to certain covenants, including that we would not (without Dean Foods’ prior written consent):

•	take any action that would have limited the ability of Dean Foods to transfer its shares of our common stock or have limited the rights of any transferee of Dean Foods as a holder of our common stock;

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issue any shares of our capital stock or any rights, warrants, or options to acquire our common stock if this would cause Dean Foods to own less than 50% of the total voting power of our outstanding capital stock entitled to vote in the election of our Board of Directors; or

•	take any actions that could have reasonably resulted in Dean Foods being in breach of or in default under any contract or agreement.

The separation and distribution agreement also provides that, prior to the Distribution:

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we would not, without the prior written consent of the Executive Committee of the Dean Foods board of directors, incur any indebtedness, other than pursuant to the senior secured credit facilities that we have entered into in connection with the related financing transactions and other indebtedness identified in the separation and distribution agreement, amend our senior secured credit facilities, or fail to comply in any material respect with all of the terms and conditions of our senior secured credit facilities; and

•	we would cause Dean Foods to be released from various guarantees, security deposits, pledges, letters of credit, and other security obligations related to the WhiteWave Business.

Access to Financial Information; Auditors and Audits; Annual Statements and Accounting

Prior to the Distribution, we were subject to certain additional covenants for so long as Dean Foods was required to consolidate our results of operations and financial position for financial reporting purposes. Specifically, we agreed that we would:

•	maintain disclosure controls and procedures and internal control over financial reporting as defined in the Exchange Act;

•	maintain a fiscal year that commences and ends on the same dates on which Dean Foods’ fiscal year commences and ends;

•	for each monthly accounting period, use our commercially reasonable efforts to comply with Dean Foods’ financial reporting timeline;

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furnish to Dean Foods drafts of our quarterly and annual consolidated financial statements and SEC filings prior to their filing with the SEC and, in accordance with Dean Foods’ budgeting timeline, copies of our annual and other budgets and financial projections;

•	consult with Dean Foods regarding the timing of our annual and quarterly earnings releases and any interim financial guidance;

•	deliver to Dean Foods such other financial and other information that it reasonably requests with respect to our business, properties, financial position, results of operations, and prospects;

•	ensure that information we provide to Dean Foods or file with the SEC is consistent with Dean Foods’ accounting policies and practices;

•	cooperate with Dean Foods and use commercially reasonable efforts to cause our auditors to cooperate with Dean Foods in the preparation of Dean Foods’ earnings or other press releases and SEC filings;

•	not change our independent auditors without Dean Foods’ prior written consent, unless determined advisable by our Audit Committee or otherwise required by law;

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use our commercially reasonable efforts to enable our independent auditors to complete their audit of our financial statements in a timely manner to permit the timely preparation, printing, filing, and public dissemination of Dean Foods’ annual financial statements;

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use our commercially reasonable efforts to provide Dean Foods, on a timely basis, all information that Dean Foods reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of its annual and quarterly financial statements;

•	authorize Dean Foods’ access to our auditors;

•	provide Dean Foods’ internal auditors access to our book and records;

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notify and consult with Dean Foods regarding any changes to our accounting principles and estimates used in the preparation of our financial statements, not make any such change without Dean Foods’ prior written consent if such change would be required to be disclosed in Dean Foods’ filings with the SEC, and, if Dean Foods changes any of its accounting principles or estimates, consider in good faith any changes to our accounting principles and estimates requested by Dean Foods to make our accounting principles and estimates consistent with those of Dean Foods; and

•	notify Dean Foods of any deficiencies in, or violations of law in connection with, our internal control over financial reporting.

We also agreed that, for so long as Dean Foods is required to account for us using the equity method of accounting, we will:

•	maintain in effect at our cost and expense adequate systems and controls to the extent necessary to enable Dean Foods to satisfy its reporting, accounting, audit, and other obligations; and

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provide to Dean Foods (in such form as we retain such information for our own use) all financial and other data and information as Dean Foods reasonably determines necessary or advisable in order to prepare its financial statements and reports or filings with any governmental authority.

Following the Distribution, Dean Foods accounts for us using the fair value method of accounting for available-for-sale securities in accordance with ASC Topic 320.

Access to Information; Confidentiality

Under the separation and distribution agreement, for a specified period following the contribution, we and Dean Foods will give each other access to any information within each other’s possession that the requesting party reasonably needs to comply with requirements imposed on the requesting party by a governmental authority, for use in any proceeding, or to satisfy audit, accounting, tax, or similar requirements, or to obtain insurance, or to comply with its obligations under the separation and distribution agreement or any ancillary agreement, subject to confidentiality and other restrictions. We will retain certain information owned by us or in our possession relating to our business in accordance with a record retention policy at least as stringent as Dean Foods’ record retention policy and, if we intend to destroy this information prior to the end of the retention period required by that retention policy, we must give Dean Foods the opportunity to take possession of the information at our own cost. We and Dean Foods will hold in strict confidence all proprietary information concerning or belonging to the other party for a five-year period after the contribution, unless legally required to disclose such proprietary information. We and Dean Foods will use commercially reasonable efforts to make available upon request our respective past and present directors, officers, other employees, and representatives to the extent reasonably required as witnesses in any legal, administrative, or other proceedings in which the other party may become involved. Each party providing access to information or witnesses under the separation and distribution agreement will be entitled to reimbursement for its reasonable, out-of-pocket costs and expenses.

Indemnification

Under the separation and distribution agreement, we will indemnify Dean Foods from all losses suffered by Dean Foods or its representatives or affiliates arising out of or resulting from any of the following:

•	our failure to pay, perform, or otherwise properly discharge the liabilities related to the WhiteWave Business;

•	the WhiteWave Business;

•	our breach of any of the terms of the separation and distribution agreement or any of the other agreements between Dean Foods and us; and

•

any untrue statement of a material fact or material omission in the prospectus for our initial public offering or any similar documents relating to our initial public offering, or the transactions contemplated by the separation and distribution agreement, including the offering of shares of Class A common stock pursuant to this prospectus, except to the extent that the misstatement or omission is part of any disclosure that relates exclusively to Dean Foods or the Distribution.

Dean Foods will indemnify us for all losses suffered by us arising out of or resulting from any of the following:

•	Dean Foods’ failure to pay, perform or otherwise properly discharge the liabilities related to its businesses other than the WhiteWave Business;

•	Dean Foods’ businesses other than the WhiteWave Business;

•	Dean Foods’ breach of any of the terms of the separation and distribution agreement or any of the other agreements between Dean Foods and us; and

•

any untrue statement of a material fact or material omission in the prospectus for our initial public offering or any similar documents relating to our initial public offering or the transactions contemplated by the separation and distribution agreement, including the offering of shares of Class A common stock pursuant to this prospectus, to the extent that the misstatement or omission is part of any disclosure that relates exclusively to Dean Foods or the Distribution.

All indemnification amounts will be reduced by any insurance proceeds and other offsetting amounts recovered by the party entitled to indemnification, and no party will be liable to any other party for any special, incidental, indirect, collateral, consequential, or punitive damages or lost profits other than as reimbursement for such damages or lost profits paid to an unrelated party.

If indemnification is judicially determined to be unavailable to an indemnified party with respect to any damages, then the indemnifying party will be obligated to contribute to the amount paid by the indemnified party with respect to such damages in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party.

We and Dean Foods have released each other from all pre-contribution claims that we may have against each other, except for claims that expressly survive the contribution pursuant to the separation and distribution agreement.

No Representations and Warranties

Pursuant to the separation and distribution agreement, neither party has made any representations or warranties regarding the assets conveyed by it or any other matters relating to its business or liabilities. All assets transferred under the separation and distribution agreement were transferred on an “as is, where is” basis, which means the recipient of the assets took the assets in the same condition that they were in when they were owned by the transferor. For example, we have no recourse against Dean Foods if the assets transferred to us are not sufficient to operate our business, if the condition or quality is other than as we expected, or if there is a defect in title that prevents us from taking good title to any such asset.

Termination

The separation and distribution agreement may be terminated by the mutual consent of Dean Foods and us.

Expenses

In general, Dean Foods was responsible for all fees, costs, and expenses incurred by Dean Foods or us, prior to completion of our initial public offering, in connection with the transactions contemplated by the separation and distribution agreement and, following completion of our initial public offering, we and Dean Foods are each responsible for our own fees, costs, and expenses incurred in connection with the transactions contemplated by the separation and distribution agreement; however, we agreed to pay the underwriting discount in connection with our initial public offering and all fees, costs and expenses incurred in connection with the senior secured credit facilities that we entered into in connection with the related financing transactions. In connection with this offering, we will be responsible for all fees, costs, and expenses incurred by Dean Foods or us, including the expenses of the registration of the shares of Class A common stock offered pursuant to this prospectus, except for any fees, disbursements, and expenses of Dean Foods’ counsel and accountants incurred by it pursuant to the registration rights agreement with Dean Foods.

Insurance Matters

Prior to the Distribution, Dean Foods agreed to allow us to participate in its directors’ and officers’ insurance program and, subject to insurance market conditions and other factors beyond Dean Foods’ control, to maintain for our Company and our subsidiaries other policies of insurance that are comparable to those maintained generally for Dean Foods and its current and former wholly-owned subsidiaries. We agreed to reimburse Dean Foods for all costs and expenses incurred by it in connection with providing insurance coverage to our Company and our subsidiaries in accordance with Dean Foods’ practice with respect to our business as of the contribution date, and we also agreed to reimburse Dean Foods for any incremental costs or expenses incurred by it that are attributable to us as a result of any changes to insurance policies that relate to us.

Conduct of Business

In addition to the restrictions that have been imposed on us pursuant to the tax matters agreement, subject to certain exceptions, we were prohibited, without Dean Foods’ prior consent, prior to the date of the Distribution, from acquiring certain other businesses or assets, disposing of certain of our own assets (other than in the ordinary course of business), or acquiring certain equity interests in, or loaning any funds to, third parties.

Voting Proxy

Following the Distribution, Dean Foods granted an irrevocable proxy, to us or our designees to vote, with respect to any matter as to which a holder of Class A common stock is entitled to vote, any shares of our Class A common stock then held by any Dean Foods Entity:

•

in the case of a proposal submitted for the approval of stockholders of WhiteWave by the affirmative vote of a majority of the votes cast by the holders of the Class A common stock and the affirmative vote of a majority of the votes cast by the holders of the Class B common stock voting as separate classes, in proportion to the votes cast by the other holders of WhiteWave Class A common stock; and

•

in the case of a proposal submitted for the approval of the stockholders of WhiteWave by the affirmative vote of a majority of the votes cast by the holders of the Class A common stock and Class B common stock voting together as a single class, in proportion to the votes cast by the other holders of WhiteWave Class A common stock and WhiteWave Class B common stock, taken as a whole.

The purpose and effect of the irrevocable voting proxy is to ensure that, from and after the Distribution, Dean Foods and the other Dean Foods Entities have no ability to influence the outcome of any matter as to which a holder of Class A common stock is entitled to vote, including any proposal to convert the then-outstanding Class B common stock into Class A common stock. Dean Foods has granted the voting proxy because of requirements imposed by the IRS with respect to the conversion of Class B common stock into Class A common stock following a Distribution.

This proxy will be automatically revoked as to any such shares of our Class A common stock upon the transfer of such shares by a Dean Foods Entity to a third party.

On June 10, 2013, we announced that our Board of Directors has established a record date of August 16, 2013 and a meeting date of September 24, 2013 for a special meeting of our stockholders to consider and vote upon a proposal to approve the conversion of all outstanding shares of our Class B common stock into shares of our Class A common stock. In accordance with our amended and restated certificate of incorporation, our Board of Directors has determined that the holders of our Class A common stock and the holders of our Class B common stock entitled to vote at the special meeting will vote on such proposal together, as a single class. The private letter ruling from the IRS discussed above indicates that such single-class vote will not affect the tax-free treatment of the Distribution or any debt-for-equity exchange. This proposal will be considered approved upon the affirmative vote of a majority of the votes cast by the holders of all of the shares of common stock present or represented at the meeting. Such conversion will be effective on the close of business on the date on which such proposal is approved by our stockholders.

The separation and distribution agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Transition Services Agreement

We have entered into a transition services agreement with Dean Foods under which we are providing marketing, R&D, and other transitional services to Dean Foods, and Dean Foods is providing certain transitional services to us, including supply chain, information technology, human resources, payroll, and risk management.

Dean Foods and we have agreed to perform the transitional services in the same manner and with the same skill and care that the providing party uses in servicing its own business. Both Dean Foods and we may engage third parties to provide services covered by the transition services agreement. Each party providing a service under the transition services agreement is fully responsible for its obligations under the transition services agreement and is solely responsible for payments due to any third parties.

Neither party providing a service under the transition services agreement is obligated to perform any service in a volume or quantity that exceeds, on an annualized basis, 110% of the historical volumes or quantities of that service performed by it for the business of the recipient party during the portion of calendar year 2012 prior to the effective date of the transition services agreement, without reference to the transactions contemplated by the separation and distribution agreement, and neither party is required to prioritize or otherwise favor the recipient party over any third parties or any of the providing party’s business operations. Each party is required to use commercially reasonable efforts to assist and cooperate with the other party in the timely and orderly performance of services under the transition services agreement and, at the recipient party’s expense, use good faith and commercially reasonable efforts to obtain any third-party consents, licenses, or approvals that are required for the performance of services.

The services provided under the transition services agreement are provided without representation or warranty of any kind. The provider of any service will have no liability with respect to furnishing such service except to the extent resulting from the provider’s gross negligence or willful misconduct. In no event will either party be liable for any punitive, consequential, special, indirect, or incidental damages arising from or relating to the transition services agreement, and in no event will the provider’s liability with respect to its furnishing of services exceed the aggregate amount of fees paid to the provider under the transition services agreement.

The transition services agreement will terminate upon the termination of the last remaining service then provided and may be terminated earlier by the mutual written agreement of the parties, by either party in the case of a material breach by the other party of the terms of the transition services agreement that remains uncured for a period of 30 days after written notice of such breach is delivered to the breaching party, by either party if the other party becomes insolvent or makes an assignment for the benefit of creditors or is placed in receivership, reorganization, liquidation or bankruptcy or by us or Dean Foods (as applicable) if the ownership or control of the other party becomes vested in a competitor of us or Dean Foods (as applicable).

Under the transition services agreement, each party is obligated to maintain the confidentiality of confidential information of the other party for five years following the termination of the transition services agreement, subject to certain exceptions. Any intellectual property rights used by a party in the provision of services under the transition services agreement and any derivative works of or improvements on those intellectual property rights will remain the property of the party providing the service, unless those derivative works or improvements are specifically created for the recipient party as specifically and expressly agreed in writing by the parties.

Under the transition services agreement, during the initial term of any service, the provider of the service generally will charge the recipient party the providing party’s cost of providing that service plus reasonable fees and expenses paid to third parties in connection with the performance of such service. The recipient party will be responsible for any sales, use, excise, service, or similar taxes imposed on the provision of the services. All late payments will bear annualized interest at the prime rate plus 1.5% from the date such payments are due to the date of payment. If the party receiving a service requests that the term of the service be extended beyond its initial term, the fee charged during the extension term to the party receiving the service by the party providing that service will be as mutually agreed in writing by Dean Foods and us.

The payments that we make to Dean Foods pursuant to the transition services agreement are not necessarily indicative of, and it is not practical for us to estimate, the level of expenses we might incur in procuring these services from alternative sources. See “Risk Factors—Risks Related to our Affiliation with Dean Foods—Our ability to operate our business effectively may suffer if we do not, quickly and cost effectively, establish our own financial, administrative, and other support functions, and we cannot assure you that the transitional services Dean Foods has agreed to provide us will be sufficient for our needs.”

As of March 31, 2013, Dean Foods has charged us $14.9 million and we have charged Dean Foods $4.3 million for services rendered under the transition services agreement since its effective date. The transition services agreement and the amendments thereto are filed as exhibits to the registration statement of which this prospectus forms a part.

Tax Matters Agreement

Allocation of Taxes

In connection with our initial public offering, Dean Foods and we entered into a tax matters agreement. On May 1, 2013, Dean Foods and we amended and restated such agreement and references herein to the tax matters agreement are to such amended and restated agreement. The tax matters agreement governs the respective rights, responsibilities, and obligations of Dean Foods and us after our initial public offering with respect to tax liabilities and benefits, tax attributes, tax contests, and other matters regarding income taxes, non-income taxes, and related tax returns.

In general, under the tax matters agreement:

•

Dean Foods is responsible for any U.S. federal income taxes of the affiliated group for U.S. federal income tax purposes of which Dean Foods is the common parent. However, for tax periods, or portions thereof, beginning after October 25, 2012 in which we or one of our subsidiaries are included in such a group, we are responsible for our portion of such income tax liability (with certain technical adjustments) as if we and our subsidiaries had filed a separate tax return that included only us and our subsidiaries for that period.

•

Dean Foods is responsible for any U.S. state or local income taxes reportable on a consolidated, combined or unitary return that includes Dean Foods or one of its subsidiaries, on the one hand, and us or one of our subsidiaries, on the other hand. For tax periods, or portions thereof, beginning after October 25, 2012 in which we or one of our subsidiaries are included in such a group, we are responsible for our portion of such income tax liability (with certain technical adjustments) as if we and our subsidiaries had filed a separate tax return that included only us and our subsidiaries for that period.

•

Dean Foods is responsible for any U.S. state or local income taxes reportable on returns that include only Dean Foods Entities, and we are responsible for any U.S. state or local income taxes filed on returns that include only us and our subsidiaries.

•	Dean Foods is responsible for any non-U.S. income taxes of Dean Foods Entities, and we are responsible for any foreign income taxes of us and our subsidiaries.

•	Dean Foods and we are each responsible for any non-income taxes attributable to our respective businesses for all periods.

Dean Foods is primarily responsible for preparing and filing any tax return with respect to the Dean Foods affiliated group for U.S. federal income tax purposes and with respect to any consolidated, combined or unitary group for U.S. state or local income tax purposes that includes Dean Foods or any of its subsidiaries (and us or one of our subsidiaries); provided, however, that we have the opportunity to review and comment on such returns to the extent they relate to us or one of our subsidiaries. Under the tax matters agreement, we generally are responsible for preparing and filing any tax returns that include only us and our subsidiaries.

We generally have exclusive authority to control tax contests with respect to tax returns that include only us and our subsidiaries. Dean Foods generally has exclusive authority to control tax contests related to any tax returns of the Dean Foods affiliated group for U.S. federal income tax purposes and with respect to any consolidated, combined, or unitary group for U.S. state or local income tax purposes that includes Dean Foods or any of its subsidiaries (and us or one of our subsidiaries); provided, however, that we have the right to participate, at our own expense, in a tax contest with respect to taxes which is reasonably likely to result in our being liable for taxes to Dean Foods and Dean Foods shall not settle any such tax consent without our prior written consent, which is not to be unreasonably, withheld, conditioned, or delayed.

The tax matters agreement also assigns to us certain responsibilities for administrative matters, such as requiring us to retain records, cooperate, and share information with respect to taxes.

To the extent that there is an adjustment to any federal, state, or local taxes for any tax period in which we or one of our subsidiaries is included in a consolidated, combined, or unitary group with Dean Foods, Dean Foods will pay us (or we will pay Dean Foods) an amount such that, after such payment is made, we will have been responsible only for our portion of taxes for that period as if we and our subsidiaries had filed a separate tax return that included only us and our subsidiaries. To the extent we or one of our subsidiaries on the one hand, or Dean Foods or one of its subsidiaries, on the other hand, is responsible for taxes for a pre-Distribution period (other than taxes arising from the Distribution), either as a result of an assessment by a taxing authority or the operation of the tax matters agreement, and such taxes are in fact attributable to the other party’s business or assets, then we and Dean Foods have agreed to cooperate in good faith to allocate the assessed taxes appropriately between us (and our subsidiaries) and Dean Foods (and its subsidiaries).

Although each member of a consolidated group is generally severally liable for the U.S. federal income tax liability of each other member of the consolidated group for any year in which it is a member of the group at any time during such year, Dean Foods has agreed to indemnify us for any liability not discharged by any other member of the Dean Foods consolidated group for any taxable years during which we or one of our subsidiaries was a member of the consolidated group.

As a result of the Distribution on May 23, 2013, we are no longer a member of the Dean Foods affiliated group for U.S. federal income tax purposes and therefore, under the tax matters agreement, we are responsible for filing U.S. federal income tax returns and other tax returns for us and our subsidiaries for tax periods beginning on or after May 23, 2013 and paying all federal income taxes and other taxes for such periods.

Preservation of the Tax-free Status of the Contribution, Distribution, the Debt-For-Equity Exchange and any Tax-Free Disposition

Dean Foods and we intend the contribution, the Distribution, the debt-for-equity exchange and any additional debt-for-equity exchange completed within 18 months of the completion of the Distribution, taken together, to qualify as a reorganization pursuant to which no gain or loss is recognized by Dean Foods or its stockholders for U.S. federal income tax purposes under Sections 355, 361 and 368(a)(1)(D) and related provisions of the Code. Dean Foods has received a private letter ruling from the IRS to such effect. However, because there are certain legal issues in such reorganizations on which the IRS refuses to issue rulings, Dean Foods has supplemented its private letter ruling from the IRS with an opinion from its outside tax advisors on those issues. To obtain the private letter ruling and an opinion of counsel, we were required to make certain representations regarding our Company and our business, and Dean Foods was required to make certain representations regarding it and its business.

We have also agreed to certain restrictions that are intended to preserve the tax-free status of the contribution, Distribution, the debt-for-equity exchange, and any Tax-Free Disposition. We may take certain actions otherwise prohibited by these covenants if (1) a private letter ruling from the IRS provides that the prohibited action will not affect the tax-free status of the Distribution, (2) we have received an opinion from our tax advisors acceptable to Dean Foods in its reasonable discretion that the prohibited action will not affect the tax-free status of the Distribution or (3) Dean Foods has consented to our taking the prohibited action. These covenants include restrictions on:

•	the issuance, sale, redemption, or repurchase of stock or other securities (including securities convertible into our stock but excluding certain compensatory arrangements);

•	the sale of all or substantially all of the assets of us or one of our subsidiaries;

•	the liquidation or merger of us or one of our subsidiaries;

•	our participation in any acquisition of our stock that would result in any shareholder owning 5% or more of our stock; and

•	the cessation, transfer, or disposition of our active trade or business, as determined under Section 355 of the Code.

We generally have agreed to indemnify Dean Foods and its affiliates against any and all taxes incurred by them relating to the contribution, the Distribution, the debt-for-equity exchange, and any Tax-Free Disposition failing to be tax-free to the extent such taxes are caused by our actions or acquisitions of our stock or assets by any person other than Dean Foods or its affiliates. If we were to become liable under this indemnity, it would result in a significant liability to us as such taxes would likely be substantial. This indemnification will apply even if we obtain a private letter ruling from the IRS or an opinion from our tax advisors or if Dean Foods has permitted us to take an action that would otherwise have been prohibited under the tax-related covenants as described above.

The tax matters agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement with Dean Foods pursuant to which we granted Dean Foods registration rights with respect to the shares of Class A common stock that have been issued upon conversion of shares of our Class B common stock and Dean Foods may transfer these rights to any Dean Foods Entity, or, in connection with a debt-for-equity exchange, to a third-party lender. See “Description of Capital Stock—Common Stock—Conversion of Our Common Stock.”

Demand Registration Rights

The registration rights agreement provides that, after completion of our initial public offering, Dean Foods and its transferees have the right to require us to use our commercially reasonable efforts to effect an unlimited number of registrations of Class A common stock; however, we will not be obligated to effect any registration unless it covers shares of Class A common stock with an aggregate fair market value of at least $75 million. In connection with the debt-for-equity exchange described in this prospectus, Dean Foods delivered to us a demand letter to register the shares of Class A common stock to be sold to the debt-for-equity exchange parties in connection with this offering.

We will be required to pay the registration expenses in connection with each demand registration (other than any underwriting discounts and commissions; the fees, disbursements, and expenses of the selling stockholders’ counsel and accountants; and any NYSE listing fees). We may decline to honor any of these demand registrations if we have effected a registration within the preceding 90 days. In addition, if our general counsel determines, and our board confirms, that in the good faith judgment of our general counsel, filing a registration statement would be significantly disadvantageous to us (because of the existence of, or in anticipation of, any acquisition, divestiture, or financing activity, or the unavailability for reasons beyond our reasonable control of any required financial statements, or any other event or condition of similar significance), we are entitled to delay filing such registration statement until the earlier of 15 business days after the disadvantageous condition no longer exists or 75 days after we make such determination.

Piggyback Registration Rights

In addition to our obligations with respect to demand registrations, if we propose to register any of our securities, other than a registration (1) on Form S-8 or Form S-4, (2) relating to equity securities in connection with employee benefit plans, or (3) in connection with an acquisition of or an investment in another entity by us, we will give each stockholder party to the registration rights agreement the right to participate in such registration. We will be required to pay the registration expenses in connection with each of these registrations (other than any underwriting discounts and commissions and the fees, disbursements, and expenses of the selling stockholders’ counsel and accountants). If the managing underwriters in a piggyback registration advise us that the number of securities offered to the public needs to be reduced, first priority for inclusion in the piggyback registration will be given to us and then (1) for the first 18 months after the Distribution, then pro rata to Dean Foods and certain of its permitted transferees, and then pro rata to the other piggybacking holders and (2) thereafter, to the Company and then to all piggybacking holders on a pro rata basis.

Holdback Agreements

If any registration of Class A common stock is in connection with an underwritten public offering, each holder of unregistered Class A common stock party to the registration rights agreement will agree not to effect any public sale or distribution of any Class A common stock during the seven days prior to, and during the 90-day period beginning on, the effective date of such registration statement.

The registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Employee Matters Agreement

In anticipation of our initial public offering, we entered into an employee matters agreement with Dean Foods and the WWF Operating Company that addresses the treatment of employees and former employees with respect to their participation in employee benefit plans that existed before our initial public offering, or that we established before the Distribution, as well as certain human resources matters relating to employee programs and labor contracts. The primary purpose of the employee matters agreement was to address the issues that may arise with regard to the provision of benefits and certain compensation to the employees of our Company and Dean Foods in connection with their separation into two stand-alone public companies.

The employee matters agreement addresses the employment and employee benefits of current, former, and retired employees whose principal services were or are rendered to us. The employees matters agreement applies to both those employees who are unionized or have works council representation and those who are non-unionized or have no such representation.

Pursuant to the terms of the employee matters agreement, except with respect to former employees of Dean Foods, including Mr. Engles and certain other of our Named Executive Officers, whose employment was transferred to us immediately prior to the completion of our initial public offering, our initial public offering had no immediate effect upon the employment of, or the employee benefit plans and policies made available to, persons who were or who became, by reason of our initial public offering, our employees. As is separately described under the heading, “Executive Compensation—Agreements with our Named Executive Officers,” our Named Executive Officers entered into employment agreements with us that took take effect upon completion of our initial public offering. Immediately following completion of our initial public offering, our employees, including our Named Executive Officers and our U.S.-based employees covered by collective bargaining agreements, generally continued to participate in the benefits programs of Dean Foods (other than Dean Foods’ short- and long-term incentive compensation plans) to the same extent as they did prior to the completion of our initial public offering. See “Executive Compensation” for additional information about material Dean Foods compensation programs.

However, effective upon the Distribution, the employee matters agreement provides that our workforce would commence participation in employee benefit plans established and sponsored by us, which generally provide substantially comparable benefits to those benefits provided to these employees before the Distribution. In furtherance of establishing the terms of our substantially comparable benefits program, the employee matters agreement also contains certain specific information relating to service recognition under our plans; recognition of co-pays, deductibles, and out-of-pocket maximums under our welfare benefit plans; and other material terms and conditions of our employee benefit plans.

The employee matters agreement also addresses the participation of our employees in both our non-qualified and qualified retirement plans, including the transfer of account balances of our employees held under Dean Foods’ 401(k) plan to substantially similar plans that we have established, effective as of the effective time of the Distribution. We will be responsible for the liabilities accrued under the Dean Foods Deferred Compensation Plan and SERP related to our employees, including those employees transferred from employment with Dean Foods, and will receive from Dean Foods certain assets having a value that reflects an allocable share of the reserves established by Dean Foods in respect to the aggregate liabilities under such plans. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Deferred Compensation Plan” for a description of these non-qualified retirement programs. Furthermore, the employee matters agreement provides that we will not establish, or become obligated to maintain or contribute to, any defined benefit pension plans in connection with the separation. Instead, to the extent that any of our employees had an accrued benefit under any existing Dean Foods defined benefit pension plan that is not a multiemployer plan, the obligations in respect of such plan would remain at Dean Foods and would not be transferred to us in connection with the Distribution. However, for employees covered by collective bargaining agreements, we agreed to take all such actions, if any, as are required to comply with the terms and conditions of the applicable collective bargaining agreement. We have assumed any liabilities associated with any multiemployer plan to which contributions are made under any collective bargaining agreement with respect to our employees. For employees of our non-U.S. subsidiaries that currently maintain their own benefit plans and programs, we anticipate that those entities will continue to maintain and contribute to such separate plans and programs.

The employee matters agreement also describes the general treatment of outstanding equity incentive awards of Dean Foods held by our employees. No adjustments to any such awards were made in connection with our initial public offering. Effective upon the Distribution, the outstanding Dean Foods equity awards held by our directors and employees were converted into equity awards with respect to our Class A common stock on substantially equivalent terms. See “Executive Compensation—Conversion of Outstanding Dean Foods Equity Awards” for a description of such conversion. These converted equity awards were granted under the terms of the 2012 SIP; however, the limits on awards to participants under the 2012 SIP did not apply to such grants of converted equity awards. See “Executive Compensation—The 2012 Stock Incentive Plan” for a description of the material terms of the 2012 SIP. These adjustments were made in a manner intended to preserve the intrinsic value of the Dean Foods awards by applying a formula using the volume weighted average price of Dean Foods common stock and our Class A common stock during the five trading day period ended on the second trading day preceding the Distribution. Cash-based long-term incentive awards that were either related to Dean Foods performance or the recipient’s service solely through the end of 2012 remained payable in accordance with their terms. Cash-based long-term incentive awards that either would have been inclusive of Dean Foods performance or subject to the recipient’s continued service after 2012 were modified to be payable on a pro-rated basis, based on Dean Foods performance, if applicable, and the recipient’s service through the end of 2012. However, no payments were made in respect of any such modified awards under the Dean Foods executive retention plan. We were responsible for the portion of these awards related to service performed after our initial public offering and any new long-term incentive opportunities made available to our employees, which we expect will relate to the performance of our stock and/or our business.

Similarly, short-term incentive awards payable to any our employee for services in calendar year 2012 were payable in accordance with their generally applicable terms. We were responsible for the portion of these awards related to service performed after our initial public offering. Short-term incentives to be provided to our employees for services after December 31, 2012 will be provided under our short-term incentive plans that determine the amounts payable based on our overall performance or the performance of specified business units or segments.

Finally, the employee matters agreement establishes indemnification responsibilities and procedures pursuant to which we will assume, and indemnify Dean Foods against, certain liabilities related to employees of our business.

For additional information about our current and anticipated future relationship with Dean Foods, you should read the information in this prospectus under the heading “Principal and Selling Stockholders” and the other subheadings in this “Certain Relationships and Related Party Transactions” section.

The employee matters agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Commercial Arrangements with Current and Former Subsidiaries of Dean Foods

In connection with and effective as of our initial public offering, we entered into agreements that formalized and, in certain cases, modified ongoing commercial arrangements we had with certain current and former wholly-owned Dean Foods subsidiaries. These agreements were negotiated among representatives of the applicable Dean Foods business platforms. We believe these agreements contain pricing provisions that reflect substantially the terms that we would have been able to obtain from third parties, taking into account the nature of certain ongoing customer relationships.

Commercial Arrangements with Morningstar

On January 3, 2013, Dean Foods sold Morningstar to an unaffiliated third party, and therefore Morningstar is no longer considered a related party of WhiteWave. Prior to this sale, Morningstar sold and distributed certain of our products to its customers and we or our subsidiaries were parties to various agreements with Morningstar. In connection with the Morningstar sale, we modified certain of these agreements and entered into new agreements with Morningstar. These modifications are primarily timing modifications and will not have a material impact on our results of operations, with the exception of the Morningstar Asset Purchase Agreement described below.

Morningstar Transitional Sales Agreements. In connection with the Morningstar sale, we and Morningstar shortened the term of an existing agreement between the parties, pursuant to which Morningstar will transfer back to us responsibility for sales and associated costs of WhiteWave products over a term of up to nine months after completion of the Morningstar sale. During this nine month period, Morningstar will provide certain transitional services to us, which include, but are not limited to, taking and filling orders, collecting receivables, and shipping products to our customers. Morningstar will remit to us the cash representing the net profit collected from these product sales until such time as the sales are transitioned to us. This agreement modifies our historical intercompany arrangements and reflects new pricing. The net effect of the agreement since its effective date is reflected as related party fees of $4.5 million in our consolidated statements of operations, representing gross billings to customers by Morningstar of $12.2 million for the period ended December 31, 2012.

In connection with the Morningstar sale, we and Morningstar shortened the term of an existing agreement between the parties, pursuant to which we transferred to Morningstar responsibility for the sales and associated costs of our aerosol whipped topping and other non-core products over a term of up to 90 days after completion of the Morningstar sale. During this period, we provided certain transitional services to Morningstar which included, but were not limited to, taking and filling orders, collecting receivables, and shipping products to customers. We remitted to Morningstar the net profit associated with these products until the sales were transferred to Morningstar in February 2013. This agreement modifies our historical intercompany arrangements and reflects new pricing. The net fees remitted to Morningstar since the agreement’s effective date were $2.0 million.

Morningstar Co-packing Agreement. In connection with the Morningstar sale, we and Morningstar extended the term of an existing agreement between the parties, pursuant to which Morningstar continues manufacturing various WhiteWave products on our behalf. With the exception of the manufacture of aerosol whipped topping and other non-core products, which are subject to this agreement for the term of the related transitional sales agreement, this agreement generally has a term of three to five years beginning upon completion of the Morningstar sale with respect to the various product lines. If we fail to purchase specified minimum volumes of the products covered by the agreement, we will be required to make deficiency payments to Morningstar equal to the volume gap between actual purchases and the specified minimum volumes multiplied by a specified portion of the products’ price. We do not expect such deficiency payments, if any, to be material to us. The costs of manufacturing such WhiteWave products reflect new pricing terms. The effect of the agreement since its effective date is an increase in cost of sales of $0.6 million in our consolidated statement of operations for the period ended December 31, 2012.

Morningstar Asset Purchase Agreement

In connection with the Morningstar sale, we agreed to terminate an option to purchase plant capacity and property at a Morningstar facility, sell to Morningstar certain manufacturing equipment used to produce certain WhiteWave products, and execute certain other transactions. The agreement was executed on December 2, 2012 but became effective on January 3, 2013, and we received gross proceeds of $60 million as consideration. This transaction will be accounted for as a contribution to equity and the proceeds were used to repay a portion of the outstanding balance under the senior secured credit facilities. See Note 18 to our audited consolidated financial statements included elsewhere in this prospectus.

Commercial Arrangements with Suiza Dairy Group and Dean Dairy Holdings

FDD Sales and Distribution Agreement. We entered into an agreement with two wholly-owned subsidiaries of Dean Foods, Suiza Dairy and Dean Dairy, pursuant to which those subsidiaries continue to sell and distribute certain WhiteWave products for a fixed initial term of up to 18 months, depending on the product and customer. This agreement modifies our historical intercompany arrangements and reflects new pricing. The effect of the agreement since its effective date is an increase in net sales to related parties and cost of sales of $4.1 million and $1.2 million, respectively, in our consolidated statement of operations for the period ended December 31, 2012.

FDD Co-packing Agreement. Additionally, we entered into a separate manufacturing agreement with Suiza Dairy and Dean Dairy, pursuant to which those subsidiaries will continue manufacturing WhiteWave fresh organic milk products on our behalf for a term of 18 months, depending on the product and customer. The costs of manufacturing such WhiteWave products reflect new pricing terms. The effect of the agreement since its effective date is an increase in cost of sales of $0.1 million in our consolidated statement of operations for the period ended December 31, 2012.

FDD Cream Supply Agreement. We also entered into a supply agreement with Suiza Dairy and Dean Dairy pursuant to which we will continue to purchase cream from those Dean Foods subsidiaries for an initial term ending December 31, 2013, with an option for us to renew for up to four one-year terms. If we fail to purchase specified minimum volumes of cream, we will be required to make deficiency payments to Suiza Dairy and Dean Dairy equal to any incremental loss incurred by Suiza Dairy and Dean Dairy from the sale to third parties of such cream not purchased by us. We do not expect such deficiency payments, if any, to be material to us. The purchases of cream from Suiza Dairy and Dean Dairy reflect new pricing terms. There was no material net effect of the agreement since its effective date in our consolidated statement of operations for the period ended December 31, 2012.

License Agreement with Dean Foods

We entered into an agreement with Dean Foods pursuant to which we have an exclusive license to manufacture and sell shelf stable aseptic flavored and white milk under Dean Foods’ TruMoo brand in certain retail channels and to designated foodservice accounts throughout North America in exchange for payment of a royalty. The initial term of the agreement is December 2012 through December 31, 2017, with automatic one-year renewals thereafter so long as we achieve specified volume thresholds and minimum royalties. We incurred immaterial royalty obligations under this agreement during the three months ended March 31, 2013.

Termination of Intellectual Property License Agreement

Prior to our initial public offering, we had an intellectual property license agreement with Morningstar pursuant to which Morningstar had the right to use certain of our subsidiaries’ intellectual property in the manufacture of certain products for a fee. In conjunction with the license agreement, a loan agreement was entered into, pursuant to which we extended a line of credit to Morningstar related to the license income generated under the license agreement. Prior to our initial public offering, there were no repayments of this loan and no future plans to settle the outstanding balance; therefore, the principal and associated accrued interest was shown in Dean Foods’ net investment. In connection with our initial public offering, we and Morningstar agreed to terminate this license agreement and the related loan. In addition, we entered into an agreement to transfer the intellectual property subject to the license agreement to Morningstar so that Morningstar has the requisite intellectual property and manufacturing know-how to produce and sell its products and brands. We retained all intellectual property related to and necessary for the production of our products and brands.

Policies and Procedures for Review and Approval of Related Party Transactions

Our Board of Directors has adopted a policy providing that the Audit Committee must review and approve or ratify transactions in excess of $120,000 of value in which we participate and in which a director, executive officer, or beneficial holder of more than 5% of any class of our voting securities has or will have a direct or indirect material interest. Under this policy, the Board of Directors is required to obtain all information it believes to be relevant to a review and approval or ratification of these transactions. After consideration of the relevant information, the Audit Committee will approve only those related party transactions that the Audit Committee believes are on their terms, taken as a whole, no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third party and not inconsistent with the best interests of the Company. This policy did not apply to agreements entered into with Dean Foods and its affiliates that were in existence at the time of the completion of our initial public offering, including the agreements described in this section as being in existence as of such date. Since the completion of our initial public offering, the Audit Committee reviewed and approved a license agreement between us and Dean Foods, which is the beneficial owner of more than 5% of our voting securities. Under the license agreement described above under “—License Agreement with Dean Foods,” we have the exclusive right to manufacture and sell aseptic flavored and white milk under Dean Foods’ TruMoo brand in certain sizes and geographic territories and to designated foodservice accounts.

Principal and Selling Stockholders

The following tables set forth information with respect to the beneficial ownership of our common stock, as of June 30, 2013, after giving effect to this offering, by:

•	the selling stockholder (for purposes of U.S. federal securities laws);

•	each of our directors;

•	each of our Named Executive Officers;

•	all of our directors and executive officers as a group; and

•	each other person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

For U.S. securities law purposes, Dean Foods, in its capacity as selling stockholder, is offering all of the shares of Class A common stock being sold in this offering. Instead of Dean Foods selling shares of our Class A common stock directly to the underwriters for cash, Dean Foods will first exchange the shares of Class A common stock to be sold in this offering with the debt-for-equity exchange parties, for outstanding indebtedness of Dean Foods held by such debt-for-equity exchange parties. The debt-for-equity exchange parties will then sell the shares to the underwriters for cash. This debt-for-equity exchange will occur on the settlement date of this offering, immediately prior to the settlement of the debt-for-equity exchange parties’ sale of the shares to the underwriters. If the underwriters exercise their option to purchase additional shares of Class A common stock from the debt-for-equity exchange parties, Dean Foods will exchange such shares of Class A common stock with the debt-for-equity exchange parties for additional Dean Foods indebtedness. The debt-for-equity exchange parties will then sell such shares of Class A common stock to the underwriters for cash. This debt-for-equity exchange will occur on the settlement date of such option exercise, immediately prior to the settlement of the debt-for-equity exchange parties’ sale of such shares to the underwriters. See “Underwriting (Conflicts of Interest)—The Debt-for-Equity Exchange.”

The percentages in the tables below are based on 105,132,672 shares of Class A common stock and 67,914,000 shares of Class B common stock outstanding as of June 30, 2013.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. These tables do not reflect any shares of common stock that our directors and executive officers may purchase in this offering. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise noted, the persons and entities in these tables have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o The WhiteWave Foods Company, 12002 Airport Way, Broomfield, Colorado 80021.

Selling Stockholder
	Number of shares of Class A common stock beneficially owned		Percentage of shares of Class A common stock beneficially owned		Number of shares of Class B common stock beneficially owned		Percentage of shares of Class B common stock beneficially owned
Name and address of beneficial owner	Before offering	After offering	Before offering	After offering	Before offering	After offering	Before offering	After offering
Dean Foods Company(1)(2)	34,400,000	4,486,956	32.7%	4.3%	—	—	—	—
2711 North Haskell Ave, Suite 3400 Dallas, TX 75204

(1)	Number and percentage of shares of Class A common stock to be owned by Dean Foods immediately after this offering assume the underwriters will not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, upon completion of this offering, Dean Foods will not own any of our common stock.

(2)	For a description of the material relationships that Dean Foods has had with us since our incorporation in July 2012, see “Certain Relationships and Related Party Transactions.”

Other Principal Stockholders
Name and address of beneficial owner	Number of shares of Class A common stock beneficially owned		Percentage of shares of Class A common stock beneficially owned	Number of shares of Class B common stock beneficially owned		Percentage of shares of Class B common stock beneficially owned
Other 5% Stockholder:
T. Rowe Price Associates, Inc.(1)	5,623,163		5.3%	—		—
100 E. Pratt Street Baltimore, MD 21202
Directors and Officers:
Gregg L. Engles	6,801,961	(2)(3)	6.5%	1,065,629	(4)	1.6%
Kelly J. Haecker	257,121	(5)	*	4,339		*
Blaine E. McPeak	262,314	(6)	*	9,820		*
Thomas N. Zanetich	124,645	(7)	*	—		—
Edward F. Fugger	197,220	(8)	*	—		—
Michelle P. Goolsby	31,760	(9)	*	—		—
Stephen L. Green	166,220	(10)	*	81,478	(11)	*
Joseph S. Hardin, Jr.	210,202	(12)	*	92,760	(13)	*
Mary E. Minnick	2,985	(14)	*	—		—
Doreen A. Wright	53,144	(15)	*	5,457		*
All current directors and executive officers as a group (12 persons)	8,298,363		7.9%	1,259,483		1.9%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Based solely on a review of a Schedule 13G/A filed with the SEC on June 10, 2013, as of May 31, 2013, T. Rowe Price Associates, Inc. beneficially owned 5,623,163 shares of our common stock and has sole voting power with respect to 1,155,434 of such shares and shared dispositive power with respect to 5,623,163 of such shares and T. Rowe Price New Horizons Fund, Inc. beneficially owned 1,330,900 shares of our common stock and has sole voting power with respect to 1,330,900 of such shares. We are not aware of any such person beneficially owning shares of our Class B common stock.

(2)

Includes (a) 114,950 shares of Class A common stock held by a family limited partnership with respect to which Mr. Engles, as the sole owner and manager of the general partner of the limited partnership, has the right to make investment and voting decisions (the “Limited Partnership”), (b) options to purchase 5,753,775 shares of Class A common stock, and (c) 299,853 shares of Class A common stock subject to unvested restricted stock units. All unvested options and restricted stock units, other than equity awards granted in connection with the Company’s initial public offering, immediately vest if an employee retires after reaching age 55 and after completing 10 years of service. Pursuant to this provision, all of the equity awards held by Mr. Engles, other than equity awards granted in connection with the company’s initial public offering, would vest and become exercisable if Mr. Engles elects to retire. Mr. Engles disclaims beneficial ownership of all shares held by the Limited Partnership.

(3)	Includes (a) 533,476 shares of Class A common stock and 759,773 shares of Class B common stock pledged as security for bank loans, and (b) 214,832 shares of Class A common stock and 305,820 shares of Class B common stock pledged to a securities margin account, of which 114,950 shares of Class A common stock and 163,710 shares of Class B common stock are held by the Limited Partnership.

(4)	Includes 163,710 shares of Class B common stock held by the Limited Partnership. Mr. Engles disclaims beneficial ownership of all shares held by the Limited Partnership.

(5)	Includes 254,075 shares of Class A common stock that may be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days after June 30, 2013.

(6)	Includes 255,198 shares of Class A common stock that may be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days after June 30, 2013.

(7)	Consists of 124,645 shares of Class A common stock that may be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days after June 30, 2013.

(8)	Consists of 197,220 shares of Class A common stock that may be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days after June 30, 2013.

(9)	Includes (a) 26,838 shares of Class A common stock that may be acquired pursuant to options that are currently exercisable, and (b) 3,281 shares of restricted Class A common stock that are subject to vesting.

(10)	Includes (a) 95,849 shares of Class A common stock that may be acquired pursuant to options that are currently exercisable, (b) 10,766 shares of restricted Class A common stock that are subject to vesting, and (c) 51,038 shares of Class A common stock held by an irrevocable descendants’ trust, of which Mr. Green’s children are the beneficiaries. Mr. Green disclaims beneficial ownership of the shares held by the trust except to the extent of his pecuniary interest in the trust, if any.

(11)	Includes (a) 3,703 shares of restricted Class B common stock that are subject to vesting, and (b) 72,688 shares of Class B common stock held by an irrevocable descendants’ trust, of which Mr. Green’s children are the beneficiaries. Mr. Green disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the trust, if any.

(12)	Includes (a) 123,081 shares of Class A common stock that may be acquired pursuant to options that are currently exercisable, (b) 12,435 shares of restricted Class A common stock that are subject to vesting, and (c) 804 shares of Class A common stock held by a family trust, of which Mr. Hardin’s children and sister are the beneficiaries. Mr. Hardin is the trustee and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the trust, if any.

(13)	Includes (a) 4,379 shares of restricted Class B common stock that are subject to vesting, and (b) 1,146 shares of Class B common stock held by a family trust, of which Mr. Hardin’s children and sister are the beneficiaries. Mr. Hardin is the trustee and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the trust, if any.

(14)	Includes 2,985 shares of restricted Class A common stock that are subject to vesting.

(15)	Includes 49,313 shares of Class A common stock that may be acquired pursuant to options that are currently exercisable.

Description of Material Indebtedness

In October 2012, in connection with our initial public offering, we entered into a credit agreement, among us, the subsidiary guarantors listed therein, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and the other lenders party thereto (the “Credit Agreement”). The Credit Agreement governing our senior secured credit facilities provides for an aggregate amount of $1.35 billion in financing, which consists of a five-year revolving credit facility in a principal amount of $850 million, a five-year $250 million term loan A-1, and a seven-year $250 million term loan A-2. The revolving credit facility makes available up to $75 million of letters of credit and up to $75 million of swing line loans. As of June 30, 2013, we had outstanding borrowings of approximately $722 million under our $1.35 billion senior secured credit facilities, of which approximately $493 million consisted of term loan borrowings and approximately $229 million consisted of borrowings under the $850 million revolving portion of our senior secured credit facilities. In addition, we had additional borrowing capacity of approximately $620 million under the senior secured credit facilities, which amount will vary over time depending on our financial covenants and operating performance.

The terms of the senior secured credit facilities include the following:

•	maturity on October 31, 2017, and October 31, 2019 in the case of the $250 million term loan A-1 facility and $250 million term loan A-2 facility, respectively;

•

required amortization repayment in quarterly installments of the following amounts on the $250 million term loan A-1 facility: $12.5 million in 2013 and 2014, $18.75 million in 2015 and 2016, and $25.0 million in 2017 with the balance at maturity; and, in the case of the $250 million term loan A-2 facility, $2.5 million in 2013 through 2019 with the balance at maturity;

•	an accordion feature allowing, under certain circumstances, the maximum principal amount of the senior secured credit facilities to be increased by up to $500 million, subject to lender commitments;

•	mandatory prepayments in the event of certain asset sales and receipt of insurance proceeds;

•	customary representations and warranties that are made upon each borrowing under the senior secured credit facilities;

•

customary affirmative and negative covenants for agreements of this type, including delivery of financial and other information, compliance with laws, further assurances, and limitations with respect to indebtedness, liens, fundamental changes, restrictive agreements, dispositions of assets, acquisitions and other investments, sale leaseback transactions, conduct of business, transactions with affiliates, and restricted payments; and

•

financial covenants pertaining to (a) a maximum consolidated net leverage ratio initially set at 4.25 to 1.00 and stepping down to 4.00 to 1.00 beginning March 31, 2014 and then to 3.75 to 1.00 beginning March 31, 2015 and thereafter (subject to our right to increase such ratio by 0.50 to 1.00, but not to exceed 4.50 to 1.00, for the next four fiscal quarters following any permitted acquisition for which the purchase consideration equals or exceeds $50 million) and (b) a minimum consolidated interest coverage ratio set at 3.00 to 1.00.

The senior secured credit facilities are secured by security interests and liens on substantially all of our assets and the assets of our domestic subsidiaries. The senior secured credit facilities are guaranteed by our material domestic subsidiaries.

Borrowings under our senior secured credit facilities will initially bear interest at a rate of LIBOR plus 1.75% per annum or, in the case of the $250 million term loan A-2 facility, LIBOR plus 2.00% per annum.

Description of Capital Stock

We have provided below a summary description of our capital stock. This description is not complete. You should read the full text of our amended and restated certificate of incorporation and amended and restated by-laws, which are filed as exhibits to the registration statement of which this prospectus is a part, as well as the provisions of applicable Delaware law.

Our authorized capital stock consists of 1,700,000,000 shares of Class A common stock, par value $0.01 per share; 175,000,000 shares of Class B common stock, par value $0.01 per share; and 170,000,000 shares of preferred stock, par value $0.01 per share.

As of June 30, 2013, we had issued and outstanding 105,132,672 shares of Class A common stock; 67,914,000 shares of Class B common stock; no outstanding shares of preferred stock; options to purchase 11,924,859 shares of Class A common stock at a weighted average exercise price of $17.12 per share; and restricted stock units representing the right to receive 1,477,707 shares of Class A common stock.

Upon completion of this offering, there will be 105,132,672 outstanding shares of Class A common stock, 67,914,000 outstanding shares of Class B common stock, and no outstanding shares of preferred stock.

Common Stock

The holders of our Class A common stock and Class B common stock generally have identical rights, except that holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share on the election and removal of directors and one vote per share on all other matters submitted to a vote of our stockholders. Neither our Class A common stock nor our Class B common stock has cumulative voting rights. Except as described below, generally, all matters submitted to a vote of our stockholders must be approved by a majority in voting power of the votes cast affirmatively or negatively by the holders of Class A common stock and Class B common stock present in person or represented by proxy at a meeting at which a quorum exists, voting together as a single class, subject to any voting rights granted to holders of any series of preferred stock. Amendments to our amended and restated certificate of incorporation that would alter or change the powers or preferences or special rights of our Class A common stock or our Class B common stock so as to affect them adversely also must be approved by a majority in voting power of the votes entitled to be cast by the holders of the outstanding shares of the class adversely affected by the proposed amendment, voting as a separate class. For purposes of the foregoing provisions, any alteration or change with respect to, and any provision for, the voluntary, mandatory, or other conversion of the Class B common stock into or for Class A common stock on a one-for-one basis shall be deemed not to adversely affect the rights of the Class A common stock. The holders of our common stock are not entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled, either separately or together as a class with the holders of one or more other series of preferred stock, to vote on such amendment pursuant to our amended and restated certificate of incorporation or the DGCL. In addition, the holders of any class of our common stock are not entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of another class of common stock if the holders of such affected class of common stock are entitled to vote as a separate class on such amendment pursuant to our amended and restated certificate of incorporation or the DGCL.

Subject to the rights of holders of any then-outstanding shares of our preferred stock, holders of our Class A common stock and Class B common stock are entitled to receive ratably any dividends that may be declared by our Board of Directors out of funds legally available therefor. Subject to the rights of the holders of any series of preferred stock, holders of our Class A common stock and Class B common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our Class A common stock and Class B common stock do not have preemptive rights to purchase shares of our common stock. The shares of our Class A common stock and Class B common stock are not subject to any redemption provisions. The rights, preferences, and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Conversion of Our Common Stock

Shares of our Class A common stock are not convertible into any other shares of our capital stock. Shares of our Class B common stock will convert into shares of our Class A common stock on a one-for-one basis following the Distribution, subject to the approval of our Board of Directors, the satisfaction of conditions described below under “—Voting,” and upon the affirmative vote of the holders of our common stock.

Voting

Prior to the Distribution, our Class B common stock was entitled to ten votes per share with respect to all matters submitted to a vote of our stockholders. Effective upon the Distribution, we reduced the number of votes that each share of Class B common stock was entitled to cast on all matters submitted to a vote of our stockholders, other than the election and removal of directors, to one vote per share. After the Distribution, each share of Class B common stock will remain entitled to cast ten votes on the election and removal of directors.

On June 10, 2013, we announced that our Board of Directors has established a record date of August 16, 2013 and a meeting date of September 24, 2013 for a special meeting of our stockholders to consider and vote upon a proposal to approve the conversion of all outstanding shares of our Class B common stock into shares of our Class A common stock. In accordance with our amended and restated certificate of incorporation, our Board of Directors has determined that the holders of our Class A common stock and the holders of our Class B common stock entitled to vote at the special meeting will vote on such proposal together, as a single class. The private letter ruling from the IRS discussed above indicates that such single-class vote will not affect the tax-free treatment of the Distribution or any debt-for-equity exchange. This proposal will be considered approved upon the affirmation vote of a majority of the votes cast by the holders of all of the shares of common stock present or represented at the meeting. Such conversion will be effective on the close of business on the date on which such proposal is approved by our stockholders. However, there can be no assurance that our stockholders will approve such proposal, particularly in light of the superior voting rights with respect to the election and removal of directors associated with our Class B common stock as described under “Prospectus Summary—Separation from Dean Foods.” In the absence of stockholder approval of such proposal, our Class B common stock will continue to have voting rights with respect to the election and removal of directors that are superior to those of our Class A common stock and, therefore, the holders of our Class B common stock will be able to exercise significant influence over the election and removal of directors. See “Risk Factors—The value of our Class A common stock may be adversely affected by the superior voting rights associated with our Class B common stock, and holders of our Class B common stock have the ability to significantly influence the election and removal of directors.” Under the voting proxy that Dean Foods has granted to us, any shares of Class A common stock retained by Dean Foods as of the record date for the special meeting will be voted in in proportion to the votes cast by the other holders of our Class A common stock and Class B common stock, taken as a whole. See “Certain Relationships and Related Party Transactions—Separation and Distribution Agreement.”

Blank Check Preferred Stock

Our Board of Directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. We have no current intention to issue any shares of preferred stock.

Our amended and restated certificate of incorporation permits us to issue up to 170,000,000 shares of preferred stock from time to time. Subject to the provisions of our amended and restated certificate of incorporation and limitations prescribed by law, our Board of Directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and determine the voting powers, designations, preferences and relative rights, qualifications, limitations, or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights, and liquidation preferences, in each case without any action or vote by our stockholders. Any shares of preferred stock that we redeem, purchase, or acquire may be reissued except as otherwise provided by law.

The issuance of preferred stock may adversely affect the rights of holders of our Class A common stockholders by, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of our Company without further action by the stockholders.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

General

Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and that could make it more difficult to acquire control of our Company by means of a tender offer, open market purchases, a proxy contest, or otherwise. A description of these provisions is set forth below.

Dual-Class Structure

As discussed above, our Class B common stock, subject to adjustment in accordance with the terms of our amended and restated certificate of incorporation, has ten votes per share with respect to the election and removal of directors and one vote per share with respect to all other matters submitted to a vote of our stockholders, while our Class A common stock, which is the class of stock we are selling in this offering, has one vote per share. The ten-to-one voting ratio between our Class B common stock and our Class A common stock with respect to the election and removal of directors will permit the holders of our Class B common stock collectively to exert significant influence over the election and removal of directors.

Election and Removal of Directors; Vacancies

In uncontested director elections, our directors are elected by a majority of votes cast, and in contested director elections, by a plurality of votes cast.

Following the Distribution, Dean Foods and its affiliates, excluding us and our affiliates, ceased to beneficially own shares of common stock representing at least a majority of the votes entitled to be cast by the then-outstanding shares of all classes and series of our capital stock entitled generally to vote on the election of directors (or any class thereof) at any annual or special meeting of stockholders. As such, directors may be removed with or without cause only by the affirmative vote of the holders of shares representing at least 75% of the votes that would be entitled to be cast on such matter by the then-outstanding shares of our capital stock. Under our amended and restated certificate of incorporation and amended and restated by-laws, any newly created directorship that results from an increase in the number of directors or any vacancy on our Board of Directors may be filled only by vote of a majority of our directors then in office. Furthermore, our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by the resolution of our Board of Directors.

Our amended and restated certificate of incorporation and our amended and restated by-laws initially divide our Board of Directors into three classes with staggered three-year terms. Our amended and restated certificate of incorporation provides that our Board of Directors will be declassified over a period beginning with the 2015 annual meeting of our stockholders and ending upon the 2017 annual meeting of our stockholders, after which our directors will serve for one-year terms. While our Board of Directors is classified into three classes, the staggered board could prevent a party who acquires control of a majority of the outstanding voting power from obtaining control of the Board of Directors until the second annual meeting of stockholders following the date the acquirer obtains the controlling share interest.

The limitations on the ability of our stockholders to remove directors, change the authorized number of directors, and fill director vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our Company.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless a company’s certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not grant stockholders the right to vote cumulatively.

Blank Check Preferred Stock

We believe that the availability of the preferred stock under our amended and restated certificate of incorporation provides us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. The Board of Directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer, or other takeover attempt. For instance, subject to applicable law, series of preferred stock might impede a business combination by including class voting rights which would enable the holder or holders of such series to block a proposed transaction. Our Board of Directors will make any determination to issue shares based on its judgment as to our and our stockholders’ best interests. Our Board of Directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-prevailing market price of our stock.

Special Meetings of Stockholders; Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated by-laws also provide that, except as otherwise required by law, special meetings of the stockholders can be called only by our Chairman of the Board, our Lead Director, our Chief Executive Officer, or our Board of Directors.

Following the Distribution, subject to the terms of any series of preferred stock, any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Advance Notice Procedure

Our amended and restated by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our Board of Directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business or nomination before the meeting. These advance notice provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.

Amendment of Our Amended and Restated By-laws

Following the Distribution, our amended and restated certificate of incorporation and amended and restated by-laws provide that our by-laws may only be amended by our Board of Directors or by the vote of holders of shares representing at least 75% of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of our capital stock at any annual or special meeting of stockholders, voting together as a single class.

Amendment of Certain Provisions of Our Amended and Restated Certificate of Incorporation

Following the Distribution, our amended and restated certificate of incorporation provides that certain provisions of our amended and restated certificate of incorporation (including those regarding our staggered board, filling of vacancies on our Board of Directors, removal of directors, advance notice procedure for stockholder proposals, director exculpation and indemnification, Section 203 of the DGCL, stockholder action by written consent, calling special meetings of stockholders, certain corporate opportunities, and amendments to our by-laws and choice of forum) may be amended only by the vote of holders of shares representing at least 75% of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of our capital stock at any annual or special meeting of stockholders.

Delaware Anti-Takeover law

Following the Distribution, Section 203 of the DGCL, a business combination statute, applies to our Company. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the time the person became an interested stockholder, unless, among other exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns 15% or more of a corporation’s voting stock. This may have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock.

Limitation of Liability of Directors; Indemnification of Officers and Directors

Our amended and restated certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of our Company and our stockholders, through stockholders’ derivative suits on behalf of our Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any breach of a director’s duty of loyalty to our Company or our stockholders, to a director’s acts or omissions not in good faith, or intentional misconduct or a knowing violation of law, to authorization of illegal dividends, repurchases, or redemptions, or to any transaction from which the director derived an improper personal benefit. In addition, our amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by

Delaware law. We also maintain directors’ and officers’ insurance and have entered into indemnification agreements with our directors and officers.

Choice of Forum

Our amended and restated certificate of incorporation provides that any state or federal court located within the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty owed by, or other wrongdoing by, any of our directors, officers, employees or agents; any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation, or our amended and restated by-laws; any action to interpret, apply, enforce, or determine the validity of our amended and restated certificate of incorporation or our amended and restated by-laws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock and our Class B common stock is Computershare Shareowner Services, LLC.

NYSE Listing

Our Class A common stock and Class B common stock are listed for trading on the NYSE under the symbols “WWAV” and “WWAV.B”, respectively.

Shares Eligible for Future Sale

No prediction can be made as to the effect, if any, future sales of shares of our common stock, or the availability of shares for future sales, will have on the market price of our Class A common stock and our Class B common stock prevailing from time to time. The sale of substantial amounts of our Class A common stock or our Class B common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our Class A common stock and our Class B common stock and could impair our ability to raise capital through future sales.

We may issue shares of common stock from time to time as consideration for future acquisitions, investments, or other corporate purposes. In the event any such acquisition, investment, or other transaction is significant, the number of shares of common stock that we issue may in turn be significant. In addition, we may grant registration rights covering those shares of common stock issued in connection with any such acquisitions or investments.

Upon completion of this offering, we will have outstanding 105,110,151 shares of our Class A common stock and 67,914,000 shares of our Class B common stock.

Sale of Restricted Securities

All of the shares of Class A common stock sold in this offering will be, and the shares of our Class A common stock sold in our initial public offering and the shares of our Class A common stock and our Class B common stock distributed by Dean Foods in the Distribution are, freely tradable without restriction under Rule 144 unless purchased, or received in the Distribution, by our “affiliates” as that term is defined in Rule 144 under the Securities Act. Any remaining shares of Class A common stock held by Dean Foods following completion of this offering will be “restricted securities” within the meaning of Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144, which is summarized below. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities may be sold subject to compliance with Rule 144 without regard to the prescribed six-month holding period under Rule 144.

Rule 144

In general, under Rule 144, as in effect on the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned shares of Class A common stock or Class B common stock, respectively, that are restricted securities, for at least six months, or an affiliate of ours that owns shares of our Class A common stock or Class B common stock, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of Class A common stock or Class B common stock, as applicable, then outstanding; or

•

the average weekly trading volume of our Class A common stock or Class B common stock, as applicable, on the NYSE during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC.

Sales pursuant to Rule 144 are subject to provisions relating to notice, manner of sale, and the availability of current public information about us.

In addition, under Rule 144, a person (or persons whose shares are aggregated) who is deemed not to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without restriction.

Lock-Up Arrangements

In connection with this offering, we, our directors, our executive officers and Dean Foods have each agreed not to sell any shares of our common stock for 90 days after the date of this prospectus, subject to certain extensions in certain cases and subject to certain exceptions, without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Although we have been advised that there is no present intention to do so, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated may, in their sole discretion and without notice, release all or any portion of the shares of our common stock from the restrictions in any of the lock-up agreements described above at any time. See “Underwriting (Conflicts of Interest).”

Registration Rights

We entered into a registration rights agreement with Dean Foods pursuant to which we granted Dean Foods registration rights with respect to the shares of our Class A common stock issued upon conversion of shares of our Class B common stock, and Dean Foods may transfer these rights to any Dean Foods entity or, in connection with a debt-for-equity exchange, to a third-party lender. In connection with the debt-for-equity exchange described in this prospectus, Dean Foods delivered to us a demand letter to register the shares of Class A common stock to be sold to the debt-for-equity exchange parties in connection with this offering. For more information, see “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Material U.S. Tax Considerations for Non-U.S. Holders of Common Stock

The following is a general discussion of material U.S. federal income and estate tax considerations relating to ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

An individual may be treated as a resident instead of a nonresident of the United States in any calendar year for U.S. federal income tax purposes if the individual was present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Residents of the United States are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

This discussion is based on current provisions of the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings, and judicial decisions, all publicly available and as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus. In addition, the IRS could challenge one or more of the tax consequences described in this prospectus and we have not obtained nor do we intend to obtain an opinion of counsel with respect to the U.S. federal income or estate tax consequences to a non-U.S. holder of acquiring, holding, and disposing of our common stock.

This discussion addresses only non-U.S. holders that hold shares of our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of U.S. state, local, or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	regulated investment companies;

•	pension plans;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security, or other integrated investment; and

•	certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships or persons who hold their common stock through partnerships or other entities that are pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her, or its own tax advisor regarding the tax consequences of the purchase, ownership, and disposition of our common stock through a partnership or other pass-through entity, as applicable.

Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of acquiring, holding, and disposing of our common stock.

Dividends

If we pay distributions on our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “—Gain on Disposition of Common Stock.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. If we determine, at a time reasonably close to the date of payment of a distribution on our common stock, that the distribution will not constitute a dividend because we do not anticipate having current or accumulated earnings and profits, we intend not to withhold any U.S. federal income tax on the distribution as permitted by U.S. Treasury Regulations.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income is taxed on a net income basis at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; in these cases, the

non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, may also apply;

•

the non-U.S. holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the non-U.S. holder, if any; or

•

we are, or have been at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter), a “U.S. real property holding corporation,” unless our common stock is regularly traded on an established securities market and the non-U.S. holder held no more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the five year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rule described above.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the rate of 28% with respect to dividends on our common stock. Generally, a non-U.S. holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above under the heading “—Dividends,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Legislation Relating to Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, was enacted in March 2010. Generally, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise excepted under FATCA.

Under final regulations issued by the U.S. Department of the Treasury on January 17, 2013 and IRS Notice 2013-43 released on July 12, 2013, withholding under FATCA will only apply (1) to payments of dividends on our common stock made after June 30, 2014 and (2) to payments of gross proceeds from a sale or other disposition of our common stock made after December 31, 2016. If withholding under FATCA is required on any payment related to our common stock, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

The preceding discussion of material U.S. federal tax considerations is for general information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local, and non-U.S. tax consequences of purchasing, holding, and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

Underwriting (Conflicts of Interest)

Underwriting

The debt-for-equity exchange parties are offering the Class A common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as book-running managers of this offering and as representatives (the “Representatives”) of the underwriters. We, Dean Foods and the debt-for-equity exchange parties have entered into an underwriting agreement, dated             , 2013, with the underwriters. Subject to the terms and conditions of the underwriting agreement, the debt-for-equity exchange parties have severally agreed to sell to the underwriters for cash, and each underwriter has severally agreed to purchase on             , 2013 or on such other date not later than             , 2013 as may be agreed upon, at the public offering price less the underwriting discount set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
Credit Agricole Securities (USA) Inc.
Rabo Securities USA, Inc.

Total	29,913,044

The underwriting agreement provides that the underwriters may, in their discretion, terminate their obligations thereunder upon the occurrence of certain stated events. The underwriters are committed to purchase all of the shares of the Class A common stock offered by the debt-for-equity exchange parties if they purchase any shares, other than the Class A common stock covered by the over-allotment option described below unless and until the over-allotment option is exercised. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriter may be increased or the offering may be terminated in certain circumstances.

The underwriters propose to offer the Class A common stock directly to the public initially at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $         per share from the public offering price. If all of the shares of Class A common stock have not been sold at the public offering price, the offering price and other selling terms may be changed by the underwriters.

The public offering of the Class A common stock will be made in the United States. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The Representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of Class A common stock offered in this offering.

The underwriters have an option to buy up to 4,486,956 additional shares of Class A common stock from the debt-for-equity exchange parties to cover sales of shares by the underwriters that exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If the underwriters exercise the option to purchase additional shares from the debt-for-equity exchange parties, Dean Foods will exchange such additional shares of Class A common stock with the debt-for-

equity exchange parties for additional Dean Foods indebtedness. The debt-for-equity exchange parties will then sell such shares of Class A common stock to the underwriters for cash. If any shares are purchased with this over-allotment option, the underwriters will purchase those shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to the debt-for-equity exchange parties per share of Class A common stock. The underwriting fee is $         per share. The following table shows the per share and total underwriting discount paid to the underwriters by the debt-for-equity exchange parties, assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Without over-allotment exercise	With full over-allotment exercise
Per Share	$	$
Total(1)	$	$

(1)	The debt-for-equity exchange parties will acquire the total number of shares being sold in this offering, including any shares sold pursuant to the underwriters’ over-allotment option to purchase additional shares, in the debt-for-equity exchange. For purposes of determining the amount of Dean Foods indebtedness that Dean Foods will receive from the debt-for-equity exchange parties in exchange for such shares, Dean Foods expects that the debt obligations will be valued at their fair market value on the date of this prospectus, and the aggregate fair market value of the debt obligations to be exchanged will equal the aggregate public offering price of such shares less the aggregate underwriting discounts and commissions for such shares, each as shown on the cover page of this prospectus. Dean Foods may be deemed to have paid such underwriting discounts and commissions for U.S. securities law purposes. We have agreed to reimburse the underwriters for certain accountable expenses in connection with any filing with, and clearance of the offering by, FINRA (provided that the fees and expenses of counsel incurred in connection with such FINRA filings shall not exceed $35,000 in the aggregate).

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees, and legal and accounting expenses, but excluding the underwriting discount, will be approximately $         million, all of which will be paid by the Company, except for any fees, disbursements, and expenses of Dean Foods’ counsel and accountants incurred by it pursuant to our registration rights agreement with Dean Foods, which will be paid by Dean Foods.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Each of the Company, our directors, our executive officers and Dean Foods has agreed that they will not, subject to certain exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contact to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, and, in the case of the Company, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock (including, without limitation, Class A common stock or such other securities that may be deemed to be beneficially owned by such holder in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge, or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A common stock or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Class A common stock or such other securities, in cash or otherwise, or (iii) make any demand for or exercise any right with respect to the registration of any shares of our Class A common stock or such other securities without, in each case, the prior written consent of the Representatives, for 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable.

We, the debt-for-equity exchange parties and Dean Foods have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our Class A common stock and Class B common stock are listed on the NYSE under the symbols “WWAV” and “WWAV.B”, respectively.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing, and selling Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriters of a greater number of Class A common stock than they are required to purchase in this offering, and purchasing Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain, or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the Representatives purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the Representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us, Dean Foods or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Conflicts of Interest and Relationships

This offering is being conducted in accordance with the applicable provisions of Rule 5121 of the FINRA Conduct Rules because certain of the underwriters will have a “conflict of interest” pursuant to Rule 5121(f)(5)(C)(ii) by virtue of their, or their affiliates’, role as debt-for-equity exchange parties, since all of the net proceeds of this offering will be received by the debt-for-equity exchange parties. As such, neither J.P. Morgan Securities LLC nor Merrill Lynch, Pierce, Fenner & Smith Incorporated will confirm any sales to any account over which such underwriter exercises discretionary authority without the specific written approval of the transaction from the account holder. Pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of equity securities for which a “bona fide public market”, as defined by FINRA Rule 5121(f)(3), exists.

Certain of the underwriters, the debt-for-equity exchange parties and their respective affiliates have provided in the past to the Company, Dean Foods and their respective affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us, Dean Foods and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, affiliates of the underwriters and the debt-for-equity exchange parties are lenders and agents under our senior secured credit facilities. Furthermore, affiliates of the underwriters and the debt-for-equity exchange parties are lenders under Dean Foods’ senior secured credit facilities, and an affiliate of J.P. Morgan Securities LLC is an agent under that credit facility. Both of the Representatives were joint book-running managers, along with Credit Suisse Securities (USA) LLC, in the Company’s October 2012 initial public offering. In addition, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated or certain of their affiliates will be the debt-for-equity exchange parties in the debt-for-equity exchange described below. From time to time, the underwriters and the debt-for-equity exchange parties and their respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long- or short-positions in our debt or equity securities or loans, and may do so in the future.

The Debt-for-Equity Exchange

It is expected that Dean Foods, the debt-for-equity exchange parties and, for limited purposes, we will enter into a debt-for-equity exchange agreement. We expect that the debt-for-equity exchange parties will be J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are two of the underwriters in this offering. Under the debt-for-equity exchange agreement, subject to certain conditions described below, the debt-for-equity exchange parties will exchange debt obligations of Dean Foods held by the debt-for-equity exchange parties for the shares of Class A common stock to be sold in this offering. The debt-for-equity exchange parties will then sell the shares to the underwriters for cash. This debt-for-equity exchange will occur on the settlement date of this offering, immediately prior to the settlement of the debt-for-equity exchange parties’ sale of the shares to the underwriters. If the underwriters exercise their option to purchase additional shares of Class A common stock from the debt-for-equity exchange parties, Dean Foods will exchange the shares of Class A common stock offered by this prospectus with the debt-for-equity exchange parties for additional Dean Foods indebtedness. The debt-for-equity exchange parties will then sell such shares of Class A common stock to the underwriters for cash. This debt-for-equity exchange will occur on the settlement date of such option exercise, immediately prior to the settlement of the debt-for-equity exchange parties’ sale of such shares to the underwriters.

The indebtedness of Dean Foods that will be held by the debt-for-equity exchange parties and available for use in the debt-for-equity exchange will have an aggregate principal amount of $626.75 million. The amount of indebtedness of Dean Foods held by the debt-for-equity exchange parties is expected to be sufficient to acquire all of the shares of Class A common stock to be sold in this offering, inclusive of the shares of Class A common stock that may be sold pursuant to the underwriters’ over-allotment option. For purposes of determining the amount of Dean Foods indebtedness that Dean Foods will receive from the debt-for-equity exchange parties in exchange for such shares, Dean Foods expects that the debt obligations will be valued at their fair market value on the date of this prospectus, and the aggregate fair market value of the debt obligations to be exchanged will equal the aggregate public offering price less the aggregate underwriting discounts and commissions for such shares, each as shown on the cover page of this prospectus. If the underwriters exercise their option to purchase additional shares as described above, the debt-for-equity exchange parties will also acquire the additional shares in exchange for debt obligations of Dean Foods held by the debt-for-equity exchange parties. For purposes of determining the amount of Dean Foods indebtedness that Dean Foods will receive from the debt-for-equity exchange parties in exchange for the additional shares, Dean Foods expects that the debt obligations will be valued at the fair market value on the date of this prospectus, and the aggregate fair market value of the debt obligations to be exchanged will equal the aggregate public offering price less the aggregate underwriting discounts and commissions for such shares, each as shown on the cover page of this prospectus. The debt-for-equity exchange parties will acquire and sell the shares as principals for their own account, rather than on Dean Foods’ behalf. If Dean Foods and the debt-for-equity exchange parties enter into the debt-for-equity exchange agreement, as described above, the debt-for-equity exchange parties will become the owner of our shares of Class A common stock they acquire in the debt-for-equity exchange, subject to the satisfaction or waiver of the conditions specified in the debt-for-equity exchange agreement. For example, the debt-for-equity exchange agreement will be terminated if the underwriting Agreement is not executed and delivered on the date of the debt-for-equity exchange agreement or, after the execution and delivery of the underwriting agreement, the underwriting agreement is terminated in accordance with its terms or by mutual agreement of the parties thereto prior to the completion of this offering. The debt-for-equity exchange parties, and not Dean Foods, will receive the net proceeds from the sale of the shares in this offering.

Under U.S. federal securities laws, the debt-for-equity exchange parties will be deemed to be the underwriters with respect to any shares of Class A common stock that they acquire in the debt-for-equity exchange and sell in this offering; however, references to the underwriters in this prospectus refer only to the underwriters listed in the first paragraph of this “Underwriting (Conflicts of Interest)” section. Under U.S. federal securities laws, Dean Foods will be deemed the selling stockholder of any shares of Class A common stock that the debt-for-equity exchange parties acquire from Dean Foods in the debt-for-equity exchange and sell in this offering.

Subject to its obligation to dispose of its remaining ownership interest in us within three years of the date of the Distribution, Dean Foods does not have, and the debt-for-equity exchange parties and we do not have, an obligation to participate in the debt-for-equity exchange. Regardless of whether the debt-for-equity exchange does or does not occur, the debt-for-equity exchange parties will pay their own expenses and discounts in connection with the shares acquired by them in the debt-for-equity exchange.

Alternative Settlement Cycle

Delivery of the shares of Class A common stock against payment for the shares is expected to occur on or about the date specified in the last paragraph of the cover page of this prospectus, which will be the              business day following the date of the pricing of the shares. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares of Class A common stock purchased in this offering on the date of pricing or the                          business days will be required, by virtue of the fact that such shares initially will settle in T+        , to expressly agree to an alternate settlement arrangement in order to prevent a failed settlement.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), our Class A common stock will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Class A common stock that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of Class A common stock may be made to the public in that Relevant Member State at any time:

•	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amendment Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the manager for any such offer; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Class A common stock to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe to the Class A common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Switzerland

The shares of Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares of Class A common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of Class A common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares of Class A common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of Class A common stock.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of Class A common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of Class A common stock offered should conduct their own due diligence on the shares of Class A common stock. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Legal Matters

The validity of the shares of common stock offered hereby is being passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP. Cravath, Swaine  & Moore LLP is acting as counsel for the underwriters in connection with this offering.

Experts

The consolidated financial statements of The WhiteWave Foods Company as of December 31, 2012 and 2011, and for each of the three years ended December 31, 2012, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the allocations of expenses and debt from Dean Foods Company). Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act regarding this offering. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules, and amendments to the registration statement. For further information with respect to us and our Class A common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus about the contents of any contract, agreement, or other document are not necessarily complete, and, in each instance, we encourage you to read in its entirety the copy of the contract, agreement, or other document filed as an exhibit to the registration statement.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of the registration statement by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet website.

We are subject to the information reporting requirements of the Exchange Act. Under the Exchange Act, we file periodic reports, proxy statements, and other information with the SEC. This registration statement and future filings will be available for inspection and copying at the SEC’s Public Reference Room and the website of the SEC referred to above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

The WhiteWave Foods Company

Dallas, Texas

We have audited the accompanying consolidated balance sheets of The WhiteWave Foods Company and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor have we been engaged to perform, an audit of its internal control over financial reporting. Our audits included considerations of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we do not express an opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The WhiteWave Foods Company and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the financial statements include allocations of expenses and debt from Dean Foods Company. These allocations may not be reflective of the actual level of costs or debt which would have been incurred had the Company operated as a separate entity apart from Dean Foods Company.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

February 15, 2013

The WhiteWave Foods Company

Consolidated Balance Sheets

	December 31,
	2012	2011
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$69,373	$96,987
Trade receivables, net of allowance of $1,171 and $1,233	105,592	101,991
Related party receivables	17,912	11,082
Inventories	146,647	127,415
Deferred income taxes	21,044	10,621
Prepaid expenses and other current assets	22,253	21,776
Assets held for sale	—	3,897

Total current assets	382,821	373,769
Property, plant, and equipment, net	624,642	587,259
Identifiable intangible and other assets, net	394,962	385,321
Goodwill	765,586	762,336

Total Assets	$2,168,011	$2,108,685

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$295,864	$235,047
Current portion of debt	15,000	—
Income taxes payable	11,678	1,366
Liabilities of disposal groups held for sale	—	837

Total current liabilities	322,542	237,250
Long-term debt	765,550	456,171
Deferred income taxes	218,285	254,306
Other long-term liabilities	76,678	20,272
Commitments and Contingencies (Note 14)
Parent company equity:
Dean Foods’ net investment	—	1,172,254
Shareholders’ equity:
Preferred stock, $0.01 par value; 170,000,000 shares authorized, no shares issued and outstanding at December 31, 2012; no shares authorized, issued, and outstanding at December 31, 2011	—	—
Class A common stock, $0.01 par value; 1,700,000,000 shares authorized, 23,000,000 issued and outstanding at December 31, 2012; no shares authorized, issued, and outstanding at December 31, 2011	230	—
Class B common stock, $0.01 par value; 175,000,000 shares authorized, 150,000,000 shares issued and outstanding at December 31, 2012; no shares authorized, issued, and outstanding at December 31, 2011	1,500	—
Additional paid-in capital	792,828	—
Retained earnings	18,086	—
Accumulated other comprehensive loss	(27,688)	(36,335)

Equity attributable to The WhiteWave Foods Company	784,956	1,135,919
Non-controlling interest	—	4,767

Total equity	784,956	1,140,686

Total Liabilities and Equity	$2,168,011	$2,108,685

See notes to consolidated financial statements.

The WhiteWave Foods Company

Consolidated Statements of Operations

	Year ended December 31,
	2012	2011	2010
	(In thousands, except share and per share data)
Net sales	$2,175,374	$1,916,830	$1,713,390
Net sales to related parties	109,513	108,921	107,923
Related party fees	4,551	—	—

Total net sales	2,289,438	2,025,751	1,821,313
Cost of sales	1,485,494	1,341,310	1,210,816

Gross profit	803,944	684,441	610,497
Related party license income	36,034	42,680	39,378
Operating costs and expenses:
Selling and distribution	492,130	414,724	384,512
General and administrative	167,595	136,703	139,888

Total operating costs and expenses	659,725	551,427	524,400

Operating income	180,253	175,694	125,475
Other expense:
Interest expense	9,924	9,149	10,583
Other expense, net	957	122	377

Total other expense	10,881	9,271	10,960

Income from continuing operations before income taxes	169,372	166,423	114,515
Income tax expense	56,858	52,089	33,159

Income from continuing operations	112,514	114,334	81,356
Gain on sale of discontinued operations, net of tax	403	3,616	5,693
Income (loss) from discontinued operations, net of tax	2,056	(27,105)	(16,686)

Net income	114,973	90,845	70,363
Net (income) loss attributable to non-controlling interest	(1,279)	16,550	8,735

Net income attributable to The WhiteWave Foods Company	$113,694	$107,395	$79,098

Average common shares:
Basic	153,770,492	150,000,000	150,000,000
Diluted	153,770,497	150,000,000	150,000,000
Basic earnings (loss) per common share:
Income from continuing operations attributable to The WhiteWave Foods Company	$0.73	$0.76	$0.54
Net discontinued operations	0.01	(0.04)	(0.01)
Net income attributable to The WhiteWave Foods Company	$0.74	$0.72	$0.53
Diluted earnings (loss) per common share:
Income from continuing operations attributable to The WhiteWave Foods Company	$0.73	$0.76	$0.54
Net discontinued operations	0.01	(0.04)	(0.01)
Net income attributable to The WhiteWave Foods Company	$0.74	$0.72	$0.53

See notes to consolidated financial statements.

The WhiteWave Foods Company

Consolidated Statements of Comprehensive Income

	Year ended December 31,
	2012	2011	2010
	(In thousands)
Net income	$114,973	$90,845	$70,363
Other comprehensive income (loss), net of tax
Net change in minimum pension liability	(999)	(140)	(834)
Foreign currency translation adjustment	10,199	(11,786)	(21,205)
Change in fair value of derivative instruments	(553)	259	—

Other comprehensive income (loss), net of tax	8,647	(11,667)	(22,039)

Comprehensive income	123,620	79,178	48,324
Comprehensive (income) loss attributable to non-controlling interest	(1,279)	16,550	8,735

Comprehensive income attributable to The WhiteWave Foods Company	$122,341	$95,728	$57,059

See notes to consolidated financial statements.

The WhiteWave Foods Company

Consolidated Statements of Equity

	Common Stock - Class A	Common Stock - Class B	Additional Paid-In Capital	Retained Earnings	Dean Foods’ Net Investment	Accumulated Other Comprehensive Loss	Non- Controlling Interest	Total Equity
	(In thousands)
Balance at December 31, 2009	$—	$—	$—	$—	$1,141,224	$ (2,629)	$ 15,306	$1,153,901
Net income attributable to The WhiteWave Foods Company	—	—	—	—	79,098	—	—	79,098
Change in Dean Foods’ net investment	—	—	—	—	(92,542)	—	—	(92,542)
Share-based compensation funded by Dean Foods	—	—	—	—	6,788	—	—	6,788
Capital contribution from non-controlling interest	—	—	—	—	—	—	7,992	7,992
Net loss attributable to non-controlling interest	—	—	—	—	—	—	(8,735)	(8,735)
Other comprehensive income (loss):
Change in minimum pension liability, net of tax benefit of $361	—	—	—	—	—	(834)	—	(834)
Foreign currency translation adjustment	—	—	—	—	—	(21,205)	—	(21,205)

Balance at December 31, 2010	$—	$—	$—	$—	$1,134,568	$(24,668)	$14,563	$1,124,463
Net income attributable to The WhiteWave Foods Company	—	—	—	—	107,395	—	—	107,395
Change in Dean Foods’ net investment	—	—	—	—	(75,955)	—	—	(75,955)
Share-based compensation funded by Dean Foods	—	—	—	—	6,246	—	—	6,246
Capital contribution from non-controlling interest	—	—	—	—	—	—	6,754	6,754
Net loss attributable to non-controlling interest	—	—	—	—	—	—	(16,550)	(16,550)
Other comprehensive income (loss):
Change in minimum pension liability, net of tax benefit of $87	—	—	—	—	—	(140)	—	(140)
Foreign currency translation adjustment	—	—	—	—	—	(11,786)	—	(11,786)
Change in fair value of derivative instruments, net of tax of $134	—	—	—	—	—	259	—	259

Balance at December 31, 2011	$—	$—	$—	$—	$1,172,254	$(36,335)	$4,767	$1,140,686
Net Income attributable to The WhiteWave Foods Company — January 1, 2012 through October 31, 2012	—	—	—	—	95,608	—	—	95,608
Net Income attributable to The WhiteWave Foods Company — November 1, 2012 through December 31, 2012	—	—	—	18,086	—	—	—	18,086
Change in Dean Foods’ net investment	—	—	—	—	(850,373)	—	—	(850,373)
Share-based compensation funded by Dean Foods	—	—	—	—	7,473	—	—	7,473
Issuance of common stock in connection with the initial public offering, net of offering costs	230	—	367,310	—	—	—	—	367,540
Conversion of Dean Foods’ net investment into common stock	—	1,500	423,462	—	(424,962)	—	—	—
Share-based compensation post-initial public offering	—	—	2,056	—	—	—	—	2,056
Capital contribution from non-controlling interest	—	—	—	—	—	—	1,932	1,932
Net income attributable to non-controlling interest	—	—	—	—	—	—	1,279	1,279
Distribution to non-controlling interest due to wind-down of joint venture	—	—	—	—	—	—	(7,978)	(7,978)
Other comprehensive income (loss):
Change in minimum pension liability, net of tax benefit of $506	—	—	—	—	—	(999)	—	(999)
Foreign currency translation adjustment	—	—	—	—	—	10,199	—	10,199
Change in fair value of derivative instruments, net of tax benefit of $286	—	—	—	—	—	(553)	—	(553)

Balance at December 31, 2012	$230	$1,500	$792,828	$18,086	$—	$(27,688)	$—	$784,956

See notes to consolidated financial statements.

The WhiteWave Foods Company

Consolidated Statements of Cash Flows

	Year ended December 31,
	2012	2011	2010
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$114,973	$90,845	$70,363
(Income) loss from discontinued operations	(2,056)	27,105	16,686
Gain on sale of discontinued operations, net	(403)	(3,616)	(5,693)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,354	67,990	65,765
Share-based compensation expense	9,529	6,246	6,788
Amortization of debt issuance costs	1,030	2,513	2,513
Loss on disposals and other, net	8,617	2,361	2,456
Deferred income taxes	(822)	31,020	3,494
Other	4,282	1,618	(82)
Changes in operating assets and liabilities, net of acquisitions/divestitures:
Trade receivables, net	(2,419)	(9,650)	(4,138)
Related party receivables	(6,827)	(444)	1,888
Inventories	(18,509)	(18,488)	5,797
Prepaid expenses and other assets	1,017	(4,030)	1,824
Accounts payable and accrued expenses	46,039	27,542	9,876
Income taxes payable	10,287	495	64

Net cash provided by operating activities — continuing operations	239,092	221,507	177,601
Net cash provided by operating activities — discontinued operations	(2,571)	19,054	3,726

Net cash provided by operating activities	236,521	240,561	181,327

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property, plant, and equipment	(102,931)	(126,755)	(50,707)
Proceeds from recoveries	3,356	—	—
Proceeds from sale of fixed assets	1,490	710	1,006

Net cash used in investing activities — continuing operations	(98,085)	(126,045)	(49,701)
Net cash provided by/(used in) investing activities — discontinued operations	5,900	(217)	23,309

Net cash used in investing activities	(92,185)	(126,262)	(26,392)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from initial public offering, net of offering costs	367,540	—	—
Proceeds from the issuance of Term A-1 and Term A-2 facilities	500,000	—	—
Payment of deferred financing costs	(12,403)	—	—
Repayment of intercompany notes to Dean Foods	(1,155,000)	—	—
Distributions to Dean Foods, net	(130,844)	(109,667)	(114,344)
Payments of capital lease obligations	—	(100)	—
Proceeds from revolving credit facility	519,200	—	—
Payments for revolving credit facility	(238,650)	—	—
Proceeds from receivables-backed facility	150,735	319,671	142,690
Payments for receivables-backed facility	(166,650)	(303,756)	(142,690)
Capital contribution from (distribution to) non-controlling interest	(6,046)	6,754	7,992

Net cash used in financing activities — continuing operations	(172,118)	(87,098)	(106,352)
Net cash provided by/(used in) financing activities — discontinued operations	(269)	(498)	—

Net cash used in financing activities	(172,387)	(87,596)	(106,352)
Effect of exchange rate changes on cash and cash equivalents	437	(3,528)	(1,237)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(27,614)	23,175	47,346
Cash and cash equivalents, beginning of period	96,987	73,812	26,466

Cash and cash equivalents, end of period	$69,373	$96,987	$73,812

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest and financing charges, net of capitalized interest	15,217	15,478	13,307
Cash paid for taxes	45,302	27,420	27,814
Non-cash activity — settlement of allocated portion of Dean Foods’ debt	440,255	—	—
Non-cash activity — contribution by Dean Foods in exchange for Class B common stock	424,962	—	—
Non-cash activity — novation of Dean Foods’ interest rate swap liabilities	68,858	—	—
Non-cash activity — issuance of intercompany notes to Dean Foods	1,155,000	—	—

See notes to consolidated financial statements.

The WhiteWave Foods Company

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011, and 2010

Unless otherwise indicated, references in this report to “we”, “us”, “our”, “WhiteWave”, or the “Company” refer to The WhiteWave Foods Company’s operations, taken as a whole.

1. Business and Basis of Presentation

Business

We are a leading consumer packaged food and beverage company focused on high-growth product categories that are aligned with emerging consumer trends. We manufacture, market, distribute, and sell branded plant-based foods and beverages, coffee creamers and beverages, and premium dairy products throughout North America and Europe. Our brands distributed in North America include Silk plant-based foods and beverages, International Delight and LAND O LAKES coffee creamers and beverages, and Horizon Organic premium dairy products, while our European brands of plant-based foods and beverages include Alpro and Provamel.

Formation of the Company and Initial Public Offering

WWF Operating Company (“WWF Opco”) was a wholly-owned subsidiary of Dean Foods Company (“Dean Foods”). Prior to completion of our initial public offering, WWF Opco held substantially all of the historical assets and liabilities related to the business that we acquired pursuant to the transactions described below.

The WhiteWave Foods Company was incorporated on July 17, 2012 as a wholly-owned subsidiary of Dean Foods to acquire the capital stock of WWF Opco. The Company had nominal assets and no liabilities, and conducted no operations prior to the completion of our initial public offering.

In connection with the our initial public offering, we filed a prospectus pursuant to Rule 424(b) under the Securities Act with the Securities and Exchange Commission on October 26, 2012 (the “Prospectus”). The Prospectus describes the details of our initial public offering and the separation of our business from Dean Foods’ other businesses.

The following transactions occurred in connection with our initial public offering and the separation of our business from Dean Foods’ other businesses:

•

On October 5, 2012, WWF Opco issued a series of intercompany notes to Dean Foods in the aggregate principal amount of $1.155 billion to evidence the payment of a dividend by WWF Opco to Dean Foods. The notes had various maturity dates beginning in October 2013 and continuing until May 2014, and bore interest at a fixed rate of 2.733% per annum. The notes were unsecured and not guaranteed.

•

On October 12, 2012, the Company entered into a credit agreement, among the Company, the subsidiary guarantors listed therein, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and the other lenders party thereto (the “Credit Agreement”). The Credit Agreement governs the Company’s senior secured credit facilities, which consist of a revolving credit facility in an aggregate principal amount of $850 million and term loan facilities in an aggregate principal amount of $500 million.

•

On October 15, 2012, we amended and restated our certificate of incorporation and by-laws, increased the total number of authorized shares of our capital stock to 2,045,000,000 shares, and created two classes of common stock that have the same economic rights, including with respect to dividends and distributions. Class A common stock is entitled to one vote per share, and Class B common stock is entitled to ten votes per share with respect to all matters submitted to a vote of our stockholders, subject, in the case of the Class B common stock, to reduction in accordance with terms of the amended and restated certificate of incorporation. The common stock held by Dean Foods prior to our initial public offering was reclassified into Class B common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at Dean Foods’ election and automatically in certain circumstances. Our capital stock includes 170,000,000 authorized shares of preferred stock.

•

On October 31, 2012, we completed our initial public offering and sold 23,000,000 shares of Class A common stock at a price of $17.00 per share. Prior to completion of our initial public offering, Dean Foods contributed the capital stock of WWF Opco to us in exchange for 150,000,000 shares of our Class B common stock.

•

On October 31, 2012, the Company incurred approximately $885 million in new indebtedness under its senior secured credit facilities and contributed substantially all of the net proceeds to WWF Opco. We also contributed $282 million of the net proceeds from our initial public offering to WWF Opco, which used those proceeds, together with substantially all of the net proceeds under the Credit Agreement, to repay then-outstanding obligations under intercompany notes owed to Dean Foods, as described above.

•

On November 1, 2012, the remaining net proceeds from our initial public offering were used to repay a portion of the indebtedness then outstanding under the revolving portion of our senior secured credit facilities.

•

In connection with our initial public offering, Dean Foods novated to us certain of its interest rate swaps with a notional value of $650 million and a maturity date of March 31, 2017. These swap agreements have fixed interest rates between 2.75% and 3.19%. See Note 10 “Derivative Financial Instruments.”

Basis of presentation

The contribution of WWF Opco to WhiteWave was treated as a reorganization of entities under common control under Dean Foods. As a result, we are retrospectively presenting the consolidated financial position and results of operations of WhiteWave and WWF Opco for all periods presented.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In the opinion of management, all adjustments, consisting principally of normal recurring adjustments, considered necessary for a fair presentation have been included.

For periods prior to the completion of our initial public offering on October 31, 2012, our consolidated financial statements have been prepared on a stand-alone basis and derived from Dean Foods’ consolidated financial statements and accounting records using the historical results of operations and assets and liabilities attributed to our operations, and include allocations of expenses from Dean Foods. Our consolidated and segment results are not necessarily indicative of our future performance and do not reflect what our financial performance would have been had we been a stand-alone public company during the periods presented.

Prior to completion of our initial public offering, Dean Foods provided certain corporate services to us, and costs associated with these functions were allocated to us. These allocations included costs related to corporate services, such as executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services, as well as stock-based compensation expense attributable to our employees and an allocation of stock-based compensation attributable to employees of Dean Foods. The costs of such services were allocated to us based on the most relevant allocation method to the service provided, primarily based on relative percentage of total net sales, relative percentage of headcount, or specific identification. The total amount of these allocations from Dean Foods was approximately $50.7 million from January 1, 2012 to the date of our initial public offering (which includes $17.5 million of transaction costs related to our initial public offering), and $32.7 million and $36.2 million in the years ended December 31, 2011, and 2010, respectively. These cost allocations are primarily reflected within general and administrative expenses in our consolidated statements of operations as well as classified as “Corporate and other” in Note 15 “Segment, Geographic, and Customer Information.” Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. Dean Foods continues to provide many of these services on a transitional basis for a fee.

Upon completion of our initial public offering, we assumed responsibility for the costs of these functions. The allocations may not reflect the expense we would have incurred as a stand-alone public company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone public company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in certain areas.

Prior to completion of our initial public offering, total equity represented Dean Foods’ interest in our recorded net assets. Dean Foods’ net investment balance represented the cumulative net investment by Dean Foods in us through October 31, 2012, including any prior net income or loss or other comprehensive income or loss attributed to us and contributions received from or distributions made to Dean Foods. Certain transactions between us and other related parties that are wholly-owned subsidiaries of Dean Foods, including allocated expenses and settlement of intercompany transactions, were also included in Dean Foods’ net investment.

Total equity in our consolidated balance sheets includes payables due to affiliates of Dean Foods of $nil and $406.8 million as of December 31, 2012 and 2011, respectively.

We were allocated a portion of Dean Foods’ consolidated debt based on amounts directly incurred by us to fund the acquisition of Alpro in July 2009. Prior to completion of our initial public offering, interest expense had been allocated based on the historical interest rates of the Dean Foods senior secured credit facility during each period presented, as this revolver was drawn to fund the Alpro acquisition. Debt issuance costs were allocated in the same proportion as the debt. In connection with our initial public offering, the allocated portion of the Dean Foods senior secured credit facility was settled as a contribution to our capital from Dean Foods. Management believes the basis of historical allocation for debt, interest expense, and debt issuance costs was reasonable. However, these amounts may not be indicative of the actual amounts that we would have incurred had we been a stand-alone public company for the periods presented. See Note 9 “Debt and Allocated Portion of Dean Foods’ Debt.”

2. Summary of Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of our wholly-owned subsidiaries, as well as those of our 50%-owned joint venture with Hero Group (“Hero”). As we are the primary beneficiary of the joint venture’s variable interests, the financial position and results of operations for the joint venture are consolidated for financial reporting purposes. The resulting non-controlling interest’s share in the equity of the joint venture is presented as a separate component of equity in the consolidated balance sheets and consolidated statements of equity. The net income (loss) attributable to the non-controlling interest is presented in the consolidated statements of operations and the comprehensive income (loss) attributable to the non-controlling interest is presented in the consolidated statements of comprehensive income. See Note 3 “Discontinued Operations and Divestitures.”

All intercompany transactions and balances have been eliminated in consolidation. All transactions and balances between us and other wholly-owned subsidiaries of Dean Foods are reported in the consolidated financial statements. All sales and financing transactions with Dean Foods and its subsidiaries are considered to be settled for cash in the consolidated statement of cash flows at the time the transaction is recorded for periods prior to completion of our initial public offering.

Use of Estimates

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to use our judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents

As of December 31, 2012 and 2011, cash is comprised of cash held in bank accounts. We consider temporary investments with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market. Our products are valued using the first-in, first-out (“FIFO”) method. The costs of finished goods inventories include raw materials, direct labor, indirect production, and overhead costs. Reserves for obsolete or excess inventory are not material.

Property, Plant, and Equipment

Property, plant, and equipment are stated at acquisition cost, plus capitalized interest on borrowings during the actual construction period of major capital projects. Expenditures for repairs and maintenance that do not improve or extend the life of the assets are expensed as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, as follows:

Asset	Useful life
Buildings	15 to 40 years
Machinery and equipment	3 to 20 years
Computer software	3 to 8 years
Leasehold improvements	Over the shorter of the term of the applicable lease agreement or useful life

Goodwill and Intangible Assets

Our goodwill and identifiable intangible assets have resulted from acquisitions. Upon acquisition, the purchase price is first allocated to identifiable assets and liabilities, including customer-related intangible assets and trademarks, with any remaining purchase price recorded as goodwill. Goodwill and trademarks with indefinite lives are not amortized.

A trademark is determined to have an indefinite life if it has a history of strong sales and cash flow performance that we expect to continue for the foreseeable future. If these perpetual trademark criteria are not met, the trademarks are amortized over their expected useful lives. Determining the expected life of a trademark is based on a number of factors including the competitive environment, trademark history, and anticipated future trademark support.

Identifiable intangible assets, other than indefinite-lived trademarks, are typically amortized over the following range of estimated useful lives:

Asset	Useful life
Customer lists and relationships	3 to 15 years
Finite-lived trademarks	5 to 15 years

Impairment

In accordance with accounting standards related to goodwill and other intangibles assets, we do not amortize goodwill and other intangible assets determined to have indefinite useful lives. Instead, we conduct impairment tests on our goodwill and indefinite-lived trademarks annually in the fourth quarter and on an interim basis when circumstances indicate that the carrying value may not be recoverable. To determine whether impairment exists, we primarily utilize a discounted future cash flow analysis.

In evaluating goodwill for impairment, we are permitted under the accounting guidance to first assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount. If we conclude that it is not more likely than not that the fair value of a reporting unit is less than its carrying value, then no further testing of the goodwill assigned to the reporting unit is required. However, if we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we then perform a two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment to be recognized, if any.

A qualitative assessment of goodwill was performed during 2012. We assessed economic conditions and industry and market considerations, in addition to the overall financial performance of each of our reporting units. Based on the results of our assessment, we determined that it was not more likely than not that any of our reporting units had a carrying value in excess of its fair value. Accordingly, no further goodwill testing was completed. We did not recognize any impairment charges related to goodwill during 2012, 2011, or 2010.

Long-lived assets, including property, plant, and equipment and definite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and prior to any goodwill impairment test. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no indicators of impairment of long-lived assets identified in 2012, 2011, or 2010.

Assets Held For Sale

We classify assets as held for sale when management approves and commits to a formal plan of sale and our expectation is that the sale will be completed within one year. The carrying value of the net assets of the business held for sale are then recorded at the fair market value, less costs to sell. As of December 31, 2012 and 2011, $nil and $3.9 million, respectively, of assets held for sale related to the wind-down of our joint venture with Hero are presented within the consolidated balance sheets and no longer depreciated. See Note 3 “Discontinued Operations and Divestitures.”

Employee Benefit Plans

We participate in Dean Foods’ consolidated defined contribution plan (including various employee savings and profit sharing plans) and contribute to a multiemployer pension plan on behalf of our employees. We also have four separate, stand-alone defined benefit pension plans as a result of the acquisition of Alpro on July 2, 2009, and we contribute to a multiemployer pension plan on behalf of certain of our employees.

We recognize the overfunded or underfunded status of defined benefit pension plans as an asset or liability on our consolidated balance sheets and recognize changes in the funded status in the year in which changes occur, through accumulated other comprehensive income (loss). The funded status is measured as the difference between the fair value of plan assets and benefit obligation (the projected benefit obligation for pension plans). Actuarial gains and losses and prior service costs and credits that have not been recognized as a component of net periodic benefit cost previously are recorded as a component of accumulated other comprehensive income (loss). Plan assets and obligations are measured as of December 31 of each year. See Note 13 “Employee Retirement and Profit Sharing Plans.”

Share-Based Compensation

Certain of our employees participate in two Dean Foods employee equity award plans that are settled in Dean Foods’ common stock. These plans, which are the 1997 Stock Option and Restricted Stock Plan and the Dean Foods Company 2007 Stock Incentive Plan (the “2007 Plan”), provide for grants of stock options, restricted stock units (“RSUs”), and other stock-based awards to employees, officers, and directors. Options and other stock-based awards vest in accordance with provisions set forth in the applicable award agreements. The remaining shares available for grant under the historical plans are granted pursuant to the terms and conditions of the 2007 Plan.

Share-based compensation expense is recognized for Dean Foods’ equity awards granted to our employees over the vesting period based on their grant date fair value. The fair value of option awards is estimated at the date of grant using the Black-Scholes valuation model. The fair value of RSUs is equal to the closing price of Dean Foods’ common stock on the date of the grant. Compensation expense is recognized only for equity awards expected to vest. Dean Foods estimates forfeitures at the date of grant based on its historical experience and future expectations.

On August 7, 2012, the Dean Foods Compensation Committee, the Dean Foods board of directors, and our board of directors approved the terms of our 2012 Stock Incentive Plan (the “2012 SIP”). In connection with our initial public offering, 20 million shares of our Class A common stock were reserved for issuance under the 2012 SIP upon the exercise of future stock options, restricted stock units, or restricted stock that will be issued under our employee benefit plans. The purpose of the plan is to attract and retain non-employee directors, consultants, executive personnel, and other key employees of outstanding ability to motivate them by means of performance related incentives and to enable them to participate in our growth and financial success. Eligibility to participate in the 2012 SIP is limited to our employees (including officers and directors who are employees), non-employee directors, and consultants, and employees, non-employee directors, and consultants of our subsidiaries.

Pursuant to the SIP and in connection with our initial public offering, the Company granted equity to certain of our executive officers and employees (the “IPO Grants”). Share-based compensation expense is recognized over the vesting period based on their grant date fair value. The fair value of option awards is estimated at the date of grant using the Black-Scholes valuation model. The fair value of RSUs is equal to the closing price of our common stock on the date of the grant. Compensation expense is recognized only for equity awards expected to vest. Share-based compensation expense is primarily included within general and administrative expenses. See Note 11 “Share-Based Compensation.”

Effective upon and subject to any transaction, including a spin-off, or other event or occurrence pursuant to which we cease to be a majority-owned subsidiary of Dean Foods (a “Separation Transaction”), the employee matters agreement between us and Dean Foods provides that our workforce will commence participation in share-based compensation plans established and sponsored by us, which will generally provide substantially comparable benefits to those benefits provided to these employees before such Separation Transaction.

Revenue Recognition, Sales Incentives and Trade Accounts Receivable

Sales are recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, the product has been delivered to the customer, and there is a reasonable assurance of collection of the sales proceeds. Sales are recorded net of allowances for returns, trade promotions, and other discounts. We routinely offer sales incentives and discounts through various regional and national programs to our customers and to consumers. These programs include rebates, shelf-price reductions, in-store display incentives, coupons, and other trade promotional activities. These programs, as well as amounts paid to customers for shelf-space in retail stores, are considered reductions in the price of our products and thus are recorded as reductions to gross sales. Some of these incentives are recorded by estimating incentive costs based on our historical experience and expected levels of performance of the trade promotion. We maintain liabilities at the end of each period for the estimated incentive costs incurred but unpaid for these programs, which are recorded as a reduction in our trade accounts receivable balance. Differences between estimated and actual incentive costs are normally not material and are recognized in earnings in the period such differences are determined.

We generally provide credit terms to customers of net 10 days, from invoice date. We perform ongoing credit evaluations of our customers and maintain allowances for potential credit losses based on our historical experience. Estimated product returns historically have not been material.

Related Party Sales and Fees

Sales to other wholly-owned subsidiaries of Dean Foods of raw materials and the finished products that we manufacture have been reflected as related party sales in our consolidated statements of operations.

In connection with our initial public offering, we entered into an agreement with Morningstar Foods, LLC (“Morningstar”), pursuant to which it transfers back to us responsibility for its sales and associated costs of certain WhiteWave products. Morningstar remits to us the cash representing the net profit collected from these product sales until such time as the sales are transitioned to us. The net effect of the agreement is reflected as related party fees in our consolidated statements of operations. See Note 16 “Related Party Transactions.”

Advertising Expense

We market our products through advertising and other promotional activities, including media and agency. Advertising expense is charged to income during the period incurred, except for expenses related to the development of a major commercial or media campaign which are charged to income during the period in which the advertisement or campaign is first presented to the public. Advertising expense totaled $172.6 million, $138.9 million, and $142.7 million in 2012, 2011, and 2010, respectively. Prepaid advertising was $1.3 million and $1.7 million as of December 31, 2012 and 2011, respectively.

Shipping and Handling Fees

Our shipping and handling costs are included in both cost of sales and selling and distribution expense, depending on the nature of such costs. In cost of sales, we include inventory warehouse costs and product loading and handling costs at Company-owned facilities. Costs associated with shipping products to customers through third-party carriers and third-party inventory warehouse costs are included in selling and distribution expense. Shipping and handling costs totaled $214.1 million, $171.9 million, and $143.3 million in 2012, 2011, and 2010, respectively.

Insurance Accruals

We participate in Dean Foods’ various insurance programs, which consist of selected levels of property and casualty risks, primarily related to employee health care, workers’ compensation claims, and other casualty losses. Many of these potential losses are covered under conventional insurance programs with third-party carriers with high deductible limits. In other areas, Dean Foods is self-insured with stop-loss coverage. Accrued liabilities for incurred but not reported losses related to these retained risks are calculated based upon loss development factors which contemplate a number of factors including claims history and expected trends. These loss development factors are developed by Dean Foods in consultation with external insurance brokers and actuaries.

At December 31, 2012 and 2011, we recorded accrued liabilities related to these retained risks based on specific claims filed by our employees in the amounts of $1.9 million and $3.0 million, respectively, including both current and long-term liabilities.

Effective upon and subject to any Separation Transaction, the employee matters agreement between us and Dean Foods provides that our workforce will commence participation in insurance programs established and sponsored by us, which will generally provide substantially comparable benefits to those benefits provided to these employees before such Separation Transaction.

Research and Development

Our research and development activities primarily consist of generating and testing new product concepts, new flavors, and packaging. Our total research and development expense was $12.3 million, $11.1 million, and $15.4 million for 2012, 2011, and 2010, respectively. Research and development costs are included in general and administrative expenses in our consolidated statements of operations.

Foreign Currency Translation

The financial statements of our foreign subsidiaries are translated to U.S. Dollars. The functional currency of our foreign subsidiaries is generally the local currency of the country. Accordingly, assets and liabilities of the foreign subsidiaries are translated to U.S. Dollars at period-end exchange rates. Income and expense items are translated at the average rates prevailing during the period. Changes in exchange rates that affect cash flows and the related receivables or payables are recognized as transaction gains and losses. Our transaction gains and losses are reflected in general and administrative expense in our consolidated statements of operations. The cumulative translation adjustment in accumulated other comprehensive income (loss) reflects the unrealized adjustments resulting from translating the financial statements of our foreign subsidiaries.

Income Taxes

Income taxes have been prepared on a separate return basis as if the Company was a stand-alone entity. However, as a result of being included in the Dean Foods’ U.S. consolidated federal income tax return and Dean Foods’ payment of domestic taxes, U.S. federal and state current income taxes for periods prior to the completion of our initial public offering on October 31, 2012, are included in Dean Foods’ net investment in the Company’s consolidated balance sheets. Foreign income tax liabilities are paid by the Company and therefore are presented separately. All of our wholly-owned U.S. operating subsidiaries, as well as our proportional share of the operations of our consolidated joint venture, are included in the preparation of our U.S. federal consolidated tax calculation. Our foreign subsidiaries are required to file local jurisdiction income tax returns with respect to their operations, the earnings from which are expected to be reinvested indefinitely. At December 31, 2012, no provision had been made for U.S. federal or state income tax on approximately $96.7 million of accumulated foreign earnings, as they are considered to be indefinitely reinvested. Computation of the potential deferred tax liability associated with these undistributed earnings and other basis differences is not practicable.

Deferred income taxes arise from temporary differences between amounts recorded in the consolidated financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Deferred tax assets, including the benefit of net operating loss and tax credit carryforwards, are evaluated based on the guidelines for realization and are reduced by a valuation allowance if deemed necessary.

We recognize the income tax benefit from an uncertain tax position when it is more likely than not that, based on technical merits, the position will be sustained upon examination, including resolutions of any related appeals or litigation processes. We recognize accrued interest related to uncertain tax positions as a component of income tax expense. Penalties, if incurred, are recognized as a component of operating income.

Recent Accounting Pronouncements

In May 2011, in an effort to assist in the convergence of U.S. GAAP and International Financial Reporting Standards (“IFRS”), the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update related to “Fair Value Measurements: Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs.” The standard expands existing disclosure requirements for fair value measurements and makes certain other amendments, including a requirement to categorize, by level in the fair value hierarchy, items that are required to be disclosed, but not measured, at fair value. The standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, and should be applied prospectively. We adopted this standard as of January 1, 2012 and its adoption did not have a material effect on our consolidated financial statements.

In June 2011, the FASB issued an Accounting Standards Update related to “Presentation of Comprehensive Income.” This standard revises the manner in which entities present comprehensive income in their financial statements. The new guidance removes the previously accepted presentation options and requires entities to report components of comprehensive income in either a continuous statement of comprehensive income, or two separate but consecutive statements. The standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, and requires retrospective application for all periods presented in the financial statements. In December 2011, the FASB indefinitely deferred the portion of this standard that requires entities to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement in which net income is presented and the statement in which other comprehensive income is presented. We adopted this standard as of January 1, 2012.

In September 2011, the FASB issued an Accounting Standards Update related to “Testing Goodwill for Impairment.” The new guidance permits entities to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying the two-step goodwill impairment test. Unless an entity concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, it would not be required to perform the two-step impairment test for that reporting unit. The standard is effective for annual and interim goodwill impairment tests performed in fiscal years beginning after December 15, 2011, and early adoption is permitted. We adopted this standard as of January 1, 2012 and its adoption did not have a material effect on our consolidated financial statements.

In September 2011, the FASB issued an Accounting Standards Update related to “Compensation Retirement Benefits — Multiemployer Plans.” This standard requires new quantitative and qualitative disclosures for multiemployer pension and other postretirement benefit plans. The objective of the amended disclosure requirements is to provide users with more detailed information about the plans in which we participate. We adopted this standard as of January 1, 2012. See Note 13 “Employee Retirement and Profit Sharing Plans.”

In July 2012, the FASB issued an Accounting Standards Update related to “Testing Indefinite-Lived Intangibles for Impairment.” The purpose of the update is to simplify the guidance for testing indefinite-lived intangible assets for impairment and permits entities to first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test. Unless an entity determines, through its qualitative assessment, that is more likely than not that an indefinite-lived intangible asset is impaired, it would not be required to calculate the fair value of the asset. This standard is effective for annual and interim impairment tests of indefinite-lived intangible assets performed in fiscal years beginning after September 15, 2012, and early adoption is permitted. We are currently evaluating the impact this standard will have on our annual indefinite-lived asset impairment testing process.

3. Discontinued Operations and Divestitures

Divestitures

Hero Joint Venture’s Discontinued Operations

In the second quarter of 2011, we began evaluating strategic alternatives related to our joint venture with Hero. During the third quarter of 2011, due to continued poor performance by the venture and a desire on our part to invest in core operations, a recommendation was made to, and approved by, the joint venture partners to wind down the joint venture operations during the fourth quarter of 2011. In conjunction with this action plan, we wrote down the value of the joint venture’s long-lived assets to fair value less costs to sell as of September 30, 2011. At the end of 2012, the Hero joint venture wind down was completed. Our Hero operations have been classified as discontinued operations in our consolidated financial statements for the years ended December 31, 2012, 2011, and 2010. The following is a summary of the operating results of our discontinued operations:

	Year ended December 31,
	2012	2011	2010
	(In thousands)
Operations:
Net sales	$—	$8,614	$12,873
Income (loss) before income taxes	2,559	(33,100)	(17,470)
Income tax (expense) benefit	(503)	5,995	3,168
Net income (loss)	2,056	(27,105)	(14,302)
Net income (loss) attributable to non-controlling interest	1,279	(16,550)	(8,735)

During 2012 and 2011, Hero made cash contributions to the joint venture of $1.9 and $6.8 million, respectively. As part of the joint venture wind down in 2012, we made distributions of $8.0 million to Hero.

The following is a summary of the joint venture’s assets and liabilities held for sale:

	December 31,
	2012	2011
	(In thousands)
Assets:
Current assets	$—	$3,504
Property, plant, and equipment, net	—	393

Assets held for sale	$—	$3,897

Liabilities:
Accounts payable and accrued expenses	$—	$568
Other liabilities	—	269

Liabilities of disposal groups held for sale	$—	$837

Other Discontinued Operations

During the second quarter of 2010, we committed to a plan to sell the business operations of Rachel’s, which provided organic branded dairy-based chilled yogurt, milk, and related dairy products primarily in the United Kingdom. We completed the sale of our Rachel’s business on August 4, 2010 and recognized a gain of $5.7 million, net of tax.

Our Rachel’s operations have been classified as discontinued operations in our consolidated financial statements for the year ended December 31, 2010.

In September 2011, we recorded an additional gain of $3.6 million on the sale of Rachel’s as a result of working capital cash settlement, and in 2012, we recorded tax expense of $0.2 million related to the gain on sale of Rachel’s. These have been recorded in gain on sale of discontinued operations, net of tax, in our consolidated statements of operations. The following is a summary of Rachel’s operating results included in discontinued operations:

Year ended December 31,
2010
(In thousands)
Operations:
Net sales	$26,319
Loss before income taxes	(3,783)
Income tax benefit	1,399
Net loss	(2,384)

In relation to other prior discontinued operations, we recorded a tax benefit in 2012 of $0.6 million due to the release of a liability for an uncertain tax position. This has been recorded in gain on sale of discontinued operations in our consolidated statements of operations.

4. Inventories

Inventories, net of reserves of $3.3 million and $2.3 million at December 31, 2012 and 2011, respectively, consisted of the following:

	December 31,
	2012	2011
	(In thousands)
Raw materials and supplies	$71,548	$66,699
Finished goods	75,099	60,716

Total	$146,647	$127,415

5. Property, Plant, and Equipment

	December 31,
	2012	2011
	(In thousands)
Land	$49,334	$47,531
Buildings	285,190	259,072
Leasehold improvements	9,355	9,355
Machinery and equipment	644,575	542,687
Construction in progress	29,472	54,976

	1,017,926	913,621
Less accumulated depreciation	(393,284)	(326,362)

Total	$624,642	$587,259

Depreciation expense amounted to $71.8 million, $65.4 million, and $63.2 million in 2012, 2011, and 2010, respectively.

For 2012 and 2011, we capitalized $0.5 million and $0.2 million in interest related to Dean Foods’ borrowings during the actual construction period of major capital projects, which is included as part of the cost of the related asset. Other non-cash additions for accrued property, plant, and equipment were $nil and $0.6 million in 2012 and 2011.

6. Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the years ended December 31, 2012 and 2011 are as follows:

	North America	Europe	Total
	(In thousands)
Balance at December 31, 2010	$600,316	$165,675	$765,991
Foreign currency translation	—	(3,655)	(3,655)

Balance at December 31, 2011	$600,316	$162,020	$762,336
Foreign currency translation	—	3,250	3,250

Balance at December 31, 2012	$600,316	$165,270	$765,586

There are no accumulated goodwill impairment charges related to goodwill during 2012, 2011, or 2010.

The gross carrying amount and accumulated amortization of our intangible assets other than goodwill as of December 31, 2012 and 2011 are as follows:

	December 31,
	2012			2011
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
	(In thousands)
Intangible assets with indefinite lives:
Trademarks(1)	$350,725	$—	$350,725	$349,041	$—	$349,041
Intangible assets with finite lives:
Customer-related and other	37,644	(14,714)	22,930	36,593	(12,061)	24,532
Trademarks	968	(962)	6	968	(960)	8

Total	$389,337	$(15,676)	$373,661	$386,602	$(13,021)	$373,581

(1)	The increase in the carrying amount of intangible assets with indefinite lives is the result of foreign currency translation adjustments.

Amortization expense on intangible assets for the years ended December 31, 2012, 2011, and 2010 was $2.5 million, $2.6 million, and $2.6 million, respectively. Estimated intangible asset amortization expense is $2.6 million for 2013 through 2014 and $2.5 million for 2015 through 2017.

7. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses for the years ended December 31, 2012 and 2011 consisted of the following:

	December 31,
	2012	2011
	(In thousands)
Accounts payable	$174,089	$164,251
Payroll and benefits	68,255	37,544
Accrued marketing and advertising	10,241	11,370
Current derivative liability (Note 10)	18,751	—
Other accrued liabilities	24,528	21,882

Total	$295,864	$235,047

8. Income Taxes

Income taxes have been prepared on a separate return basis as if the Company was a stand-alone entity. The Company, however, is included in the Dean Foods’ U.S. consolidated federal income tax return and also files some U.S. state income tax returns on a combined basis with Dean Foods. Our foreign subsidiaries file local income tax returns in the jurisdictions in which they operate.

Income from continuing operations before income taxes is comprised of the following:

	Year ended December 31,
	2012	2011	2010
	(In thousands)
Domestic	$149,417	$138,410	$91,968
Foreign	19,955	28,013	22,547

Income from continuing operations before income taxes	$169,372	$166,423	$114,515

Income tax expense consists of the following components:

	Year Ended December 31
	2012(1)	2011(2)	2010(3)
	(In thousands)
Current income taxes:
Federal	$45,121	$15,737	$20,859
State	8,581	5,411	1,185
Foreign	2,394	430	1,832

Total current income tax expense	56,096	21,578	23,876

Deferred income taxes:
Federal	3,454	28,954	10,545
State	(636)	2,551	(2,709)
Foreign	(2,056)	(994)	1,447

Total deferred income tax expense	762	30,511	9,283

Total income tax expense	$56,858	$52,089	$33,159

(1)	Excludes $0.1 million in income tax expense related to discontinued operations.
(2)	Excludes $5.5 million in income tax benefit related to discontinued operations.
(3)	Excludes $10.2 million in income tax benefit related to discontinued operations.

The following is a reconciliation of income tax expense computed at the U.S. federal statutory tax rate to income tax expense reported in our consolidated statements of operations:

	Year ended December 31,
	2012		2011		2010
	Amount	Percentage	Amount	Percentage	Amount	Percentage
	(In thousands, except percentages)
Tax expense at statutory rate of 35%	$59,280	35.0%	$58,248	35.0%	$40,080	35.0%
State income taxes	6,757	4.0%	5,809	3.5%	3,857	3.4%
Foreign taxes versus U.S. statutory rate	(6,008)	(3.5)%	(7,710)	(4.6)%	(4,272)	(3.7)%
Transaction costs	4,489	2.7%	—	0.0%	—	0.0%
U.S. manufacturing deduction	(3,603)	(2.1)%	(1,082)	(0.7)%	(942)	(0.8)%
Audit settlements and statute of limitation lapses	(1,419)	(0.8)%	(3,413)	(2.1)%	(2,885)	(2.5)%
Deferred tax rate adjustments	(1,942)	(1.1)%	(234)	(0.1)%	(2,902)	(2.5)%
Other	(696)	(0.6)%	471	0.3%	223	0.1%

Total	$56,858	33.6%	$52,089	31.3%	$33,159	29.0%

In the table above, the amounts for audit settlements and statute of limitation lapses and deferred tax rate adjustments include amounts related to state and foreign income taxes.

The tax effects of temporary differences giving rise to deferred income tax assets (liabilities) were:

	December 31,
	2012(1)	2011(2)
	(In thousands)
Deferred income tax assets:
Derivative instruments	$24,861	$—
Accrued liabilities	6,844	4,754
Share-based compensation	6,578	8,876
Net operating loss carryforwards	5,459	4,804
Inventories	4,140	3,810
Receivables	3,303	3,549
Other	1,574	2,212
Valuation allowances	(524)	(528)

	52,235	27,477

Deferred income tax liabilities:
Intangible assets	(139,062)	(162,294)
Property, plant and equipment	(110,414)	(108,868)

	(249,476)	(271,162)

Net deferred income tax liability	$(197,241)	$(243,685)

(1)	Includes $1.2 million of deferred tax assets related to uncertain tax positions.
(2)	Includes $1.9 million of deferred tax assets related to uncertain tax positions.

The net deferred income tax assets (liabilities) shown above are classified in our consolidated balance sheets as follows:

	December 31,
	2012	2011
	(In thousands)
Current assets	$21,044	$10,621
Noncurrent liabilities	(218,285)	(254,306)

Total	$(197,241)	$(243,685)

At December 31, 2012, we had $5.5 million of tax-effected state and foreign net operating loss carryforwards, some of which are subject to certain limitations and begin to expire in 2013. A valuation allowance of $0.5 million has been established because we do not believe it is more likely than not that all of the deferred tax assets related to these state and foreign net operating loss carryforwards will be realized prior to expiration.

The following is a reconciliation of gross unrecognized tax benefits, including interest, recorded in our consolidated balance sheets:

	2012	2011	2010
	(In thousands)
Balance at January 1	$12,573	$39,862	$44,563
Increases in tax positions for current year	20	772	173
Increases in tax positions for prior years	459	1,086	885
Decreases in tax positions for prior years	(608)	(28,451)	(5,331)
Settlement of tax matters	(834)	(696)	(428)
Lapse of applicable statutes of limitations	(1,177)	—	—

Balance at December 31	$10,433	$12,573	$39,862

The unrecognized tax benefits shown above are classified in our consolidated balance sheets as follows:

	December 31,
	2012	2011
	(In thousands)
Accrued expenses	$360	$943
Other long-term liabilities	10,073	11,630

Total	$10,433	$12,573

Due to the closing of taxing authority examinations, resulting in no changes to tax returns as filed, the majority of the unrecognized tax benefits acquired in the Alpro acquisition in 2009 were recognized by the Company in 2011.

Of the balance of unrecognized tax benefits at December 31, 2012, $4.3 million would impact our effective tax rate, and $4.9 million would be offset by tax benefits associated with potential transfer pricing adjustments, if recognized. The remaining $1.2 million represents tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Due to the impact of deferred income tax accounting, the disallowance of the shorter deductibility period would not affect our effective tax rate but would accelerate payment of cash to the applicable taxing authority. We do not expect any material changes to our liability for uncertain tax positions during the next 12 months.

We recognize accrued interest related to uncertain tax positions as a component of income tax expense. Penalties, if incurred, are recorded in general and administrative expenses in our consolidated statements of operations. Income tax expense for 2012, 2011, and 2010 included interest benefit, net of tax of $0.6 million, $nil, and $0.5 million, respectively. Our liability for uncertain tax positions included accrued interest of $0.3 million and $1.1 million at December 31, 2012 and 2011, respectively.

Dean Foods’ U.S. consolidated income tax returns for 2009 through 2011 are under examination by the Internal Revenue Service and the 2007 tax return is under examination with a limited scope. State income tax returns are generally subject to examination for a period of three to five years after filing. We have various state and foreign income tax returns in the process of examination, appeals or settlement.

9. Debt and Allocated Portion of Dean Foods’ Debt

	December 31,
	2012			2011
	Amount outstanding	Interest rate		Amount outstanding	Interest rate
	(In thousands, except percentages)
Allocated portion of Dean Foods debt:
Senior secured credit facility	$—			$440,255	3.00%

	—			440,255
The WhiteWave Foods Company debt obligations:
Senior secured credit facilities	780,550	2.20	%*	—
Receivables-backed facility	—			15,916	1.31%

	780,550			15,916

	780,550			456,171
Less current portion	(15,000)			—

Total long-term debt	$765,550			$456,171

*	Represents a weighted average rate, including applicable interest rate margins, for the senior secured revolving credit facility, Term Loan A-1, and Term Loan A-2.

The scheduled maturities of long-term debt at December 31, 2012, were as follows (in thousands):

	Total	Term Loan A-1	Term Loan A-2	Revolving Credit Facility
2013	$15,000	$12,500	$2,500	$—
2014	15,000	12,500	2,500	—
2015	21,250	18,750	2,500	—
2016	21,250	18,750	2,500	—
2017	470,550	187,500	2,500	280,550
Thereafter	237,500	—	237,500	—

Total outstanding debt	$780,550	$250,000	$250,000	$280,550

Allocated Portion of Dean Foods’ Debt (Senior Secured Credit Facility)

On July 2, 2009, we were allocated $440.3 million from the Dean Foods senior secured credit facility to fund our acquisition of Alpro. Prior to completion of our initial public offering, interest expense had been allocated based on the historical interest rates of the Dean Foods senior secured credit facility and totaled $9.9 million, $13.2 million, and $13.0 million in 2012, 2011, and 2010, respectively. Debt issuance costs were allocated in the same proportion as debt and recorded as a non-current asset included in our consolidated balance sheets. Upon completion of our initial public offering, the principal balances associated with this allocated portion of the Dean Foods senior secured credit facility were settled as a contribution to our capital from Dean Foods. Our guarantee of Dean Foods’ senior secured credit facility also terminated upon completion of our initial public offering. See Note 16 “Related Party Transactions — Guarantees.”

Senior Secured Credit Facilities

On October 12, 2012, we entered into a credit agreement, among us, the subsidiary guarantors listed therein, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and the other lenders party thereto. The Credit Agreement governs our senior secured credit facilities, which consist of a five-year revolving credit facility in a principal amount of $850 million, a five-year $250 million term loan A-1, and a seven-year $250 million term loan A-2. The revolving credit facility makes available up to $75 million of letters of credit and up to $75 million of swing line loans. On October 31, 2012, we incurred approximately $885 million in indebtedness under these facilities and subsequently used the remaining net proceeds from our initial public offering to repay a portion of the revolving credit facility. We have also capitalized $12.4 million of deferred financing fees, which will be amortized over the term of the respective credit or term loan facility. Deferred financing fees are included in identifiable intangible and other assets on our consolidated balance sheet.

The terms of the senior secured credit facilities include the following:

•	maturity on October 31, 2017 for the term loan A-1 and revolving credit facility and October 31, 2019 for the term loan A-2 facility;

•

required amortization repayment in quarterly installments of the following amounts on the $250 million term loan A-1 facility: $12.5 million in 2013 and 2014, $18.75 million in 2015 and 2016, and $25.0 million in 2017 with the balance at maturity, and, in the case of the $250 million term loan A-2 facility, $2.5 million in 2013 through 2019 with the balance at maturity;

•	an accordion feature allowing, under certain circumstances, the maximum principal amount of the senior secured credit facilities to be increased by up to $500 million, subject to lender commitments;

•	mandatory prepayments in the event of certain asset sales and receipt of insurance proceeds;

•	customary affirmative and negative covenants for agreements of this type, including delivery of financial and other information, compliance with laws, further assurances, and limitations with respect to indebtedness, liens, fundamental changes, restrictive agreements, dispositions of assets, acquisitions and other investments, sale leaseback transactions, conduct of business, transactions with affiliates, and restricted payments; and

•

financial covenants pertaining to (a) a maximum consolidated net leverage ratio initially set at 4.25 to 1.00 and stepping down to 4.00 to 1.00 beginning March 31, 2014 and then to 3.75 to 1.00 beginning March 31, 2015 and thereafter (subject to our right to increase such ratio by 0.50 to 1.00, but not to exceed 4.50 to 1.00, for the next four fiscal quarters following any permitted acquisition for which the purchase consideration equals or exceeds $50 million) and (b) a minimum consolidated interest coverage ratio set at 3.00 to 1.00.

The senior secured credit facilities are secured by security interests and liens on substantially all of our assets and the assets of our domestic subsidiaries. The senior secured credit facilities are guaranteed by our material domestic subsidiaries. Borrowings under our senior secured credit facilities currently bear interest at a rate of LIBOR plus 1.75% per annum or, in the case of the $250 million term loan A-2 facility, LIBOR plus 2.00% per annum. As of December 31, 2012, we were in compliance with all debt covenants.

Receivables-Backed Facility

In 2004, we began participating in Dean Foods’ receivables-backed facility. We sold certain of our accounts receivable to a wholly-owned entity that is intended to be bankruptcy-remote. The entity transferred the receivables to third-party asset-backed commercial paper conduits sponsored by major financial institutions. The securitization was treated as borrowing for accounting purposes. We were the beneficiary and obligor for all borrowings and repayments under our portion of the Dean Foods facility. On September 28, 2011, Dean Foods amended the terms of the agreement to extend the liquidity termination date to September 25, 2013, to include the ability to issue letters of credit of up to $300 million under the facility, and to amend certain other terms.

During 2012, we borrowed $150.7 million and subsequently repaid $166.7 million under the facility. In connection with our initial public offering, effective September 1, 2012, we are no longer a participant in the Dean Foods receivables securitization program. Receivables sold by us to the entity on or prior to August 31, 2012 will continue to be collected by Dean Foods; however, any receivables generated by us subsequent to September 1, 2012 will not be sold into the receivables securitization program.

Alpro Revolving Credit Facility

On July 2, 2009, our then newly-acquired Alpro operations entered into a two-year multi-currency revolving credit facility for borrowings in an amount not to exceed €20 million (or its currency equivalent). In December, 2009, we reduced the facility to an amount not to exceed €10 million (or its currency equivalent). On July 8, 2011, we renewed this facility for one year and further reduced the facility to an amount not to exceed €1 million (or its currency equivalent). The facility is unsecured and is guaranteed by various Alpro subsidiaries. Use of proceeds under the facility is for working capital and other general corporate purposes of Alpro. The subsidiary revolving credit facility is available for the issuance of up to €1 million (or its currency equivalent) of letters of credit. At December 31, 2012 and 2011, there were no outstanding borrowings under this facility. On July 10, 2012, we renewed this facility under substantially similar terms. No principal payments are due under the subsidiary revolving credit facility until maturity on July 10, 2013.

10. Derivative Financial Instruments

Interest Rates

In connection with our initial public offering, on October 31, 2012, Dean Foods novated to us certain of its interest rate swaps (the “2017 swaps”) with a notional value of $650 million and a maturity date of March 31, 2017. We are now the sole counterparty to the financial institutions under these swap agreements and are directly responsible for any required future settlements, and the sole beneficiary of any future receipts of funds, pursuant to their terms. We are subject to market risk with respect to changes in the underlying benchmark interest rate that impact the fair value of the interest rate swaps.

The following table summarizes the terms of the interest rate swap agreements as of December 31, 2012:

Fixed Interest Rates	Expiration Date	Notional Amount
		(In thousands)
2.75% to 3.19%	March 31, 2017	$650,000

We have not designated such contracts as hedging instruments; therefore, the interest rate swap agreements are marked to market at the end of each reporting period and a derivative asset or liability is recorded on our consolidated balance sheet. A summary of these open swap agreements recorded at fair value in our consolidated balance sheet at December 31, 2012 is included in the table below.

Foreign Currency

Our international operations represented approximately 25% and 16% of our long-lived assets and net sales, respectively, as of and for the year ended December 31, 2012. Sales in foreign countries, as well as certain expenses related to those sales, are transacted in currencies other than our reporting currency, the U.S. Dollar. Our foreign currency exchange rate risk is primarily limited to the Euro and the British Pound. We may, from time to time, employ derivative financial instruments to manage our exposure to fluctuations in foreign currency rates or enter into forward currency exchange contracts to hedge our net investment and intercompany payable or receivable balances in foreign operations.

During the second quarter of 2012, we repatriated approximately €55.0 million from our foreign operations to Dean Foods. We entered into forward contracts to purchase $71 million to mitigate potential currency fluctuations as we took steps to mobilize these funds. These derivative instruments were not designated as hedging instruments, and changes in fair value of the instruments were recognized immediately in other operating (income) expense in our audited consolidated statements of operations. We recognized a net gain of $0.6 million related to these instruments during the year ended December 31, 2012. These gains were substantially offset by foreign currency losses related to an intercompany note that was repaid as part of the cash repatriation transaction.

As of December 31, 2012 and 2011, derivatives recorded at fair value in our consolidated balance sheets were as follows:

	December 31,
	Derivative assets		Derivative liabilities
	2012	2011	2012	2011
	(In thousands)
Derivatives designated as Hedging Instruments
Foreign currency contracts — current(1)	$—	$411	$489	$—
Derivatives not designated as Hedging Instruments
Interest rate swap contracts — current(1)	—	—	18,262	—
Interest rate swap contracts — noncurrent(2)	—	—	48,669	—

Total derivatives	$—	$411	$67,420	$—

(1)	Derivative assets and liabilities that have settlement dates equal to or less than 12 months from the respective balance sheet date were included in other current assets and accounts payable and accrued expenses, respectively, in our consolidated balance sheets.
(2)	Derivative liabilities that have settlement dates greater than 12 months from the respective balance sheet date were included in other long-term liabilities in our consolidated balance sheets.

Gains and losses on derivatives designated as cash flow hedges reclassified from accumulated other comprehensive income into income were as follows:

	Year ended December 31,
	2012	2011	2010
	(In thousands)
(Gains)/losses on foreign currency contracts(1)	$(320)	$101	$—

(1)	Recorded in cost of sales in our consolidated statements of operations.

Based on current exchange rates we estimate that $0.5 million of hedging activity related to our foreign currency contracts will be reclassified from accumulated other comprehensive income to income within the next 12 months.

Commodities

We are exposed to commodity price fluctuations, including milk, organic and non-genetically modified (“non-GMO”) soybeans, almonds, butterfat, sweeteners, and other commodity costs used in the manufacturing, packaging, and distribution of our products, including utilities, natural gas, resin, and diesel fuel. To secure adequate supplies of materials and bring greater stability to the cost of ingredients and their related manufacturing, packaging, and distribution, we routinely enter into forward purchase contracts and other purchase arrangements with suppliers. Under the forward purchase contracts, we commit to purchasing agreed-upon quantities of ingredients and commodities at agreed-upon prices at specified future dates. The outstanding purchase commitment for these commodities at any point in time typically ranges from one month’s to one year’s anticipated requirements, depending on the ingredient or commodity. The majority of these contracts are considered normal purchases.

Fair Value Measurements

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering assumptions, we follow a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 — Quoted prices for identical instruments in active markets.

•

Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations, in which all significant inputs are observable in active markets.

•	Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

A summary of our derivative assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011 is as follows:

	Fair value as of December 31, 2012	Level 1	Level 2	Level 3
	(In thousands)
Liability — Foreign currency contracts	$489	$—	$489	$—
Liability — Interest rate swap contracts	66,931	—	66,931	—

	Fair value as of December 31, 2011	Level 1	Level 2	Level 3
	(In thousands)
Asset — Foreign currency contracts	$411	$—	$411	$—
Liability — Interest rate swap contracts	—	—	—	—

The fair value of our foreign currency contracts is based on the notional amounts and rates under the contracts and observable market forward exchange rates. We classify these instruments in Level 2 because quoted market prices can be corroborated utilizing observable benchmark market rates at commonly quoted intervals and observable market transactions of spot currency rates and forward currency prices. We did not significantly change our valuation techniques from prior periods.

Due to their near-term maturities, the carrying amounts of trade accounts receivable and accounts payable are considered equivalent to fair value. In addition, because the interest rates on the Dean Foods senior secured credit facility and our senior secured credit facilities are variable, their fair values approximate their carrying values.

11. Share-Based Compensation

Certain of the Company’s employees participate in share-based compensation plans sponsored by Dean Foods. These plans provide employees with restricted stock units or options to purchase shares of Dean Foods’ common stock. Given that the Company’s employees directly benefit from participation in these plans, the expense incurred by Dean Foods for stock and options granted specifically to our employees has been reflected in the Company’s consolidated statements of operations. These amounts were based on the awards and terms previously granted to our employees, but may not reflect the equity awards or results that we would have experienced or expect to experience as a stand-alone public company. No new grants of Dean Foods’ equity were made to our employees after completion of our initial public offering. Prior to completion of our initial public offering, expenses related to the corporate employees of Dean Foods were allocated based on the Company’s percentage of Dean Foods’ total sales and totaled $4.3 million, $2.9 million, and $2.5 million for the years ended December 31, 2012, 2011, and 2010, respectively.

For the Dean Foods plans, the share and unit data presented in the tables below only reflect the costs that were directly attributable to the Company’s employees and none of the allocated expenses of Dean Foods’ corporate employees.

Dean Foods Stock Options

Under the terms of the stock option plans, the Company’s employees may be granted options to purchase Dean Foods’ common stock at a price equal to the market price on the date the option is granted. In general, Dean Foods’ employee options vest one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date. All unvested options vest immediately upon a change of control and in the following additional circumstances: (i) an employee with 10 years of service retires after reaching the age of 55, (ii) an employee retires after reaching the age of 65, and (iii) in certain cases upon death or qualified disability.

Share-based compensation expense for stock options is recognized ratably over the vesting period. The expense totaled $1.2 million, $1.7 million, and $2.8 million for the years ended December 31, 2012, 2011, and 2010, respectively. The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model with the following assumptions:

	Year ended December 31,
	2012	2011	2010
Expected volatility	44%	41%	34%
Expected dividend yield	0%	0%	0%
Expected option term	5 years	5 years	5 years
Risk-free rate of return	0.62 to 0.89%	1.32 to 2.30%	1.26 to 2.59%

The expected term of the options represents the estimated period of time until exercise and is based on historical experience of similar awards, giving consideration to contractual terms (generally 10 years), vesting schedules, and expectations of future employee behavior. Expected stock price volatility is based on a consolidation of historical volatility of Dean Foods stock and expectations with regard to future volatility. The risk-free rates are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term. Dean Foods has not historically declared or paid a regular cash dividend on its common stock.

The following table summarizes stock option activity during the year ended December 31, 2012:

	Number of options	Weighted average exercise price	Weighted average contractual life	Aggregate intrinsic value
Options outstanding at January 1, 2012	2,505,556	$21.06
Granted	295,951	12.07
Forfeited and cancelled(1)	(504,464)	20.29
Exercised	(35,837)	13.04
Transferred(2)	4,584,044	17.62

Options outstanding at December 31, 2012	6,845,250	$18.45	5.90	$13,780,786

Options vested and expected to vest at December 31, 2012	6,781,587	18.52	5.87	13,469,086
Options exercisable at December 31, 2011	1,932,462	23.16	5.05	53,019
Options exercisable at December 31, 2012	4,637,867	$21.68	4.57	$3,133,148

(1)	Pursuant to the terms of Dean Foods’ stock option plans, options that are cancelled or forfeited may be available for future grants.
(2)	Transferred options are attributable to employees that transferred to or from other Dean Foods’ divisions.

The following table summarizes information about options outstanding and exercisable at December 31, 2012:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding	Weighted- average remaining contractual life	Weighted-average exercise price	Number exercisable	Weighted- average exercise price
$7.44 to 10.35	1,107,200	8.04	$10.32	407,803	$10.30
10.63 to 13.70	1,369,015	9.09	12.07	7,298	12.11
14.25 to 14.56	435,416	6.97	14.55	289,817	14.55
15.99 to 18.31	757,998	1.66	18.05	757,328	18.05
18.84 to 19.98	53,173	2.91	19.55	53,173	19.55
20.07	868,270	6.12	20.07	868,270	20.07
20.19 to 25.37	927,204	4.88	24.92	927,204	24.92
25.39 to 25.69	694,240	3.05	25.64	694,240	25.64
25.81 to 30.12	554,963	4.12	29.90	554,963	29.90
30.64 to 31.74	77,771	4.18	$30.69	77,771	$30.69

The following table summarizes additional information regarding stock option activity for our direct participants in the Dean Foods plan:

	Year ended December 31,
	2012	2011	2010
	(In thousands, except per share amounts)
Weighted-average grant date fair value per share of options granted	$4.72	$4.04	$4.51
Intrinsic value of options exercised	105	13	204
Fair value of shares vested	3,651	3,433	5,118
Tax benefit related to stock option expense	460	646	1,071

During the year ended December 31, 2012, Deans Foods received $0.5 million of cash from stock option exercises by our direct participants in the Dean Foods incentive compensation plans.

At December 31, 2012, there was $1.5 million of total unrecognized stock option expense, all of which is related to non-vested awards of the Company’s employees who participated in the Dean Foods incentive compensation plans. This compensation expense is expected to be recognized over the weighted-average remaining vesting period of 0.9 years.

WhiteWave Stock Options

Under the terms of the 2012 SIP, our employees may be granted options to purchase our common stock at a price equal to the market price on the date the option is granted. Our employee options vest one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date.

Share-based compensation expense for stock options is recognized ratably over the vesting period. The expense totaled $0.6 million for the year ended December 31, 2012. The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model with the following assumptions:

Year ended December 31, 2012
Expected volatility	28%
Expected dividend yield	0%
Expected option term	6 years
Risk-free rate of return	1.05%

Since the Company’s common stock had not yet been publicly traded at the grant date, the expected term was determined under the simplified method, using an average of the contractual term and vesting period of the stock options. The expected volatility assumption was calculated based on a compensation peer group analysis of stock price volatility with a six-year look back period ending on the grant date. The risk-free rates were based on the average implied yield available on five-year and seven-year U.S. Treasury issues. We have not paid, and do not anticipate paying, a cash dividend on our common stock.

The following table summarizes stock option activity during the year ended December 31, 2012:

	Number of options	Weighted average exercise price	Weighted average contractual life	Aggregate intrinsic value
Options outstanding at January 1, 2012	—	$—
Granted	2,445,327	16.98
Forfeited and cancelled(1)	—	—
Exercised	—	—

Options outstanding at December 31, 2012	2,445,327	$16.98	9.82	$10,605

Options vested and expected to vest at December 31, 2012	2,314,343	16.98	9.82	10,007
Options exercisable at December 31, 2012	—	$—	—	$—

(1)	Pursuant to the terms of the SIP, options that are cancelled or forfeited may be available for future grants.

The following table summarizes information about options outstanding at December 31, 2012. There were no exercisable options at December 31, 2012:

	Options outstanding
Range of exercise prices	Number outstanding	Weighted- average remaining contractual life	Weighted- average exercise price
$15.17 to $17.00	2,445,327	9.82	16.98

The tax benefit related to stock option expense for the year ended December 31, 2012 was $0.2 million. At December 31, 2012, there was $11.4 million of total unrecognized stock option expense, all of which is related to non-vested awards. This compensation expense is expected to be recognized over the weighted-average remaining vesting period of 2.8 years.

Dean Foods RSUs

RSUs are issued to certain senior employees as part of the long-term incentive program. An RSU represents the right to receive one share of common stock in the future. RSUs have no exercise price. RSUs granted to employees generally vest ratably over three years. All unvested RSUs vest immediately upon a change in control, and in the following additional circumstances: (i) an employee with 10 years of service retires after reaching the age of 55, (ii) an employee retires after reaching the age of 65, and (iii) in certain cases upon death or qualified disability.

The following table summarizes RSU activity during the year ended December 31, 2012:

RSUs outstanding January 1, 2012	431,608
RSUs issued	207,756
RSUs cancelled or forfeited(1)	(48,777)
Shares issued upon vesting of RSUs	(214,626)
RSUs transferred(2)	410,749

RSUs outstanding at December 31, 2012	786,710

Weighted average grant date fair value per share	$12.67

(1)	Pursuant to the terms of the stock unit plans, employees have the option of forfeiting RSUs to cover their minimum statutory tax withholding when shares are issued. RSUs that are cancelled or forfeited may be available for future grants.
(2)	Transferred RSUs are attributable to employees that transferred to or from other Dean Foods’ divisions.

The following table summarizes information about our RSU grants and RSU expense during the years ended December 31, 2012, 2011, and 2010:

	Year ended December 31,
	2012	2011	2010
	(In thousands, except per share amounts)
Weighted-average grant date fair value per share of RSUs granted	$12.07	$10.34	$13.70
Tax benefit related to RSU expense	1,163	1,378	1,552

RSU expense totaled $3.1 million, $3.5 million, and $4.0 million for the years ended December 31, 2012, 2011, and 2010, respectively. At December 31, 2012, there was $3.0 million of total unrecognized RSU expense, all of which is related to unvested awards. This compensation expense is expected to be recognized over the weighted-average remaining vesting period of 0.8 years.

WhiteWave RSUs

RSUs are issued to certain senior employees under the 2012 SIP as part of the long-term incentive program. An RSU represents the right to receive one share of common stock in the future. RSUs have no exercise price. RSUs granted to employees vest ratably over three years.

The following table summarizes RSU activity during the year ended December 31, 2012:

RSUs outstanding January 1, 2012	—
RSUs issued	674,681
Shares issued upon vesting of RSUs	—
RSUs cancelled or forfeited(1)	—

RSUs outstanding at December 31, 2012	674,681

Weighted average grant date fair value per share	$16.98

(1)	Pursuant to the terms of the SIP, employees have the option of forfeiting RSUs to cover their minimum statutory tax withholding when shares are issued. RSUs that are cancelled or forfeited may be available for future grants.

The following table summarizes information about our RSU grants and RSU expense during the year ended December 31, 2012:

Year ended December 31, 2012
(In thousands, except per share amounts)
Weighted-average grant date fair value per share of RSUs granted	$16.98
Tax benefit related to RSU expense	222

RSU expense totaled $0.6 million for the year ended December 31, 2012. At December 31, 2012, there was $10.9 million of total unrecognized RSU expense, all of which is related to unvested awards. This compensation expense is expected to be recognized over the weighted-average remaining vesting period of 2.8 years.

Dean Foods Cash Performance Units

In 2010, Dean Foods began granting cash performance units (“CPUs”) to employees as part of its long-term incentive compensation program under the terms of the 2007 Plan. The CPU awards are cash-settled awards and are designed to link compensation of certain executive officers and other key employees to Dean Foods’ performance over a three-year period. The performance metric, as defined in the awards, is the performance of the Dean Foods stock price relative to that of a peer group of companies. The range of payout under the awards is between 0% and 200% and is payable in cash at the end of each respective performance period. The fair value of the awards is measured at each reporting period. Compensation expense related to the Company’s direct employees is recognized over the vesting period which is recorded in general and administrative expenses in the consolidated statements of operations. The expense totaled $1.3 million and $0.2 million for the years ended December 31, 2012 and 2011, respectively. In the fourth quarter of 2012, the Company recorded a $0.7 million credit to expense due to a reduction of the payout assumption related to the 2010 awards. In the period subsequent to completion of our initial public offering, a corresponding liability has been recorded in other long-term liabilities in our consolidated balance sheet. In periods prior to completion of our initial public offering, a liability related to these units has not been reflected in the consolidated balance sheets as the payout was to be funded by Dean Foods. The following table summarizes CPU activity during the year ended December 31, 2012. There were no cash awards prior to 2010 related to our employees.

Units
Outstanding at January 1, 2012	2,206,250
Granted	487,500
Converted/paid	—
Forfeited	(200,000)
Transferred(1)	3,611,250

Outstanding at December 31, 2012	6,105,000

(1)	Transferred CPUs are attributable to employees that transferred to or from other Dean Foods’ divisions.

Dean Foods Phantom Shares

In 2011, Dean Foods began granting phantom shares as part of its long-term incentive compensation program, which are similar to RSUs in that they are based on the price of Dean Foods stock and vest ratably over a three-year period, but are cash-settled based upon the value of Dean Foods stock at each vesting period. All unvested phantom shares vest immediately upon a change of control and in the following additional circumstances: (i) an employee with 10 years of service retires after reaching the age of 55, (ii) an employee retires after reaching the age of 65, and (iii) in certain cases upon death or qualified disability. The fair value of the awards is re-measured at each reporting period. Compensation expense is recognized over the vesting period, which is recorded in general and administrative expenses in the consolidated statements of operations. The expense totaled $2.4 million and $0.8 million for the years ended December 31, 2012 and 2011, respectively. In the period subsequent to completion of our initial public offering, a corresponding liability has been recorded in other long-term liabilities in our consolidated balance sheet. In periods prior to completion of our initial public offering, a liability related to these units has not been reflected in the consolidated balance sheets as the payout was to be funded by Dean Foods. The following table summarizes the phantom share activity during the year ended December 31, 2012:

	Shares	Weighted-average grant date fair value per share
Outstanding at January 1, 2012	255,544	$10.34
Granted	243,775	12.13
Converted/paid	(80,911)	10.35
Forfeited	(27,844)	10.75
Transferred(1)	7,054	11.64

Outstanding at December 31, 2012	397,618	$11.43

(1)	Transferred phantom shares are attributable to employees that transferred to or from other Dean Foods’ divisions.

WhiteWave Phantom Shares

We grant phantom shares under the 2012 SIP as part of our long-term incentive compensation program, which are similar to RSUs in that they are based on the price of WhiteWave stock and vest ratably over a three-year period, but are cash-settled based upon the value of WhiteWave stock at each vesting period. The fair value of the awards is re-measured at each reporting period. Compensation expense is recognized over the vesting period, which is recorded in general and administrative expenses in the consolidated statement of operations. The expense totaled $0.2 million for the year ended December 31, 2012. A corresponding liability has been recorded in other long-term liabilities in our consolidated balance sheet. The following table summarizes the phantom share activity during the year ended December 31, 2012:

	Shares	Weighted-average grant date fair value per share
Outstanding at January 1, 2012	—	$—
Granted	225,771	17.00
Converted/paid	—	—
Forfeited	—	—

Outstanding at December 31, 2012	225,771	$17.00

WhiteWave Stock Appreciation Rights (“SARs”)

We grant SARs under the 2012 SIP as part of our long-term incentive compensation program, which are similar to stock options in that they are based on the price of WhiteWave stock and vest ratably over a three-year period, but are cash-settled based upon the value of WhiteWave stock at the exercise date.

The fair value of each SAR is estimated on the date of grant using the Black-Scholes valuation model with the following assumptions:

Year ended December 31, 2012
Expected volatility	28%
Expected dividend yield	0%
Expected option term	6 years
Risk-free rate of return	1.05%

Since the Company’s common stock had not yet been publicly traded at the grant date, the expected volatility assumption was calculated based on a compensation peer group analysis of stock price volatility with a six-year look back period ending on the grant date. The risk-free rates were based on the average implied yield available on five-year and seven-year U.S. Treasury issues. The Company does not anticipate paying a cash dividend on its common stock.

The fair value of the awards is re-measured at each reporting period. Compensation expense is recognized over the vesting period, which is recorded in general and administrative expenses in the consolidated statement of operations. The expense totaled $0.1 million for the year ended December 31, 2012. A corresponding liability has been recorded in other long-term liabilities in our consolidated balance sheet. The following table summarizes SAR activity during the year ended December 31, 2012:

	Number of SARs	Weighted average exercise price	Weighted average contractual life	Aggregate intrinsic value
SARs outstanding at January 1, 2012	—	$—
Granted	211,111	17.00
Forfeited and cancelled(1)	—	—
Exercised	—	—

SARs outstanding at December 31, 2012	211,111	$17.00	9.82	$—

SARs vested and expected to vest at December 31, 2012	199,810	17.00	9.82	—
SARs exercisable at December 31, 2012	—	$—	—	$—

(1)	Pursuant to the terms of the SIP, SARs that are cancelled or forfeited may be available for future grants.

Share-Based Compensation Expense

The following table summarizes the share-based compensation expense recognized for the Company’s direct participants in the Dean Foods long-term incentive compensation plan in periods prior to completion of our initial public offering:

	Year ended December 31,
	2012	2011	2010
	(In thousands)
Share-based compensation expense funded Dean Foods
Dean Foods stock options	$1,006	$1,708	$2,835
Dean Foods RSUs	2,433	3,510	3,953
Dean Foods CPUs	2,025	204	—
Dean Foods phantom shares	2,009	824	—

Total share-based compensation expense funded Dean Foods	$7,473	$6,246	$6,788

The following table summarizes the share-based compensation expense recognized for the Company’s direct participants in the Dean Foods equity classified plans, as well as expense related to the Company’s equity classified plans, in periods after the completion of our initial public offering:

	Year ended December 31,
	2012	2011	2010
	(In thousands)
Share-based compensation expense
Dean Foods stock options	$220	$—	$—
Dean Foods RSUs	668	—	—
WhiteWave stock options	602	—	—
WhiteWave RSUs	566	—	—

Total share-based compensation expense	$2,056	$—	$—

12. Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss comprises net income plus all other changes in equity from non-owner sources. The components of accumulated other comprehensive loss, as reflected in the consolidated statements of equity at December 31, 2012 and 2011, are as follows:

	December 31,
	2012	2011
	(In thousands)
Cumulative translation adjustment	$(25,576)	$(35,775)
Fair value of derivative intruments, net of tax	(294)	259
Pension and other postretirement liability adjustment, net of tax	(1,818)	(819)

Total accumulated other comprehensive loss	$(27,688)	$(36,335)

13. Employee Retirement and Profit Sharing Plans

Dean Foods sponsors various employee benefit plans, which consist of Dean Foods’ consolidated defined contribution plans, including various employee savings and profit sharing plans in which certain of our employees have historically participated. Substantially all full-time union and non-union employees who have completed one or more years of service and have met other requirements pursuant to the plans are eligible to participate in one or more of these plans. Expenses related to our employees’ participation in Dean Foods’ plans were determined by specifically identifying the costs for the Company’s participants.

Effective upon and subject to any Separation Transaction, the employee matters agreement between us and Dean Foods provides that our workforce will commence participation in employee benefit plans established and sponsored by us, which will generally provide substantially comparable benefits to those benefits provided to these employees before such Separation Transaction.

During 2012, 2011, and 2010, our retirement and profit sharing plan expenses were as follows:

	Year ended December 31,
	2012	2011	2010
	(In thousands)
Defined benefit plans	$1,804	$1,781	$1,256
Defined contribution plans	2,210	2,386	2,277
Multiemployer pension and certain union plans	1,658	1,591	1,511

Total	$5,672	$5,758	$5,044

Dean Foods Defined Contribution Plans

Certain of our non-union personnel may elect to participate in savings and profit sharing plans sponsored by Dean Foods. These plans generally provide for salary reduction contributions to the plans on behalf of the participants of between 1% and 20% of a participant’s annual compensation and provide for employer matching and profit sharing contributions as determined by Dean Foods’ board of directors. In addition, certain union hourly employees are participants in Dean Foods’ company-sponsored defined contribution plans, which provide for employer contributions in various amounts ranging from $24 to $91 per pay period per participant.

Alpro Defined Benefit Plans

We have separate, stand-alone defined benefit pension plans as a result of the acquisition of Alpro on July 2, 2009. The benefits under our Alpro defined benefit plans are based on years of service and employee compensation. Our funding policy is to contribute annually the minimum amount required under ERISA regulations plus additional amounts as management deems appropriate.

Included in accumulated other comprehensive income at December 31, 2012 and 2011 are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service costs of $0.3 million ($0.2 million net of tax) and $0.3 million ($0.2 million net of tax) and unrecognized actuarial losses of $2.4 million ($1.6 million net of tax) and $0.9 million ($0.6 million net of tax), respectively. The prior service costs and actuarial losses included in accumulated other comprehensive income and expected to be recognized in net periodic pension cost during the year ended December 31, 2013 are $16,500 ($11,000 net of tax) and $72,500 ($48,000 net of tax), respectively.

The reconciliation of the beginning and ending balances of the projected benefit obligation and the fair value of plan assets for the years ended December 31, 2012 and 2011, and the funded status of the plans at December 31, 2012 and 2011, is as follows:

	Year ended December 31,
	2012	2011
	(In thousands)
Change in Benefit Obligation:
Benefit obligation at beginning of the year	$11,865	$9,897
Service cost	1,409	1,311
Interest cost	513	523
Plan participants’ contributions	55	52
Actuarial loss	1,756	526
Benefits paid	(3)	(63)
Expenses paid	(33)	(39)
Net transfer in	—	59
Exchange rate changes	320	(401)

Benefit obligation, end of year	15,882	11,865
Change in Plan Assets:
Fair value of plan assets at beginning of year	7,710	6,169
Actual return on plan assets	485	369
Employer contributions to plan	1,410	1,439
Plan participants’ contributions	55	52
Benefits paid	(3)	(63)
Expenses paid	(33)	(39)
Acquisitions/divestitures	—	59
Exchange rate changes	195	(276)

Fair value of plan assets, end of year	9,819	7,710

Funded status at end of year	$(6,063)	$(4,155)

The underfunded status of the plans of $6.1 million at December 31, 2012 is recognized in our consolidated balance sheet as a non-current accrued pension liability. We do not expect any plan assets to be returned to us during the year ended December 31, 2013. We expect to contribute $1.7 million to the pension plans in 2013.

A summary of our key actuarial assumptions used to determine benefit obligations as of December 31, 2012 and 2011 is as follows:

	Year ended December 31,
	2012	2011
Weighted average discount rate	3.50%	4.50%
Rate of compensation increase	3.88%	3.87%

A summary of our key actuarial assumptions used to determine net periodic benefit cost for 2012, 2011, and 2010 is as follows:

	Year ended December 31,
	2012	2011	2010
Weighted average discount rate	4.50%	4.75%	5.46%
Expected return on assets	3.85%	3.86%	3.88%
Rate of compensation increase	3.87%	3.88%	3.89%

	Year ended December 31,
	2012	2011	2010
	(In thousands)
Components of net periodic benefit cost:
Service cost	$1,409	$1,311	$973
Interest cost	513	523	439
Expected return on plan assets	(191)	(139)	(206)
Amortization:
Prior service cost	16	18	—
Unrecognized net loss	3	7	—

Net periodic benefit cost	$1,750	$1,720	$1,206

The overall expected long-term rate of return on plan assets is a weighted-average expectation based on the targeted and expected portfolio composition. We consider historical performance and current benchmarks to arrive at expected long-term rates of return in each asset category.

Pension plans with an accumulated benefit obligation in excess of plan assets are as follows:

	Year ended December 31,
	2012	2011	2010
	(In thousands)
Projected benefit obligation	$3,237	$2,147	$2,001
Accumulated benefit obligation	2,822	1,794	1,657
Fair value of plan assets	1,463	746	680

The accumulated benefit obligation for all defined benefit plans was $11.1 million and $7.8 million at December 31, 2012 and 2011, respectively.

Almost 13% of our defined benefit plan obligations are frozen as to future participation or increases in projected benefit obligation, as this pension plan was related to the acquisition of Alpro. As an alternative to defined benefit plans, our employees participate in defined contribution plans for eligible employees offered by Dean Foods.

The weighted average discount rate reflects the rate at which our defined benefit plan obligations could be effectively settled. The rate, which is updated annually with the assistance of an independent actuary, uses a model that reflects a bond yield curve. The weighted average discount rate was decreased from 4.5% at December 31, 2011 to 3.5% at December 31, 2012, which will increase the net periodic benefit cost in 2013.

At December 31, 2012, our qualified pension plan investments are comprised of insurance contracts, and the guaranteed premiums are invested in the general assets of the insurance company. The funding policy is to contribute assets at least equal in amount to regulatory minimum requirements. Funding is based on legal requirements, tax considerations, and investment opportunities.

Estimated pension plan benefit payments to our participants for the next ten years are as follows (in thousands):

2013	$855
2014	209
2015	5
2016	12
2017	93
Next five years	5,583

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering assumptions, we follow a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value of our defined benefit plans’ consolidated assets as follows:

•	Level 1 — Quoted prices for identical instruments in active markets.

•

Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations, in which all significant inputs are observable in active markets.

•	Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The fair values by category of inputs as of December 31, 2012 were as follows:

	Fair value as of December 31, 2012	Level 1	Level 2	Level 3
	(In thousands)
Other Investments:
Insurance Contracts	$9,819	$—	$—	$9,819

Total	$9,819	$—	$—	$9,819

The fair values by category of inputs as of December 31, 2011 were as follows:

	Fair value as of December 31, 2011	Level 1	Level 2	Level 3
	(In thousands)
Other Investments:
Insurance Contracts	$7,710	$—	$—	$7,710

Total	$7,710	$—	$—	$7,710

For both 2012 and 2011, approximately 90% of the insurance contracts were financed by employer premiums with the insurer managing the reserves as calculated using an actuarial model. The remaining 10% of the insurance contracts were financed by employer and employee contributions with the insurer managing the reserves collectively with other pension plans.

A reconciliation of the change in the fair value measurement of the defined benefit plans’ consolidated assets using significant unobservable inputs (Level 3) during the years ended December 31, 2012 and 2011 is as follows:

	Insurance reserves	Total
	(In thousands)
Balance at January 1, 2011	$6,169	$6,169
Actual return on plan assets:
Relating to instruments still held at reporting date	369	369
Purchases, sales and settlements (net)	1,172	1,172

Balance at December 31, 2011	$7,710	$7,710
Actual return on plan assets:
Relating to instruments still held at reporting date	485	485
Purchases, sales and settlements (net)	1,624	1,624

Balance at December 31, 2012	$9,819	$9,819

Multiemployer Pension Plans

We contribute to a multiemployer pension plan that covers approximately 200 of our union employees. This plan is administered by a board of trustees composed of labor representatives and the management of the participating companies. The risks of participating in a multiemployer plan are different from a single-employer plan in the following aspects:

•	assets contributed to a multiemployer plan by one employer may be used to provide benefits to employees of other participating employers;

•	if a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers; and

•

if we choose to stop participating in one or more of our multiemployer plans, we may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

At this time, we have not established any significant liabilities because withdrawal from this plan is not probable or reasonably possible.

Our participation in the multiemployer plan for the year ended December 31, 2012 is outlined in the table below. Unless otherwise noted, the most recent Pension Protection Act (“PPA”) Zone Status available in 2012 and 2011 is for the plan’s year-end at December 31, 2011 and December 31, 2010, respectively. The zone status is based on information that we obtained from the plan’s Form 5500, which is available in the public domain and is certified by the plan’s actuary. Among other factors, plans in the red zone are generally less than 65% funded, plans in the yellow zone are less than 80% funded, and plans in the green zone are at least 80% funded. The “FIP/RP Status Pending/Implemented” column indicates plans for which a funding improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented. Federal law requires that plans classified in the yellow zone or red zone adopt a funding improvement plan or rehabilitation plan, respectively, in order to improve the financial health of the plan. The “Extended Amortization Provisions” column indicates plans which have elected to utilize the special 30-year amortization rules provided by the Pension Relief Act of 2010 to amortize its losses from 2008 as a result of turmoil in the financial markets. The last column in the table lists the expiration date of the collective-bargaining agreement to which the plan is subject.

Pension fund	Employer identification number	Pension plan number	PPA Zone status		FIP/RP status pending/ implemented	Extended amortization provisions	Expiration date of associated collective- bargaining agreement
			2012	2011
Western Conference of Teamsters Pension Plan(1)	91-6145047	001	Green	Green	N/A	No	March 1, 2015— January 28, 2017

(1)	We are party to one collective bargaining agreement in this multiemployer Western Conference of Teamsters Pension Plan which requires contributions. We are also party to two other collective bargaining agreements whose defined contribution plans are 401(k) plans that require matching contributions. These agreements cover a large number of employee participants and expire on various dates between 2012 and 2016.

Information regarding our contributions to our multiemployer pension plan is shown in the table below. There are no changes that materially affected the comparability of our contributions to the plan during the years ended December 31, 2012, 2011, and 2010.

	Employer identification number	Pension plan number	The WhiteWave Foods Company			Surcharge imposed
Pension fund			2012	2011	2010
Western Conference of Teamsters Pension Plan	91-6145047	001	$1,658	$1,591	$1,511	No

During the 2012, 2011, and 2010 plan years, our contributions did not exceed 5% of total plan contributions.

14. Commitments and Contingencies

Lease and Purchase Obligations

We lease certain property, plant, and equipment used in our operations under both capital and operating lease agreements. Such leases, which are primarily for office space, machinery, and equipment, have lease terms ranging from one to 20 years. We did not have any material capital lease obligations as of December 31, 2012 and 2011. Rent expense was $8.0 million, $8.5 million, and $9.2 million for 2012, 2011, and 2010, respectively.

Future minimum payments at December 31, 2012, under non-cancelable operating leases with terms in excess of one year are summarized below:

Operating leases
(In thousands)
2013	$15,990
2014	11,967
2015	9,576
2016	7,450
2017	6,397
Thereafter	9,047

Total minimum lease payments	$60,427

We have entered into various contracts, in the normal course of business, obligating us to purchase minimum quantities of raw materials used in our production and distribution processes, including soybeans and organic raw milk. We enter into these contracts from time to time to ensure a sufficient supply of raw materials. In addition, we have contractual obligations to purchase various services that are part of our production process.

Litigation, Investigations, and Audits

The Company is involved in various litigation, investigations, and audit proceedings in the normal course of business. It is management’s opinion, after consultation with counsel and a review of the facts, a material adverse effect on the financial position, liquidity, results of operations, or cash flows of the Company is not probable or reasonably possible.

15. Segment, Geographic, and Customer Information

Our business is organized into two operating and reportable segments, North America and Europe, based on our go-to-markets strategies, customer bases, and the objectives of our businesses. Our segments align with how our chief operating decision maker, our CEO, monitors operating performance, allocates resources, and deploys capital.

The North America segment offers products in the plant-based foods and beverages, coffee creamers and beverages, and premium dairy product categories throughout North America, and our Europe segment offers plant-based food and beverage products throughout Europe. We sell our products to a variety of customers, including grocery stores, mass merchandisers, club stores, and convenience stores, as well as various away-from-home channels, including restaurants and foodservice outlets, across North America and Europe. We sell our products in North America and Europe primarily through our direct sales force and independent brokers. We utilize five manufacturing plants, two distribution centers, and three strategic co-packers across the United States. Additionally, we have four plants across Europe in the United Kingdom, Belgium, France, and the Netherlands, each supported by an integrated supply chain. We also utilize a limited number of third-party co-packers across Europe for more specialized, low-volume products.

We evaluate the performance of our segments based on sales and operating income or loss before gains and losses on the sale of businesses, write downs related to the wind down of our joint venture, foreign exchange gains and losses, and income tax. The amounts in the following tables are obtained from reports used by our chief operating decision maker. There are no significant non-cash items reported in segment profit or loss other than depreciation and amortization.

The reporting segments do not include the costs allocated to us by Dean Foods for certain corporate and shared service functions. In addition, the expense related to share-based compensation has not been allocated to our segments and is reflected entirely within the caption “Corporate and other”. Related party license income, further described in Note 16 “Related Party Transactions,” has also been excluded. Therefore, the measure of segment profit or loss presented below is before such items.

The following table presents the summarized income statement amounts by segment:

	Year ended December 31,
	2012	2011	2010
	(In thousands)
Total net sales:
North America	$1,921,444	$1,657,192	$1,479,497
Europe	367,994	368,559	341,816

Total	$2,289,438	$2,025,751	$1,821,313

Operating income:
North America	$178,960	$137,807	$99,311
Europe	23,735	27,873	23,006

Total reportable segment operating income	202,695	165,680	122,317
Related party license income	36,034	42,680	39,378
Corporate and other	(58,476)	(32,666)	(36,220)

Total operating income	$180,253	$175,694	$125,475
Other expense:
Interest expense	9,924	9,149	10,583
Other expense, net	957	122	377

Income from continuing operations before tax	$169,372	$166,423	$114,515

Depreciation and amortization:
North America	$54,499	$47,826	$47,723
Europe	19,855	20,164	18,042

Total	$74,354	$67,990	$65,765

Capital expenditures:
North America	$92,418	$113,673	$39,235
Europe	11,737	13,082	11,472

Total	$104,155	$126,755	$50,707

The following tables present sales amounts by product categories:

	Year ended December 31,
	2012	2011	2010
	(In thousands)
Total net sales:
North America
Plant-based food and beverages	$549,727	$452,834	$431,922
Coffee creamers and beverages	818,880	692,136	589,569
Premium dairy	552,837	512,222	458,006

North America net sales	1,921,444	1,657,192	1,479,497
Europe
Plant-based food and beverages	367,994	368,559	341,816

Total net sales	$2,289,438	$2,025,751	$1,821,313

The following table presents the summarized balance sheet amounts by segment:

	Year ended December 31,
	2012	2011	2010
	(In thousands)
Assets:
North America	$1,573,470	$1,510,406	$1,426,277
Europe	594,541	594,382	613,856
Assets held for sale	—	3,897	26,746

Total	$2,168,011	$2,108,685	$2,066,879

Long-lived Assets:
North America	$1,337,923	$1,291,318	$1,229,545
Europe	447,267	443,598	481,606

Total	$1,785,190	$1,734,916	$1,711,151

Significant Customers

The Company had a single customer that represented 18.0%, 17.0%, and 16.9% of our consolidated net sales in 2012, 2011, and 2010, respectively. Sales to this customer were primarily included in our North America segment.

16. Related Party Transactions

Allocated Expenses

Prior to completion of our initial public offering, Dean Foods provided certain corporate services to us, and costs associated with these functions were allocated to us. These allocations included costs related to corporate services, such as executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services, as well as stock-based compensation expense attributable to our employees and an allocation of stock-based compensation attributable to employees of Dean Foods. The costs of such services were allocated to us based on the most relevant allocation method to the service provided, primarily based on relative percentage of total net sales, relative percentage of headcount, or specific identification. The total amount of these allocations from Dean Foods was approximately $50.7 million from January 1, 2012 to the date of our initial public offering (which includes $17.5 million of transaction costs related to our initial public offering), and $32.7 million and $36.2 million in the years ended December 31, 2011, and 2010, respectively. These cost allocations are primarily reflected within general and administrative expenses in our consolidated statements of operations as well as classified as “Corporate and other” in Note 15 “Segment, Geographic, and Customer Information.” Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. Dean Foods continues to provide many of these services on a transitional basis for a fee.

The allocations may not reflect the expense we would have incurred as a stand-alone public company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone public company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in certain areas.

We were allocated a portion of Dean Foods’ consolidated debt based on amounts directly incurred by us to fund the acquisition of Alpro in July 2009. Prior to completion of our initial public offering, interest expense had been allocated based on the historical interest rates of the Dean Foods senior secured credit facility during each period presented, as this revolver was drawn to fund the Alpro acquisition. Debt issuance costs were allocated in the same proportion as the debt. In connection with our initial public offering, the allocated portion of the Dean Foods senior secured credit facility was settled as a contribution to our capital from Dean Foods. Management believes the basis of historical allocation basis for debt, interest expense, and debt issuance costs was reasonable. However, these amounts may not be indicative of the actual amounts that we would have incurred had we been a stand-alone public company for the periods presented. See Note 9 “Debt and Allocated Portion of Dean Foods’ Debt.”

Cash Management

We use a centralized approach to cash management and financing of operations. Prior to completion of our initial public offering, Dean Foods provided financing, cash management, and other treasury services to us. Our North America cash balances were regularly swept by Dean Foods, and we received funding from Dean Foods for our operating and investing cash needs. Cash transferred to and from Dean Foods was historically recorded as intercompany payables and receivables that were reflected as a component of Dean Foods’ net investment in our consolidated balance sheets. Since completion of our initial public offering, we have maintained separate cash management and financing functions for our operations.

Related Party Arrangements

Historically, related party transactions and activities involving Dean Foods and its wholly-owned subsidiaries were not always consummated on terms equivalent to those that would prevail in an arm’s-length transaction where conditions of competitive, free-market dealing may exist. Sales of our raw materials and finished products that we manufacture for other wholly-owned subsidiaries of Dean Foods have been reflected as related party sales in our consolidated financial statements.

Prior to completion of our initial public offering, certain related party transactions were settled by either non-cash capital contributions from Dean Foods to us or non-cash capital distributions from us to Dean Foods and included as part of Dean Foods’ net investment. Both prior to and after the completion of our initial public offering, other related party transactions that are settled in cash are reflected as related party receivables in our consolidated balance sheets.

During the years ended December 31, 2012, 2011, and 2010, we utilized manufacturing facilities and resources managed by affiliates of Dean Foods to conduct our business. The expenses associated with these transactions, which primarily relate to co-packing certain of our products, are included in cost of sales in our consolidated statements of operations.

In connection with and effective as of our initial public offering, we entered into agreements that formalize ongoing commercial arrangements we have with Dean Foods and certain wholly-owned Dean Foods subsidiaries, which are described below. Subsequent to year-end, the terms of these agreements were modified in connection with the sale of Morningstar.

Morningstar Transitional Sales Agreements

We entered into an agreement with Morningstar, a wholly-owned Dean Foods subsidiary, pursuant to which Morningstar transfers back to us responsibility for sales and associated costs of certain WhiteWave products over a 15-month term. During this term, Morningstar provides certain transitional services to us which include, but are not limited to, taking and filling orders, collecting receivables, and shipping products to our customers. Morningstar remits to us the cash representing the net profit collected from these product sales until such time as the sales are transitioned to us. The net effect of the agreement since its effective date is reflected as related party fees of $4.5 million in our consolidated statement of operations, representing gross billings to customers by the subsidiary of Dean Foods of $12.2 million for the period ended December 31, 2012.

We also entered into an agreement with Morningstar pursuant to which we transfer to Morningstar responsibility for the sales and associated costs of our aerosol whipped topping and other non-core products over a 15-month term. During this term, we provide certain transitional services to Morningstar which include, but are not limited to, taking and filling orders, collecting receivables, and shipping products to customers. We remit to Morningstar the net profit associated with these product sales until such time as the sales are transitioned to Morningstar. The net fees remitted since the agreement’s effective date were $2.0 million.

Morningstar Co-Packing Agreement

We entered into a manufacturing agreement with Morningstar pursuant to which Morningstar continues manufacturing various WhiteWave products on our behalf. With the exception of the manufacture of aerosol whipped topping and other non-core products, which are subject to this agreement for a term of up to 15 months, this agreement generally has a term of three to five years with respect to the various product lines. We expect that approximately 10% to 11% of our products, calculated as a percentage of cost of sales, will continue to be manufactured by Morningstar under this agreement. The agreement modifies our historical intercompany arrangements and reflects new pricing. The effect of the agreement since its effective date is an increase in cost of sales of $0.6 million in our consolidated statement of operations for the period ended December 31, 2012.

Fresh Dairy Direct (“FDD”) Sales and Distribution Agreement

We entered into an agreement with two wholly-owned subsidiaries of Dean Foods, Suiza Dairy Group, LLC (“Suiza Dairy”) and Dean Dairy Holdings, LLC (“Dean Dairy”), pursuant to which those subsidiaries continue to sell and distribute certain WhiteWave products for a fixed initial term of up to 18 months, depending on the product and customer. This agreement modifies our historical intercompany arrangements and reflects new pricing. The effect of the agreement since its effective date is an increase in net sales to related parties and cost of sales of $4.1 million and $1.2 million, respectively, in our consolidated statement of operations for the period ended December 31, 2012.

FDD Co-Packing Agreement

Additionally, we entered into a separate manufacturing agreement with Suiza Dairy and Dean Dairy pursuant to which those subsidiaries continue manufacturing WhiteWave fresh organic milk products on our behalf for a term of 18 months. The agreement formalizes our historical intercompany arrangements. The effect of the agreement since its effective date is an increase in cost of sales of $0.1 million in our consolidated statement of operations for the period ended December 31, 2012.

FDD Cream Supply Agreement

We also entered into a supply agreement with Suiza Dairy and Dean Dairy pursuant to which we continue to purchase cream from such subsidiaries for an initial term ending December 31, 2013, with an option for us to renew for up to four one-year terms. This agreement formalizes our historical intercompany arrangements. There was no net effect of the agreement since its effective date in our consolidated statement of operations for the period ended December 31, 2012.

Termination of Intellectual Property License Agreement

Historically, the Company was party to a license agreement with Morningstar, pursuant to which Morningstar had the right to use the Company’s intellectual property in the manufacture of certain products for a fee. For the years ended December 31, 2012, 2011, and 2010, related party license income was recorded within operating income in our consolidated statements of operations in the amount of $36.0 million, $42.7 million, and $39.4 million, respectively.

As of December 31, 2012 and 2011, amounts outstanding under this agreement totaled $nil million and $11.1 million, respectively. This amount was recorded separately as related party receivables within our consolidated balance sheet.

In conjunction with the license agreement, a loan agreement was entered into, pursuant to which the Company extended a line of credit to Morningstar related to the license income under the license agreement. Prior to completion of our initial public offering, there were no repayments of this loan and no future plans to settle the outstanding balance; therefore, the principal and associated accrued interest was shown in Dean Foods’ net investment as of December 31, 2011. The interest term on the loan to Morningstar was LIBOR plus 2% and recorded in interest income in our consolidated statements of operations. Interest income for the years ended December 31, 2012, 2011 and 2010 was $6.4 million, $6.1 million, and $5.1 million, respectively.

In connection with our initial public offering, we and Morningstar agreed to terminate this license agreement and the related loan. We no longer receive license income or related interest income associated with these historical agreements. In addition, we entered into an agreement and transferred the intellectual property subject to the license agreement to Morningstar so that Morningstar has the requisite intellectual property and manufacturing know-how to produce and sell its products and brands. All intellectual property related to and necessary for the production of our products and brands was retained.

Transition Services Agreement

We and Dean Foods also entered into a transition services agreement to cover certain continued corporate services provided by us and Dean Foods to each other following completion of our initial public offering. Our services consist primarily of marketing and research and development, while Dean Foods’ provides supply chain, information technology, legal, finance and accounting, human resources, risk management, tax, treasury, and other transitional services. Both Dean Foods’ and our services continue for a specified initial term, which vary with the types of services provided, unless terminated earlier or extended according to the terms of the transition services agreement. We pay Dean Foods mutually agreed-upon fees for their services and Dean Foods pays us mutually agreed-upon fees for our services. Dean Foods has charged us $5.4 million and we have charged Dean Foods $2.6 million for services rendered under the transition services agreement since its effective date.

In connection with Dean Foods’ planned sale of Morningstar, the transition services agreement between us and Dean Foods was amended on November 20, 2012 to modify certain pricing terms and to remove those services provided to or by Morningstar. On the same date, we entered into a separate transition services agreement with Morningstar to include those services removed from the agreement between us and Dean Foods. The net effect of the amended agreement with Dean Foods and separate agreement with Morningstar was not material to our consolidated financial statements.

Guarantees

We have historically guaranteed debt issued by Dean Foods, including the Dean Foods senior secured credit facility and the Dean Foods senior notes, on a joint and several basis. Prior to completion of our initial public offering, as this was an intercompany guarantee, the Company had not recognized an indemnification liability or any income associated with this guarantee in its consolidated financial statements. Our guarantees of Dean Foods’ debt, including the Dean Foods senior secured credit facility and the Dean Foods senior notes, terminated upon completion of our initial public offering.

17. Earnings Per Share

Basic earnings per share is based on the weighted average number of common shares outstanding during each period. Diluted earnings per share is based on the weighted average number of common shares outstanding and the effect of all dilutive common stock equivalents outstanding during each period. The contribution of WWF Opco to WhiteWave was treated as a reorganization of entities under common control under Dean Foods. As a result, we are retrospectively presenting the shares outstanding for WhiteWave and WWF Opco for all periods presented. For all periods prior to completion of our initial public offering, the same number of Class B shares is being used for basic and diluted earnings per share as no WhiteWave Class A common stock or equity awards were outstanding. The outstanding shares of Class B common stock give effect to Dean Foods’ contribution of WWF Opco’s capital stock to WhiteWave.

The following table reconciles the numerators and denominators used in the computations of both basic and diluted earnings per share:

	Years ended December 31,
	2012	2011	2010
	(In thousands, except share and per share data)
Basic earnings per share computation:
Numerator:
Income from continuing operations attributable to The WhiteWave Foods Company	$112,514	$114,334	$81,356
Denominator:
Average common shares	153,770,492	150,000,000	150,000,000
Basic earnings per share from continuing operations attributable to The WhiteWave Foods Company	$0.73	$0.76	$0.54
Basic earnings (loss) per share from discontinued operations	0.01	(0.04)	(0.01)
Basic earnings per share from net income attributable to The WhiteWave Foods Company	$0.74	$0.72	$0.53
Diluted earnings per share computation:
Numerator:
Income from continuing operations attributable to The WhiteWave Foods Company	$112,514	$114,334	$81,356
Denominator:
Average common shares — basic	153,770,492	150,000,000	150,000,000
Stock option conversion(1)	—	—	—
Stock units(2)	5	—	—
Average common shares — diluted	153,770,497	150,000,000	150,000,000
Diluted earnings per share from continuing operations attributable to The WhiteWave Foods Company	$0.73	$0.76	$0.54
Diluted earnings (loss) per share from discontinued operations	0.01	(0.04)	(0.01)
Diluted earnings per share from net income attributable to The WhiteWave Foods Company	$0.74	$0.72	$0.53

(1)	2,445,327 anti-dilutive options were excluded from the calculation for the year ended December 31, 2012.
(2)	666,999 anti-dilutive RSUs were excluded from the calculation for the year ended December 31, 2012.

18. Subsequent Events

On January 3, 2013, Dean Foods sold Morningstar to an unaffiliated third party. In connection with this sale, we modified certain of the commercial agreements between us and Morningstar. These modifications, with the exception of the Morningstar Asset Purchase Agreement, are primarily timing modifications and will not have a material impact on our results of operations.

Morningstar Asset Purchase Agreement

In connection with Dean Foods’ sale of Morningstar, we agreed to terminate an option to purchase plant capacity and property at a Morningstar facility, sell to Morningstar certain manufacturing equipment used to produce certain WhiteWave products, and execute certain other transactions. The agreement was executed on December 2, 2012 but became effective on January 2, 2013, and we received proceeds of $60 million as consideration. This transaction will be accounted for as a contribution to equity and the proceeds were used to repay a portion under the outstanding balance of the senior secured credit facilities.

19. Quarterly Results of Operations (unaudited)

The following is a summary of our unaudited quarterly results of operations for 2012 and 2011:

	Quarter
	First	Second	Third	Fourth
	(In thousands, except share and per share data)
2012
Net sales	$552,028	$554,446	$574,853	$608,111
Gross profit	192,440	195,151	204,638	211,715
Income from continuing operations	31,308	26,383	26,292	28,531
Net income	31,308	26,383	26,292	30,990
Net income attributable to The WhiteWave Foods Company	31,308	26,383	26,292	29,711
Earnings per common share(1) :
Net income per common share — basic and diluted	0.21	0.18	0.18	0.19
Net income attributable to The WhiteWave Foods Company per common share — basic and diluted	0.21	0.18	0.18	0.18
2011
Net sales	$482,012	$492,639	$509,570	$541,530
Gross profit	162,713	166,898	172,552	182,278
Income from continuing operations	24,430	25,736	33,137	31,031
Net income	20,668	22,452	18,226	29,499
Net income attributable to The WhiteWave Foods Company	22,549	24,959	29,763	30,124
Earnings per common share(1) :
Net income per common share — basic and diluted	0.14	0.15	0.12	0.20
Net income attributable to The WhiteWave Foods Company per common share — basic and diluted	0.15	0.17	0.20	0.20

(1)	Earnings per common share calculations for each of the quarters were based on the basic and diluted weighted average number of shares outstanding for each quarter. The sum of the quarters may not necessarily be equal to the full year earnings per common share amount.

The WhiteWave Foods Company

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2013	December 31, 2012
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$57,341	$69,373
Trade receivables, net of allowance of $1,266 and $1,171	152,353	105,592
Related party receivables	9,662	17,912
Inventories	145,871	146,647
Deferred income taxes	20,631	21,044
Prepaid expenses and other current assets	20,309	22,253

Total current assets	406,167	382,821
Property, plant, and equipment, net	618,032	624,642
Identifiable intangible and other assets, net	385,916	394,962
Goodwill	760,648	765,586

Total Assets	$2,170,763	$2,168,011

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$271,033	$295,864
Current portion of debt	15,000	15,000
Income taxes payable	5,610	11,678

Total current liabilities	291,643	322,542
Long-term debt	729,050	765,550
Deferred income taxes	250,619	218,285
Other long-term liabilities	64,769	76,678
Commitments and Contingencies (Note 12)
Shareholders’ equity:
Preferred stock, $0.01 par value; 170,000,000 shares authorized, no shares issued and outstanding at March 31, 2013 and December 31, 2012	—	—
Class A common stock, $0.01 par value; 1,700,000,000 shares authorized, 23,000,000 issued and outstanding at March 31, 2013 and December 31, 2012	230	230
Class B common stock, $0.01 par value; 175,000,000 shares authorized, 150,000,000 shares issued and outstanding at March 31, 2013 and December 31, 2012	1,500	1,500
Additional paid-in capital	833,940	792,828
Retained earnings	42,084	18,086
Accumulated other comprehensive loss	(43,072)	(27,688)

Total equity	834,682	784,956

Total Liabilities and Equity	$2,170,763	$2,168,011

See notes to condensed consolidated financial statements.

The WhiteWave Foods Company

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,
	2013	2012
	(In thousands, except share and per share data)
Net sales	$584,508	$522,730
Net sales to related parties	21,899	29,298
Transitional sales fees	1,837	—

Total net sales	608,244	552,028
Cost of sales	389,701	359,588

Gross profit	218,543	192,440
Related party license income	—	10,473
Operating costs and expenses:
Selling and distribution	125,938	118,987
General and administrative	50,612	35,062

Total operating costs and expenses	176,550	154,049

Operating income	41,993	48,864
Other expense:
Interest expense	4,724	1,649
Other (income) expense, net	(220)	121

Total other expense	4,504	1,770

Income before income taxes	37,489	47,094
Income tax expense	13,491	15,786

Net income	$23,998	$31,308

Average common shares:
Basic	173,000,000	150,000,000
Diluted	173,132,917	150,000,000
Basic earnings per common share:
Net income	$0.14	$0.21
Diluted earnings per common share:
Net income	$0.14	$0.21

See notes to condensed consolidated financial statements.

The WhiteWave Foods Company

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

	Three months ended March 31,
	2013	2012
	(In thousands)
Net income	$23,998	$31,308
Other comprehensive income (loss), net of tax
Net change in minimum pension liability	54	(26)
Foreign currency translation adjustment	(15,523)	12,365
Change in fair value of derivative instruments	85	(308)

Other comprehensive income (loss), net of tax	(15,384)	12,031

Comprehensive income	$8,614	$43,339

See notes to condensed consolidated financial statements.

The WhiteWave Foods Company

Condensed Consolidated Statements of Equity

(Unaudited)

	Common Stock - Class A	Common Stock - Class B	Additional Paid-In Capital	Retained Earnings	Dean Foods’ Net Investment	Accumulated Other Comprehensive Loss	Non- Controlling Interest	Total Equity
				(In thousands)
Balance at December 31, 2012	$230	$1,500	$792,828	$18,086	$—	$(27,688)	$—	$784,956
Net income	—	—	—	23,998	—	—	—	23,998
Share-based compensation	—	—	7,005	—	—	—	—	7,005
Contributions to equity	—	—	34,107	—	—	—	—	34,107
Other comprehensive income (loss):
Change in minimum pension liability, net of tax of $22	—	—	—	—	—	54	—	54
Foreign currency translation adjustment	—	—	—	—	—	(15,523)	—	(15,523)
Change in fair value of derivative instruments, net of tax of $44	—	—	—	—	—	85	—	85

Balance at March 31, 2013	$230	$1,500	$833,940	$42,084	$—	$(43,072)	$—	$834,682

See notes to condensed consolidated financial statements.

The WhiteWave Foods Company

Condensed Consolidated Statements of Equity

(Unaudited)

	Common Stock - Class A	Common Stock - Class B	Additional Paid-In Capital	Retained Earnings	Dean Foods’ Net Investment	Accumulated Other Comprehensive Loss	Non- Controlling Interest	Total Equity
				(In thousands)
Balance at December 31, 2011	$—	$—	$—	$—	$1,172,254	$(36,335)	$4,767	$1,140,686
Net income	—	—	—	—	31,308	—	—	31,308
Change in Dean Foods’ net investment	—	—	—	—	(13,484)	—	—	(13,484)
Share-based compensation funded by Dean Foods	—	—	—	—	1,919	—	—	1,919
Wind-down of joint venture	—	—	—	—	—	—	(4,767)	(4,767)
Other comprehensive income (loss):								—
Change in minimum pension liability, net of tax benefit of $11	—	—	—	—	—	(26)	—	(26)
Foreign currency translation adjustment	—	—	—	—	—	12,365	—	12,365
Change in fair value of derivative instruments, net of tax benefit of $194	—	—	—	—	—	(308)	—	(308)

Balance at March 31, 2012	$—	$—	$—	$—	$1,191,997	$(24,304)	$—	$1,167,693

See notes to condensed consolidated financial statements.

The WhiteWave Foods Company

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31,
	2013	2012
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$23,998	$31,308
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,994	18,233
Share-based compensation expense	7,005	1,919
Amortization of debt issuance costs	603	628
Loss on diposals and other, net	274	2,711
Deferred income taxes	11,491	1,663
Other	87	1,535
Changes in operating assets and liabilities, net of acquisitions/divestitures:
Trade receivables, net	(48,912)	(7,081)
Related party receivables	8,247	610
Inventories	(191)	(8,392)
Prepaid expenses and other assets	5,853	2,679
Accounts payable and accrued expenses	(33,622)	(145)
Income taxes payable	(6,009)	(1,051)

Net cash provided by/(used in) operating activities—continuing operations	(11,182)	44,617
Net cash provided by operating activities—discontinued operations	—	—

Net cash provided by/(used in) operating activities	(11,182)	44,617
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property, plant, and equipment	(20,734)	(20,301)
Proceeds from sale of fixed assets	61,777	224

Net cash provided by/(used in) investing activities—continuing operations	41,043	(20,077)
Net cash used in investing activities—discontinued operations	—	(1,708)

Net cash provided by/(used in) investing activities	41,043	(21,785)
CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to Dean Foods, net	(2,703)	(12,895)
Repayment of debt	(3,750)	—
Proceeds from revolver line of credit	169,550	—
Payments for revolver line of credit	(202,300)	—
Proceeds from receivables -backed facility	—	63,325
Payments for receivables -backed facility	—	(61,377)
Payment of deferred financing costs	(16)	—

Net cash used in financing activities—continuing operations	(39,219)	(10,947)
Net cash provided by financing activities—discontinued operations	—	—

Net cash used in financing activities	(39,219)	(10,947)
Effect of exchange rate changes on cash and cash equivalents	(2,674)	1,829

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(12,032)	13,714
Cash and cash equivalents, beginning of period	69,373	96,987

Cash and cash equivalents, end of period	$57,341	$110,701

See notes to condensed consolidated financial statements.

THE WHITEWAVE FOODS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2013 and 2012

(Unaudited)

Unless otherwise indicated, references in these notes to the unaudited condensed consolidated financial statements to “we,” “us,” “our,” “WhiteWave,” or the “Company” refer to The WhiteWave Foods Company’s operations, taken as a whole.

1. General

Nature of Our Business — We are a leading consumer packaged food and beverage company focused on high-growth product categories that are aligned with emerging consumer trends. We manufacture, market, distribute, and sell branded plant-based foods and beverages, coffee creamers and beverages, and premium dairy products throughout North America and Europe. Our brands distributed in North America include Silk plant-based foods and beverages, International Delight and LAND O LAKES coffee creamers and beverages, and Horizon Organic premium dairy products, while our European brands of plant-based foods and beverages include Alpro and Provamel.

Basis of Presentation — The unaudited condensed consolidated financial statements contained in this Quarterly Report on Form 10-Q (“Form 10-Q”) have been prepared on the same basis as the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the Securities and Exchange Commission on February 19, 2013. In our opinion, we have made all necessary adjustments (which generally include normal recurring adjustments) in order to present fairly, in all material respects, our consolidated financial position, results of operations and cash flows as of the dates and for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been omitted. Our results of operations for the three months ended March 31, 2013 and 2012 may not be indicative of our operating results for the full year. The unaudited condensed consolidated financial statements contained in this Form 10-Q should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2012 contained in our Annual Report on Form 10-K for the year ended December 31, 2012.

For periods prior to the completion of our initial public offering on October 31, 2012, our condensed consolidated financial statements have been prepared on a stand-alone basis and derived from Dean Foods Company’s (“Dean Foods”) consolidated financial statements and accounting records using the historical results of operations, and assets and liabilities attributed to our operations, and include allocations of expenses from Dean Foods. Our consolidated and segment results are not necessarily indicative of our future performance and do not reflect what our financial performance would have been had we been a stand-alone public company for the three months ended March 31, 2012.

Prior to completion of our initial public offering, Dean Foods provided certain corporate services to us, and costs associated with these functions have been allocated to us. These allocations include costs related to corporate services, such as executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services, as well as share-based compensation expense attributable to our employees and an allocation of share-based compensation attributable to employees of Dean Foods. The costs of such services were allocated to us based on the most relevant allocation method to the service provided, primarily based on relative percentage of total net sales, relative percentage of headcount, or specific identification. The total amount of these allocations from Dean Foods was approximately $9.3 million in the three months ended March 31, 2012. These cost allocations are primarily reflected within general and administrative expenses in our unaudited condensed consolidated statements of operations as well as classified as “Corporate and other” in Note 13 “Segment, Geographic and Customer Information.” Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. Dean Foods continues to provide many of these services on a transitional basis for a fee.

Upon completion of our initial public offering, we assumed responsibility for the costs of these functions. The allocations may not reflect the expense we would have incurred as a stand-alone public company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone public company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in certain areas.

Prior to completion of our initial public offering, total equity represented Dean Foods’ interest in our recorded net assets. Dean Foods’ net investment balance represented the cumulative net investment by Dean Foods in us through October 31, 2012, including any prior net income or loss or other comprehensive income or loss attributed to us and contributions received from or distributions made to Dean Foods. Certain transactions between us and other related parties that are wholly-owned subsidiaries of Dean Foods, including allocated expenses and settlement of intercompany transactions, are also included in Dean Foods’ net investment.

We were allocated a portion of Dean Foods’ consolidated debt based on amounts directly incurred by us to fund the acquisition of Alpro in July 2009. Prior to completion of our initial public offering, interest expense had been allocated based on the historical interest rates of the Dean Foods senior secured credit facility during each period presented, as this revolver was drawn to fund the Alpro acquisition. Debt issuance costs were allocated in the same proportion as the debt. In connection with our initial public offering, the allocated portion of the Dean Foods senior secured credit facility was settled as a contribution to our capital from Dean Foods. Management believes the basis of historical allocation for debt, interest expense and debt issuance costs is reasonable. However, these amounts may not be indicative of the actual amounts that we would have incurred had we been a stand-alone public company for the three months ended March 31, 2012. See Note 7 “Debt and Allocated Portion of Dean Foods’ Debt.”

Spin-Off from Dean Foods on May 23, 2013 — On May 1, 2013, Dean Foods announced that its board of directors has authorized the distribution to Dean Foods stockholders of an aggregate of 47,686,000 shares of WhiteWave Class A common stock and 67,914,000 shares of WhiteWave Class B common stock on May 23, 2013, the distribution date, as a pro rata dividend on shares of Dean Foods common stock outstanding at the close of business on the record date of May 17, 2013. Since our initial public offering in October 2012, Dean Foods has owned an 86.7% economic interest and a 98.5% voting interest in our outstanding common stock. When the distribution is complete, Dean Foods will continue to own approximately 19.9% of our outstanding common stock. Dean Foods expects to dispose of its remaining shares of WhiteWave Class A common stock within 18 months after the distribution in one or more debt-for-equity exchanges or other tax-free dispositions.

Recently Issued Accounting Pronouncements — On January 1, 2013, we adopted changes issued by the FASB on the reporting of amounts reclassified out of accumulated other comprehensive income. These changes require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required to be reclassified in its entirety to net income. For other amounts that are not required to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures that provide additional detail about those amounts. These requirements are to be applied to each component of accumulated other comprehensive income. Other than the additional disclosure requirements, the adoption of these changes had no impact on our unaudited condensed consolidated financial statements. See Note 10 “Accumulated Other Comprehensive Loss.”

2. Transactions with Morningstar Foods, LLC (“Morningstar”)

On January 3, 2013 Dean Foods sold Morningstar to an unaffiliated third party, and therefore Morningstar is no longer considered a related party. In connection with this sale, we modified certain of the commercial agreements between us and Morningstar. These modifications, with the exception of the Morningstar Asset Purchase Agreement, are primarily timing modifications and will not have a material impact on our results of operations.

Morningstar Asset Purchase Agreement

In connection with Dean Foods’ sale of Morningstar, we agreed to terminate an option to purchase plant capacity and property at a Morningstar facility, sell to Morningstar certain manufacturing equipment used to produce certain WhiteWave products, and execute certain other transactions. The agreement was executed on December 2, 2012, but became effective on January 3, 2013, immediately prior to the completion of Dean Foods’ sale of Morningstar, and we received proceeds of $60 million as consideration. This transaction was accounted for as a contribution to equity and a purchase by Dean Foods. The proceeds were used to repay a portion of the outstanding balance under the senior secured credit facilities.

Transitional Sales Agreements

In connection with and effective as of our initial public offering, we entered into an agreement with Morningstar, a then wholly-owned Dean Foods subsidiary, pursuant to which Morningstar transfers back to us responsibility for sales and associated costs of certain WhiteWave products over a term of up to nine months after the completion of the Morningstar sale. During the three months ended March 31, 2013, Morningstar provided certain transitional services to us which include, but are not limited to, taking and filling orders, collecting receivables, and shipping products to our customers. Morningstar remits to us the cash representing the net profit collected from these product sales until such time as the sales are transitioned to us. The net effect of the agreement is reflected as transitional sales fees of $1.8 million in our unaudited condensed consolidated statement of operations, representing gross billings to customers by Morningstar of $19.3 million for the three months ended March 31, 2013.

We also entered into an agreement with Morningstar pursuant to which we will transfer to Morningstar responsibility for the sales and associated costs of our aerosol whipped topping and other non-core products over a 15-month term. During this term, we will provide certain transitional services to Morningstar which include, but are not limited to, taking and filling orders, collecting receivables and shipping products to customers. We will remit to Morningstar the net profit associated with these product sales until such time as the sales are transitioned to Morningstar. The net fees remitted for the three months ended March 31, 2013 were $0.7 million.

3. Discontinued Operations and Divestitures

Hero Group (“Hero”) Joint Venture

In the second quarter of 2011, we began evaluating strategic alternatives related to our joint venture with Hero. During the third quarter of 2011, due to continued poor performance by the venture and a desire on our part to invest in core operations, a recommendation was made to, and approved by, the joint venture partners, to wind down the joint venture operations during the fourth quarter of 2011. In conjunction with this action plan, we wrote down the value of the joint venture’s long-lived assets to fair value less costs to sell as of September 30, 2011. At the end of 2012, the Hero joint venture wind down was completed.

4. Inventories

Inventories, net of reserves of $2.7 million and $3.3 million at March 31, 2013 and December 31, 2012, respectively, consisted of the following:

	March 31, 2013	December 31 2012
	(In thousands)
Raw materials and supplies	$70,905	$71,548
Finished goods	74,966	75,099

Total	$145,871	$146,647

5. Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the three months ended March 31, 2013 are as follows:

	North America	Europe	Total
		(In thousands)
Balance at December 31, 2012	$600,316	$165,270	$765,586
Foreign currency translation	—	(4,938)	(4,938)

Balance at March 31, 2013	$600,316	$160,332	$760,648

The gross carrying amount and accumulated amortization of our intangible assets other than goodwill as of March 31, 2013 and December 31, 2012 are as follows:

	March 31,			December 31,
	2013			2012
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount`
	(In thousands)
Intangible assets with indefinite lives:
Trademarks (1)	$348,130	$—	$348,130	$350,725	$—	$350,725
Intangible assets with finite lives:
Customer-related and other	37,719	(15,237)	22,482	37,644	(14,714)	22,930
Trademarks	968	(962)	6	968	(962)	6

Total	$386,817	$(16,199)	$370,618	$389,337	$(15,676)	$373,661

(1)	The decrease in the carrying amount of intangible assets between December 31, 2012 and March 31, 2013 is the result of foreign currency translation adjustments.

Amortization expense on finite-lived intangible assets for the three months ended March 31, 2013 and 2012 was $0.7 million and $0.6 million, respectively. Estimated aggregate finite-lived intangible asset amortization expense for the next five years is as follows (in millions):

2013	$2.9
2014	2.9
2015	2.8
2016	2.5
2017	2.5

6. Income Taxes

Income taxes have been prepared on a separate return basis as if the Company was a stand-alone entity. The Company, however, is included in the Dean Foods’ U.S. consolidated federal income tax return and also files some U.S. state income tax returns on a combined basis with Dean Foods. Our foreign subsidiaries file local income tax returns in the jurisdictions in which they operate.

For each interim period, the Company estimates the effective tax rate expected to be applicable for the full year and applies that rate to income from continuing operations before income taxes for the period. Additionally, the Company records discrete income tax items in the period in which they are incurred.

Income tax expense was recorded at an effective rate of 36.0% and 33.5% in the three months ended March 31, 2013 and 2012, respectively. The effective tax rate for the period ending March 31, 2013 increased as a result of state tax audit proceedings and other tax adjustments. Generally, our effective tax rate varies primarily based on our profitability level and the relative earnings of our segments.

7. Debt and Allocated Portion of Dean Foods’ Debt

Our outstanding debt as of March 31, 2013 and December 31, 2012 consisted of the following:

	March 31, 2013			December 31, 2012
	Amount outstanding	Interest rate		Amount outstanding	Interest rate
	(In thousands, except percentages)
Senior secured credit facilities	$744,050	2.04	%*	$780,550	2.20	%*
Less current portion	(15,000)			(15,000)

Total long-term debt	$729,050			$765,550

*	Represents a weighted average rate, including applicable interest rate margins, for the senior secured revolving credit facility, Term Loan A-1, and Term Loan A-2.

The scheduled maturities of long-term debt at March 31, 2013, were as follows (in thousands):

	Total	Term Loan A -1	Term Loan A-2	Revolving Credit Facility
2013	$11,250	$9,375	$1,875	$—
2014	15,000	12,500	2,500	—
2015	21,250	18,750	2,500	—
2016	21,250	18,750	2,500	—
2017	437,800	187,500	2,500	247,800
Thereafter	237,500	—	237,500	—

Total outstanding debt	$744,050	$246,875	$249,375	$247,800

Allocated Portion of Dean Foods’ Debt (Senior Secured Credit Facility)

On July 2, 2009, we were allocated $440.3 million from the Dean Foods senior secured credit facility to fund our acquisition of Alpro. Prior to completion of our initial public offering, interest expense had been allocated based on the historical interest rates of the Dean Foods senior secured credit facility and totaled $3.0 million in the three months ended March 31, 2012. Debt issuance costs were allocated in the same proportion as debt and recorded as a non-current asset included in our consolidated balance sheets. Upon completion of our initial public offering, the principal balances associated with this allocated portion of the Dean Foods senior secured credit facility were settled as a contribution to our capital from Dean Foods. Our guarantee of Dean Foods’ senior secured credit facility also terminated upon completion of our initial public offering. See Note 14 “Related Party Transactions — Guarantees.”

Senior Secured Credit Facilities

On October 12, 2012, we entered into a credit agreement, among us, the subsidiary guarantors listed therein, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and the other lenders party thereto. The Credit Agreement governs our senior secured credit facilities, which consist of a five-year revolving credit facility in a principal amount of $850 million, an original five-year $250 million term loan A-1, and an original seven-year $250 million term loan A-2. The revolving credit facility makes available up to $75 million of letters of credit and up to $75 million of swing line loans. On October 31, 2012, we incurred approximately $885 million in indebtedness under these facilities and subsequently used the remaining net proceeds from our initial public offering to repay a portion of the revolving credit facility. We also capitalized $12.4 million of deferred financing fees, which will be amortized over the term of the respective credit or term loan facility. Deferred financing fees are included in identifiable intangible and other assets on our unaudited condensed consolidated balance sheets.

The terms of the senior secured credit facilities include the following:

•	maturity on October 31, 2017 for the term loan A-1 and revolving credit facility and October 31, 2019 for the term loan A-2 facility;

•

required annual amortization repayment in quarterly installments of the following amounts on the original $250 million term loan A-1 facility: $12.5 million in 2013 and 2014, $18.75 million in 2015 and 2016, and $25.0 million in 2017 with the balance at maturity, and, in the case of the original $250 million term loan A-2 facility, $2.5 million in 2013 through 2019 with the balance at maturity;

•	an accordion feature allowing, under certain circumstances, the maximum principal amount of the senior secured credit facilities to be increased by up to $500 million, subject to lender commitments;

•	mandatory prepayments in the event of certain asset sales and receipt of insurance proceeds;

•

customary affirmative and negative covenants for agreements of this type, including delivery of financial and other information, compliance with laws, further assurances, and limitations with respect to indebtedness, liens, fundamental changes, restrictive agreements, dispositions of assets, acquisitions and other investments, sale leaseback transactions, conduct of business, transactions with affiliates, and restricted payments; and

•

financial covenants pertaining to (a) a maximum consolidated net leverage ratio initially set at 4.25 to 1.00 and stepping down to 4.00 to 1.00 beginning March 31, 2014 and then 3.75 to 1.00 beginning March 31, 2015 and thereafter (subject to our right to increase such ratio by 0.50 to 1.00, but not to exceed 4.50 to 1.00, for the next four fiscal quarters following any permitted acquisition for which the purchase consideration equals or exceeds $50 million) and (b) a minimum consolidated interest coverage ratio set at 3.00 to 1.00.

The senior secured credit facilities are secured by security interests and liens on substantially all of our assets and the assets of our domestic subsidiaries. The senior secured credit facilities are guaranteed by our material domestic subsidiaries. Borrowings under our senior secured credit facilities currently bear interest at a rate of LIBOR plus 1.75% per annum or, in the case of the $250 million term loan A-2 facility, LIBOR plus 2.00% per annum. As of March 31, 2013, we were in compliance with all debt covenants.

Receivables-Backed Facility

In 2004, we began participating in Dean Foods’ receivables-backed facility. We sold certain of our accounts receivable to a wholly-owned entity that is intended to be bankruptcy-remote. The entity transferred the receivables to third-party asset-backed commercial paper conduits sponsored by major financial institutions. The securitization was treated as borrowing for accounting purposes. We were the beneficiary and obligor for all borrowings and repayments under our portion of the Dean Foods facility. On September 28, 2011, Dean Foods amended the terms of the agreement to extend the liquidity termination date to September 25, 2013, to include the ability to issue letters of credit of up to $300 million under the facility, and to amend certain other terms.

In the three months ended March 31, 2012, we borrowed $63.3 million and subsequently repaid $61.4 million under the facility. Effective September 1, 2012, we are no longer a participant in the Dean Foods receivables securitization program. Receivables sold by us to the entity on or prior to August 31, 2012 will continue to be collected by Dean Foods; however, any receivables generated by us subsequent to September 1, 2012 will not be sold into the receivables program.

Alpro Revolving Credit Facility

Our Alpro operations have access to a multi-currency revolving credit facility with a borrowing capacity of €1 million (or its currency equivalent). The facility is unsecured and is guaranteed by various Alpro subsidiaries. Use of the proceeds under the facility is for working capital and other general corporate purposes of Alpro. The subsidiary revolving credit facility is available for the issuance of up to €1 million (or its currency equivalent) of letters of credit. On July 10, 2012, we renewed this facility under substantially similar terms. No principal payments are due under the subsidiary revolving credit facility until maturity on July 10, 2013. At March 31, 2013 and December 31, 2012, there were no outstanding borrowings under the facility.

8. Derivative Financial Instruments

Interest Rates

In connection with our initial public offering, on October 31, 2012, Dean Foods novated to us certain of its interest rate swaps (the “2017 swaps”) with a notional value of $650 million and a maturity date of March 31, 2017. We are now the sole counterparty to the financial institutions under these swap agreements and are directly responsible for any required future settlements, and the sole beneficiary of any future receipts of funds, pursuant to their terms. We are subject to market risk with respect to changes in the underlying benchmark interest rate that impact the fair value of the interest rate swaps.

The following table summarizes the terms of the interest rate swap agreements as of March 31, 2013:

Fixed Interest Rates	Expiration Date	Notional Amount
		(In thousands)
2.75% to 3.19%	March 31, 2017	$650,000

We have not designated such contracts as hedging instruments; therefore, the interest rate swap agreements are marked to market at the end of each reporting period and a derivative asset or liability is recorded on our unaudited condensed consolidated balance sheet. Losses on these contracts were immaterial for the three months ended March 31, 2013 and are recorded in other (income) expense in our unaudited condensed consolidated statements of operations. A summary of these open swap agreements recorded at fair value in our consolidated balance sheets at March 31, 2013 and December 31, 2012 is included in the table below.

Credit risk under these arrangements is believed to be remote as the counterparties to the interest rate swap agreements are major financial institutions; however, if any of the counterparties to the swap agreements become unable to fulfill their obligation, we may lose the financial benefits of these arrangements.

Commodities

We are exposed to commodity price fluctuations, including milk, organic and non-genetically modified (“non-GMO”) soybeans, almonds, butterfat, sweeteners, and other commodity costs used in the manufacturing, packaging, and distribution of our products, including utilities, natural gas, resin, and diesel fuel. To secure adequate supplies of materials and bring greater stability to the cost of ingredients and their related manufacturing, packaging, and distribution, we routinely enter into forward purchase contracts and other purchase arrangements with suppliers. Under the forward purchase contracts, we commit to purchasing agreed-upon quantities of ingredients and commodities at agreed-upon prices at specified future dates. The outstanding purchase commitment for these commodities at any point in time typically ranges from one month’s to one year’s anticipated requirements, depending on the ingredient or commodity. The majority of these contracts are considered normal purchases.

Foreign Currency

Our international operations represented approximately 24% and 17% of our long-lived assets and net sales, respectively, as of and for the three months ended March 31, 2013. Sales in foreign countries, as well as certain expenses related to those sales, are transacted in currencies other than our reporting currency, the U.S. Dollar. Our foreign currency exchange rate risk is primarily limited to the Euro and the British Pound. We may, from time to time, employ derivative financial instruments to manage our exposure to fluctuations in foreign currency rates or enter into forward currency exchange contracts to hedge our net investment and intercompany payable or receivable balances in foreign operations.

As of March 31, 2013 and December 31, 2012, derivatives recorded at fair value in our unaudited condensed consolidated balance sheets were as follows:

	Derivative assets		Derivative liabilities
	March 31, 2013	December 31, 2012	March 31, 2013	December 31, 2012
	(In thousands)
Derivatives designated as Hedging Instruments
Foreign currency contracts—current (1)	$—	$—	$126	$489
Derivatives not designated as Hedging Instruments
Interest rate swap contracts—current (1)	—	—	18,288	18,262
Interest rate swap contracts—noncurrent (2)	—	—	44,118	48,669

Total derivatives	$—	$—	$62,532	$67,420

(1)	Derivative assets and liabilities that have settlement dates equal to or less than 12 months from the respective balance sheet date were included in other current assets and accounts payable and accrued expenses, respectively, in our unaudited condensed consolidated balance sheets.
(2)	Derivative liabilities that have settlement dates greater than 12 months from the respective balance sheet date were included in other long-term liabilities in our unaudited condensed consolidated balance sheets.

We recognized a gain of $0.8 million and a loss of $0.2 million for the three months ended March 31, 2013 and 2012, respectively, on our foreign currency contracts. These gains and losses are recorded in cost of sales in our unaudited condensed consolidated statements of operations.

Based on current commodity prices and exchange rates, we estimate that $0.1 million of hedging activity related to our foreign currency contracts will be reclassified from accumulated other comprehensive income into income within the next 12 months.

Fair Value Measurements

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering assumptions, we follow a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 — Quoted prices for identical instruments in active markets.

•

Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations, in which all significant inputs are observable in active markets.

•	Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

A summary of our derivative assets and liabilities measured at fair value on a recurring basis as of March 31, 2013 and December 31, 2012 is as follows:

	Fair value as of March 31, 2013	Level 1	Level 2	Level 3
	(In thousands)
Liability—Foreign currency contracts	$126	$—	$126	$—
Liability—Interest rate swap contracts	62,406	—	62,406	—

	Fair value as of December 31, 2012	Level 1	Level 2	Level 3
	(In thousands)
Liability—Foreign currency contracts	$489	$—	$489	$—
Liability—Interest rate swap contracts	66,931	—	66,931	—

The fair value of our interest rate swaps is determined based on the notional amounts of the swaps and the forward LIBOR curve relative to the fixed interest rates under the swap agreements. The fair value of our foreign currency contracts is based on the notional amounts and rates under the contracts and observable market forward exchange rates. We classify these instruments in Level 2 because quoted market prices can be corroborated utilizing observable benchmark market rates at commonly quoted intervals and observable market transactions of spot currency rates and forward currency prices. We did not significantly change our valuation techniques from prior periods.

Due to their near-term maturities, the carrying amounts of trade accounts receivable and accounts payable are considered equivalent to fair value. In addition, because the interest rates on our senior secured credit facilities are variable, their fair values approximate their carrying values.

9. Share-Based Compensation

Certain of the Company’s employees participate in share-based compensation plans sponsored by Dean Foods. These plans provide employees with restricted stock units or options to purchase shares of Dean Foods’ common stock. Given that the Company’s employees directly benefit from participation in these plans, the expense incurred by Dean Foods for stock and options granted specifically to our employees has been reflected in the Company’s unaudited condensed consolidated statements of operations. These amounts were based on the awards and terms previously granted to our employees, but may not reflect the equity awards or results that we would have experienced or expect to experience as a stand-alone public company. No new grants of Dean Foods’ equity were made to our employees after completion of our initial public offering. Prior to completion of the initial public offering, expenses related to the corporate employees of Dean Foods were allocated based on the Company’s percentage of Dean Foods’ total sales and totaled $1.0 million for the three months ended March 31, 2012.

For the Dean Foods plans, the share and unit data presented in the tables below only reflect the costs that were directly attributable to the Company’s employees and none of the allocated expenses of Dean Foods’ corporate employees.

On August 7, 2012, the Dean Foods Compensation Committee, the Dean Foods board of directors, and our board of directors approved the terms of our 2012 Stock Incentive Plan (the “2012 SIP”). In connection with our initial public offering, 20 million shares of our Class A common stock were reserved for issuance under the 2012 SIP upon the exercise of stock options, restricted stock units, or restricted stock that will be issued to our employees and non-employee directors. The 2012 SIP also includes awards of stock appreciation rights (“SARs”) and phantom shares as part of our long-term incentive compensation program. In general, awards granted under the 2012 SIP vest one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date. With the exception of the awards granted in connection with the initial public offering, unvested awards vest immediately upon a change of control and in the following additional circumstances: (i) an employee with 10 years of service retires after reaching the age of 55, (ii) an employee retires after reaching the age of 65, and (iii) in certain cases upon death or qualified disability.

Dean Foods Stock Options

The following table summarizes stock option activity during the first quarter of 2013:

	Number of options	Weighted average exercise price	Weighted average contractual life	Aggregate intrinsic value
Options outstanding at January 1, 2013	6,845,250	$18.45
Granted	—	—
Forfeited and cancelled(1)	(227,361)	18.09
Exercised	(89,916)	12.26
Transferred(2)	907,853	21.49

Options outstanding at March 31, 2013	7,435,826	18.91	5.26	$18,087,012

Options exercisable at March 31, 2013	6,189,585	$20.38	4.59	$9,956,681

(1)	Pursuant to the terms of Dean Foods stock option plans, options that are cancelled or forfeited may be available for future grants.
(2)	Transferred options are attributable to employees that transferred to or from other Dean Foods’ divisions.

Share-based compensation expense for stock options is recognized ratably over the vesting period. The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model, using the following assumptions:

	Three months ended March 31,
	2013 (1)	2012
Expected volatility	—	44%
Expected dividend yield	—	0%
Expected option term	—	5 years
Risk-free rate of return	—	0.88% to 0.89%

(1)	Dean Foods does not plan to grant any Dean Foods stock options to WhiteWave non-employee directors, executive officers, and employees during 2013.

WhiteWave Stock Options

The following table summarizes stock option activity during the first quarter of 2013:

	Number of options	Weighted average exercise price	Weighted average contractual life	Aggregate intrinsic value
Options outstanding at January 1, 2013	2,445,327	$16.98
Granted	1,230,095	15.16
Forfeited and cancelled(1)	—	—
Exercised	—	—

Options outstanding at March 31, 2013	3,675,422	16.37	9.67	$2,573,104

Options vested and expected to vest at March 31, 2013	3,498,720	16.37	9.67	2,438,230
Options exercisable at March 31, 2013	53,676	$15.16	9.88	$102,521

(1)	Pursuant to the terms of the SIP, options that are cancelled or forfeited may be available for future grants.

Share-based compensation expense for stock options is recognized ratably over the vesting period. The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model with the following assumptions:

Three months ended March 31, 2013
Expected volatility	28%
Expected dividend yield	0%
Expected option term	6 years
Risk-free rate of return	1.13%

Dean Foods Restricted Stock Units

The following table summarizes RSU activity during the first quarter of 2013:

RSUs outstanding January 1, 2013	786,710
RSUs issued	—
RSUs cancelled or forfeited(1)	(60,747)
Shares issued upon vesting of RSUs	(351,503)
RSUs transferred(2)	30,344

RSUs outstanding at March 31, 2013	404,804

Weighted average grant date fair value per share	$11.78

(1)	Pursuant to the terms of the stock unit plans, employees have the option of forfeiting RSUs to cover their minimum statutory tax withholding when shares are issued. RSUs that are cancelled or forfeited may be available for future grants.
(2)	Transferred RSUs are attributable to employees that transferred to or from other Dean Foods’ divisions.

WhiteWave Restricted Stock Units

The following table summarizes RSU activity during the first quarter of 2013:

RSUs outstanding January 1, 2013	674,681
RSUs issued	346,913
Shares issued upon vesting of RSUs	—
RSUs cancelled or forfeited(1)	—

RSUs outstanding at March 31, 2013	1,021,594

Weighted average grant date fair value per share	$16.36

(1)	Pursuant to the terms of the SIP, employees have the option of forfeiting RSUs to cover their minimum statutory tax withholding when shares are issued. RSUs that are cancelled or forfeited may be available for future grants.

Dean Foods Cash Performance Units

In 2010, Dean Foods began granting cash performance units (“CPUs”) to employees as part of its long-term incentive compensation program under the terms of the 2007 Stock Incentive Plan (the “2007 Plan”). The CPU awards are cash-settled awards and are designed to link compensation of certain executive officers and other key employees to Dean Foods’ performance over a three-year period. The performance metric, as defined in the awards, is the performance of the Dean Foods stock price relative to that of a peer group of companies. The range of payout under the awards is between 0% and 200% and is payable in cash at the end of each respective performance period. The fair value of the awards is measured at each reporting period. Compensation expense related to the Company’s direct employees is recognized over the vesting period which is recorded in general and administrative expenses in the unaudited condensed consolidated statements of operations. In the periods subsequent to completion of our initial public offering, a corresponding liability has been recorded in other long-term liabilities in our unaudited condensed consolidated balance sheets.

In connection with our initial public offering, Dean Foods valued the 2011 and 2012 CPU awards for our executives based on performance as of December 31, 2012, instead of at the end of the originally scheduled 36-month performance periods. The cash value of these awards was paid out on a prorated basis during the three months ended March 31, 2013.

The following table summarizes CPU activity with respect to the 2011 and 2012 CPU awards during the first quarter of 2013:

Units
Outstanding at January 1, 2013	6,105,000
Granted	—
Converted/paid	(6,105,000)
Forfeited	—

Outstanding at March 31, 2013	—

Dean Foods Phantom Shares

In 2011, Dean Foods began granting phantom shares as part of its long-term incentive compensation program, which are similar to RSUs in that they are based on the price of Dean Foods stock and vest ratably over a three-year period, but are cash-settled based upon the value of Dean Foods stock at each vesting period. The fair value of the awards is re-measured at each reporting period. Compensation expense is recognized over the vesting period, which is recorded in general and administrative expenses in the unaudited condensed consolidated statements of operations. In the periods subsequent to completion of our initial public offering, a corresponding liability has been recorded in accounts payable and accrued expenses in our unaudited condensed consolidated balance sheets. The following table summarizes the phantom share activity during the first quarter of 2013:

	Shares	Weighted-average grant date fair value per share
Outstanding at January 1, 2013	397,618	$11.43
Granted	—	—
Converted/paid	(155,398)	11.10
Forfeited	(7,442)	11.45
Transferred(1)	2,566	11.90

Outstanding at March 31, 2013	237,344	$11.65

(1)	Transferred phantom shares are attributable to employees that transferred to or from other Dean Foods’ divisions.

WhiteWave Phantom Shares

We grant phantom shares under the 2012 SIP as part of our long-term incentive compensation program, which are similar to RSUs in that they are based on the price of WhiteWave stock and vest ratably over a three-year period, but are cash-settled based upon the value of WhiteWave stock at each vesting period. The fair value of the awards is re-measured at each reporting period. Compensation expense is recognized over the vesting period, which is recorded in general and administrative expenses in the unaudited condensed consolidated statements of operations. A corresponding liability has been recorded in accounts payable and accrued expenses in our unaudited condensed consolidated balance sheets. The following table summarizes the phantom share activity during the first quarter of 2013:

	Shares	Weighted-average grant date fair value per share
Outstanding at January 1, 2013	225,771	$17.00
Granted	208,879	15.16
Converted/paid	—	—
Forfeited	(4,495)	16.12

Outstanding at March 31, 2013	430,155	$16.12

WhiteWave SARs

We grant SARs under the 2012 SIP as part of our long-term incentive compensation program, which are similar to stock options in that they are based on the price of WhiteWave stock and vest ratably over a three-year period, but are cash-settled based upon the value of WhiteWave stock at the exercise date. The fair value of the awards is re-measured at each reporting period. Compensation expense is recognized over the vesting period, which is recorded in general and administrative expenses in the unaudited condensed consolidated statements of operations. A corresponding liability has been recorded in accounts payable and accrued expenses in our unaudited condensed consolidated balance sheets. The following table summarizes SAR activity during the first quarter of 2013:

	Number of SARs	Weighted average exercise price	Weighted average contractual life	Aggregate intrinsic value
SARs outstanding at January 1, 2013	211,111	$17.00
Granted	82,582	15.16
Forfeited and cancelled(1)	—	—
Exercised	—	—

SARs outstanding at March 31, 2013	293,693	16.48	9.66	$172,509

SARs exercisable at March 31, 2013	—	$—	—	$—

(1)	Pursuant to the terms of the SIP, SARs that are cancelled or forfeited may be available for future grants.

The fair value of each SAR is estimated on the date of grant using the Black-Scholes valuation model with the following assumptions:

Three months ended March 31, 2013
Expected volatility	28%
Expected dividend yield	0%
Expected option term	6 years
Risk-free rate of return	1.13%

Share-Based Compensation Expense

The following table summarizes the share-based compensation expense recognized for the Company’s direct participants in the Dean Foods long-term incentive compensation plan in periods prior to completion of our initial public offering:

	Three months ended March 31,
	2013	2012
	(In thousands)
Share-based compensation expense funded Dean Foods
Dean Foods stock options	$—	$346
Dean Foods RSUs	—	743
Dean Foods CPUs	—	92
Dean Foods phantom shares	—	738

Total share-based compensation expense funded Dean Foods	$—	$1,919

The following table summarizes the share-based compensation expense recognized for the Company’s direct participants in the Dean Foods equity classified plans, as well as expense related to the Company’s equity classified plans, in periods after the completion of our initial public offering:

	Three months ended March 31,
	2013	2012
	(In thousands)
Share-based compensation expense
Dean Foods stock options	$288	$—
Dean Foods RSUs	373	—
WhiteWave stock options	3,201	—
WhiteWave RSUs	2,950	—

Total share-based compensation expense	$6,812	$—

10. Accumulated Other Comprehensive Loss

The changes in accumulated other comprehensive loss by component for the three months ended March 31, 2013 were as follows (net of tax):

	Derivative instruments (1)	Pension adjustment (2)	Cumulative translation adjustment	Total
	(In thousands)
Balance at January 1, 2013	$(294)	$(1,818)	$(25,576)	$(27,688)
Other comprehensive income/(loss) before reclassifications	7	76	(15,523)	(15,440)
Amounts reclassified from accumulated other comprehensive income/(loss)	78	(22)	—	56

Net year-to-date other comprehensive income/(loss), net of taxes of $66	85	54	(15,523)	(15,384)

Balance at March 31, 2013	$(209)	$(1,764)	$(41,099)	$(43,072)

(1)	The accumulated other comprehensive loss reclassification components affect cost of sales. See Note 8 “Derivative Financial Instruments.”
(2)	The accumulated other comprehensive loss reclassification components are related to amortization of unrecognized actuarial losses and prior service costs which are both included in the computation of net periodic pension cost. See Note 11 “Employee Retirement and Profit Sharing Plans.”

11. Employee Retirement and Profit Sharing Plans

Dean Foods sponsors various employee benefit plans, which consist of Dean Foods’ consolidated defined contribution plans, including various employee savings and profit sharing plans in which certain of our employees have historically participated. Substantially all full-time union and non-union employees who have completed one or more years of service and have met other requirements pursuant to the plans are eligible to participate in one or more of these plans. Expenses related to our employees’ participation in Dean Foods’ plans were determined by specifically identifying the costs for the Company’s participants. Additionally, we contribute to various multiemployer pension plans on behalf of our employees.

Effective upon and subject to any transaction, including a spin-off, or other event or occurrence pursuant to which we cease to be a majority-owned subsidiary of Dean Foods (a “Separation Transaction”), the employee matters agreement between us and Dean Foods provides that our workforce will commence participation in employee benefit plans established and sponsored by us, which will generally provide substantially comparable benefits to those benefits provided to these employees before such Separation Transaction.

We have separate, stand-alone defined benefit pension plans as a result of the acquisition of Alpro on July 2, 2009. The benefits under our Alpro defined benefit plans are based on years of service and employee compensation.

	Three months ended March 31,
	2013	2012
	(In thousands)
Components of net periodic benefit cost:
Service cost	$440	$359
Interest cost	135	131
Expected return on plan assets	(88)	(49)
Amortization:
Prior service (credit)/cost	4	4
Unrecognized net (gain)/loss	18	1

Net periodic benefit cost	$509	$446

12. Commitments and Contingencies

Lease and Purchase Obligations

We lease certain property, plant, and equipment used in our operations under operating lease agreements. Such leases, which are primarily for office space, machinery, and equipment, have lease terms ranging from one to 20 years. Rent expense was $1.9 million for both of the three month periods ended March 31, 2013 and 2012.

We have entered into various contracts, in the normal course of business, obligating us to purchase minimum quantities of raw materials used in our production and distribution processes, including soybeans and organic raw milk. We enter into these contracts from time to time to ensure a sufficient supply of raw materials. In addition, we have contractual obligations to purchase various services that are part of our production process.

Litigation, Investigations, and Audits

The Company is involved in various litigation, investigations, and audit proceedings in the normal course of business. It is management’s opinion, after consultation with counsel and a review of the facts, a material adverse effect on the financial position, liquidity, or results of operations, or cash flows of the Company is not probable or reasonably possible.

13. Segment, Geographic, and Customer Information

Our business is organized into two operating segments, North America and Europe, based on our go-to-market strategies, customer bases, and the objectives of our businesses. Our segments align with how our chief operating decision maker, our CEO, monitors operating performance, allocates resources, and deploys capital.

The North America segment offers products in the plant-based foods and beverages, coffee creamers and beverages, and premium dairy product categories throughout North America, and our Europe segment offers plant-based food and beverage products throughout Europe. We sell our products to a variety of customers, including grocery stores, mass merchandisers, club stores, and convenience stores, as well as various away-from-home channels, including restaurants and foodservice outlets, across North America and Europe. We sell our products in North America and Europe primarily through our direct sales force and independent brokers. We utilize five manufacturing plants, two distribution centers, and three strategic co-packers across the United States. Additionally, we have four plants across Europe in the United Kingdom, Belgium, France, and the Netherlands, each supported by an integrated supply chain. We also utilize a limited number of third party co-packers across Europe for plant-based beverages other than soy, such as almond and hazelnut, and for more specialized, low-volume products.

We evaluate the performance of our segments based on sales and operating income or loss before gains and losses on the sale of businesses, write downs related to the wind down of our joint venture, foreign exchange gains and losses and income tax. The amounts in the following tables are obtained from reports used by our chief operating decision maker. There are no significant non-cash items reported in segment profit or loss other than depreciation and amortization.

The reporting segments do not include the costs allocated to us by Dean Foods or costs incurred by us for certain corporate and shared service functions. In addition, the expense related to share-based compensation has not been allocated to our segments and is reflected entirely within the caption “Corporate and other.” Related party license income, further described in Note 14 “Related Party Transactions,” has also been excluded. Therefore, the measure of segment profit or loss presented below is before such items.

The following table presents the summarized income statement amounts by segment:

	Three months ended March 31,
	2013	2012
	(In thousands)
Total net sales:
North America	$507,017	$457,366
Europe	101,227	94,662

Total	$608,244	$552,028

Operating income:
North America	$56,211	$44,043
Europe	6,703	3,668

Total reportable segment operating income	62,914	47,711
Related party license income	—	10,473
Corporate and other	(20,921)	(9,320)

Total operating income	$41,993	$48,864
Other expense:
Interest expense	4,724	1,649
Other (income) expense, net	(220)	121

Income before income taxes	$37,489	$47,094

Depreciation and amortization:
North America	$14,873	$13,271
Europe	5,121	4,962

Total	$19,994	$18,233

Capital expenditures:
North America	$17,580	$18,442
Europe	3,154	1,859

Total	$20,734	$20,301

The following tables present sales amounts by product categories:

	Three months ended March 31,
	2013	2012
	(In thousands)
Total net sales:
North America
Plant-based food and beverages	$151,061	$132,427
Coffee creamers and beverages	214,032	191,076
Premium dairy	141,924	133,863

North America net sales	507,017	457,366
Europe
Plant-based food and beverages	101,227	94,662

Total net sales	$608,244	$552,028

The following table presents the summarized balance sheet amounts by segment:

	March 31, 2013	December 31, 2012
	(In thousands)
Assets:
North America	$1,595,344	$1,573,470
Europe	575,419	594,541

Total	$2,170,763	$2,168,011

Long-lived Assets:
North America	$1,338,627	$1,337,923
Europe	425,969	447,267

Total	$1,764,596	$1,785,190

Significant Customers

The Company had a single customer that represented 17.8% and 18.0% of our consolidated net sales in the three months ended March 31, 2013 and 2012, respectively. Sales to this customer were primarily included in our North America segment.

14. Related Party Transactions

Allocated Expenses

Prior to completion of our initial public offering, Dean Foods provided certain corporate services to us, and costs associated with these functions were allocated to us. These allocations include costs related to corporate services, such as executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services, as well as stock-based compensation expense attributable to our employees and an allocation of stock-based compensation attributable to employees of Dean Foods. The costs of such services were allocated to us based on the most relevant allocation method to the service provided, primarily based on relative percentage of total net sales, relative percentage of headcount, or specific identification. The total amount of these allocations from Dean Foods was approximately $9.3 million in the three months ended March 31, 2012. These cost allocations are primarily reflected within general and administrative expenses in our unaudited condensed consolidated statements of operations as well as classified as “Corporate and other” in Note 13 “Segment, Geographic, and Customer Information.” Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. Dean Foods continues to provide many of these services on a transitional basis for a fee.

Upon completion of our initial public offering, we assumed responsibility for the costs of these functions. The allocations may not reflect the expense we would have incurred as a stand-alone public company for the three months ended March 31, 2012. Actual costs that may have been incurred if we had been a stand-alone public company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in certain areas.

We were allocated a portion of Dean Foods’ consolidated debt based on amounts directly incurred by us to fund the acquisition of Alpro in July 2009. Prior to completion of our initial public offering, interest expense during the three months ended March 31, 2012 had been allocated based on the historical interest rates of the Dean Foods senior secured credit facility during that three month period. Debt issuance costs were allocated in the same proportion as the debt. In connection with our initial public offering, the allocated portion of the Dean Foods senior secured credit facility was settled as a contribution to our capital from Dean Foods. Management believes the basis of historical allocation for debt, interest expense, and debt issuance costs is reasonable. However, these amounts may not be indicative of the actual amounts that we would have incurred had we been a stand-alone public company for the three months ended March 31, 2012.

Cash Management

We use a centralized approach to cash management and financing of operations. Prior to completion of our initial public offering, Dean Foods provided financing, cash management, and other treasury services to us. Our North American cash balances were regularly swept by Dean Foods, and we received funding from Dean Foods for our operating and investing cash needs. Cash transferred to and from Dean Foods was historically recorded as intercompany payables and receivables that were reflected as a component of Dean Foods’ net investment in our unaudited condensed consolidated balance sheets. Since completion of our initial public offering, we have maintained separate cash management and financing functions for our operations.

Related Party Arrangements

Historically, related party transactions and activities involving Dean Foods and its wholly-owned subsidiaries were not always consummated on terms equivalent to those that would prevail in an arm’s-length transaction where conditions of competitive, free-market dealing may exist.

Prior to completion of our initial public offering, certain related party transactions were settled by either non-cash capital contributions from Dean Foods to us or non-cash capital distributions from us to Dean Foods and included as part of Dean Foods’ net investment. Other related party transactions that are settled in cash are reflected as related party receivables in our unaudited condensed consolidated balance sheets.

During the three months ended March 31, 2013 and 2012, we utilized manufacturing facilities and resources managed by affiliates of Dean Foods to conduct our business. The expenses associated with these transactions, which primarily relate to co-packing certain of our products, are included in cost of sales in our unaudited condensed consolidated statements of operations.

In connection with and effective as of our initial public offering, we entered into agreements that formalize ongoing commercial arrangements we have with Dean Foods and Morningstar, which are described below. Certain terms of these agreements were modified in connection with Dean Foods’ sale of Morningstar. These agreements are described in Note 2, “Transactions with Morningstar.”

Agreements with Fresh Dairy Direct

Fresh Dairy Direct (“FDD”) Sales and Distribution Agreement — We entered into an agreement with two wholly-owned subsidiaries of Dean Foods, Suiza Dairy Group, LLC (“Suiza Dairy”) and Dean Dairy Holdings, LLC (“Dean Dairy”), pursuant to which those subsidiaries continue to sell and distribute certain WhiteWave products for a fixed initial term of up to 18 months, depending on the product and customer. This agreement modifies our historical intercompany arrangements and reflects new pricing.

FDD Co-Packing Agreement — Additionally, we entered into a separate manufacturing agreement with Suiza Dairy and Dean Dairy pursuant to which those subsidiaries continue manufacturing WhiteWave fresh organic milk products on our behalf for a term of 18 months. The agreement formalizes our historical intercompany arrangements.

FDD Cream Supply Agreement — We also entered into a supply agreement with Suiza Dairy and Dean Dairy pursuant to which we continue to purchase cream from such subsidiaries for an initial term ending December 31, 2013, with an option for us to renew for up to four one-year terms. This agreement formalizes our historical intercompany arrangements.

Termination of Intellectual Property License Agreement

Historically, the Company was party to a license agreement with Morningstar, pursuant to which Morningstar had the right to use the Company’s intellectual property in the manufacture of certain products for a fee. For the three months ended March 31, 2012, related party license income was recorded within operating income in our unaudited condensed consolidated statements of operations in the amount of $10.5 million.

In conjunction with the license agreement, a loan agreement was entered into, pursuant to which the Company extended a line of credit to Morningstar related to the license income under the license agreement. Prior to completion of our initial public offering, there were no repayments of this loan and no future plans to settle the outstanding balance; therefore, the principal and associated accrued interest was shown in Dean Foods’ net investment as of December 31, 2011. The interest term on the loan to Morningstar was LIBOR plus 2% and recorded in interest income in our unaudited condensed consolidated statements of operations. Interest income for the three months ended March 31, 2012 was $1.9 million.

In connection with our initial public offering, we and Morningstar agreed to terminate this license agreement and related loan. We no longer receive license income or related interest income associated with these historical agreements. In addition, we entered into an agreement and transferred the intellectual property subject to the license agreement to Morningstar so that Morningstar has the requisite intellectual property and manufacturing know-how to produce and sell its products and brands. All intellectual property related to and necessary for the production of our products and brands was retained.

License Agreement with Dean Foods

We entered into an agreement with Dean Foods pursuant to which we have an exclusive license to manufacture and sell shelf stable aseptic flavored and white milk under Dean Foods’ TruMoo brand in certain retail channels and to designated foodservice accounts throughout North America in exchange for payment of a royalty. The initial term of the agreement is December 2012 through December 31, 2017, with automatic one-year renewals thereafter so long as we achieve specified volume thresholds and minimum royalties. We incurred immaterial royalty obligations under this agreement during the three months ended March 31, 2013.

Transition Services Agreement

We and Dean Foods also entered into a transition services agreement to cover certain continued corporate services provided by us and Dean Foods to each other following completion of our initial public offering. Our services consist primarily of marketing and research and development, while Dean Foods’ provides supply chain, information technology, legal, finance and accounting, human resources, risk management, tax, treasury, and other transitional services. Both Dean Foods’ and our services continue for a specified initial term, which vary with the types of services provided, unless terminated earlier or extended according to the terms of the transition services agreement. We pay Dean Foods mutually agreed-upon fees for their services and Dean Foods pays us mutually agreed-upon fees for our services. Dean Foods has charged us $9.5 million and we have charged Dean Foods $1.7 million for services rendered under the transition services agreement for the three months ended March 31, 2013.

Guarantees

We have historically guaranteed debt issued by Dean Foods, including the Dean Foods senior secured credit facility and the Dean Foods senior notes, on a joint and several basis. Prior to completion of our initial public offering, as this was an intercompany guarantee, the Company had not recognized an indemnification liability or any income associated with this guarantee in its unaudited condensed consolidated financial statements. Our guarantees of Dean Foods’ debt, including the Dean Foods senior secured credit facility and the Dean Foods senior notes, terminated upon completion of our initial public offering.

15. Earnings Per Share

Basic earnings per share is based on the weighted average number of common shares outstanding during each period. Diluted earnings per share is based on the weighted average number of common shares outstanding and the effect of all dilutive common stock equivalents outstanding during each period. The contribution of WWF Operating Company (“WWF Opco”) to WhiteWave was treated as a reorganization of entities under common control under Dean Foods. As a result, we are retrospectively presenting the shares outstanding for WhiteWave and WWF Opco for all periods presented. For the period prior to completion of our initial public offering, the same number of Class B shares is being used for basic and diluted earnings per share, as no WhiteWave Class A common stock or equity awards were outstanding. The outstanding shares of Class B common stock give effect to Dean Foods’ contribution of WWF Opco’s capital stock to WhiteWave.

The following table reconciles the numerators and denominators used in the computations of both basic and diluted earnings per share:

	Three months ended March 31,
	2013	2012
	(In thousands, except share and per share data)
Basic earnings per share computation:
Numerator:
Net income	$23,998	$31,308
Denominator:
Average common shares	173,000,000	150,000,000
Basic earnings per share	$0.14	$0.21
Diluted earnings per share computation:
Numerator:
Net income	$23,998	$31,308
Denominator:
Average common shares—basic	173,000,000	150,000,000
Stock option conversion(1)	27,079	—
Stock units (2)	105,838	—
Average common shares—diluted	173,132,917	150,000,000
Diluted earnings per share	$0.14	$0.21

(1)	2,445,327 anti-dilutive options were excluded from the calculation for the three months ended March 31, 2013.
(2)	52 anti-dilutive RSUs were excluded from the calculation for the three months ended March 31, 2013.

THE WHITEWAVE FOODS COMPANY

29,913,044 Shares

Class A common stock

Preliminary Prospectus

J.P. Morgan	BofA Merrill Lynch

Credit Suisse	SunTrust Robinson Humphrey	Wells Fargo Securities

Credit Agricole CIB	Rabo Securities

                    2013.

Part II

Information Not Required In Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred in connection with the offering described in this Registration Statement, other than the underwriting discount, all of which will be paid by us, except as provided below. All amounts are estimates except the SEC registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

Amount
SEC registration fee	$78,875
Financial Industry Regulatory Authority, Inc. filing fee	87,240
Accountants’ fees and expenses	750,000
Legal fees and expenses	450,000
Blue Sky fees and expenses	—
Transfer Agent’s fees and expenses	15,000
Printing and engraving expenses	150,000
Miscellaneous	75,000

Total Expenses	$1,606,115

Dean Foods will pay for any fees, disbursements and expenses of its counsel and accountants incurred by it pursuant to our registration rights agreement with Dean Foods, which are included within “Accountants’ fees and expenses” and “Legal fees and expenses.”

Item 14.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification can only be given for expenses and no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s amended and restated certificate of incorporation and bylaws authorize the indemnification of officers and directors of the Registrant consistent with Section 145 of the Delaware General Corporation Law and the Company has entered into indemnification agreements with its directors and executive officers.

II-1

Item 15.	Recent Sales of Unregistered Securities.

Registrant has not sold any unregistered securities within the past three years, except as follows:

•	On October 15, 2012, we issued 150,000,000 shares of Class B common stock to Dean Foods Company in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act; and

•

On October 25, 2012, we granted options to purchase 2,445,327 shares of our Class A common stock and 666,999 restricted stock units to certain directors and employees in connection with their employment by WhiteWave for no cash consideration in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. We subsequently registered the shares of our Class A common stock issuable upon exercise of those options and settlement of those restricted stock units pursuant to a Registration Statement on Form S-8 filed on October 29, 2012.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

Item 17.	Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on July 15, 2013.

THE WHITEWAVE FOODS COMPANY

By:	/s/ Kelly J. Haecker
Kelly J. Haecker
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ * Gregg L. Engles	Chairman and Chief Executive Officer (Principal Executive Officer)	July 15, 2013
/s/ Kelly J. Haecker Kelly J. Haecker	Chief Financial Officer (Principal Financial Officer)	July 15, 2013
/s/ * James T. Hau	Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 15, 2013
/s/ * Michelle P. Goolsby	Director	July 15, 2013
/s/ * Stephen L. Green	Director	July 15, 2013
/s/ * Joseph S. Hardin, Jr.	Director	July 15, 2013
/s/ * Mary E. Minnick	Director	July 15, 2013
/s/ * Doreen A. Wright	Director	July 15, 2013

*By:	/s/ Roger E. Theodoredis
Roger E. Theodoredis, Attorney-in-Fact

Exhibit Index

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement

3.1	Certificate of Incorporation of the Registrant (7)

3.2	By-laws of the Registrant (7)

4.1	Specimen Stock Certificate evidencing the shares of Class A common stock (3)

4.2	Specimen Stock Certificate evidencing the shares of Class B common stock (10)

5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

10.1	Separation and Distribution Agreement, dated as of October 25, 2012, by and among Dean Foods Company, The WhiteWave Foods Company, and WWF Operating Company (7)

10.2	Transition Services Agreement, dated as of October 25, 2012, between Dean Foods Company and The WhiteWave Foods Company, as amended (7)

10.3	Amended and Restated Tax Matters Agreement, dated as of May 1, 2013, between Dean Foods Company and The WhiteWave Foods Company (11)

10.4	Employee Matters Agreement, dated as of October 25, 2012, by and between Dean Foods Company, The WhiteWave Foods Company and WWF Operating Company (7)

10.5	Registration Rights Agreement, dated as of October 25, 2012, between Dean Foods Company and The WhiteWave Foods Company (7)

10.6	Co-Packing Agreement, dated August 2, 2012, by and between WWF Operating Company, Suiza Dairy Group, LLC and Dean Dairy Holdings, LLC, as amended (6)(8)

10.7	Amended and Restated Co-Packing Agreement, dated December 2, 2012, by and between WWF Operating Company and Morningstar Foods, LLC, as amended (7)(9)

10.8	Transitional Sales Agreement, dated August 1, 2012, by and between WWF Operating Company and Morningstar Foods, LLC, as amended (5)(8)

10.9	License Agreement, dated December 1, 2012, between Dean Foods Company and WWF Operating Company (7)(9)

10.10	LAND O’ LAKES Transitional Sales Agreement, dated August 1, 2012, by and between WWF Operating Company and Morningstar Foods, LLC, as amended (5)

10.11	Product Sales and Distribution Agreement, dated August 1, 2012, by and between WWF Operating Company, Suiza Dairy Group, LLC and Dean Dairy Holdings, LLC (5)(8)

10.12	Summary of Terms of Employment Agreement (translated from Dutch) between Alpro Comm. Venn. op aandelen and Bernard Deryckere, dated April 13, 2001 (2)

10.13	Amendment to Employee Agreement (translated from Dutch) between Alpro Comm. Venn. op aandelen and Bernard Deryckere, dated February 4, 2011 (2)

10.14	Employment Agreement between Dean Foods Company, The WhiteWave Foods Company and Gregg L. Engles, dated December 4, 2012 (7)

10.15	Employment Agreement between Dean Foods Company, The WhiteWave Foods Company and Edward F. Fugger, dated December 4, 2012 (7)

10.16	Employment Agreement between Dean Foods Company, The WhiteWave Foods Company and Thomas N. Zanetich, dated December 4, 2012 (7)

10.17	Employment Agreement between Dean Foods Company, The WhiteWave Foods Company and Kelly J. Haecker, dated December 4, 2012 (7)

10.18	Employment Agreement between Dean Foods Company, The WhiteWave Foods Company and Blaine E. McPeak, dated December 4, 2012 (7)

Exhibit Number	Description of Exhibit

10.19	Employment Agreement between Dean Foods Company, The WhiteWave Foods Company and Roger E. Theodoredis, dated December 4, 2012 (7)

10.20	Form of Change in Control Agreement, dated May 1, 2013, between The WhiteWave Foods Company and Gregg L. Engles, Blaine E. McPeak and Thomas N. Zanetich (11)

10.21	Form of Change in Control Agreement, dated May 1, 2013, between The WhiteWave Foods Company and Kelly J. Haecker, Edward F. Fugger and Roger Theodoredis (11)

10.22	Form of Indemnification Agreement (4)

10.23	2012 Stock Incentive Plan (4)

10.24	Form of Non-Qualified Stock Option Agreement (3)

10.25	Form of Restricted Stock Unit Award Agreement (3)

10.26	Fiscal Year 2013 Short-Tem Incentive Compensation Plan—Corporate (11)

10.27	Fiscal Year 2013 Short-Term Incentive Compensation Plan—Alpro (11)

10.28	Form of 2013 Stock Option Award Agreement for Executive Officers (11)

10.29	Form of 2013 Restricted Stock Unit Award Agreement for Executive Officers (11)

10.30	The WhiteWave Executive Severance Pay Plan, effective May 24, 2013 (11)

10.31	Form of Phantom Shares Award Agreement (3)

10.32	Form of Cash Award Agreement (3)

10.33	Form of Director’s Non-Qualified Stock Option Agreement (7)

10.34	Form of Director’s Restricted Stock Unit Award Agreement (3)

10.35	Form of Restricted Stock Award Agreement for Non-Employee Directors (11)

10.36	Form of Stock Appreciation Right Agreement (5)

10.37	Form of Cash-Settled RSU Agreement (5)

10.38	Director Compensation Policy (7)

10.39	Cream Supply Agreement, dated August 1, 2012, by and between WWF Operating Company, Suiza Dairy Group, LLC and Dean Dairy Holdings, LLC (5)

10.40

Credit Agreement, dated as of October 12, 2012, among The WhiteWave Foods Company, the subsidiary guarantors identified therein, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and the other lenders party thereto (4)

10.41	Amendment 1 to Transition Services Agreement, dated November 20, 2012, by and between Dean Foods Company and The WhiteWave Foods Company (7)

10.42	Amendment 2 to Transition Services Agreement, dated December 28, 2012, by and between Dean Foods Company and The WhiteWave Foods Company (7)

10.43	Amendment No. 1 to Transitional Sales Agreement, dated December 2, 2012, by and between WWF Operating Company and Morningstar Foods, LLC (7)

10.44	Amendment 1 to Land O’ Lakes Transitional Sales Agreement, dated December 2, 2012, by and between WWF Operating Company and Morningstar Foods, LLC (7)

10.45*	Form of Exchange Agreement

21.1	Subsidiaries of the Registrant (7)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.3*	Consent of SymphonyIRI Group, Inc.

Exhibit Number	Description of Exhibit

24.1*	Power of Attorney (included on signature page)

101*	The following materials from The WhiteWave Food Company’s Registration Statement on Form S-1 formatted in Extensible Business Reporting Language (XBRL): (i) consolidated balance sheets as of December 31, 2012 and 2011; (ii) consolidated statements of operation for the years ended December 31, 2012, 2011 and 2010; (iii) consolidated statements of comprehensive income for the years ended December 31, 2012, 2011 and 2010; (iv) consolidated statements of equity for the years ended December 31, 2012, 2011 and 2010; (v) consolidated statements of cash flows for the years ended December 31, 2012, 2011 and 2010; (vi) notes to consolidated financial statements; (vii) condensed consolidated balance sheets as of March 31, 2013 and December 31, 2012; (viii) condensed consolidated statements of operations for the three months ended March 31, 2013 and 2012; (ix) condensed consolidated statements of comprehensive income for the three months ended March 31, 2013 and 2012; (x) condensed consolidated statements of equity for the three months ended March 31, 2013 and 2012; (xi) condensed consolidated statements of cash flows for the three months ended March 31, 2013 and 2012; and (xii) notes to condensed consolidated financial statements.

*	Previously filed.
(1)	Incorporated by reference to the exhibits to the registrant’s Registration Statement on Form S-1 (SEC File 333-183112)
(2)	Incorporated by reference to the exhibits to the registrant’s Amendment No. 1 to Registration Statement on Form S-1 (SEC File 333-183112)
(3)	Incorporated by reference to the exhibits to the registrant’s Amendment No. 2 to Registration Statement on Form S-1 (SEC File 333-183112)
(4)	Incorporated by reference to the exhibits to the registrant’s Amendment No. 3 to Registration Statement on Form S-1 (SEC File 333-183112)
(5)	Incorporated by reference to the exhibits to the registrant’s Amendment No. 4 to Registration Statement on Form S-1 (SEC File 333-183112)
(6)	Incorporated by reference to the exhibits to the registrant’s Amendment No. 5 to Registration Statement on Form S-1 (SEC File 333-183112)
(7)	Incorporated by reference to the exhibits to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2012
(8)	Confidential treatment previously granted by the Securities and Exchange Commission in connection with the filing of the registrant’s Registration Statement on Form S-1 (SEC File 333-183112)
(9)	Confidential treatment previously granted by the Securities and Exchange Commission in connection with the filing of the registrant’s Annual Report on Form 10-K filed February 19, 2013
(10)	Incorporated by reference to the exhibits to the registrant’s Form 8-A filed with the Securities and Exchange Commission on May 13, 2013
(11)	Incorporated by reference to the exhibits to the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013